Form 10KSB40, Exhibit 13
period 1998-09-30
UNION FINANCIAL BANCSHARES INC
filed 1998-12-29
CIK 926164

                                 EXHIBIT NO. 13

                       1998 ANNUAL REPORT TO SHAREHOLDERS

                                                                      EXHIBIT 13

December, 1998



Dear Fellow Shareholder:

Union Financial Bancshares is a company focused on the future.

With the clarity of a single vision to be the financial services provider of choice in the communities we serve, we are focused on building a strong foundation to sustain and strengthen Union Financial Bancshares and Provident Community Bank both now, and well into the new millennium. As Peter Drucker has said, "The best way to predict the future is to create it," and we are focused on aggressively creating Union Financial Bancshares' future.

Before going into depth about our initiatives to secure the future, I am pleased to report on the current condition of our company and the impressive progress made during the last year.

Net income increased from $1.444 million in fiscal 1997 to $1.550 million in fiscal 1998, an increase of 7.34%. Earnings per share increased from $1.17 in fiscal 1997 to $1.23 in fiscal 1998. Return on average assets for fiscal 1998 was 0.87%, down slightly from the previous year. Return on average shareholders' equity was 10.77%, also down slightly from the previous year, but well ahead of peers as identified by the America's Community Bankers' Policy Development and Economic Research Department and SNL Securities, a leading trade publication. Total assets of $189.286 million at fiscal year end were up $18.042 million over the total assets of $171.244 million at the end of 1997, an increase of 10.54%. The continued growth in total assets is primarily the result of 9.42% growth in the loan portfolio.

The steady growth and increased earnings of Union Financial Bancshares are a result of good planning and hard work. The company utilizes a five-year Strategic Business Plan that is completely reviewed and rewritten each year through a collaborative effort of the officers and Board of Directors. The Board reviews the progress being made on the Strategic Business Plan on a quarterly basis and monitors the company's progress on meeting the goals of the Financial and Operating Plan on a monthly basis. Although the goals and objectives of the Strategic Business Plan and Financial and Operating Plan are long-term by design, the officers and Board of Directors are continually monitoring the market and regulatory environment to adjust the short-term goals and objectives when appropriate.

The primary initiative of 1998 was the re-engineering of Provident Community Bank's retail delivery system. Although the existing branch network had served the company and market well for many years, the time had come to rethink the delivery of financial services and how to most effectively and efficiently serve the Bank's clients. The redesign and rebuilding of the Bank's facilities were wrapped around the concept of providing exceptional client service and state of the art financial products. The Bank's two largest branches, the North Duncan Bypass and Laurens Office, were gutted and totally rebuilt to cater to the Bank's clients and their ever changing financial needs. Central to the new theme was maintaining the warm atmosphere and personal attention that Provident had built its heritage on, while providing high tech automation and alternative methods of banking for those on the go. In addition, an innovative idea for banking in South Carolina was introduced with the opening of Provident's new Lending and Investment Center. This newest addition to Provident's network was customized to become a "boutique" of retail products and services. The Lending and Investment Center does not offer traditional teller services because it was designed to offer a full spectrum of consumer, commercial and mortgage loans and a complete line of alternative investment products. To make banking more accessible to those whose schedules make it difficult to do their banking during traditional banking hours, the Lending and

Investment Center opens early each morning and stays open several evenings each week. This new facility also has a free-standing ATM for those who need to conduct their banking business 24 hours a day, 7 days a week.

Another innovation for 1998 was the creation of Business Resource Centers in the remodeled North Duncan Bypass and Laurens Banking Centers. Provident recognized the vacuum being created by the consolidation in the banking industry and has repositioned itself to provide commercial services to existing clients and other businesses in the communities the Bank serves. The Business Resource Centers are equipped with computers, business software, video equipment, numerous business publications and many other planning and analytical tools for the business owner or manager. Provident associates have been trained to provide assistance to those interested in utilizing the new Business Resource Centers and many of the Bank's Lending Specialists are receiving extended commercial loan training.

A final retail banking initiative for 1998 was the revamping and bundling of the Bank's products and services. Traditionally, banks have provided broad menus of products and services that have grown over time as deregulation, re-regulation, and consolidation have occurred. Provident recognized how complicated and disjointed banking had become for most people and decided to make it simple and more economical, once again. Provident also recognized that most people progress though normal life-cycles, or life-styles, and that their banking needs were similar and changed over time. Provident responded to this need by packaging its products and services into a progression of simple, but value-added "product bundles." Even though individual products and services are still available, the Bank's clients are quickly discovering the value of the new STARTING OUT, BUILDING A FOUNDATION, SECURING THE FUTURE, and REAPING THE BENEFITS product bundles.

Three significant corporate initiatives were consummated in fiscal 1998 to further enhance the long-term value of the Corporation's common stock. First, Union Financial began offering its shareholders a Dividend Reinvestment Plan, or DRIP as it is often called, at the end of fiscal 1997. During fiscal 1998, 26,780 new shares of common stock were issued through automatic reinvestment of dividends and the option to purchase new shares. A total of $427,000 in new equity capital was raised through the DRIP Plan during 1998. Second, a 3-for-2 stock split was declared in January on the Corporation's outstanding shares of common stock. And third, Union Financial Bancshares announced in July that its common stock would be listed on the Nasdaq SmallCap Market under the symbol UFBS. Although the global economy weakened during the last half of the fiscal year and the stock market posted its worst quarterly returns in eight years, each of these initiatives was targeted at making shares of Union Financial Bancshares a more attractive investment for its' shareholders.

At the close of fiscal 1998, two new initiatives were announced that will carry into the new year. First, it was announced that Provident Community Bank had entered into an agreement with CCB Financial's wholly-owned subsidiary, American Federal Bank, FSB, to purchase the deposits of American Federal's Union, South Carolina branch. This $14.6 million acquisition, while subject to regulatory approval, is expected to close in the first quarter of 1999. Second, it was announced that Provident would replace its modular office in Jonesville, South Carolina with a new facility designed to incorporate high tech automation in a warm atmosphere of exceptional client service. Construction of the new Jonesville Banking Center is expected to be finished in the second quarter of 1999.

These are exciting times for Union Financial Bancshares and Provident Community Bank. We are focused on the future and have a clear vision of where we are going and how to get there. We manage our business in a long-term context, as an integrated whole, with the ultimate objective to enhance shareholder value. We understand that exceptional client service is essential to enhancing shareholder value and can only be delivered on a consistent basis by highly motivated associates working as an integrated team. The integration of the whole is brought full circle with our corporate philosophy of social responsibility to the growth and well-being of the communities we serve.

Thank you for your continued interest and support.

Sincerely,

/s/ Dwight V. Neese
Dwight V. Neese
President & Chief Executive Officer

                               TABLE OF CONTENTS


                Business...........................................   3
                Selected Financial and Other Data..................   4
                Management's Discussion and Analysis of Financial
                    Condition and Results of Operations............   6
                Independent Auditor's Report.......................  11
                Consolidated Financial Statements..................  12
                Notes to Consolidated Financial Statements.........  17
                Directors and Leadership Group.....................  35
                Corporation Information............................  36
                Notice of Annual Meeting...........................  36
                10-KSB Information.................................  36
                Common Stock Information...........................  36

                                ==============

                                   BUSINESS

Union Financial Bancshares, Inc. ("Union Financial") is the savings and loan holding company for Provident Community Bank (formerly known as Union Federal Savings Bank), ("the Bank"). Union Financial has engaged in no significant activity other than holding the stock of the Bank and engaging in certain passive investment activities. Union Financial and the Bank are collectively referred to as "the Corporation" in this annual report.

The Bank is a federally-chartered capital stock savings bank headquartered in Union, South Carolina. The Bank, originally chartered in 1934, is a member of the Federal Home Loan Bank System. Its deposits are insured to the maximum limits allowable by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). In August 1987, the Bank converted from a federal mutual savings and loan association to a federal capital stock savings and loan association. The Bank was known as Union Federal Savings and Loan Association until January 1992, when its shareholders approved a change to a federally chartered savings bank. In January, 1997, the Bank changed its name to Provident Community Bank.

The business of the Bank consists primarily of attracting deposits from the general public and originating mortgage loans on residential properties located in South Carolina. The Bank also makes consumer and commercial loans, commercial real estate loans, construction loans, invests in federal government and agency obligations and purchases fixed and variable rate mortgage participation certificates. The principal sources of funds for the Bank's lending activities include deposits received from the general public and advances from the Federal Home Loan Bank. The Bank's principal expenses are interest paid on deposit accounts and other borrowings and expenses incurred in the operation of the Bank. The Bank's operations are conducted through its main office and three full-service banking centers, a mortgage banking center, and a lending and investment center, all of which are located in the upstate area of South Carolina.

                       SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial data of the Corporation for the periods indicated.

OPERATIONS DATA:
---------------

                                                                        Years Ended September 30,
                                                    --------------------------------------------------------------
                                                       1998         1997         1996         1995         1994
                                                    ----------   ----------   ----------   ----------   ----------
                                                            (Dollars In Thousands - Except Share Amounts)
Interest income                                     $   13,405   $   11,855   $    9,004   $    9,265   $    8,767
Interest expense                                         7,549        6,647        5,050        5,260        3,888
                                                    ----------   ----------   ----------   ----------   ----------
Net interest income                                      5,856        5,208        3,954        4,005        4,879
Provision for loan losses                                   --         (243)          --         (105)        (335)
                                                    ----------   ----------   ----------   ----------   ----------
Net interest income after
  provision for loan losses                              5,856        4,965        3,954        3,900        4,544
Other income                                             1,038          953          506          381          275
Other expense                                           (4,447)      (3,616)      (3,224)      (2,588)      (2,727)
                                                    ----------   ----------   ----------   ----------   ----------

Income before income taxes and
  cumulative effect of a change
  in accounting principle                                2,447        2,302        1,236        1,693        2,092
Income tax expense                                         897          858          374          639          776
                                                    ----------   ----------   ----------   ----------   ----------
Income before cumulative effect
   of a change in accounting                             1,550        1,444          862        1,054        1,316
   principle
Cumulative effect of a change in
  accounting principle (2)                                  --           --           --           --          208
                                                    ----------   ----------   ----------   ----------   ----------

Net income                                          $    1,550   $    1,444   $      862   $    1,054   $    1,524
                                                    ----------   ----------   ----------   ----------   ----------

Income per common share: (1)
 Income before cumulative effect
  of a change in accounting                         $     1.23   $     1.17   $     0.71   $     0.89   $     1.10
  principle
 Cumulative effect of a change in
  accounting principle (2)                                  --           --           --           --         0.18
                                                    ----------   ----------   ----------   ----------   ----------

Net income per common share (Basic)                 $     1.23   $     1.17   $     0.71   $     0.89   $     1.28
                                                    ----------   ----------   ----------   ----------   ----------
Net income per common share                         $     1.15   $     1.09   $     0.69   $     0.89   $     1.28
 (Diluted)                                          ----------   ----------   ----------   ----------   ----------
Weighted average number of common
  shares outstanding (Basic)                         1,264,615    1,230,747    1,212,460    1,181,859    1,189,251
Weighted average number of common
  shares outstanding (Diluted)                       1,343,008    1,325,703    1,288,272    1,181,859    1,189,251

   (1) All share and per share amounts have been restated for the 2:1 stock split occurring in July 1996 and the 3:2 stock split occurring in February 1998.
   (2) The Bank adopted Statement of Financial Standards No. 109, Accounting for Income Taxes ("SFAS 109"), effective October 1, 1993. The cumulative effect on prior years of adopting SFAS 109 on the Bank's financial statements was to increase net income by $208,000 ($0.26 per share) for the year ended September 30, 1994.


FINANCIAL CONDITION:
-------------------


                                                               September 30,
                                               --------------------------------------------------
                                                 1998       1997      1996      1995      1994
                                               ---------   --------  --------  --------  --------
                                                             (Dollars In Thousands)
Total amount of:
Assets                                          $189,286  $171,244  $128,133  $120,879  $122,313
Short-term interest-bearing deposits               1,124     6,213     1,938     3,552     2,383
Investment securities                              9,633    16,783    19,138    21,264    23,194
Mortgage-backed securities                        19,922     6,883    14,658    18,616    19,946
Loans (net)                                      142,202   129,957    85,997    73,431    71,006
Deposit accounts                                 129,873   117,914    93,715    94,750    97,310
Shareholders' equity                              15,300    13,527    12,254    11,856    10,693

Number of:
Real estate loans outstanding                      1,651     1,706     1,615     1,641     1,749
Deposit accounts                                  17,686    16,443    13,095    13,062    12,760
Banking centers                                        4         4         3         3         3



OTHER SELECTED DATA:
----------------------

                                                           Years Ended September 30,
                                               --------------------------------------------------
                                                 1998       1997      1996      1995      1994
                                               ---------   --------  --------  --------  --------
Interest rate spread during the year                3.11%     3.29%      3.01%     2.96%     4.04%

Net yield on average interest-
   earning assets                                   3.42%      3.57%      3.46%     3.27%    4.29%

Return on average assets                            0.87%      0.92%      0.73%     0.83%    1.30%

Return on average shareholders' equity             10.77%     11.21%      7.01%     9.38%   14.56%

Dividend payout ratio                              30.08%     30.13%     46.87%    37.40%   29.92%

Operating expense to average assets                 2.52%      2.31%      2.73%     2.05%    2.33%

Ratio of average shareholders'
   equity to average assets                         8.12%      8.24%     10.41%     8.88%    8.94%

Cash dividends declared and paid
   per share of common stock (1)                  $ 0.37     $ 0.35     $ 0.33    $ 0.33   $ 0.38


(1) Restated to reflect 2:1 and 3:2 stock split.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSET AND LIABILITY MANAGEMENT
------------------------------

The Corporation is committed to following a program of asset and liability management in an effort to manage the fluctuations in earnings caused by movements in interest rates. A significant portion of the Corporation's income results from the spread, or net interest income, between the yield realized on its interest-earning assets and the rate of interest paid on its deposits. Differences in the timing and volume of repricing assets versus the timing and volume of repricing liabilities expose the Corporation to interest rate risk. Management's policies are directed at minimizing the impact of movements in interest rates on earnings.

The Corporation continues to work to shorten the average life of its assets and to extend the term on its liabilities in an effort to help minimize the effects of rising interest rates. The Corporation enjoys an increasing net interest rate spread during periods of falling interest rates. The Corporation experiences a shrinking net interest rate spread in a rising interest rate environment.

The Corporation's Asset and Liability Committee makes weekly pricing and marketing decisions on deposit and loan products in conjunction with managing the Corporation's interest rate risk. The Asset/Liability Committee of the Board of Directors reviews the Bank's securities portfolio, FHLB advances and other borrowings as well as the Bank's asset and liability policies.

The Corporation has established policies and monitors results to control interest rate sensitivity. Although the Corporation utilizes measures such as static gap, which is simply the measurement of the difference between interest-sensitive assets and interest-sensitive liabilities repricing for a particular time period, just as important a process is the evaluation of how particular assets and liabilities are impacted by changes in interest rates or selected indices as they reprice. Asset/liability modeling techniques are utilized by the Corporation to assess varying interest rate and balance sheet mix assumptions.

At September 30, 1998 the Corporation's exposure to interest rate risk, as calculated by the OTS and measured by the impact of changing interest rates on the Market Value of Portfolio Equity ("MVPE"), was as follows:

                                                                  Rate Environment
                                                                  ----------------

                                        Minus 200 Basis Points          Flat           Plus 200 Basis Points
                                        ----------------------        ---------        ---------------------
                                                                   (In Thousands)
Estimated Market Value of Assets                 $201,680              $194,640               $186,728


Estimated Market Value of Liabilities            $177,011              $174,256               $171,069


MVPE                                             $ 24,669              $ 20,384               $ 15,659

Increase/(decrease) in MVPE                      $  4,285              $     --               $ (4,725)


The analysis above indicates that the Corporation would be negatively affected by an increase in interest rates and positively affected by a decrease in interest rates.


YIELDS EARNED AND RATES PAID
----------------------------

The Corporation's pretax earnings depend primarily on its net interest income, the difference between the income it receives on its loan portfolio and other investments and its cost of money, consisting primarily of interest paid on savings deposits and borrowings. Net interest income is affected by the average yield on interest-earning assets, the average rate on interest-bearing liabilities, and the ratio of interest-earning assets to interest-bearing liabilities.

The following table sets forth, at or for the periods and dates indicated, the weighted average yields earned on the Corporation's interest-earning assets, the weighted average interest rates paid on the Corporation's deposit accounts and borrowings, the interest rate spread and net yield on interest-earning assets.



                                            At September 30,         Years Ended September 30,
                                            ----------------      -------------------------------
                                                   1998             1998       1997        1996
                                            ----------------      --------   --------    --------
Average yield on earnings assets:

    Loans                                          8.01%              8.10%      8.24%       8.81%
    Investments (1)                                5.41%              5.89%      6.88%       6.55%
    Mortgage-backed securities                     7.20%              6.96%      6.76%       6.02%

Total interest-earning assets                      7.69%              7.83%      7.96%       7.88%
                                                 ------           --------   --------    --------

Less:

  Average rate paid on deposits                    4.40%              4.45%      4.36%       4.75%
  Average rate paid on borrowings                  5.69%              5.70%      5.62%       6.01%

Average Cost of Funds                              4.70%              4.73%      4.67%       4.87%
                                                 ------           --------   --------    --------

Average interest rate spread                       2.99%              3.11%      3.29%       3.01%
                                                 ------           --------   --------    --------

Net yield on average interest-
       earning assets                              3.25%              3.42%      3.57%       3.46%
                                                 ------           --------   --------    --------

(1) Includes investment securities, federal funds sold, interest-bearing time deposits, overnight interest-bearing deposits and Federal Home Loan Bank
    (FHLB) stock.


RATE/VOLUME ANALYSIS
--------------------

The following table sets forth certain information regarding changes in interest income and interest expense of the Corporation for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (3) the total. Changes in rate/volume (change in rate multiplied by the change in volume) have been allocated to rate and volume variances consistently on a proportionate basis.

                                              Years Ended September 30,
                                       ---------------------------------------------------------
                                           1998 vs. 1997                 1997 vs. 1996
                                           -------------                 -------------
                                        Volume     Rate    Total       Volume    Rate     Total
                                       --------  -------  -------      -------  -------  -------
                                                     (Dollars in Thousands)
Change in interest income:

Loans                                  $  2,100  $    18  $ 2,118      $ 4,186  $  (875) $ 3,311
Mortgage-backed securities                   36       18       54         (575)      17     (558)
Investments                                (463)    (159)    (622)         (95)     193       98
                                       --------  -------  -------      -------  -------  -------

Total interest income                     1,673     (123)   1,550        3,516     (665)   2,851
                                       --------  -------  -------      -------  -------  -------

Change in interest expense:

Deposits                                    758      120      878          609     (422)     187
Borrowings and other                         (2)      26       24        1,546     (136)   1,410
                                       --------  -------  -------      -------  -------  -------

Total interest expense                      756      146      902        2,155     (558)   1,597
                                       --------  -------  -------      -------  -------  -------

Change in net interest income          $    917  $  (269) $   648      $ 1,361  $  (107) $ 1,254
                                       --------  -------  -------      -------  -------  -------

RESULTS OF OPERATIONS
---------------------

COMPARISON OF YEARS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
-------------------------------------------------------------------

Net income increased $106,000 from $1,444,000 in fiscal 1997 to $1,550,000 in fiscal 1998 primarily as a result of increased interest income from loans and
increased non-interest income.   Earnings per share (basic) increased $0.06 to
$1.23 for the year ended September 30, 1998 from $1.17 for the same period in 1997.

Total interest income increased $1,550,000, or 13.07%, from $11,855,000 in fiscal 1997 to $13,405,000 in fiscal 1998 due to the increase in the level of interest-earning average assets that more than offset a slight decrease in average yields. Average earning assets increased due primarily to higher loan production from the Mortgage Division. The loan production was financed by increased deposits and additional advances from the FHLB. Interest income on loans increased $2,118,000, or 21.73%, from $9,747,000 in fiscal 1997 to
$11,865,000 in fiscal 1998. Interest income on investment and mortgage-backed securities decreased $615,000, or 30.07%, from $2,045,000 in fiscal 1997 to $1,430,000 in fiscal 1998. This reduction was due to a high level of security calls that occurred during fiscal 1998 along with declining interest rates on new securities.

Interest expense increased 13.57% to $7,549,000 for fiscal 1998 from $6,647,000 for fiscal 1997. Interest expense increased $878,000 for deposits and $24,000 for other borrowings, respectively. Interest expense for deposits increased due to higher volumes (10.14% increase from fiscal 1997) along with a slight increase in the costs of deposits. Interest expense on other borrowings increased due to higher volumes and rates on FHLB advances throughout fiscal 1998 as compared to fiscal 1997.

Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered by management as adequate to provide for estimated loan losses based on management's evaluation of the collectibility of the loan portfolio. Provisions for loan losses decreased from $243,000 in fiscal 1997 to $0 in fiscal 1998. The decrease in the provision was due to the reduction in the Bank loan portfolio that is held for investment, along with
the reduction in losses experienced in consumer loans.   The Corporation
experienced bad debt charge-offs, net of recoveries, of approximately $101,000 in fiscal 1998 compared to $114,000 for fiscal 1997. The loan reserves to total loans ratio excluding loans held for sale for fiscal 1998 was .79% compared to
 .80% for fiscal 1997.

Non-interest income increased 8.92% to $1,038,000 for the year ended September 30, 1998 from $953,000 for the year ended September 30, 1997. Service charges and fees increased $81,000 to $791,000 primarily as a result of increased deposit account fees. Loan servicing fees (net) decreased $199,000 to $(111,000) for the year ended September 30, 1998 from $88,000 for the year ended September 30, 1997 primarily as a result of the establishment of a $108,000 loss provision for the Bank's loan servicing portfolio. Gain on sale of loans increased to $358,000 during the year ended September 30, 1998 from $96,000 for the year ended September 30, 1997 due to increased conventional mortgage loan sales.

Non-interest expense increased 22.98% to $4,447,000 in fiscal 1998 from $3,616,000 in fiscal 1997. The increase in non-interest expense is the result of additional expenses absorbed with the purchase of the Laurens, S. C. branch along with the startup of the Mortgage Division. Both operations were established during the third quarter of fiscal 1997.

COMPARISON OF YEARS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996
-------------------------------------------------------------------

Net income increased $582,000 from $862,000 in fiscal 1996 to $1,444,000 in fiscal 1997. Earnings per share increased $0.46 (basic) to $1.17 for the year ended September 30, 1997 from $.71 for the same period in 1996. Fiscal 1996 net income included a one-time FDIC assessment of $606,000 ($395,000 after taxes). On September 30, 1996 President Clinton signed the Omnibus Appropriations Bill which called for all financial institutions to share in recapitalizing the FDIC fund that insures deposits. Earnings before income taxes, gains and losses on the sale of loans and the effect of the FDIC special assessment were approximately $1,837,000 for fiscal 1996 and approximately $2,206,000 for fiscal 1997 or an increase of $369,000 or 20.09%.

Total interest income increased $2,851,000, or 31.66%, from $9,004,000 in fiscal 1996 to $11,855,000 in fiscal 1997 due to the increased level of interest-earning assets more than offsetting a slight decrease in average yields.
Average interest-earning assets increased due primarily to the purchase of adjustable rate loans during the year along with higher loan production as a result of the startup of a Mortgage Division within the Bank. The loan production was financed by advances from the FHLB. Interest income on loans increased $3,311,000, or 51.44%, from $6,436,000 in fiscal 1996 to $9,747,000 in fiscal 1997. Interest income on investment securities increased $136,000, or 9.97%, from $1,363,000 in fiscal 1996 to $1,499,000 in fiscal 1997. The increases in interest income on loans and investment securities were offset by decreases of $559,000 and $37,000 in interest income on mortgage-backed securities and on deposits and federal funds sold, respectively.

Interest expense increased 31.62% to $6,647,000 for fiscal 1997 from $5,050,000 for fiscal 1996. Interest expense increased $187,000 and $1,410,000 for deposits and for other borrowings, respectively. Interest expense for deposits increased due to increasing volumes as a result of the acquisition of a banking center location in Laurens, SC with acquired deposits of $20,144,000. Interest expense on other borrowings increased due to higher volumes required by the Mortgage Division and rates on FHLB advances throughout fiscal 1997.

Provisions for loan losses increased $243,000 from $0 in fiscal 1996 to $243,000 in fiscal 1997. The provision was larger in fiscal 1997 due to the increased size of the loan portfolio. In fiscal 1997, the Corporation experienced bad debt charge-offs, net of recoveries, of approximately $114,000. The Corporation experienced bad debt charge-offs, net of recoveries, of approximately $79,000 in fiscal 1996. While future losses in the loan portfolio are probable, management feels that provisions for loan losses are adequate.

Non-interest income increased 88.34% to $953,000 for the year ended September 30, 1997 from $506,000 for the year ended September 30, 1996. This increase was due primarily to increased fees from financial services from $411,000 in fiscal 1996 to $710,000 in fiscal 1997. In addition, gains recognized on the sale of loans and investments in the current year were $155,000 compared to $25,000 recognized in fiscal 1996.The servicing of loans purchased during the year was outsourced and therefore resulted in net servicing fee expense of $24,000 in fiscal 1997 compared to net servicing fee income in fiscal 1996 of $70,000.

Non-interest expense increased 12.15% to $3,616,000 in fiscal 1997 from $3,224,000 in fiscal 1996. The increase in non-interest expense is a result of additional expenses absorbed with the purchase of the Laurens, S.C. banking center along with the startup of the Mortgage Division.

YEAR 2000
---------

The approach of the year 2000 ("Year 2000") presents significant issues for many financial, information, and operational systems. Many systems in use today may not be able to interpret dates after December 31, 1999, appropriately, because such systems allow only two digits to indicate the year in a date. The
Year 2000 problems may occur in computer programs, computer hardware, or electronic devices that utilize computer chips to process any information that contains dates. Therefore, the issue is not limited to dates in computer programs but is a complex combination of problems that may exist in computer programs, data files, computer hardware, and other devices essential to the operation of the business. Further, companies must consider the potential impact that Year 2000 may have on services provided by third parties.

Substantially all of the Year 2000 risk is related to the Bank's activities.
The Bank has a formal Year 2000 Plan which includes a Year 2000 Task Force. The Plan has been reviewed by the senior management and the Board of Directors. Included in the Plan is a listing of all systems (whether in-house or provided/supported by third parties) which may be impacted by Year 2000 and a categorization of the systems by their potential impact on Bank operations. The Task Force has received Year 2000 plans from third parties identified during the assessment phase of the Year 2000 Plan. For systems that have been classified as critical to the operations of the Bank, contingency plans have been developed. Contingency plans may include utilization of alternate third party vendors, alternate processing methods and software, or manual processing. The plans have various activation dates (e.g., the date on which a third party processor fails to meet its Year 2000 compliance deadline). In addition to addressing its own Year 2000 issues, the Bank is in the process of assessing the impact of the Year 2000 on significant commercial borrowers. The Bank's
Year 2000 readiness is reviewed and monitored by the Office of Thrift Supervision ("OTS").

The Bank's core processing systems are outsourced through a contract with The BISYS Group, Inc. ("BISYS"). BISYS has developed a Year 2000 Plan and provides the Bank with periodic updates. BISYS also has held Year 2000 workshops, whose objectives have been to assist the Bank in the development of its Year 2000 Plan, to provide updates on the BISYS Year 2000 plan, and training on the use of the BISYS Year 2000 test facility, whose function is to allow BISYS clients to test their systems' compatibility with the BISYS system. BISYS completed all program maintenance associated with Year 2000 prior to October 31, 1998, and expects a full year of testing prior to January 1, 2000. Like the Bank, BISYS Year 2000 activities are subject to OTS oversight.

The incremental cost associated with the Bank's compliance is expected to be less than $50,000. The majority of all hardware upgrades began in 1995 as a result of the Bank's plan to increase efficiencies and eliminate obsolescence of some system components. Should the Bank or any of its third party service providers fail to complete Year 2000 measures in a timely manner, it would likely have a material adverse effect, whose amount cannot be reasonably estimated at this time.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES
----------------------------------------------------

At September 30, 1998, the Corporation's assets totaled $189,286,000, an increase of $18,042,000, or 10.54%, as compared to $171,244,000 at September 30, 1997. Investment and mortgage-backed securities increased $5,889,000 to $29,555,000 from $23,666,000 at September 30, 1997. Loans held for sale, net, increased $22,540,000 to $37,584,000 from $15,044,000 at September 30, 1997.
The increase in loans held for sale, net, was partially funded by advances from the Federal Home Loan Bank and other borrowings which increased $3,462,000 from September 30, 1997 to the same period in 1998. The majority of the increase in loans held for sale, net, represents fixed rate product purchased from other organizations through the Bank's Mortgage Division that will be sold into loan commitments. Loans held for investment, net, decreased $10,295,000 to $104,618,000 from $114,913,000 at September 30, 1997. The decrease was due to the high volume of refinancing activity in fixed rate product during fiscal 1998. Total deposits increased $11,959,000 from $117,944,000 at September 30, 1997 to $129,873,000 on September 30, 1998. The Bank experienced the significant deposit growth as a result of ongoing marketing promotions throughout fiscal 1998. There was also a 13.11% growth in shareholders' equity from September 30, 1997 to September 30, 1998. During fiscal 1998 the Corporation implemented a dividend reinvestment program that allows existing shareholders to reinvest dividends and make additional cash contributions to purchase stock.

The Bank's liquidity, as measured by the ratio of cash, cash equivalents (not committed, pledged or required to liquidate specific liabilities) and investment securities to total deposits was approximately 14.66% at September 30, 1998. Assets that qualify as eligible liquidity are defined by applicable federal regulation and include cash and cash equivalents and certain types of United States Treasury and agency obligations, and other similar investments. The required ratio of such liquid investments is currently 4% of certain of the Bank's liabilities as defined by the OTS. The liquidity requirement is changed periodically by the OTS to reflect economic conditions. The Bank has relied upon deposit growth and loan repayments as its principal sources of liquidity. If deposit growth and loan repayments do not generate sufficient liquid funds in the future, the Bank may borrow additional funds from the FHLB or liquidate short-term investments. These sources of funds are intended to provide a secondary source of relatively liquid funds upon which the Bank may rely, if necessary. Commitments to fund loans in the ordinary course of business at September 30, 1998 were approximately $2,736,000. See Note 10 to the financial statements for further information about commitments and contingencies.

As of September 30, 1998, the Bank exceeded the OTS's capital requirements.  See
Note 13 to the financial statements for further discussion of these capital requirements.

IMPACT OF INFLATION AND CHANGING PRICES
---------------------------------------

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, non-interest expenses do reflect general levels of inflation.

SUBSEQUENT EVENT
----------------

On October 5, 1998, the Corporation, through its subsidiary, Provident Community Bank, entered into a definitive agreement with CCB Financial's wholly-owned subsidiary, American Federal Bank, FSB to purchase the deposits of American Federal's Union, South Carolina branch. The purchase is subject to regulatory approval and is anticipated to close by February, 1999. The acquisition will be accounted for as a purchase.

               [LETTERHEAD OF ELLIOTT, DAVIS & COMPANY, L.L.P.]

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Shareholders and Board of Directors
Union Financial Bancshares, Inc. and Subsidiary
Union, South Carolina

        We have audited the accompanying consolidated balance sheets of UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY as of September 30, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY as of September 30, 1998 and 1997 and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                               /s/ Elliott, Davis & Company, LLP


Elliott, Davis & Company, LLP
Greenville, South Carolina
November 6, 1998

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY


                          CONSOLIDATED BALANCE SHEETS
                         ---------------------------


                                                                                                  September 30,
                                                                                           --------------------------
                                                                                             1998              1997
                                                                                           --------          --------
                                                                                                (In Thousands)
Assets
------

Cash                                                                                       $  2,469          $  1,608
Short term interest-bearing deposits                                                          1,124             6,213
                                                                                           --------          --------
Total cash and cash equivalents                                                               3,593             7,821
                                                                                           --------          --------
Investment and mortgage-backed securities:
  Held to maturity, at amortized cost (fair value 1998 - $2,744, 1997 - $7,927)               2,699             7,811
  Available for sale, at fair value (amortized cost 1998 - $26,516, 1997 - $15,945)          26,856            15,855
                                                                                           --------          --------
Total investment and mortgage-backed securities                                              29,555            23,666
                                                                                           --------          --------
Loans, net
    Held for sale                                                                            37,584            15,044
    Held for investment                                                                     104,618           114,913
                                                                                           --------          --------
Total loans, net                                                                            142,202           129,957
Office properties and equipment, net                                                          4,020             3,009
Federal Home Loan Bank Stock, at cost                                                         2,023             2,105
Accrued interest receivable                                                                   1,197             1,317
Mortgage servicing rights                                                                     3,270               805
Other assets                                                                                  3,426             2,564
                                                                                           --------          --------
Total assets                                                                               $189,286          $171,244
                                                                                           ========          ========

Liabilities
-----------
Deposit accounts                                                                           $129,873          $117,914
Securities sold under repurchase agreements                                                     895               504
Advances from the Federal Home Loan Bank and other borrowings                                41,441            37,979
Accrued interest payable                                                                        336               314
Advances from borrowers for taxes and insurance                                                 496               389
Other liabilities                                                                               945               617
                                                                                           --------          --------
Total liabilities                                                                           173,986           157,717
                                                                                           --------          --------

Commitments and contingencies - note 12

Shareholders' equity
--------------------
Serial preferred stock, no par value,
  authorized - 500,000 shares, issued
  and outstanding - None
Common stock - $0.01 par value,
  authorized - 2,500,000 shares,
  issued and outstanding  - 1,278,250 shares in 1998 and 827,700 shares in 1997                  13                 8
Additional paid-in capital                                                                    4,471             3,993
Accumulated other comprehensive income                                                          148               (63)

Retained earnings, substantially restricted                                                  10,668             9,589
                                                                                           --------          --------
Total  shareholders' equity                                                                  15,300            13,527
                                                                                           --------          --------

Total liabilities and  shareholders' equity                                                $189,286          $171,244
                                                                                           ========          ========

   See notes to consolidated financial statements.

                        UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                               CONSOLIDATED STATEMENTS OF INCOME
                               ---------------------------------

                                                                   For the Years Ended September 30,
                                                                  ------------------------------------
                                                                    1998         1997         1996
                                                                  ----------   ----------   ----------
                                                                 (In Thousands, Except Share Data)
Interest Income:
  Loans                                                           $   11,865   $    9,747   $    6,436
  Deposits and federal funds sold                                        110           63          100
  Securities available for sale:
    State and municipal                                                   17           37          122
    Other investments                                                    980        1,128        1,832
  Securities held to maturity:
    Other investments                                                    433          880          514
                                                                  ----------   ----------   ----------
  Total interest income                                               13,405       11,855        9,004
                                                                  ----------   ----------   ----------
Interest Expense:
  Deposit accounts                                                     5,544        4,666        4,479
  Advances from the FHLB and other                                     2,005        1,981          571
                                                                  ----------   ----------   ----------
  Total interest expense                                               7,549        6,647        5,050
                                                                  ----------   ----------   ----------
Net Interest Income                                                    5,856        5,208        3,954
  Provision for loan losses                                               --         (243)          --
                                                                  ----------   ----------   ----------
Net interest income after provision for loan losses                    5,856        4,965        3,954
                                                                  ----------   ----------   ----------
Non Interest Income:
  Fees for financial services                                            791          710          411
  Loan servicing fees                                                   (111)          88           70
  Net gains on sale of  investments                                       --           59           20
  Gains on sale of loans                                                 358           96            5
                                                                  ----------   ----------   ----------
  Total non interest income                                            1,038          953          506
                                                                  ----------   ----------   ----------
Non Interest Expense:
  Compensation and employee benefits                                   2,301        1,768        1,265
  Occupancy and equipment                                                972          702          557
  Deposit insurance premiums                                              54           93          821
  Professional services                                                  275          332          173
  Real estate operations                                                  10           (3)          (2)
  Other                                                                  835          724          410
                                                                  ----------   ----------   ----------
  Total non interest expense                                           4,447        3,616        3,224
                                                                  ----------   ----------   ----------
Income before income taxes                                             2,447        2,302        1,236
Provision for income taxes                                               897          858          374
                                                                  ----------   ----------   ----------
Net Income                                                        $    1,550   $    1,444   $      862
                                                                  ==========   ==========   ==========

Net Income per common share (Basic)                                    $1.23        $1.17        $0.71
                                                                  ==========   ==========   ==========
Net Income per common share (Diluted)                                  $1.15        $1.09        $0.69
                                                                  ==========   ==========   ==========

Dividends per common share                                             $0.37        $0.35        $0.33
                                                                  ==========   ==========   ==========

Weighted average number of common shares outstanding               1,264,615    1,230,747    1,212,460
 (Basic)                                                          ==========   ==========   ==========

Weighted average number of common shares outstanding               1,343,008    1,325,703    1,288,272
 (Diluted)                                                        ==========   ==========   ==========

See notes to consolidated financial statements.

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                -----------------------------------------------




                                                                                         Retained        Accumulated
                                                      Common Stock        Additional     Earnings         Other           Total
                                                 ---------------------      Paid-In    Substantially   Comprehensive  Shareholders'
                                                  Shares        Amount      Capital     Restricted        Income          Equity
                                                 -------        ------     ---------   ------------      --------        --------
                                                                   (In Thousands, Except Share Data)
Balance at September 30, 1995                 $  403,322        $    4      $  3,860      $   8,120       $  (128)       $ 11,856
Net income                                            --            --            --            862            --             862
Other comprehensive income
 Unrealized losses on securities:
  Unrealized holding losses arising
  during period                                       --            --            --             --          (101)             --
                                                                                                            -----
 Other comprehensive income                           --            --            --             --          (101)           (101)
                                                                                                            -----          ------
Comprehensive income                                                                                          761
                                                                                                            -----
Options exercised                                  2,321            --            41             --            --              41

Two-for-one stock split                          405,643             4            (4)             -             -              --

Cash dividend ($.33 per share)                        --            --            --           (404)           --            (404)
                                                 -------        ------        ------        -------        ------         -------
Balance at September 30, 1996                    811,286             8         3,897          8,578          (229)         12,254

Net income                                            --            --            --          1,444            --           1,444
Other comprehensive income
 Unrealized losses on securities:
  Unrealized holding gains arising
  during period                                       --            --            --             --           166              --
                                                                                                            -----
 Other comprehensive income                           --            --            --             --           166             166
                                                                                                            -----          ------
Comprehensive income                                                                                        1,610
                                                                                                            -----
Options exercised                                 16,414            --            96             --            --              96

Cash dividend ($.35 per share)                        --            --            --           (433)           --            (433)
                                                 -------        ------        ------        -------        ------         -------
Balance at September 30, 1997                    827,700             8         3,993          9,589           (63)         13,527

Net income                                            --            --            --          1,550            --           1,550
Other comprehensive income
 Unrealized losses on securities:
  Unrealized holding losses arising
  during period                                       --            --            --             --          (211)             --
                                                                                                            -----
 Other comprehensive income                           --            --            --             --          (211)           (211)
                                                                                                            -----          ------
Comprehensive income                                                                                        1,761
                                                                                                            -----
Options exercised                                  9,920            --            51             --            --              51
Three-for-two stock split                        413,850             4            --             (4)           --              --
Dividend reinvestment plan contributions          26,780             1           427             --            --             428
Cash dividend ($.37 per share)                        --            --            --           (467)           --            (467)
                                               ---------        ------        ------        -------        ------         -------
Balance at September 30, 1998                  1,278,250            13         4,471         10,668           148          15,300
                                               =========        ======        ======        =======        ======         =======

See notes to consolidated financial statements.

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------


                                                                     For the Years Ended September 30,
                                                                ------------------------------------------
                                                                   1998           1997            1996
                                                                -----------    -----------     -----------
                                                                          (In Thousands)

Operating activities:

Net income                                                       $   1,550        $  1,444           $ 862
Adjustments to reconcile net income to
  net cash (used in) provided by operating activities:
  Provision for loan losses                                             --             243              --
  Amortization expense                                                 561             106              --
  Depreciation expense                                                 221             188             165
  Recognition of deferred income, net of costs                        (140)             (7)           (111)
  Deferral of fee income, net of costs                                  77              29             244
  Gain on investment transactions                                       --             (59)            (20)
  Loans originated for sale                                       (141,436)        (61,806)           (805)
  Proceeds from sale of loans                                      123,677          46,762             810
  Gain on sale of loans held for sale                                 (358)            (96)             (5)
  (Increase) decrease in accrued interest receivable                   120            (196)           (241)
  (Increase) decrease in other assets                                 (862)            598            (614)
  (Increase) decrease in accrued interest payable                      (22)            235              49
  Increase (decrease) in other liabilities                             434            (830)            426
                                                               -----------     -----------     -----------

Net cash (used in) provided by operating activities                (16,178)        (13,389)            760
                                                               -----------     -----------     -----------

                     UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                    -------------------------------------------------

                                                                            For the Years Ended September 30,
                                                                         ----------------------------------------
                                                                             1998           1997           1996
                                                                         ------------    ----------    ----------
                                                                                        (In Thousands)
Investing activities:

Maturities of time deposits                                                 $      --      $     --      $     99
Purchase of investment and mortgage-backed securities:
  Held to maturity                                                                 --        (2,000)      (11,617)
  Available for sale                                                          (20,368)       (2,950)      (10,228)
Proceeds from maturity of investment and mortgage- backed securities:
  Held to maturity                                                              4,497           500           500
  Available for sale                                                            7,978         4,450         4,568
Proceeds from sale of investment and mortgage-backed securities,
  Available for sale                                                               --         8,281        16,563
Principal repayments on mortgage-backed securities:
  Held to maturity                                                                616           137           242
  Available for sale                                                            1,388         1,712         6,387
Loan originations                                                             (43,568)      (53,449)      (37,078)
Principal repayments of loans                                                  49,520        24,588        23,951
Proceeds from sale of real estate acquire in settlement of loans                   27             7            36
Purchase of mortgage servicing rights                                          (2,814)           --            --
Purchase of FHLB stock                                                             --        (1,380)         (197)
Redemption of FHLB stock                                                           82           225            --
Purchase of office properties and equipment                                    (1,231)       (1,534)         (116)
                                                                         ------------    ----------    ----------

Net cash used in investing activities                                          (3,873)      (21,413)       (6,890)
                                                                         ------------    ----------    ----------

Financing activities:
Proceeds from the exercise of stock options                                        51            96            41
Proceeds from dividend reinvestment plan                                          427            --            --
Dividends paid in cash                                                           (467)         (433)         (404)
Proceeds from FHLB advances and other borrowings                              117,891        99,440        43,763
Repayment of FHLB advances and other borrowings                              (114,038)      (81,443)      (36,355)
Acquired deposits from purchased branch                                            --        17,223            --
Increase (decrease) in deposit accounts                                        11,959         4,055        (1,035)
                                                                         ------------    ----------    ----------
Net cash provided by financing activities                                      15,823        38,938         6,010
                                                                         ------------    ----------    ----------
Net (decrease) increase in cash and cash equivalents                           (4,228)        4,136          (120)

Cash and cash equivalents at beginning of year                                  7,821         3,685         3,805
                                                                         ------------    ----------    ----------

Cash and cash equivalents at end of year                                    $   3,593      $  7,821      $  3,685
                                                                         ============    ==========    ==========

See notes to consolidated financial statements.

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Union Financial Bancshares, Inc. ("Union Financial") was
------------
incorporated in the State of Delaware in April 1994, for the purpose of becoming a thrift holding company for Provident Community Bank (formerly known as Union Federal Savings Bank), a federally chartered savings bank ("the Bank"). Provident Community Bank, founded in 1934, offers a complete array of financial services throughout four full service banking centers in two counties in South Carolina. The Bank offers a full range of financial services including checking, savings, time deposits, individual retirement accounts (IRAs), investment services, and secured and unsecured consumer loans. The Bank originates and services home loans and provides financing for small businesses and affordable housing.

Accounting Principles - The accounting and reporting policies of the Corporation
---------------------
conform to generally accepted accounting principles and to general practice within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of commitments and contingencies. Actual results could differ from those estimates. The following summarizes the more significant policies.

Basis of Consolidation - The accompanying consolidated financial statements
----------------------
include the accounts of Union Financial Bancshares, Inc. (the "Corporation") and its wholly owned subsidiary, Provident Community Bank (the "Bank") and its wholly owned subsidiary, Provident Financial Services, Inc. ("PFS"). PFS consists primarily of investment brokerage services. All inter corporation amounts and balances have been eliminated in consolidation.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand and
-------------------------
amounts due from depository institutions, federal funds sold and short term, interest-bearing deposits. From time to time, the Corporation's cash deposits with other financial institutions may exceed the FDIC insurance limits.

Investments - The Bank accounts for investment securities in accordance with
-----------
Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for
                                                            --------------
Certain Investments in Debt and Equity Securities ("SFAS 115").  In accordance
-------------------------------------------------
with the Statement, debt securities that the Bank has the positive intent and ability to hold to maturity are classified as "held to maturity" securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading" securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held to maturity or trading securities are classified as "available for sale" securities and reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. Transfers of securities between classifications will be accounted for
at fair value.   No securities have been classified as trading securities.

Premiums and discounts on debt securities are amortized or accreted as adjustments to income over the estimated life of the security using a method approximating the level yield method. Gains or losses on the sale of securities are based on the specific identification method. The fair value of securities is based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans - Loans held for investment are recorded at cost.  Mortgage loans consist
-----
principally of conventional one-to-four family residential loans and interim and permanent financing of non-residential loans that are secured by real estate. Commercial loans are made primarily on the strength of the borrower's general credit standing, the ability to generate repayment from income sources and the collateral securing such loans. Consumer loans generally consist of home equity loans, automobile and other personal loans.

In many lending transactions, collateral is taken to provide an additional measure of security. Generally, the cash flow or earning power of the borrower represents the primary source of repayment, and collateral liquidation serves as a secondary source of repayment. The Corporation determines the need for collateral on a case-by-case or product-by-product basis. Factors considered include the current and prospective credit worthiness of the customer, terms of the instrument and economic conditions.

Mortgage loans held for sale are valued at the aggregate lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis.

Allowances for Estimated Losses - The Corporation maintains allowances for
-------------------------------
estimated loan losses, uncollected accrued interest receivable and losses on real estate acquired in settlement of loans. Loss provisions are charged to income when, in the opinion of management, such losses for which no provision has been made are probable.

The allowance for loan losses is based upon an evaluation of the loan portfolio. The evaluation considers such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral and prior loan loss experience.

The Corporation provides an allowance for uncollectible interest on accrued interest which is primarily related to loans more than ninety days delinquent and other loans determined by management to be uncollectible. This allowance is deducted from accrued interest for financial statement purposes.

Recovery of the carrying value of loans is dependent to some extent on the future economic environment and operating and other conditions that may be beyond the Corporation's control. Unanticipated future adverse changes in such conditions could result in material adjustments to allowances (and future results of operation).

Accounting for Impaired Loans - Impaired loans are accounted for in accordance
-----------------------------
with SFAS No. 114, Accounting by Creditors for Impairment of a Loan
                   ------------------------------------------------
("SFAS 114"), which was amended by SFAS No. 118. SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan
is collateral dependent.   The Corporation maintains an allowance for impaired
loans based on a combination of evaluation of impairment of smaller balance, homogeneous loans (primarily consumer loans and 1-4 family real estate mortgages) and specific identification of impaired loans based on delinquency status and other factors related to the borrower's ability to repay the loan. The risk characteristics used to aggregate loans are collateral type, borrower's financial condition and geographic location.

The Corporation generally determines a loan to be impaired at the time management believes that it is probable that the principal and interest may be uncollectible. Management has determined that, generally, a failure to make a payment within a 90-day period constitutes a minimum delay or shortfall and does not generally constitute an impaired loan. However, management reviews each past due loan on a loan-by-loan basis and may determine a loan to be impaired prior to the loan becoming over 90 days past due, depending upon the circumstances of that particular loan. A loan is classified as a nonaccrual loan at the time management believes that the collection of interest is improbable, generally when a loan becomes 90 days past due. The Corporation's policy for charge-off of impaired loans is on a loan-by-loan basis. At the time management believes the collection of interest and principal is remote, the loan is charged off. The Corporation's policy is to evaluate impaired loans based on the fair value of the collateral. Interest income from impaired loans is recorded using the cash method.

As of and for the years ended September 30, 1998 and 1997, there were no impaired loans and the Corporation had recognized no interest income from impaired loans.

Office Properties and Equipment - Office properties and equipment are presented
-------------------------------
at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets. Estimated useful lives are 20-50 years for buildings and improvements and generally five to ten years for furniture, fixtures and equipment.

The cost of maintenance and repairs is charged to expense as incurred, and improvements and other expenditures, which materially increase property lives, are capitalized. The costs and accumulated depreciation applicable to office properties and equipment retired or otherwise disposed of are eliminated from the related accounts, and any resulting gains or losses are credited or charged to income.

Mortgage Servicing Rights - Effective October 1, 1996, the Corporation adopted
-------------------------
SFAS No. 122, Accounting for Mortgage Servicing Rights.  The statement
              ----------------------------------------
eliminates the distinction between originated and purchased mortgage servicing rights. Since the adoption of SFAS 122, the Corporation capitalizes the allocated cost of originated mortgage servicing rights and records a corresponding increase in mortgage banking income.

Purchased mortgage servicing rights are recorded at the lower of cost or market. Originated mortgage servicing rights are capitalized based on the allocated cost which is determined when the underlying loans are sold or securitized. MSRs are amortized in proportion to and over the period of estimated net servicing income using a method that is designed to approximated a level-yield method, taking into consideration the estimated prepayment of the underlying loans. For purposes of measuring impairment, MSRs are periodically reviewed for impairment based upon quarterly valuations. Such valuations are based on projections using a discounted cash flow method that includes assumptions regarding prepayments, servicing costs and other factors. Impairment is measured on a disaggregated basis for each pool of rights.

Real Estate Acquired Through Foreclosure - Real estate acquired through
----------------------------------------
foreclosure is stated at the lower of cost or estimated fair value less estimated costs to sell. Any accrued interest on the related loan at the date of acquisition is charged to operations. Costs relating to the development and improvement of property are capitalized to the extent that such costs do not exceed the estimated fair value less selling costs of the property, whereas those relating to holding the property are charged to expense.

Deferred Loan Origination Fees - Nonrefundable loan fees and certain direct loan
------------------------------
origination costs are deferred and recognized over the lives of the loans using the level yield method. Amortization of these deferrals is recognized as interest income.

Sale of Loans - The Corporation frequently sells and retains servicing rights on
-------------
certain mortgage loans. Gains or losses on the sale of such loans are recognized when substantially all risks and rewards of ownership are transferred. If loan servicing is retained, the value of future servicing rights are considered in the determination of the amount of gain or loss.

Income Taxes - The Bank accounts for income taxes in accordance with SFAS
------------
No. 109, Accounting for Income Taxes.  Under SFAS 109, deferred income taxes
         ---------------------------
reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is established for deferred tax assets that may not be realized. Also, SFAS 109 eliminates, on a prospective basis, the exception from the requirement to record deferred taxes on tax basis bad debt reserves in excess of the base year amounts. The tax basis bad debt reserve that arose prior to the fiscal year 1988 (the base year amount) is frozen, and the book reserves at that date and all subsequent changes in book and tax basis reserves are included in the determination of deferred taxes.

Fair Values of Financial Instruments - The following methods and assumptions
------------------------------------
were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

   Cash and short-term instruments - The carrying amounts of cash and short-term instruments approximate their fair value.

   Available for sale and held to maturity securities - Fair values for securities are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

   Loans - For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four-family residential), credit-card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

   Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit (CD's) approximate their fair values at the reporting date. Fair values for fixed-rate CD's are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

   Short-term borrowings - The carrying amounts of other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analysis based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

   Long-term debt - The fair values of the Corporation's long-term debt are estimated using discounted cash flow analysis based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

   Accrued interest - The carrying amounts of accrued interest approximate their fair values.

   Off-balance-sheet instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standings.

Per-Share Data - SFAS 128, Earnings Per Share, issued in February 1997,
--------------             ------------------
simplifies the standard for computing earnings per share and makes them comparable to international earnings per share standards. It also requires the dual presentation of basic and diluted earnings per share on the face of the income statement.

Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding for the period. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common share that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of options outstanding under the Corporation's stock option plan is reflected in diluted earnings per share by the application of the treasury stock method.

SFAS128 became effective for the Corporation as of September 30, 1998. As required by SFAS 128, all prior period earnings per share data presented has been restated to conform with the provisions of the statement.

Share and per-share data have been restated to reflect stock splits issued in July 1996 and February 1998.

Intangible Assets - Intangible assets, included in other assets, consist of core
-----------------
deposit premiums resulting from the Corporation's branch acquisition.

During 1998, $212,000 of intangible expense was charged to operations. Core deposit intangibles are being amortized over 10 years using the straight-line method.

Interest Income - Interest on loans is accrued and credited to income monthly
---------------
based on the principal balance outstanding and the contractual rate on the loan. The Corporation places loans on non-accrual status when they become greater than ninety days delinquent or when in the opinion of management, full collection of principal or interest is unlikely. The Corporation provides an allowance for uncollectible accrued interest on loans which are ninety days delinquent for all interest accrued prior to the loan being placed on non-accrual status. The loans are returned to an accrual status when full collection of principal and interest appears likely.

Comprehensive Income - In June, 1997, the FASB issued SFAS No. 130, Reporting
--------------------                                                ---------
Comprehensive Income, which establishes standards for reporting and display of
--------------------
comprehensive income and its components in a full set of general purposes financial statements. Under this statement, enterprises are required to classify items of "other comprehensive income" by their nature in the financial statement and display the balance of other comprehensive income separately in the equity section of a statement of financial position. Statement 130 is effective for both interim and annual periods beginning after December 15, 1997. Comparative financial statements provided for earlier periods are required to be reclassified to reflect the provisions of the statement. The adoption of this standard did not have a material effect on the Corporation.

Reclassifications - Certain amounts in prior years' financial statements have
-----------------
been reclassified to conform with current year classifications.

2.  INVESTMENT AND MORTGAGE-BACKED SECURITIES

Held to Maturity - Securities classified as held to maturity consisted of the
----------------
following (in thousands):

                                               September 30, 1998
                                   -----------------------------------------
                                                 Gross Unrealized
                                    Amortized   ------------------    Fair
                                      Cost        Gains    Losses     Value
                                   ----------   --------  --------  --------
Investment Securities:
  U.S. Agency Obligations            $  1,500        $24        --    $1,524
Mortgage-backed Securities:
  GNMA                                  1,199         21        --     1,220
                                   ----------   --------  --------  --------

Total held to maturity               $  2,699        $45        --    $2,744
                                   ==========   ========  ========  ========

                                              September 30, 1997
                                   -----------------------------------------
Investment Securities:
  U.S. Agency Obligations              $5,995       $ 51      ($29)   $6,017
                                   ----------   --------  --------  --------
Mortgage-backed Securities:
   GNMA                                 1,816         94        --     1,910

Total held to maturity                 $7,811       $145      ($29)   $7,927
                                   ==========   ========  ========  ========

Available for Sale - Securities classified as available for sale consisted of
------------------
the following (in thousands):

                                                      September 30, 1998
                                          -------------------------------------------
                                                        Gross Unrealized
                                           Amortized   ------------------      Fair
                                             Cost        Gains    Losses       Value
                                          ----------   --------  --------    --------

Investment Securities:
  U.S. Agency Obligations                    $ 7,668       $ 45      ($31)    $ 7,682
  Municipal Securities                           449          2        --         451
                                                ----         --       ---        ----
Total Investment Securities                    8,117         47       (31)      8,133
                                          ----------   --------  --------    --------
Mortgage-backed Securities:
 FHLMC                                         9,713        158        --       9,871
 FNMA                                            880         16        (2)        894
 CMOs                                          7,806        157        (5)      7,958
                                               -----        ---       ---       -----
Total Mortgage-backed Securities              18,399        331        (7)     18,723
                                          ----------   --------  --------    --------

Total available for sale                     $26,516       $378      ($38)    $26,856
                                          ==========   ========  ========    ========

                                                      September 30, 1997
                                          -------------------------------------------
                                                        Gross Unrealized
                                           Amortized   ------------------      Fair
                                             Cost        Gains    Losses       Value
                                          ----------   --------  --------    --------
Investment Securities:
  U.S. Agency Obligations                    $10,429        $21     ($109)    $10,341
  Municipal Securities                           449         --        (2)        447
                                                ----        ---       ---        ----
Total Investment Securities                   10,878         21      (111)     10,788
                                          ----------   --------  --------    --------
Mortgage-backed Securities
  FHLMC                                        2,783         11        (8)      2,786
  FNMA                                         1,388         11        (3)      1,396
  CMOs                                           896          5       (16)        885
                                                ----        ---      ----        ----
Total Mortgage-backed Securities               5,067         27       (27)      5,067
Total available for sale                     $15,945        $48     ($138)    $15,855
                                          ==========   ========  ========    ========

Proceeds, gross gains and gross losses realized from the sales, calls and prepayments of available for sale securities were as follows for the years ended (in thousands):

                                                    September 30,
                                           -------------------------------
                                            1998        1997        1996
                                           ------      ------      -------
Proceeds                                   $7,978      $8,281      $21,131
                                           ------      ------      -------
Gross gains                                    --          76          168
Gross losses                                   --          17          148
                                           ------      ------      -------
Net gain on investment transactions        $    0      $   59      $    20
                                           ======      ======      =======

The maturities of securities at September 30, 1998 are as follows (in thousands):

                                                   Held to Maturity         Available for Sale
                                                   -----------------        -------------------
                                                   Amortized   Fair         Amortized     Fair
                                                    Cost       Value          Cost        Value
                                                   ------     ------        -------     -------
Due in one year or less                            $    0     $    0        $   863     $   861
Due after one year through five years                   0          0          2,402       2,405
Due after five years through ten years              1,500      1,524            474         482
Due after ten years                                 1,199      1,220         22,777      23,108
                                                   ------     ------        -------     -------
Total investment and mortgage-backed
   securities                                      $2,699     $2,744        $26,516     $26,856
                                                   ======     ======        =======     =======

The mortgage-backed securities held at September 30, 1998 mature between one and thirty years. The actual lives of those securities may be significantly shorter as a result of principal payments and prepayments.

At September 30, 1998 and 1997, $10,383,000 and $9,013,000, respectively,  of securities were pledged as collateral for certain deposits.

At September 30, 1998, approximately $1,395,000 of the debt securities and $751,000 of mortgage-backed securities were adjustable rate securities. The adjustment periods range from monthly to annually and rates are adjusted based on the movement of a variety of indices.

Investments in collateralized mortgage obligations ("CMOs") represent securities issued by agencies of the federal government.

3.  LOANS, NET

Loans receivable consisted of the following (in thousands):

                                                     September 30,
                                                 -------------------------
                                                   1998             1997
                                                 --------         --------
Conventional real estate loans:
  Fixed rate residential
     Held for sale                               $ 37,584         $  8,044
     Held for investment                           24,075           30,036
  Fixed rate commercial                             4,053            3,629
  Adjustable rate residential
     Held for sale                                     --            7,000
     Held for investment                           48,531           57,365
  Adjustable rate commercial                          140              170
  Construction loans                               12,838          13 ,508
                                                 --------         --------
Total real estate loans                           127,221          119,752
                                                 --------         --------
Other loans:
  Consumer and installment loans                    9,797            9,957
  Commercial loans                                  3,539            2,550
  Consumer lines of credit                          7,404            4,961
  Loans secured by deposit accounts                 1,551              183
                                                 --------         --------
Total other loans                                  22,291           17,651
                                                 --------         --------

Total loans                                       149,512          137,403
                                                 --------         --------
Less:
  Undisbursed portion of interim
   construction loans                              (6,625)          (6,598)
  Allowance for loan losses                          (827)            (928)
  Net deferred loan origination costs                 142               80
                                                 --------         --------

Total, net                                       $142,202         $129,957
                                                 ========         ========

Weighted-average interest rate of loans              8.01%            8.05%

Participations sold and serviced by the Corporation at September 30, 1998 and 1997 were approximately $164,396,000 and $64,730,000, respectively. The Corporation sells loans in the secondary market without recourse and retains servicing rights. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees received from the investors as well as certain charges collected from the borrowers, such as late payment fees. In connection with these loans serviced for others, the Corporation held borrowers' escrow balances of $496,000 at September 30, 1998 and $389,000 at September 30, 1997.

Adjustable rate real estate loans (approximately $48,671,000 and $64,535,000 at September 30, 1998 and 1997, respectively) are subject to rate adjustments annually and generally are adjusted based on movement of the Federal Home Loan Bank National Monthly Median Cost of Funds rate or the Constant Maturity Treasury index. The maximum loan rates can be adjusted is 200 basis points in any one year with a lifetime cap of 600 basis points.

The Corporation made commercial real estate loans which totaled approximately $4,193,000 and $3,799,000 at September 30, 1998 and 1997, respectively. These loans are considered by management to contain a somewhat greater risk of uncollectibility due to the dependency on income production or future development and sale of the real estate. These commercial real estate loans are collateralized by housing for the aged, churches, motels, apartments and other improved real estate.

Mortgage loans held for sale are stated at the lower of aggregate cost or market, net of discounts and deferred loan fees and are included in net loans in the consolidated balance sheets. Nonrefundable deferred origination fees and cost and discount points collected at loan closing, net of commitment fees paid, are deferred and recognized at the time of sale of the mortgage loans. Gain or loss on sales of mortgage loans is recognized based upon the difference between the selling price and the carrying amount of the mortgage loans sold. Other fees earned during the loan origination process are also included in net gain or loss on sales of mortgage loans.

Mortgage servicing rights are accounted for in accordance with SFAS No. 122,

Accounting for Mortgage Servicing Rights.  SFAS No. 122 requires that an entity
----------------------------------------
recognize, as separate assets, rights to service mortgage loans for others, whether purchased or originated, by allocating the total cost of loans between the loan and the mortgage servicing rights ("MSR") based on their relative fair values.

Capitalized MSRs are amortized based on a method which approximates the proportion of current net servicing revenues to the total estimated net servicing revenues expected to be recognized over the average estimated remaining lives of the underlying loans. Capitalized MSRs are assessed for impairment based on their fair values.

The Bank paid $2,687,000 for mortgage servicing rights for approximately $141,436,000 of loans in 1998. The amortization of servicing rights and excess servicing rights included in loan servicing fees amounted to $348,764, $19,171, and $0 in 1998, 1997, and 1996 respectively.

The fair value of mortgage servicing rights at September 30, 1998 is approximately $3,270,000.

Under OTS regulations, the Bank may not make loans to one borrower in excess of 15% of unimpaired capital. This limitation does not apply to loans made before August 9, 1989. At September 30, 1998, the Bank had loans outstanding to one borrower ranging up to $1,485,000 and was in compliance with this regulation.

Also under current regulations, the Bank's aggregate commercial real estate loans may not exceed 400% of its capital as determined under regulatory requirements. These limitations are not expected to have a material impact on the Bank's ongoing operations.

At September 30, 1998 and 1997, loans which are accounted for on a non-accrual basis or contractually past due ninety days or more totaled approximately $696,000 and $778,000, respectively. The amount the Corporation will ultimately realize from these loans could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrower's ability to repay the loans. During the years ended September 30, 1998, 1997, and 1996, the Corporation recognized no interest income on loans past due 90 days or more, whereas, under the original terms of these loans, the Corporation would have recognized additional interest income of approximately $20,000, $36,000, and $34,000, respectively.

The changes in the allowance for loan losses consisted of the following (in thousands):

                                       Years Ended September 30,
                                     ----------------------------
                                      1998        1997       1996
                                     -----       -----      -----
Balance at beginning of year         $ 928       $ 799       $878
Provision for loan losses               --         243         --
(Charge-offs) recoveries, net         (101)       (114)       (79)
                                     -----       -----      -----

Balance at end of year               $ 827       $ 928       $799
                                     =====       =====      =====

Directors and officers of the Corporation are customers of the Corporation in the ordinary course of business. Loans of directors and officers have terms consistent with those offered to other customers. Loans to officers and directors of the Corporation are summarized as follows (in thousands):

                                      Years Ended September 30,
                                      -------------------------
                                       1998               1997
                                      -------            ------
Balance at beginning of year          $ 1,014            $  712
Loans originated during the year        1,908               685
Loan repayments during the year        (1,003)             (383)
                                      -------            ------

Balance at end of year                $ 1,919            $1,014
                                      =======            ======

4.  OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment consisted of the following (in thousands):

                                                             September 30,
                                                       --------------------------
                                                         1998               1997
                                                        -------           -------
Land                                                    $   660           $   422
Building and improvements                                 2,859             2,096
Office furniture, fixtures and equipment                  2,151             1,922
                                                        -------           -------
Total                                                     5,670             4,440

Less accumulated depreciation                            (1,650)           (1,431)
                                                        -------           -------

Office properties and equipment - net                   $ 4,020           $ 3,009
                                                        =======           =======

5.    DEPOSIT ACCOUNTS

Deposit accounts at September 30, were as follows (in thousands):



                                                    1998                                       1997
                                       --------------------------------        --------------------------------
                                         Rate       Balance        %            Rate       Balance          %
                                       -------      -------     -------        -------     -------      -------
Account Type
------------
NOW accounts:
  Commercial noninterest-bearing         0.00%     $  7,119       5.48%          0.00%     $  6,502       5.52%
  Noncommercial                          1.33%       10,925       8.41%          1.33%        9,982       8.47%
Money market checking accounts           3.40%        6,832       5.26%          3.89%        6,913       5.86%
Regular savings                          1.97%       11,849       9.13%          2.43%       11,652       9.88%
                                                    -------     ------                     --------     ------
Total demand and savings deposits        1.60%       36,725      28.28%          1.95%       35,049      29.73%
                                                    -------     ------                     --------     ------

Savings certificates:
  Up to 3.00%                                            29       0.02%                          22       0.02%
  3.01 %- 4.00%                                          55       0.04%                          --       0.00%
  4.01 %- 5.00%                                      19,393      14.93%                          --       0.00%
  5.01 %- 6.00%                                      68,969      53.11%                      77,401      65.64%
  6.01 %- 7.00%                                       4,702       3.62%                       5,342       4.61%
                                                   --------     ------                     --------     ------
Total savings certificates               5.51%     $ 93,148      71.72%          5.39%       82,765      70.27%
                                                   --------     ------                     --------     ------

Total deposit accounts                   4.40%     $129,873     100.00%          4.39%     $117,914     100.00%
                                       ======      ========     ======         ======      ========     ======

As of September 30, 1998 and 1997, total deposit accounts include approximately $1,432,000 and $1,528,000, respectively, of deposits from the Corporation's officers, shareholders, employees or parties related to them.

At September 30, 1998 and 1997, deposit accounts with balances of $100,000 and over totaled approximately $18,829,000 and $13,238,000, respectively.

Savings certificates by maturity were as follows (in thousands):




                                                September 30,
                                          ------------------------
                                            1998            1997
                                          -------          -------
Maturity Date
-------------
Within 1 year                             $74,647          $60,910
After 1 but within 2 years                 11,408           14,178
After 2 but within 3 years                  2,038            4,017
Thereafter                                  5,055            3,660
                                          -------          -------
Total certificate accounts                $93,148          $82,765
                                          =======          =======

Interest expense on deposits consisted of the following (in thousands):

                                                                                Years Ended September 30,
                                                                       --------------------------------------
                                                                       1998             1997             1996
                                                                       ----             ----             ----
Account Type
------------
NOW accounts and money market deposit accounts                       $  410           $  353            $  264
Passbook and statement savings accounts                                 253              275               302
Certificate accounts                                                  4,912            4,062             3,926
Early withdrawal penalties                                              (31)             (24)              (13)
                                                                     ------           ------            ------

Total                                                                $5,544           $4,666            $4,479
                                                                     ======           ======            ======


6. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements at September 30, 1998 and 1997, amounted to $895,000 and $504,000, respectively. U.S. government securities with a book value of $1,000,000 ($1,001,000 market value) at September 30, 1998, are used as collateral for the agreements.

The Corporation enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed coupon reverse repurchase agreements are treated as financings. The obligations to repurchase securities sold are reflected as a liability and securities underlying the agreements continue to be reflected as assets in the Consolidated Balance Sheets.


7.  ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

At September 30, 1998 and 1997, the Bank had $41,441,000 and $37,979,000,
respectively, of advances outstanding from the Federal Home Loan Bank and
treasury, tax and loan deposits.   The maturity of the advances from the Federal
Home Loan Bank and treasury, tax and loan deposits is as follows (in thousands):

                                                            September 30,
                                                     --------------------------
                                                     1998                  1997
                                                     ----                  ----
Contractual Maturity:
Within one year - fixed rate                        $19,441              $15,979
Within one year - adjustable rate                    16,000                    0
After one but within two years - fixed rate           1,000                5,000
After one but within two years - adjustable rate      5,000               17,000
                                                    -------              -------

Total Advances                                      $41,441              $37,979
                                                    =======              =======

Weighted average rate                                  5.69%                6.00%

The Bank pledges as collateral to the advances their Federal Home Loan Bank Stock, and has entered into a blanket collateral agreement with the Federal Home Loan Bank whereby the Bank maintains, free of other encumbrances, qualifying mortgages (as defined) with unpaid principal balances equal to, when discounted at 75% of the unpaid principal balances, 100% of total advances. The amount of qualifying mortgages was $117,840,000 and $106,880,000, respectively, at September 30, 1998 and 1997.

8.    INCOME TAXES

Income tax expense is summarized as follows (in thousands):

                             For the  Years Ended September 30,
                             ----------------------------------
                             1998           1997           1996
                             ----           ----           ----
Current                        $1,094        $ 755        $ 540
Deferred                          197          103         (166)
                               ------        -----        -----

Total income taxes             $  897        $ 858        $ 374
                               ======        =====        =====

The provision for income taxes differed from amounts computed by applying the statutory federal rate of 34% to income before income taxes as follows (in thousands):


                                                For the  Years Ended September 30,
                                                ----------------------------------
                                                1998           1997           1996
                                                ----           ----           ----
Tax at federal income tax rate                  $832           $783           $420
Increase (decrease) resulting from:
  State income taxes, net of federal benefit      96             91             57
  Interest on municipal bonds                     (6)           (10)           (37)
Other, net                                       (25)            (6)           (66)
                                                ----           ----           ----

Total                                           $897           $858           $374
                                                ====           ====           ====

The tax effects of significant items comprising the Corporation's deferred taxes as of September 30, 1998 and 1997 are as follows (in thousands):


                                                                                September 30,
                                                                           ---------------------
                                                                           1998             1997
                                                                           ----             ----

Deferred tax assets:
Deferred loan fees                                                         $ --             $ 32
Book reserves in excess of tax basis bad debt reserves                      331              177
Mark to market adjustment on securities                                     136               --
Book reserves in excess of tax basis mortgage servicing rights reserves      67               --
Total deferred tax asset                                                    534              209
                                                                           ----            -----
Deferred tax liabilities:
  Difference between book and tax property basis                            210              157
  Difference between book and tax Federal Home Loan Bank stock basis        100              100
  Deferred loan fees                                                         57                -
  Mark to market adjustment on securities                                    --               17
  Tax bad debt reserve in excess of base year reserve                         -               94
   Other                                                                      3               --
                                                                           ----            -----
Total deferred tax liability                                                370              368
                                                                           ----            -----

Net deferred tax asset (liability)                                         $164            ($159)
                                                                           ====            =====

Net deferred tax assets of $164,000 at September 30, 1998, are included in other assets in the balance sheet. Net deferred tax liabilities of $159,000 at September 30, 1997, are included in other liabilities in the balance sheet.

Legislation has been passed which repeals the "reserve" method of accounting for thrift bad debt reserves for the first tax year beginning after December 31, 1995 (the fiscal year ending September 30, 1999 for the Corporation which qualifies for deferral of the recapture under the "residential loan requirement"). This legislation requires all thrifts (including the Corporation) to account for bad debts using either the specific charge-off method (available to all thrifts) or the experience method (available only to thrifts that qualify as "small banks," i.e. under $500 million in assets). The Corporation currently uses the experience method of accounting for its tax bad debt reserves. The legislation also suspends recapture of bad debt reserves taken through 1987 (i.e., the base year reserve), but requires thrifts to recapture or repay bad debt deductions taken after 1987 over six years.

As of September 30, 1998, the bad debt reserve subject to recapture, for which deferred taxes have previously been provided, totaled approximately $275,000. As permitted under SFAS 109, no deferred tax liability is provided for approximately $1,636,000 ($621,000 approximate tax effect) of such tax bad debt reserves that arose prior to October 1, 1988.


9.  EMPLOYEE BENEFITS

The Corporation has a contributory profit-sharing plan which is available to all eligible employees. Annual employer contributions to the plan consist of an amount which matches participant contributions up to a maximum of 5% of a participant's compensation and a discretionary amount determined annually by the Corporation's Board of Directors. In addition, the corporation implemented a money purchase pension plan, effective October 1, 1996, in which all eligible employees participate. The annual contributions to the pension plan will be 5% of a participant's compensation. Employer expensed contributions to the plans were $182,000, $91,000, and $38,000 for the years ended September 30, 1998, 1997 and 1996, respectively.


10.   FINANCIAL INSTRUMENTS

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments are commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment and income-producing commercial properties.

Those instruments involve, to varying degrees, elements of credit and interest-rate-risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract amounts of those instruments reflect the extent of the Corporation's involvement in particular classes of financial instruments.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Corporation had loan commitments as follows (in thousands):



                                                                  September 30,
                                                            -----------------------
                                                            1998               1997
                                                            ----               ----
 Fixed interest rate commitments to extend credit            $ 2,736        $ 1,290

Undisbursed portion of interim construction loans              6,393          6,598
Unused portion of credit lines (principally variable-rate
   consumer lines secured by real estate)                      5,767          4,463
                                                             -------        -------

Total                                                        $14,896        $12,351
                                                             =======        =======

The Corporation has no additional financial instruments with off-balance sheet risk.

The Corporation has not been required to perform on any financial guarantees during the past two years. The Corporation has not incurred any losses on its commitments in 1998, 1997 or 1996.

The estimated fair values of the Corporation's financial instruments were as follows at September 30, 1998 (in thousands):


                                                           September 30, 1998
                                                -------------------------------------
                                                Carrying Amount            Fair Value
                                                ---------------            ----------
Financial assets
----------------
Cash and cash equivalents                          $  3,593                $  3,593
Securities available for sale                        26,856                  26,856
Securities held to maturity                           2,699                   2,744
FHLB Stock                                            2,023                   2,023
Loans                                               142,202                 144,634
Accrued interest receivable                           1,197                   1,197

Financial liabilities
---------------------
Deposits                                           $129,873                $128,850
Advances from FHLB and other borrowings              41,441                  41,547
Securities  sold under repurchase agreements            895                     895

Off-balance-sheet asset (liabilities)
-------------------------------------
 Commitments to extend credit                      $ 14,896                $ 14,896


                                                           September 30, 1997
                                                -------------------------------------
                                                Carrying Amount            Fair Value
                                                ---------------            ----------

Financial assets
----------------
Cash and cash equivalents                         $  7,821                 $  7,821
Securities available for sale                       15,855                   15,855
Securities held to maturity                          7,811                    7,927
FHLB Stock                                           2,105                    2,105
Loans                                              129,957                  131,887
Accrued interest receivable                          1,317                    1,317

Financial liabilities
---------------------
Deposits                                           117,914                  115,332
Advances from FHLB and other borrowings             37,979                   38,457
Securities sold under repurchase agreements            504                      504
Off-balance-sheet asset (liabilities)
Commitments to extend credit                      $ 12,351                 $ 12,351


11.  SUPPLEMENTAL CASH FLOW DISCLOSURES

                                                            For the Years Ended September 30,
                                                            ----------------------------------
                                                                 1998      1997       1996
                                                              ---------  --------  ----------
Cash paid for:

Income taxes, net of refund                                    $  792     $  873      $1,139
Interest                                                        7,213      6,333       5,001

Non-cash transactions:

Loans foreclosed                                                   --         --          17
Unrealized gain (loss) on securities available for sale        $  340     $  166       ($353)


12.  COMMITMENTS AND CONTINGENCIES

Concentrations of Credit Risk - The Corporation's business activity is
-----------------------------
principally with customers located in South Carolina. Except for residential loans in the Corporation's market area, the Corporation has no other significant concentrations of credit risk.

Litigation - The Corporation is involved in legal actions in the normal course
----------
of business. In the opinion of management, based on the advice of its general counsel, the resolution of these matters will not have a material adverse impact on future results of operations or the financial position of the Corporation.

Potential Impact of Changes in Interest Rates - The Corporation's profitability
---------------------------------------------
depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most financial institutions, the Corporation's interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. The Corporation's interest-earning assets consist primarily of long-term, fixed rate mortgage loans and investments which adjust more slowly to changes in interest rates than its interest-bearing liabilities which are primarily term deposits and advances. Accordingly, the Corporation's earnings would be adversely affected during periods of rising interest rates.


13.  STOCK OPTION AND OWNERSHIP PLANS

The Corporation has a stock option incentive compensation plan through which the Board of Directors may grant stock options to officers and employees to purchase common stock of the Corporation at prices not less than 100 percent of the fair market value on the date of grant. The outstanding options expire ten years from the date of grant. The Corporation applies Accounting Principles Board
(APB) Opinion 25 and related Interpretations in accounting for the plan. Accordingly, no compensation cost has been charged to operations. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method available under SFAS No. 123, Accounting for Stock-Based Compensation, the
                              ---------------------------------------
Corporations's net income and net income per common share would have been reduced to the pro forma amounts indicated below:

                                         Years Ended September 30,
                                         -------------------------
                                         1998      1997       1996
                                         ----      ----       ----
Net income (in thousands)
  As reported                           $1,550    $1,444     $ 862
  Pro forma                              1,532     1,443       859

Basic net income per common share
  As reported                             1.23      1.17      .071
  Pro forma                               1.21      1.17      .071

Diluted net income per common share
  As reported                           $ 1.15    $ 1.09     $0.69
  Pro forma                               1.14      1.09      0.69

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                      Years Ended September 30,
                                      -------------------------
                                      1998      1997       1996
                                      ----      ----       ----
Dividend yield                         2%         2%         2%
Expected volatility                   17%        17%        10%
Risk-free interest rate                6%         6%         5%
Expected lives                   10 years   10 years   10 years

A summary of the status of the plan as of September 30, 1998 and 1997, and changes during the years ending on those dates is presented below (all shares have been adjusted for the 2 for 1 stock split in July 1996 and 3:2 stock split in February 1998):


                                    Shares             Average Option Price        Expiration
Grant Date                          Granted                Per Share                   Date
----------                    --------------------      ----------------         ---------------
October, 1995                        128,500                  6.08               October, 2005
January, 1996                          2,100                  6.08               January, 2006
April, 1996                            6,000                  7.00               April, 2006
March, 1997                            6,150                 10.50               March, 2007
May, 1998                             40,000                 16.63               May, 2008
                                     -------
 Total Shares Granted                182,750


As of September 30, 1998, the number of shares exercisable were 79,557.
 Options were exercised as follows:

                                                                        Average Exercise
 For the Years Ended September 30,             Shares Exercised          Price Per Share
----------------------------------             ----------------          ---------------
             1998                                    9,920                    $5.09
             1997                                   24,621                    $3.94
             1996                                    6,963                    $5.93

No stock options have been forfeited during the years ended September 30, 1998, 1997, and 1996. At September 30, 1998, 8,900 shares were available for grant.

The Plan also provides for stock appreciation rights ("SARs"). To date, no SARs have been granted. Employees participate in stock ownership through the profit sharing plan (see Note 9).

During the fiscal year 1998, the Corporation implemented a dividend reinvestment plan that allows existing shareholders to reinvest their dividends for the purchase of additional Union Financial Bancshares stock. In addition, the plan can accept cash contributions up to a maximum of $50,000 annually for the purchase of Union Financial Bancshares stock. The plan currently offers a 5% discount on all purchases and does not charge purchase fees.


14.  SHAREHOLDERS' EQUITY, DIVIDEND RESTRICTIONS AND REGULATORY MATTERS

On August 7, 1987, the Bank completed its conversion from a federally chartered mutual association to a federally chartered stock association. A special liquidation account was established by the Bank for the preconversion retained earnings of approximately $3,718,000. The liquidation account will be maintained for the benefit of depositors who held a savings or demand account as of the March 31, 1986 eligibility or the June 30, 1987 supplemental eligibility record dates who continue to maintain their deposits at the Bank after the conversion. In the event of a future liquidation (and only in such an event), each eligible and supplemental eligible account holder who continues to maintain his or her savings account will be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased in an amount proportionately corresponding to decreases in the savings account balances of eligible and supplemental eligible account holders on each subsequent annual determination date. Except for payment of dividends by the Bank to Union Financial and repurchase of the Bank's stock, the existence of the liquidation account will not restrict the use or application of such net worth.

The Bank is prohibited from declaring cash dividends on its common stock or repurchasing its common stock if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirement. In addition, the Bank is also prohibited from declaring cash dividends and repurchasing its own stock without prior regulatory approval in any amount in a calendar year in excess of 100% of its current year's net income to the date of any such dividend or repurchase, plus 50% of the excess of its capital at the beginning of the year over its regulatory capital requirement.

Under present regulations of the Office of Thrift Supervision ("OTS"), the Bank must have core capital (leverage requirement) equal to 4.0% of assets, of which 1.5% must be tangible capital, excluding goodwill. The Bank must also maintain risk-based regulatory capital as a percent of risk weighted assets at least equal to 8.0%. In measuring compliance with capital standards, certain adjustments must be made to capital and total assets.

14.  SHAREHOLDERS' EQUITY, DIVIDEND RESTRICTIONS AND REGULATORY MATTERS
(CONTINUED)

At September 30, 1998 and 1997, the Bank had the following actual and required capital amounts and ratios (in thousands):


                                                                   September 30, 1998
                                                          --------------------------------------
                                                           Tangible       Core        Risk-Based
                                                           Capital       Capital        Capital
                                                          ----------    ----------    ----------
Actual Capital                                               $14,945       $14,945       $14,945
Unrealized gains on available for sale securities               (148)         (148)         (148)
Goodwill and other intangible assets                          (1,873        (1,873)       (1,873)
Allowances for loan and lease losses (1)                          --            --           994
                                                                 ---           ---           ---
Total Adjusted capital                                        12,924        12,924        13,918

Minimum Capital Requirement                                    2,824         7,530         8,454
                                                             -------       -------       -------
Regulatory Capital Excess                                    $10,100       $ 5,394       $ 5,464
                                                             -------       -------       -------

Regulatory Capital Ratio                                        6.86%         6.86%        13.17%



                                                                   September 30, 1997
                                                          --------------------------------------
                                                           Tangible       Core        Risk-Based
                                                           Capital       Capital        Capital
                                                          ----------    ----------    ----------
Actual Capital                                               $13,088       $13,088       $13,088
Unrealized losses on available for sale securities                63            63            63
Goodwill and other intangible assets                          (2,009)       (2,009)       (2,009)
General allowance for loan losses (1)                             --            --           928
                                                                 ---           ---           ---
Total Adjusted capital                                        11,142        11,142        12,070

Minimum Capital Requirement                                    2,556         5,111         7,310
                                                             -------       -------       -------
Regulatory Capital Excess                                    $ 8,586       $ 6,031       $ 4,760
                                                             -------       -------       -------

Regulatory Capital Ratio                                        6.54%         6.54%        13.21%

(1) Limited to 1.25% of risk-weighted assets

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a material adverse effect on the corporation. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. As of the most recent regulatory examination, the Bank was in compliance with the regulatory capital requirements. There are no conditions or events that management believes have changed the Bank's compliance with the guidelines since that examination.

15.  RECENTLY ISSUED ACCOUNTING STANDARDS

The Financial Accounting Standards Board recently issued four new accounting standards that will affect accounting, reporting, and disclosure of financial information by the Bank. Adoption of these standards is not expected to have a material impact on financial condition or results of operations. The following is a summary of the standards and their required implementation dates:

SFAS No. 131, Disclosure about Segments of an Enterprise and Related
              ------------------------------------------------------
Information -- This statement establishes standards for the way public
-----------
enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. Statement 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated unless it is impractical to do so.

SFAS No. 132, Employers' Disclosures about Pensions and other Post-Retirement
              ---------------------------------------------------------------
Benefits- This statement deals principally with employers' disclosures about
--------
defined benefit plans and other post-retirement benefit plans. This statement is effective for the Bank for the fiscal year beginning October 1, 1998.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities-This
              ------------------------------------------------------------
statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative. The statement is effective for the Bank for the fiscal year beginning October 1, 1999 and may not be applied retroactively.

SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the
              ------------------------------------------------------------
Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise-
-------------------------------------------------------------------------------
This statement is effective for the first quarter beginning after December 15, 1998. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a non mortgage banking enterprise. The adoption of this standard is not expected to have a material effect on the Bank's financial statements.


16.  UNION FINANCIAL BANCSHARES, INC. FINANCIAL INFORMATION
(PARENT CORPORATION ONLY)

Condensed financial information for Union Financial is presented as follows (in thousands):

Condensed Balance Sheets                                            September 30,
------------------------                                    ------------------------------
                                                               1998                1997
                                                            ----------          ----------
  Assets:
  Cash and cash equivalents                                  $    35             $   400
  Investment in subsidiary                                    14,922              13,086
  Other                                                           28                  42
                                                             -------             -------
  Total Assets                                               $15,300             $13,528
                                                             =======             =======

  Liabilities and Shareholders' Equity:

  Liabilities                                                $    --             $    --
  Shareholders' Equity                                        15,300              13,528
                                                             -------             -------
  Total Liabilities and Shareholders' Equity                 $15,300             $13,528
                                                             =======             =======

Condensed Statements of Income                              For Years Ended September 30,
------------------------------------------------         ----------------------------------
                                                            1998        1997        1996
                                                         ----------  ----------  ----------
  Equity in undistributed earnings of subsidiary           $ 1,610     $ 1,477     $   893
  Other expense, net                                           (60)        (33)        (31)
                                                           -------     -------     -------
  Net income                                               $ 1,550     $ 1,444     $   862
                                                           =======     =======     =======

16.  UNION FINANCIAL BANCSHARES, INC. FINANCIAL INFORMATION
(PARENT CORPORATION ONLY)  (CONTINUED)

Condensed Statements of Cash Flows                          For Years Ended September 30,
----------------------------------                       ----------------------------------
                                                            1998        1997        1996
                                                         ----------  ----------  ----------
  Operating Activities:

  Net income                                               $ 1,550     $ 1,444     $   862
  Adjustments to reconcile net income to
    net cash used by operating activities:
  Equity in undistributed earnings of subsidiary            (1,610)     (1,477)       (893)
  Decrease in other assets (1)                                  (1)         14          18
                                                           -------     -------     -------
  Net cash used by operating activities                        (61)        (19)        (13)
                                                           -------     -------     -------

  Financing Activities:

  Dividends received from subsidiary                            --         500         500
  Dividend reinvestment plan contributions                     427          --          --
  Dividends paid                                              (467)       (433)       (404)
  Proceeds from the exercise of stock options                   51          96          41
                                                           -------     -------     -------
  Net cash provided by financing activities                     11         163         137
                                                           -------     -------     -------

  Net increase (decrease) in cash and cash equivalents         (50)        144         124
  Cash and cash equivalents at beginning of year               400         256         132
                                                           -------     -------     -------
  Cash and cash equivalents at end of year                 $   350     $   400     $   256
                                                           =======     =======     =======

                              BOARD OF DIRECTORS
                  UNION FINANCIAL BANCSHARES AND SUBSIDIARIES


MASON G. ALEXANDER                                  CARL L. MASON
Director, Mid-South Management Company              CHAIRMAN
                                                    Retired
JAMES W. EDWARDS
Dean of Academics, USC-Union                        DWIGHT V. NEESE
                                                    President and Chief Executive Officer
WILLIAM M. GRAHAM                                   Provident Community Bank
Owner, Graham's Flowers
                                                    DAVID G. RUSSELL
LOUIS M. JORDAN                                     Self-employed accountant
President, Jordan's Ace Hardware, Inc.


                               LEADERSHIP GROUP
                           PROVIDENT COMMUNITY BANK

BENJAMIN D. AIKEN                                   DAVID L. GARRETT
Assistant Vice President                            Vice President
Internal Audit & Compliance Manager                 Mortgage Loan Acquisitions Manager

CAROLYN H. BELUE                                    ROBERT J. GREGORY, JR.
Assistant Vice President                            Assistant Vice President
Operational & Systems Administration Manager        Mortgage Lending Specialist

GERALD L. BOLIN                                     GEORGE E. HALL, JR.
Vice President                                      Vice President
Chief Operating Officer                             Retail Banking Manager

CLEMMIE W. BOYD                                     SUZANNE M. LOWERY
Assistant Vice President                            Assistant Vice President
Jonesville Banking Center Manager                   Wholesale Lending Processing Manager

HOLLY COFFER                                        DWIGHT V. NEESE
Assistant Vice President                            President
Financial Accounting Manager                        Chief Executive Officer

GREGORY S. DUNCAN                                   MICHAEL H. VANDERFORD
Vice President                                      Vice President
Credit Administration Manager                       Mortgage Lending Manager

RICHARD H. FLAKE                                    WANDA J. WELLS
Executive Vice President                            Vice President & Corporate Secretary
Chief Financial Officer                             Human Resource Manager

EMMA S. GARNER                                      GERALD B. WYATT
Assistant Vice President                            Vice President
Collections Officer                                 Consumer Lending Manager

                             CORPORATE INFORMATION

COMMON STOCK INFORMATION
------------------------

Union Financial Bancshares, Inc.'s (UFBS) common stock is quoted on the Nasdaq SmallCap market.. As of September 30, 1998, the bid and ask prices for Union Financial Bancshares, Inc. was $13.50 and $15.00, respectively. Quotations are obtained form the National Daily Quotation Service. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions and may not necessarily reflect actual transactions.

As of September 30, 1998, there were 523 shareholders of record and 1,278,250 shares of common stock issued and outstanding. This does not reflect the number of persons or entities who held their stock in nominee or "street" names.

DIVIDEND INFORMATION
--------------------

During the year ended September 30, 1998, the Corporation declared and paid a cash dividend of $.37 per share. See Note 13 to the financial statements for information regarding certain limitations imposed on the Bank's ability to pay cash dividends to the holding company

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
---------------------------------------------

The Corporation has a dividend reinvestment program that allow shareholders to purchase additional shares with corporate dividends and additional cash purchases. Details of the program are outlined in the dividend reinvestment prospectus. To receive more information, please contact Shareholder Services at the corporate address.

                              10-KSB INFORMATION
                              ------------------

A copy of the Form 10-KSB filed with the Securities and Exchange Commission, will be furnished to shareholders upon written request to the Corporate Secretary, Union Financial Bancshares, Inc., 203 West Main Street, Union, South Carolina 29379.

                        ANNUAL MEETING OF SHAREHOLDERS
                        ------------------------------

The Annual Meeting of Shareholders will convene at the Community Room of the University of South Carolina, Union Campus, Academy and North Mountain Street, Union, South Carolina on January 20, 1999 at 2:00 p.m..

                            ADDITIONAL INFORMATION
                            ----------------------

If you are receiving duplicate mailing of shareholder reports due to multiple accounts, we can consolidate the mailings without affecting your account registration. To do this, or for additional information, contact our Shareholder Relations Officer, at the Corporate address shown below.

CORPORATE OFFICES
-----------------

203 West Main Street
Union, South Carolina 29379
(888) 427-9002


TRANSFER AGENT
--------------

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 456-0596

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
----------------------------------------

Elliott, Davis & Company,   LLP
870 South Pleasantburg Drive
Greenville, SC 29607-6286
(864) 242-3370


SPECIAL COUNSEL
---------------

Muldoon, Murphy & Faucette
5101 Wisconsin Avenue,  N.W.
Washington, D.C.  20016
(202) 362-0840

GENERAL COUNSEL
---------------

Whitney, White and Diamaduros
203 West South Street
Union, South Carolina 29379
(864) 427-5661

STOCK INFORMATION
-----------------

Interstate/Johnson Lane
Interstate Tower
P. O. Box 1012
Charlotte, NC 28201-10123
(800) 929-1003

Trident Securities, Inc.
4601 Six Forks Road
Raleigh, NC 27609
(800) 222-2618

Wheat First Union
P. O. Box 10586
Greenville, SC 29603
(800) 695-5104

SHAREHOLDER SERVICES OFFICER
----------------------------

Wanda J. Wells
Union Financial Bancshares, Inc.
203 West Main Street
Union, SC 29379
(864) 429-1861