Form 10KSB40, Exhibit 13
period 1999-09-30
UNION FINANCIAL BANCSHARES INC
filed 1999-12-22
CIK 926164

                                 EXHIBIT NO. 13

                       1999 Annual Report to Shareholders

December 1999



Dear Fellow Shareholder:

As the twentieth century draws to a close, the Associates of Union Financial Bancshares and Provident Community Bank are proud of our sixty-five-year heritage of providing quality financial products and services in the upstate of South Carolina. But more importantly, we are genuinely excited about the future of our company as we turn the corner on Y2K and begin the new millennium.

Union Financial Bancshares and Provident Community Bank are stronger today than ever before. We are strategically focused on enhancing shareholder value through improved profitability and consistent growth. We believe, however, that Charles Darwin was right when he observed, "It is not the strongest of the species that survive, nor the most intelligent, but the one most responsive to change." All the associates of Union Financial Bancshares and Provident Community Bank enthusiastically embrace change as the key to our success in the new millennium.

Before going into depth about our initiatives to prepare for the future, I am pleased to report on the current condition of our company and the progress made during the last year. The Bank's net income increased from $1.550 million in fiscal 1998 to $1.676 million in fiscal 1999, an increase of 8.13%. Earnings per share of common stock in fiscal 1999 totaled $1.26, up 7.7% from the previous year. Return on average assets for fiscal 1999 was 0.85%, down slightly from the previous year. Return on average shareholders' equity, however, was up significantly from 10.77% in fiscal 1998 to 10.96% in fiscal 1999. The Bank's operating expense ratio fell from 2.52% at the end of 1998 to 2.43% at the end of fiscal 1999. Total assets of $205.3 million at 1999 fiscal year end were up $16 million over total assets of $189.3 million at 1998 fiscal year end, an increase of 8.46%. The continued growth in total assets is primarily the result of 5.06% growth in the Bank's loan portfolio. The Bank's total loans increased $7.2 million while the consumer and commercial loan portfolio increased $10.5 million. In addition, Bank deposits increased $11.9 million.

The increased earnings and continued growth of Union Financial Bancshares and Provident Community Bank are the result of continuous planning and hard work. The company's rolling five-year Strategic Business Plan is reviewed, revised and rewritten each year through a cooperative effort of the management team and Board of Directors. The Plan not only provides the company with a clear vision into its future, but it also establishes specific time-lines for meeting strategic goals and objectives. The Plan provides flexibility for adjusting long term goals and objectives to short-term needs as opportunities arise or changes occur in the economic or regulatory environment. The five-year Strategic Business Plan is the cornerstone of the company's planning process.

Two important initiatives started in the fall of 1998 were consummated in fiscal 1999. First, the acquisition of the deposits of CCB Financial's wholly-owned subsidiary, American Federal Bank, FSB, (Union) was consummated in February 1999. This successful acquisition brought many new clients to Provident Community Bank and allowed the Bank to increase its already leading market share in Union County. Second, the construction of a new full-service Jonesville Banking Center was completed and put into service in June 1999. The new design features high-tech automation in a warm and friendly atmosphere. The Jonesville Banking Center design will become the Bank's prototype for expansion in new markets.

Another upgrade completed in 1999 was the construction of the Duncan Bypass ATM Park. Utilizing land the Bank already owned, this convenient new drive-up ATM is a natural extension of Provident's existing Banking Center and the new Lending & Investment Center one block to the north.

The most exciting initiative for calendar year 1999 was the announcement on July 1 that Union Financial Bancshares had entered into an agreement to acquire South Carolina Community Bancshares, the parent company of Community Federal Savings Bank, a $45 million savings bank in Winnsboro, South Carolina. Regulatory approval was received quickly and the shareholders of both companies voted overwhelmingly on November 9 to approve the merger. Because the closing on November 12 occurred after Union Financial Bancshares' fiscal year ended on September 30, 1999, the financial statements of the combined company will not be reported until the first quarter of the new fiscal year ends on December 31, 1999.

The systems and operations conversions have been completed without complications and we are now actively working on blending the corporate cultures of the two companies. We are very pleased with the success of this merger and are already experiencing the synergies expected from bringing two good companies together to create an even better one.

The market for publicly traded bank and thrift stocks has only recently begun to recover from the sell off that started in the summer of 1998. The officers and Board of Directors of Union Financial Bancshares and Provident Community Bank are continuously searching for ways to enhance the value of your investment in our company. Early in the year the Board of Directors declared a 5% stock dividend that was paid out in February 1999. Later in the year the Board of Directors seized the opportunity created by the South Carolina Community Bancshares merger to upgrade the stock listing of Union Financial Bancshares from the NASDAQ SmallCap Market to the NASDAQ National Market System. Union Financial's stock began trading on the National Market on November 15, 1999 and continues to be traded under the ticker symbol "UFBS".

This has been an exciting year of improved profitability and growth for Union Financial Bancshares. We are both pleased and proud to have you as a shareholder in our company. Thank you for your continued interest and support.

Sincerely,


/s/ Dwight V. Neese
-------------------------------------
Dwight V. Neese
President and Chief Executive Officer

                               Table of Contents


             Business...........................................   3
             Selected Financial and Other Data..................   4
             Management's Discussion and Analysis of Financial
                 Condition and Results of Operations............   6
             Independent Auditor's Report.......................  12
             Consolidated Financial Statements..................  13
             Notes to Consolidated Financial Statements.........  18
             Directors and Leadership Group.....................  39
             Corporation Information............................  40

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

      The Bank is a federally-chartered capital stock savings bank headquartered in Union, South Carolina. The Bank, originally chartered in 1934, is a member of the Federal Home Loan Bank System. Its deposits are insured to the maximum limits allowable by the Federal Deposit Insurance Corporation ("FDIC"). In August 1987, the Bank converted from a federal mutual savings and loan association to a federal capital stock savings and loan association. The Bank was known as Union Federal Savings and Loan Association until January 1992, when its shareholders approved a change to a federally chartered savings bank. In January, 1997, the Bank changed its name to Provident Community Bank.

      The business of the Bank consists primarily of attracting deposits from the general public and originating mortgage loans on residential properties located in South Carolina. The Bank also makes consumer and commercial loans, commercial real estate loans, construction loans, invests in federal government and agency obligations and purchases fixed and variable rate mortgage participation certificates. The principal sources of funds for the Bank's lending activities include deposits received from the general public and advances from the Federal Home Loan Bank. The Bank's principal expenses are interest paid on deposit accounts and other borrowings and expenses incurred in the operation of the Bank. The Bank's operations are conducted through its main office and five full-service banking centers, a mortgage banking center, and a lending and investment center, all of which are located in the upstate area of South Carolina.

                       SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial data of the Corporation for the periods indicated.


Operations Data:
----------------

                                                                    Years Ended September 30,
                                              -------------------------------------------------------------
                                                  1999          1998          1997          1996           1995
                                                  ----          ----          ----          ----           ----
                                                       (Dollars In Thousands - Except Share Amounts)
Interest income                                $   14,046   $   13,405   $   11,855     $    9,004     $    9,265
Interest expense                                   (7,698)      (7,549)      (6,647)        (5,050)        (5,260)
                                               ----------   ----------   ----------     ----------     ----------
Net interest income                                 6,348        5,856        5,208          3,954          4,005
Provision for loan losses                            (105)          --         (243)            --           (105)
                                               ----------   ----------   ----------     ----------     ----------
Net interest income after
   provision for loan losses                        6,243        5,856        4,965          3,954          3,900
Other income                                        1,192        1,038          953            506            381
Other expense                                      (4,814)      (4,447)      (3,616)        (3,224)        (2,588)
                                               ----------   ----------   ----------     ----------     ----------

Income before income taxes                          2,621        2,447        2,302          1,236          1,693
Income tax expense                                   (945)        (897)        (858)          (374)          (639)
                                               ----------   ----------   ----------     ----------     ----------
Net income                                     $    1,676   $    1,550   $    1,444     $      862     $    1,054
                                               ----------   ----------   ----------     ----------     ----------

Income per common share: (1)
Net income per common                          $     1.26   $     1.17   $     1.12     $     0.67     $     0.84
 share (Basic)                                 ----------   ----------   ----------     ----------     ----------

Net income per common                          $     1.19   $     1.10   $     1.04     $     0.63     $     0.84
 share (Diluted)                               ----------   ----------   ----------     ----------     ----------

Weighted average number of
 common shares outstanding (Basic)              1,328,305    1,327,845    1,292,284      1,273,083      1,240,951
Weighted average number of
 common shares outstanding (Diluted)
                                                1,414,121    1,410,158    1,391,988      1,352,685      1,240,951

(1) All share and per share amounts have been restated for the 2:1 stock split occurring in July 1996, the 3:2 stock split occurring in February 1998 and the 5% stock dividend occurring in February 1999.







________________________________________________________________________________
                       Union Financial Bancshares, Inc.

Financial Condition:
--------------------

                                                                  September 30,
                                               ------------------------------------------------
                                               1999       1998      1997    1996      1995
                                               ----       ----      ----    ----      ----
                                                           (Dollars In Thousands)
Total amount of:
Assets                                      $205,294  $189,286  $171,244  $128,133  $120,879
Short-term interest-bearing deposits           2,421     1,124     6,213     1,938     3,552
Investment securities                         15,506     9,633    16,783    19,138    21,264
Mortgage-backed securities                    17,415    19,922     6,883    14,658    18,616
Loans (net)                                  149,401   142,202   129,957    85,997    73,431
Deposit accounts                             142,624   130,768   117,914    93,715    94,750
Shareholders' equity                          14,738    15,300    13,527    12,254    11,856

Number of:
Real estate loans outstanding                  1,411     1,651     1,706     1,615     1,641
Deposit accounts                              18,865    17,686    16,443    13,095    13,062
Banking centers                                    5         4         4         3         3

Other Selected Data:
-------------------

                                                          Years Ended September 30,
                                               ---------------------------------------------
                                                 1999     1998     1997     1996     1995
                                                 ----     ----     ----     ----     ----
Interest rate spread during the year             3.35%    3.09%    3.16%    3.01%    2.96%

Net yield on average interest-
 earning assets                                  3.46%    3.42%    3.44%    3.46%    3.27%

Return on average assets                         0.85%    0.87%    0.92%    0.73%    0.83%

Return on average shareholders' equity          10.96%   10.77%   11.21%    7.01%    9.38%

Dividend payout ratio                           29.46%   30.08%   30.13%   46.87%   37.40%

Operating expense to average assets              2.43%    2.52%    2.31%    2.73%    2.05%

Ratio of average shareholders'
 equity to average assets                        7.44%    8.12%    8.24%   10.41%    8.88%

Cash dividends declared and paid
 per share of common stock (1)                  $0.37    $0.35    $0.34    $0.33    $0.33

(1) All share and per share amounts have been restated for the 2:1 stock split occurring in July 1996, the 3:2 stock split occurring in February 1998 and the 5% stock dividend occurring in February 1999.


________________________________________________________________________________
                       Union Financial Bancshares, Inc.

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

The Corporation's Asset/Liability Committee makes weekly pricing and marketing decisions on deposit and loan products in conjunction with managing the Corporation's interest rate risk. The Asset/Liability Committee reviews the Bank's securities portfolio, FHLB advances and other borrowings as well as the Bank's asset and liability policies.

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

At September 30, 1999 the Corporation's exposure to interest rate risk, as calculated by the OTS and measured by the impact of changing interest rates on the Market Value of Portfolio Equity ("MVPE"), was as follows:

                                                                 Rate Environment
                                                                 -----------------

                                         Minus 200 Basis Points       Flat           Plus 200 Basis Points
                                         ----------------------       ----           ----------------------
                                                                 (In Thousands)
Estimated Market Value of Assets                 $216,979          $203,385                $189,894

Estimated Market Value of Liabilities            $190,180          $183,972                $178,313

MVPE                                             $ 26,799          $ 19,413                $ 11,581

Increase/(decrease) in MVPE                      $  7,386          $      -                 ($7,832)

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


________________________________________________________________________________
                       Union Financial Bancshares, Inc.

The following table sets forth, at or for the periods and dates indicated, the weighted average yields earned on the Corporation's interest-earning assets, the weighted average interest rates paid on the Corporation's deposit accounts and borrowings, the interest rate spread and net yield on interest-earning assets.

                                                        At September 30,          Years Ended September 30
                                                        ----------------          ------------------------
                                                              1999              1999        1998        1997
                                                              ----              ----        ----        ----
Average yield on earnings assets:

    Loans                                                     7.85%             8.03%       8.10%       8.08%
    Investments (1)                                           7.15%             6.35%       5.89%       6.88%
    Mortgage-backed securities                                6.76%             6.31%       6.96%       6.76%

Total interest-earning assets                                 7.67%             7.65%       7.83%       7.83%
                                                              ----              ----        ----        ----

Less:

  Average rate paid on deposits                               3.92%             4.08%       4.45%       4.36%
  Average rate paid on borrowings                             5.17%             5.04%       5.70%       5.62%

Average Cost of Funds                                         4.23%             4.29%       4.74%       4.67%
                                                              ----              ----        ----        ----

Average interest rate spread                                  3.44%             3.35%       3.09%       3.16%
                                                              ----              ----        ----        ----

Net yield on average interest-
       earning assets                                         3.53%             3.46%       3.42%       3.44%
                                                              ----              ----        ----        ----

(1) Includes investment securities, federal funds sold, interest-bearing time deposits, overnight interest-bearing deposits and Federal Home Loan Bank
    (FHLB) stock.


Rate/Volume Analysis
--------------------

The following table sets forth certain information regarding changes in interest income and interest expense of the Corporation for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by prior rate); (2) changes in rate (changes in rate multiplied by prior volume); and (3) the total. The net change attributable to the combined impact of rate and volume has been allocated to rate and volume variances consistently on a proportionate basis.




________________________________________________________________________________
                       Union Financial Bancshares, Inc.

                                                   Years Ended September 30,
                                      --------------------------------------------------
                                             1999 vs. 1998           1998 vs. 1997
                                             -------------           -------------
                                       Volume   Rate    Total  Volume      Rate   Total
                                       ------   -----   -----  ------      -----  -----
                                                         (Dollars in Thousands)
Change in interest income:

Loans                                   ($352)   ($93)   ($445)  $2,100   $   18   $2,118
Mortgage-backed securities              1,036    (155)     881       36       18       54
Investments                               121      83      204     (463)    (159)    (622)
                                        -----   -----   ------   ------   ------   ------

Total interest income                     805    (165)     640    1,673     (123)   1,550
                                        -----   -----   ------   ------   ------   ------

Change in interest expense:

Deposits                                  681    (518)     162      758      120      878
Borrowings and other                      242    (256)     (13)      (2)      26       24
                                        -----   -----   ------   ------   ------   ------

Total interest expense                    923    (774)     149      756      146      902
                                        -----   -----   ------   ------   ------   ------

Change in net interest income           ($118)   $609     $491     $917    ($269)    $648
                                        =====   =====   ======   ======   ======   ======


RESULTS OF OPERATIONS
---------------------

Comparison of Years Ended September 30, 1999 and September 30, 1998
-------------------------------------------------------------------

Net income increased $126,000 from $1,550,000 in fiscal 1998 to $1,676,000 in fiscal 1999 primarily as a result of increased interest income from a higher level of earning assets along with increased non-interest income. Earnings per share (basic) increased $0.09 to $1.26 for the year ended September 30, 1999 from $1.17 for the same period in 1998.

Total interest income increased $641,000, or 4.78%, from $13,405,000 in fiscal 1998 to $14,046,000 in fiscal 1999 due to the increase in the average level of interest-earning assets. The increase in average earning assets was due primarily to the increases in mortgaged-backed securities and investment securities. The increase in average earning assets was financed by increased deposits and additional advances from the FHLB. Interest income on loans decreased $445,000, or 3.75%, from $11,865,000 in fiscal 1998 to $11,420,000 in fiscal 1999. The reduction in interest income on loans was due to high principal prepayments on residential loans that resulted in an overall reduction in the average balance of mortgage loans. Interest income on investment and mortgage-backed securities increased $1,113,000, or 77.83%, from $1,430,000 in fiscal 1998 to $2,543,000 in fiscal 1999. This increase was due to a higher average balance for investments and mortgage-backed securities as a result of additional purchases made during the fiscal year.

Interest expense increased 1.97% to $7,698,000 for fiscal 1999 from $7,549,000 for fiscal 1998. Interest expense increased $162,000 for deposits and decreased $13,000 for other borrowings. Interest expense for deposits increased due to higher volumes (9.06% increase from fiscal 1998) offset by a reduction in the costs of deposits. Interest expense on other borrowings decreased due to higher volumes that was offset by lower interest rates on FHLB advances throughout fiscal 1999 as compared to fiscal 1998.

Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered by management as adequate to provide for estimated loan losses based on management's evaluation of the collectibility of the loan portfolio. Provisions for loan losses increased from $0 in fiscal 1998 to $105,000 in fiscal


________________________________________________________________________________
                       Union Financial Bancshares, Inc.

1999. The increase in the provision was made to provide a adequate level of reserves to be consistent with the growth in the Corporation's loan portfolio. The Corporation experienced bad debt charge-offs, net of recoveries, of approximately $98,000 in fiscal 1999 compared to $101,000 for fiscal 1998. The loan reserves to total loans ratio for fiscal 1999 was .56% compared to .58% for fiscal 1998.

Non-interest income increased 14.84% to $1,192,000 for the year ended September 30, 1999 from $1,038,000 for the year ended September 30, 1998. Service charges and fees increased $114,000 to $905,000 primarily as a result of increased deposit account fees. Loan servicing fees (net) increased $47,000 to $(64,000) for the year ended September 30, 1999 from $(111,000) for the year ended September 30, 1998. The improvement in loan servicing fees (net) was due to a reduction in loan premium amortization along with higher loan service fees. Gain on sale of loans decreased to $342,000 during the year ended September 30, 1999 from $358,000 for the year ended September 30, 1998.

Non-interest expense increased 8.25% to $4,814,000 in fiscal 1999 from $4,447,000 in fiscal 1998. Compensation and employee benefits increased 2.91% or $67,000 from fiscal 1998 to fiscal 1999 due to salary and employee benefits inflationary increases. Occupancy and equipment expenses increased 16.56% or $161,000 from fiscal 1998 to fiscal 1999 due to higher depreciation expense as a result of facilities upgrades and equipment purchases along with higher data processing expenses due to the growth of the Bank. Other operating expenses increased 13.89% or $116,000 from fiscal 1998 to fiscal 1999 due primarily to higher deposit premium amortization as a result of a branch purchase made during the second quarter of fiscal 1999.

Comparison of Years Ended September 30, 1998 and September 30, 1997
-------------------------------------------------------------------

Net income increased $106,000 from $1,444,000 in fiscal 1997 to $1,550,000 in fiscal 1998 primarily as a result of increased interest income from loans and increased non-interest income. Earnings per share (basic) increased $0.06 to $1.17 for the year ended September 30, 1998 from $1.11 for the same period in 1997.

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

Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered by management as adequate to provide for estimated loan losses based on management's evaluation of the collectibility of the loan portfolio. Provisions for loan losses decreased from $243,000 in fiscal 1997 to $0 in fiscal 1998. The decrease in the provision was due to the reduction in the Bank loan portfolio that is held for investment , along with the reduction in losses experienced in consumer loans. The Corporation experienced bad debt charge-offs, net of recoveries, of approximately $101,000 in fiscal 1998 compared to $114,000 for fiscal 1997. The loan reserves to total loans ratio excluding loans held for sale for fiscal 1998 was .79% compared to
 .80% for fiscal 1997.

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


________________________________________________________________________________
                       Union Financial Bancshares, Inc.

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

Substantially all of the Year 2000 risk is related to the Bank's activities. The Bank has a formal Year 2000 Plan which includes a Year 2000 Task Force. The Plan has been reviewed by the senior management and the Board of Directors. Included in the Plan is a listing of all systems (whether in-house or provided/supported by third parties) which may be impacted by Year 2000 and a categorization of the systems by their potential impact on Bank operations. The Task Force has received Year 2000 plans from third parties identified during the assessment phase of the Year 2000 Plan. For systems that have been classified as critical to the operations of the Bank, contingency plans have been developed. Contingency plans may include utilization of alternate third party vendors, alternate processing methods and software, or manual processing. Specific contingency plans have been developed regarding liquidity needs for the Bank. The liquidity contingency plans include additional funding lines through the Federal Reserve and other financial institutions. The plans have various activation dates (e.g., the date on which a third party processor fails to meet its Year 2000 compliance deadline). In addition to addressing its own Year 2000 issues, the Bank is in the process of assessing the impact of the Year 2000 on significant commercial borrowers. The Bank's Year 2000 readiness is reviewed and monitored by the Office of Thrift Supervision ("OTS").

The Bank's core processing systems are outsourced through a contract with The BISYS Group, Inc. ("BISYS"). BISYS has developed a Year 2000 Plan and provides the Bank with periodic updates. BISYS also has held Year 2000 workshops, whose objectives have been to assist the Bank in the development of its Year 2000 Plan, to provide updates on the BISYS Year 2000 plan, and training on the use of the BISYS Year 2000 test facility, whose function is to allow BISYS clients to test their systems' compatibility with the BISYS system. BISYS completed all program maintenance associated with Year 2000 prior to October 31, 1998, and performed a full year of testing prior to January 1, 2000. Like the Bank, BISYS Year 2000 activities are subject to OTS oversight.

The incremental cost associated with the Bank's compliance is expected to be less than $50,000. The majority of all hardware upgrades began in 1995 as a
          -------
result of the Bank's plan to increase efficiencies and eliminate obsolescence of some system components. Should the Bank or any of its third party service providers fail to complete Year 2000 measures in a timely manner, it would likely have a material adverse effect, which amount cannot be reasonably estimated at this time.

Financial Condition, Liquidity and Capital Resources
----------------------------------------------------

At September 30, 1999, the Corporation's assets totaled $205,294,000, an increase of $16,008,000, or 8.45%, as compared to $189,286,000 at September 30, 1998. Investment and mortgage-backed securities increased $3,366,000 to $32,921,000 from $29,555,000 at September 30, 1998.The increase in securities was a result of the Corporation's decision to increase investment holdings in municipal securities. Total loans, net, increased


________________________________________________________________________________
                       Union Financial Bancshares, Inc.

$7,199,000 or 5.06% to $149,401,000 from $142,202,000 at September 30, 1998.
Residential mortgage loans, net, decreased $5,536,000 from fiscal 1998 to fiscal 1999 while consumer and commercial loans, net, increased $10,453,000 during the same period. The increase in consumer/commercial loans along with the reduction in residential mortgage loans is more consistent with the liability structure of the Corporation insofar as the shorter terms of these loans more closely match the terms of the Corporation's deposits. The overall growth in total assets was funded by increased deposits and additional advances from the Federal Home Loan Bank. Total advances increased $5,062,000 from $41,441,000 at September 30, 1998 to $46,503,000 at September 30, 1999. Total deposits increased $11,856,000 from $130,768,000 at September 30, 1998 to $142,624,000 on September 30, 1999 due to
the purchase of a branch located in Union County. During the second quarter of fiscal 1999 the Corporation completed the acquisition of the CCB/American Federal's Union, South Carolina branch, which was completed in the second quarter of fiscal 1999.

The Bank's liquidity, as measured by the ratio of cash, cash equivalents (not committed, pledged or required to liquidate specific liabilities) and investment securities to total deposits was approximately 17.08% at September 30, 1999. Assets that qualify as eligible liquidity are defined by applicable federal regulation and include cash and cash equivalents and certain types of United States Treasury and agency obligations, and other similar investments. The required ratio of such liquid investments is currently 4% of certain of the Bank's liabilities as defined by the OTS. The liquidity requirement is changed periodically by the OTS to reflect economic conditions. The Bank has relied upon deposit growth and loan repayments as its principal sources of liquidity. If deposit growth and loan repayments do not generate sufficient liquid funds in the future, the Bank may borrow additional funds from the FHLB or liquidate short-term investments. These sources of funds are intended to provide a secondary source of relatively liquid funds upon which the Bank may rely, if necessary. Commitments to fund loans in the ordinary course of business at September 30, 1999 were approximately $830,000. See Note 11 to the financial statements for further information about commitments and contingencies.

As of September 30, 1999, the Bank exceeded the OTS's capital requirements. See
Note 13 to the financial statements for further discussion of these capital requirements.

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

Subsequent Event
----------------

On November 12, 1999 Union Financial completed its acquisition of South Carolina Community Bancshares, Inc. and its wholly owned subsidiary, Community Federal Savings Bank. Union Financial issued a total of 526,290 shares and paid a total of $3,582,081 to the shareholders of South Carolina Community Bancshares, Inc. The transaction was accounted for under the purchase method of accounting. The two offices of Community Federal Savings Bank became offices of Provident Community Bank, the wholly owned subsidiary of Union Financial Bancshares. At September 30, 1999, South Carolina Community Bancshares, Inc. had total assets of $46.6 million, loans of $40.2 million and deposits of $35.9 million.


________________________________________________________________________________
                       Union Financial Bancshares, Inc.

               [LETTERHEAD OF ELLIOTT, DAVIS & COMPANY, L.L.P.]
                         Certified Public Accountants

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholders and Board of Directors
Union Financial Bancshares, Inc. and Subsidiary
Union, South Carolina

     We have audited the accompanying consolidated balance sheets of Union Financial Bancshares, Inc. and Subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union Financial Bancshares, Inc. and Subsidiary as of September 30, 1999 and 1998 and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.

                                                /s/ Elliot, Davis & Company, LLP

Elliott, Davis & Company, L.L.P.
Greenville, South Carolina
October 29, 1999

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                         -----------------------------

                                                                               September 30,
                                                                             ------------------
                                                                             1999          1998
                                                                             ----          ----
                                                                               (In Thousands)
Assets
------
Cash                                                                         $  3,149   $  2,469
Short term interest-bearing deposits                                            2,421      1,124
                                                                             --------   --------
Total cash and cash equivalents                                                 5,570      3,593
                                                                             --------   --------
Investment and mortgage-backed securities:
    Held to maturity                                                            5,586      2,699
    Available for sale                                                         27,335     26,856
                                                                             --------   --------
Total investment and mortgage-backed securities                                32,921     29,555
                                                                             --------   --------
Loans, net
    Held for sale                                                                 216     37,584
    Held for investment                                                       149,185    104,618
                                                                             --------   --------
Total loans, net                                                              149,401    142,202
Office properties and equipment, net                                            4,524      4,020
Federal Home Loan Bank Stock, at cost                                           2,050      2,023
Accrued interest receivable                                                     1,574      1,197
Mortgage servicing rights                                                       3,842      3,270
Other assets                                                                    5,412      3,426
                                                                             --------   --------
Total assets                                                                 $205,294   $189,286
                                                                             ========   ========

Liabilities
-----------
Deposit accounts                                                             $142,624   $130,768
Advances from the Federal Home Loan Bank and other borrowings                  46,503     41,441
Accrued interest payable                                                          226        336
Advances from borrowers for taxes and insurance                                   548        496
Other liabilities                                                                 655        945
                                                                             --------   --------
Total liabilities                                                             190,556    173,986
                                                                             --------   --------

Commitments and contingencies - note 11

Shareholders' equity
--------------------
Serial preferred stock, no par value,
  authorized - 500,000 shares, issued and outstanding - None
Common stock - $0.01 par value, authorized - 2,500,000 shares
  issued and outstanding - 1,357,214 shares in 1999 and                            14         13
   1,278,250 shares in 1998
Additional paid-in capital                                                      5,484      4,471
Accumulated other comprehensive income (loss)                                  (1,779)       148
Retained earnings, substantially restricted                                    11,019     10,668
                                                                             --------   --------
Total shareholders' equity                                                     14,738     15,300
                                                                             --------   --------
Total liabilities and shareholders' equity                                   $205,294   $189,286
                                                                             ========   ========

  See notes to consolidated financial statements.

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------

                                                               For the Years Ended September 30,
                                                              -----------------------------------
                                                              1999           1998          1997
                                                              ----           ----          ----
                                                              (In Thousands, Except Share Data)
Interest Income:
  Loans                                                       $   11,420   $   11,865   $    9,747
  Deposits and federal funds sold                                     83          110           63
  Securities available for sale:
    State and municipal                                               36           17           37
    Other investments                                              2,320          980        1,128
  Securities held to maturity:
    Other investments                                                187          433          880
                                                              ----------   ----------   ----------
  Total interest income                                           14,046       13,405       11,855
                                                              ----------   ----------   ----------
Interest Expense:
  Deposit accounts                                                 5,706        5,544        4,666
  Advances from the FHLB and other                                 1,992        2,005        1,981
                                                              ----------   ----------   ----------
  Total interest expense                                           7,698        7,549        6,647
                                                              ----------   ----------   ----------
Net Interest Income                                                6,348        5,856        5,208
  Provision for loan losses                                          105           --          243
                                                              ----------   ----------   ----------
Net interest income after provision for loan losses                6,243        5,856        4,965
                                                              ----------   ----------   ----------
Non Interest Income:
  Fees for financial services                                        905          791          710
  Loan servicing fees, net of servicing amortization                 (64)        (111)          88
  Net gains on sale of investments                                     9           --           59
  Gains on sale of loans                                             342          358           96
                                                              ----------   ----------   ----------
  Total non interest income                                        1,192        1,038          953
                                                              ----------   ----------   ----------
Non Interest Expense:
  Compensation and employee benefits                               2,368        2,301        1,768
  Occupancy and equipment                                          1,133          972          702
  Deposit insurance premiums                                          77           54           93
  Professional services                                              275          275          332
  Deposit premium amortization                                       276          212          106
  Other                                                              685          633          615
                                                              ----------   ----------   ----------
  Total non interest expense                                       4,814        4,447        3,616
                                                              ----------   ----------   ----------
Income before income taxes                                         2,621        2,447        2,302
Provision for income taxes                                           945          897          858
                                                              ----------   ----------   ----------
Net Income                                                    $    1,676   $    1,550   $    1,444
                                                              ==========   ==========   ==========

Net Income per common share (Basic)                           $     1.26   $     1.17   $     1.12
                                                              ==========   ==========   ==========
Net Income per common share (Diluted)                         $     1.19   $     1.10   $     1.04
                                                              ==========   ==========   ==========

Cash dividends per common share                               $     0.37   $     0.35   $     0.34
                                                              ==========   ==========   ==========

Weighted average number of common shares outstanding (Basic)   1,328,305    1,327,845    1,292,284
                                                              ==========   ==========   ==========

Weighted average number of common shares outstanding           1,414,121    1,410,158    1,391,988
(Diluted)                                                     ==========   ==========   ==========


See notes to consolidated financial statements.

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                -----------------------------------------------

                                                                               Retained     Accumulated
                                                                 Additional    Earnings        Other           Total
                                               Common Stock        Paid-In   Substantially  Comprehensive   Shareholders'
                                            ------------------
                                            Shares      Amount     Capital    Restricted      Income           Equity
                                            ------      ------     -------    ----------      ------           ------
                                                          (In Thousands, Except Share Data)
Balance at September 30, 1996               811,286      $  8        $3,897    $ 8,578         ($ 229)         $12,254
                                                                                                               -------
Net income                                       --        --            --      1,444             --            1,444

Other comprehensive income, net of tax
  Unrealized holding gains arising
  during period                                  --        --            --         --            166              166
                                                                                               ------          -------
 Comprehensive income                                                                                            1,610
                                                                                                               -------

Options exercised                            16,414        --            96         --             --               96

Cash dividend ($.34 per share)                   --        --            --       (433)            --             (433)
                                             ------       ---        ------    -------         ------          -------

Balance at September 30, 1997               827,700         8         3,993      9,589            (63)          13,527
                                                                                                               -------

Net income                                       --        --            --      1,550             --            1,550

Other comprehensive income, net of tax
  Unrealized holding gains arising
  during period                                  --        --            --         --            211              211
                                                                                               ------          -------
 Comprehensive income                                                                                            1,761
                                                                                                               -------

Options exercised                             9,920       --             51         --             --               51

Three-for-two stock split                   413,850        4             --         (4)            --               --

Dividend reinvestment plan contributions     26,780        1            427         --             --              428

Cash dividend ($.35 per share)                   --       --             --       (467)            --             (467)
                                          ---------      ---         ------    -------         ------          -------

Balance at September 30, 1998             1,278,250       13          4,471     10,668            148           15,300
                                                                                                               -------

Net income                                       --       --             --      1,676             --            1,676

Other comprehensive income, net of tax
  Unrealized holding losses arising
  during period                                  --       --             --         --         (1,927)          (1,927)
                                                                                               ------          -------
 Comprehensive loss                                                                                               (251)
                                                                                                               -------

Options exercised                              315        --              1         --             --                1

Five percent stock dividend                 63,818         1            830       (829)            --               --

Dividend reinvestment plan contributions    14,831        --            182         --             --              182

Cash dividend ($.37 per share)                  --        --             --       (494)            --             (494)
                                          ---------      ---         ------    -------         ------          -------

Balance at September 30, 1999             1,357,214      $14         $5,484    $11,019        ($1,779)         $14,738
                                          =========      ===         ======    =======         ======          =======

See notes to consolidated financial statements.

_______________________________________________________________________________
                       Union Financial Bancshares, Inc.

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                              For the Years Ended September 30,
                                                              ---------------------------------
                                                              1999          1998          1997
                                                              ----          ----          ----
                                                                     (In Thousands)
Operating activities:

Net income                                                   $   1,676     $   1,550    $   1,444
Adjustments to reconcile net income to
  net cash provided by (used) in operating activities:
  Provision for loan losses                                        105            --          243
  Amortization expense                                           1,127           561          106
  Depreciation expense                                             343           221          188
  Recognition of deferred income, net of costs                    (100)         (140)          (7)
  Deferral of fee income, net of costs                             243            77           29
  Gain on investment transactions                                   (9)           --          (59)
  Loans originated for sale                                   (108,962)     (141,436)     (61,806)
  Proceeds from sale of loans                                  108,746       123,677       46,762
  Gain on sale of loans held for sale                             (342)         (358)         (96)
   (Increase) decrease in accrued interest receivable             (377)          120         (196)
   (Increase) decrease in other assets                          (1,189)         (835)       2,720
   Increase (decrease) in accrued interest payable                (239)          (22)         235
   Increase (decrease) in other liabilities                       (110)          434         (830)
                                                             ---------     ---------    ---------
 Net cash provided by (used) in operating activities         $     912    ($  16,151)  ($  11,267)
                                                             ---------     ---------    ---------

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

               -------------------------------------------------

                                                                        For the Years Ended September 30,
                                                                       ------------------------------------
                                                                          1999          1998         1997
                                                                        --------      --------    ---------
                                                                                (In Thousands)
Investing activities:

Purchase of investment and mortgage-backed securities:
  Held to maturity                                                      $ (4,864)    $     --      $ (2,000)
  Available for sale                                                     (16,097)     (20,368)       (2,950)
Proceeds from maturity of investment and mortgage- backed securities:
  Held to maturity                                                         1,500        4,497           500
  Available for sale                                                       3,375        7,978         4,450
Proceeds from sale of investment and mortgage-backed securities:
  Available for sale                                                       5,941           --         8,281
Principal repayments on mortgage-backed securities:
  Held to maturity                                                           477          616           137
  Available for sale                                                       6,356        1,388         1,712
Net (increase) decrease in loans                                          (9,512)       5,952       (28,861)
Purchase of mortgage servicing rights                                       (572)      (2,814)           --
Purchase of FHLB stock                                                       (27)          --        (1,380)
Redemption of FHLB stock                                                      --           82           225
Purchase of office properties and equipment                                 (847)      (1,231)       (1,534)
                                                                        --------     --------      --------

Net cash used in investing activities                                    (14,270)      (3,900)      (21,420)
                                                                        --------     --------      --------

Financing activities:
Proceeds from the exercise of stock options                                    1           51            96
Proceeds from dividend reinvestment plan                                     182          427            --
Dividends paid in cash                                                      (494)        (467)         (433)
Proceeds from term borrowings                                              4,863        3,853        17,997
Acquired deposits from purchased branch                                   12,622           --        20,073
Premium paid for acquired deposits                                        (1,073)          --        (2,115)
Increase (decrease) in deposit accounts                                     (766)      11,959         1,205
                                                                        --------     --------      --------

Net cash provided by financing activities                                 15,335       15,823        36,823
                                                                        --------     --------      --------
Net (decrease) increase in cash and cash equivalents                       1,977       (4,228)        4,136

Cash and cash equivalents at beginning of year                             3,593        7,821         3,685
                                                                        --------     --------      --------

Cash and cash equivalents at end of year                                $  5,570     $  3,593      $  7,821
                                                                        ========     ========      ========

See notes to consolidated financial statements.

_______________________________________________________________________________
                       Union Financial Bancshares, Inc.

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


1.  Summary of Significant Accounting Policies

Organization - Union Financial Bancshares, Inc. ("Union Financial") was
------------
incorporated in the State of Delaware in April 1994, for the purpose of becoming a thrift holding company for Provident Community Bank or the "Corporation" (formerly known as Union Federal Savings Bank), a federally chartered savings bank ("the Bank"). Provident Community Bank, founded in 1934, offers a complete array of financial services through four full service banking centers, a mortgage banking center and a lending and investment center in two counties in South Carolina. The Bank offers a full range of financial services including checking, savings, time deposits, individual retirement accounts (IRAs), investment services, and secured and unsecured consumer loans. The Bank originates and services home loans and provides financing for small businesses and affordable housing.

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

Basis of Consolidation - The accompanying consolidated financial statements
----------------------
include the accounts of the Corporation and its wholly owned subsidiary, Provident Community Bank and its wholly owned subsidiary, Provident Financial Services, Inc. ("PFS"). PFS consists primarily of investment brokerage services. All inter corporation amounts and balances have been eliminated in consolidation.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand and
-------------------------
amounts due from depository institutions, federal funds sold and short term, interest-bearing deposits. From time to time, the Corporation's cash deposits with other financial institutions may exceed the FDIC insurance limits.

Investments - The Bank accounts for investment securities in accordance with
-----------
Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for
                                                            --------------
Certain Investments in Debt and Equity Securities ("SFAS 115").  In accordance
-------------------------------------------------
with the Statement, debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as "held to maturity" securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading" securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held to maturity or trading securities are classified as "available for sale" securities and reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. Transfers of securities between classifications will be accounted for
at fair value.   No securities have been classified as trading securities.

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

Loans - Loans held for investment are recorded at cost.  Mortgage loans consist
-----
principally of conventional one to four family residential loans and interim and permanent financing of non-residential loans that are secured by real estate. Commercial loans are made primarily on the strength of the borrower's general credit standing, the ability to generate repayment from income sources and the collateral securing such loans. Consumer loans generally consist of home equity loans, automobile and other personal loans.

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

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

Allowances for Estimated Losses - The Corporation maintains allowances for
-------------------------------
estimated loan losses and losses on real estate acquired in settlement of loans. Loss provisions are charged to income when, in the opinion of management, such losses for which no provision has been made are probable.

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

Accounting for Impaired Loans - Impaired loans are accounted for in accordance
-----------------------------
with SFAS No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS
                   ------------------------------------------------
114"), which was amended by SFAS No. 118. SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is
collateral dependent.   The Corporation maintains an allowance for impaired
loans based on a combination of evaluation of impairment of smaller balance, homogeneous loans (primarily consumer loans and 1-4 family real estate mortgages) and specific identification of impaired loans based on delinquency status and other factors related to the borrower's ability to repay the loan. The risk characteristics used to aggregate loans are collateral type, borrower's financial condition and geographic location.

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

As of and for the years ended September 30, 1999 and 1998, there were no impaired loans and the Corporation had recognized no interest income from impaired loans.

Office Properties and Equipment - Office properties and equipment are presented
-------------------------------
at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets. Estimated useful lives are 20-50 years for buildings and improvements and generally five to ten years for furniture, fixtures and equipment.

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

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

Federal Home Loan Bank Stock - The Corporation, as a member institution of the
----------------------------
Federal Home Loan Bank (FHLB) of Atlanta, is required to own capital stock in the FHLB of Atlanta based generally upon the Corporation's balances of residential mortgage loans and FHLB advances. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value.

Mortgage Servicing Rights - The Corporation accounts for mortgage servicing
-------------------------
rights in accordance with SFAS No. 122, Accounting for Mortgage Servicing
                                        ---------------------------------
Rights.  The statement eliminates the distinction between originated and
------
purchased mortgage servicing rights. The Corporation capitalizes the allocated cost of originated mortgage servicing rights and records a corresponding increase in mortgage banking income.

Purchased mortgage servicing rights are recorded at the lower of cost or market. Originated mortgage servicing rights are capitalized based on the allocated cost which is determined when the underlying loans are sold or securitized. MSRs are amortized in proportion to and over the period of estimated net servicing income using a method that is designed to approximate a level-yield method, taking into consideration the estimated prepayment of the underlying loans. For purposes of measuring impairment, MSRs are periodically reviewed for impairment based upon quarterly valuations. Such valuations are based on projections using a discounted cash flow method that includes assumptions regarding prepayments, servicing costs and other factors. Impairment is measured on a disaggregated basis for each pool of rights

Real Estate Acquired Through Foreclosure - Real estate acquired through
----------------------------------------
foreclosure is stated at the lower of cost or estimated fair value less estimated costs to sell. Any accrued interest on the related loan at the date of acquisition is charged to operations. Costs relating to the development and improvement of property are capitalized to the extent that such costs do not exceed the estimated fair value less selling costs of the property, whereas those relating to holding the property are charged to expense. Real estate acquired through foreclosure is included in other assets on the balance sheet.

Sale of Loans - The Corporation frequently sells and retains servicing rights on
-------------
certain mortgage loans. Gains or losses on the sale of such loans are recognized when substantially all risks and rewards of ownership are transferred. If loan servicing is retained, the value of future servicing rights are considered in the determination of the amount of gain or loss.

Income Taxes - The Bank accounts for income taxes in accordance with SFAS No.
------------
109, Accounting for Income Taxes.  Under SFAS 109, deferred income taxes reflect
     ---------------------------
the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is established for deferred tax assets that may not be realized. Also, SFAS 109 eliminates, on a prospective basis, the exception from the requirement to record deferred taxes on tax basis bad debt reserves in excess of the base year amounts. The tax basis bad debt reserve that arose prior to the fiscal year 1988 (the base year amount) is frozen, and the book reserves at that date and all subsequent changes in book and tax basis reserves are included in the determination of deferred taxes.

Fair Values of Financial Instruments - The following methods and assumptions
------------------------------------
were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

    Cash and short-term instruments - The carrying amounts of cash and short-term instruments approximate their fair value.

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

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

Share and per-share data have been restated to reflect stock splits issued in July 1996, February 1998 and the 5% stock dividend occurring in February, 1999.

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

Intangible Assets - Intangible assets, included in other assets, consist of core
-----------------
deposit premiums resulting from the Corporation's branch acquisition.

During 1999, $276,000 of intangible expense was charged to operations. Core deposit intangibles are being amortized over 10 years using the straight-line method.

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

Comprehensive Income - SFAS No.130 Reporting Comprehensive Income, establishes
--------------------               ------------------------------
standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses). This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income (including, for example, unrealized holding gains and losses on available-for-sale securities) be reported in a financial statement that is displayed with the same prominence as other financial statements. The Corporation discloses components of comprehensive income in its statement of shareholder's equity. The accumulated balance of other comprehensive income is disclosed separately from retained earnings in the equity section of the balance sheet.

Reclassifications - Certain amounts in prior years' financial statements have
-----------------
been reclassified to conform with current year classifications.


2.  Investment And Mortgage-backed Securities

Held to Maturity - Securities classified as held to maturity consisted of the
----------------
following (in thousands):

                                                    September 30, 1999
                                       -----------------------------------------
                                       Amortized     Gross Unrealized       Fair
                                                     ----------------
                                          Cost       Gains     Losses      Value
                                          ----       -----     ------      -----
Mortgage-backed Securities:
 FHLMC                                    $4,864       $--      ($326)    $4,538
 GNMA                                        722        78         --        800
                                          ------       ---      -----     ------
Total held to maturity                    $5,586       $78      ($326)    $5,338
                                          ======       ===      =====     ======

                                                    September 30, 1998
                                       -----------------------------------------
                                        Amortized    Gross Unrealized       Fair
                                                     ----------------
                                           Cost      Gains     Losses      Value
                                           ----      -----     ------      -----
Investment Securities:
  U.S. Agency Obligations                 $1,500       $24      $  --     $1,524
Mortgage-backed Securities:
  GNMA                                     1,199        21         --      1,220
                                          ------       ---      -----     ------
Total held to maturity                    $2,699       $45      $  --     $2,744
                                          ======       ===      =====     ======

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

Available for Sale - Securities classified as available for sale consisted of
------------------
the following (in thousands):

                                                                    September 30, 1999
                                                      -------------------------------------------
                                                      Amortized      Gross Unrealized      Fair
                                                                     ----------------
                                                        Cost        Gains       Losses    Value
                                                        ----        -----       ------    ------
Investment Securities:
  U.S. Agency Obligations                               $15,139    $    --     ($1,209)   $13,930
  Municipal Securities                                    1,701         --        (125)     1,576
                                                        -------    -------     -------    -------
Total Investment Securities                              16,840         --      (1,334)    15,506
                                                        -------    -------     -------    -------
Mortgage-backed Securities:
  FHLMC                                                   6,356         --        (137)     6,219
  FNMA                                                      966         --         (17)       949
  CMOs                                                    5,952         --      (1,291)     4,661
                                                        -------    -------     -------    -------
Total Mortgage-backed Securities                         13,274         --      (1,445)    11,829
                                                        -------    -------     -------    -------

Total available for sale                                $30,114    $    --     ($2,779)   $27,335
                                                        =======    =======     =======    =======

                                                                   September 30, 1998
                                                      -----------------------------------------
                                                      Amortized     Gross Unrealized       Fair
                                                                    ----------------
                                                        Cost        Gains       Losses    Value
                                                        ----        -----       ------    -----
Investment Securities:
  U.S. Agency Obligations                               $ 7,668      $ 45        ($31)   $ 7,682
  Municipal Securities                                      449         2          --        451
                                                        -------      ----        ----    -------
Total Investment Securities                               8,117        47         (31)     8,133
                                                        -------      ----        ----    -------
Mortgage-backed Securities:
  FHLMC                                                   9,713       158          --      9,871
  FNMA                                                      880        16          (2)       894
  CMOs                                                    7,806       157          (5)     7,958
                                                        -------      ----        ----    -------
Total Mortgage-backed Securities                         18,399       331          (7)    18,723
                                                        -------      ----        ----    -------

Total available for sale                                $26,516      $378        ($38)   $26,856
                                                        =======      ====        ====    =======


Proceeds, gross gains and gross losses realized from the sales, calls and prepayments of available for sale securities were as follows for the years ended (in thousands):

                                                                       September 30,
                                                                       -------------
                                                             1999          1998          1997
                                                            ------        ------        -------
Proceeds                                                    $9,316        $7,978        $13,231
                                                            ------        ------        -------
Gross gains                                                      9            --             76
Gross losses                                                    --            --             17
                                                            ------        ------        -------
Net gain on investment transactions                         $    9        $   --        $    59
                                                            ======        ======        =======

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

    -----------------------------------------------------

The maturities of securities at September 30, 1999 are as follows (in thousands):


                                                   Held to Maturity             Available for Sale
                                                   -----------------            ------------------
                                                 Amortized       Fair          Amortized       Fair
                                                   Cost         Value            Cost         Value
                                                   ----        ------            ----         ------
Due in one year or less                           $   --       $   --           $   138      $   138
Due after one year through five years                 --           --             1,514        1,461
Due after five years through ten years                --           --             1,223        1,168
Due after ten years                                5,586        5,338            27,240       24,568
                                                  ------       ------           -------      -------
Total investment and mortgage-backed
   securities                                     $5,586       $5,338           $30,115      $27,335
                                                  ======       ======           =======      =======

The mortgage-backed securities held at September 30, 1999 mature between one and thirty years. The actual lives of those securities may be significantly shorter as a result of principal payments and prepayments.

At September 30, 1999 and 1998, $12,963,000 and $10,383,000, respectively,  of securities were pledged as collateral for certain deposits.

At September 30, 1999, approximately $1,151,000 of the debt securities and $577,000 of mortgage-backed securities were adjustable rate securities. The adjustment periods range from monthly to annually and rates are adjusted based on the movement of a variety of indices.

Investments in collateralized mortgage obligations ("CMOs") represent securities issued by agencies of the federal government.

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

3.    Loans, Net

Loans receivable consisted of the following (in thousands):

                                                          September 30,
                                                    -----------------------------
                                                     1999                  1998
                                                     ----                  ----
Conventional real estate loans:
  Fixed rate residential
     Held for sale                                  $    216              $ 37,584
     Held for investment                              56,963                24,075
  Fixed rate commercial                                3,036                 4,053
  Adjustable rate residential
     Held for sale                                        --                    --
     Held for investment                              47,915                48,531
  Adjustable rate commercial                             136                   140
  Construction loans                                  17,039                12,838
                                                    --------              --------
Total real estate loans                              125,305               127,221
                                                    --------              --------
Other loans:
  Consumer and installment loans                      16,409                 9,797
  Commercial loans                                     7,748                 3,539
  Consumer lines of credit                             8,855                 7,404
  Loans secured by deposit accounts                    1,435                 1,551
                                                    --------              --------
Total other loans                                     34,447                22,291
                                                    --------              --------

Total loans                                          159,752               149,512
                                                    --------              --------
Less:
  Undisbursed portion of interim
   construction loans                                 (9,964)               (6,625)
  Allowance for loan losses                             (836)                 (827)
  Net deferred loan origination costs                    449                   142
                                                    --------              --------

Total, net                                          $149,401              $142,202
                                                    ========              ========

Weighted-average interest rate of loans                 7.85%                 8.01%

Loans sold and serviced by the Corporation at September 30, 1999 and 1998 were approximately $257,906,000 and $164,396,000, respectively. The Corporation sells loans in the secondary market without recourse and retains servicing rights. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees received from the investors as well as certain charges collected from the borrowers, such as late payment fees. In connection with these loans serviced for others, the Corporation held borrowers' escrow balances of $548,000 at September 30, 1999 and $496,000 at September 30, 1998.

Adjustable rate real estate loans (approximately $47,915,000 and $48,531,000 at September 30, 1999 and 1998, respectively) are subject to rate adjustments annually and generally are adjusted based on movement of the Federal Home Loan Bank National Monthly Median Cost of Funds rate or the Constant Maturity Treasury index. The maximum loan rates can be adjusted is 200 basis points in any one year with a lifetime cap of 600 basis points.

The Corporation made commercial real estate loans which totaled approximately $3,172,000 and $4,193,000 at September 30, 1999 and 1998, respectively. These loans are considered by management to contain a somewhat greater risk of uncollectibility due to the dependency on income production or future development and sale of the real estate. These commercial real estate loans are collateralized by housing for the aged, churches, motels, apartments and other improved real estate.

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

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

The Bank paid $1,423,000 for mortgage servicing rights for approximately $108,746,000 of loans in 1999. The amortization of servicing rights and excess servicing rights included in loan servicing fees amounted to $850,589, $348,764, and $19,171 in 1999, 1998, and 1997 respectively.

The fair value of mortgage servicing rights at September 30, 1999 is approximately $3,988,000.

Nonrefundable loan fees and certain direct loan origination costs are deferred and recognized over the lives of the loans using the level yield method. Amortization of these deferrals is recognized as interest income. Deferred loan origination fees are included in loans held for investment on the balance sheet.

Under OTS regulations, the Bank may not make loans to one borrower in excess of 15% of unimpaired capital. This limitation does not apply to loans made before August 9, 1989. At September 30, 1999, the Bank had loans outstanding to one borrower ranging up to $1,293,000 and was in compliance with this regulation.

Also under current regulations, the Bank's aggregate commercial real estate loans may not exceed 400% of its capital as determined under regulatory requirements. These limitations are not expected to have a material impact on the Bank's ongoing operations.

At September 30, 1999 and 1998, loans which are accounted for on a non-accrual basis or contractually past due ninety days or more totaled approximately $184,000 and $696,000, respectively. The amount the Corporation will ultimately realize from these loans could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrower's ability to repay the loans. During the years ended September 30, 1999, 1998, and 1997, the Corporation recognized no interest income on loans past due 90 days or more, whereas, under the original terms of these loans, the Corporation would have recognized additional interest income of approximately $8,000, $20,000, and $36,000, respectively.

The changes in the allowance for loan losses consisted of the following (in thousands):

                                                    Years Ended September 30,
                                                   ----------------------------
                                                     1999      1998      1997
                                                   --------  --------  --------
Balance at beginning of year                         $ 827     $ 928     $ 799
Provision for loan losses                              105        --       243
(Charge-offs) recoveries, net                          (96)     (101)     (114)
                                                     -----     -----     -----

Balance at end of year                               $ 836     $ 827     $ 928
                                                     =====     =====     =====

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

Directors and officers of the Corporation are customers of the Corporation in the ordinary course of business. Loans of directors and officers have terms consistent with those offered to other customers. Loans to officers and directors of the Corporation are summarized as follows (in thousands):

                                                    Years Ended September 30,
                                                  -----------------------------
                                                   1999        1998      1997
                                                  ------      ------    -------
Balance at beginning of year                      $1,919      $ 1,014    $  712
Loans originated during the year                     472        1,908       685
Loan repayments during the year                      (87)      (1,003)     (383)
                                                  ------      -------    ------
Balance at end of year                            $2,304      $ 1,919    $1,014
                                                  ======      =======    ======


4.  Office Properties And Equipment

Office properties and equipment consisted of the following (in thousands):

                                                        September 30,
                                             ---------------------------------
                                              1999                      1998
                                              ----                      ----
Land                                         $   660                  $   660
Building and improvements                      3,212                    2,859
Office furniture, fixtures and equipment       1,912                    2,151
                                             -------                  -------
Total                                          5,784                    5,670

Less accumulated depreciation                 (1,260)                  (1,650)
                                             -------                  -------

Office properties and equipment, net         $ 4,524                  $ 4,020
                                             =======                  =======

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

5.    Deposit Accounts

Deposit accounts at September 30, were as follows (in thousands):

                                                        1999                                       1998
                                               ------------------------------------  ----------------------------------
                                               Rate          Balance         %       Rate          Balance         %
                                               ----          -------         -       ----          -------         -
Account Type
------------
NOW accounts:
  Commercial noninterest-bearing               0.00%         $  8,146      5.71%     0.00%         $  7,119        5.44%
  Noncommercial                                0.81%           12,091      8.48%     1.33%           10,925        8.35%
Money market checking accounts                 3.31%            7,303      5.12%     3.40%            6,832        5.22%
Regular savings                                1.60%           12,695      8.90%     1.97%           11,849        9.06%
                                                             --------    ------                    --------      ------
Total demand and savings deposits              1.34%           40,235     28.21%     1.60%           36,725       28.08%
                                                             --------    ------                    --------      ------

Savings certificates:
  Up to 3.00%                                                     558      0.39%                         29        0.02%
  3.01 %- 4.00%                                                    --      0.00%                         55        0.04%
  4.01 %- 5.00%                                                53,566     37.56%                     19,393       14.83%
  5.01 %- 6.00%                                                41,597     29.17%                     68,969       52.74%
  6.01 %- 7.00%                                                 5,972      4.19%                      4,702        3.60%
                                                             --------    ------                    --------      ------
Total savings certificates                     4.95%          101,693     71.30%     5.51%         $ 93,148       71.23%
                                                             --------    ------                    --------      ------
Sweep accounts                                 4.00%              696      0.49%     4.00%              895        0.68%
Total deposit accounts                         3.92%         $142,624    100.00%     4.40%         $130,768      100.00%
                                               ====          ========    ======      ====          ========      ======

As of September 30, 1999 and 1998, total deposit accounts include approximately $1,322,000 and $1,432,000, respectively, of deposits from the Corporation's officers, directors, employees or parties related to them.

At September 30, 1999 and 1998, deposit accounts with balances of $100,000 and over totaled approximately $23,022,000 and $18,829,000, respectively.

Savings certificates by maturity were as follows (in thousands):

                                                              September 30,
                                              ---------------------------------------------
                                                   1999                          1998
                                                   ----                          ----
Maturity Date
-------------
Within 1 year                                   $ 89,343                      $74,647
After 1 but within 2 years                         6,998                       11,408
After 2 but within 3 years                         4,232                        2,038
Thereafter                                         1,120                        5,055
                                                --------                      -------

Total certificate accounts                      $101,693                      $93,148
                                                ========                      =======


________________________________________________________________________________
                       Union Financial Bancshares, Inc.

Interest expense on deposits consisted of the following (in thousands):

                                                              Years Ended September 30,
                                                             ----------------------------
                                                               1999      1998      1997
                                                             --------  --------  --------
Account Type
------------
NOW accounts and money market deposit accounts                $  411    $  410    $  353
Passbook and statement savings accounts                          207       253       275
Certificate accounts                                           5,107     4,912     4,062
Early withdrawal penalties                                       (19)      (31)      (24)
                                                              ------    ------    ------

Total                                                         $5,706    $5,544    $4,666
                                                              ======    ======    ======

6.  Advances From The Federal Home Loan Bank And Other Borrowings

At September 30, 1999 and 1998, the Bank had $46,503,000 and $41,441,000,
respectively, of advances outstanding from the Federal Home Loan Bank and treasury, tax and loan deposits. The maturity of the advances from the Federal Home Loan Bank and treasury, tax and loan deposits is as follows (in thousands):

                                                            September 30,
                                                 --------------------------------
                                                    1999                     1998
                                                    ----                     ----
Contractual Maturity:
Within one year - fixed rate                       $14,503                 $19,441
Within one year - adjustable rate                    7,000                  16,000
After one but within two years - fixed rate             --                   1,000
After one but within two years -
 adjustable rate                                        --                   5,000
Greater than three years-adjustable rate           $25,000                      --
                                                   -------                 -------

Total Advances                                     $46,503                 $41,441
                                                   =======                 =======

Weighted average rate                                 5.41%                   5.69%

The Bank pledges as collateral to the advances their Federal Home Loan Bank Stock, and has entered into a blanket collateral agreement with the Federal Home Loan Bank whereby the Bank maintains, free of other encumbrances, qualifying mortgages (as defined) with unpaid principal balances equal to, when discounted at 75% of the unpaid principal balances, 100% of total advances. The amount of qualifying mortgages was $112,304,000 and $117,840,000, respectively, at September 30, 1999 and 1998.

7.    Income Taxes

Income tax expense(benefit) is summarized as follows (in thousands):

                                                 For the Years Ended September 30,
                                                -----------------------------------
                                                   1999         1998        1997
                                                -----------  -----------  ---------
Current                                              ($364)       $1,094      $ 755
Deferred                                             1,309           197        103
                                                    ------        ------      -----

Total income taxes                                  $  945        $  897      $ 858
                                                    ======        ======      =====

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

The provision for income taxes differed from amounts computed by applying the statutory federal rate of 34% to income before income taxes as follows (in thousands):

                                                      For the Years Ended September 30,
                                                     -------------------------------------
                                                        1999         1998         1997
                                                     -----------  -----------  -----------
Tax at federal income tax rate                            $ 891        $ 832        $ 783
------------------------------
Increase (decrease) resulting from:
  State income taxes, net of federal benefit                100           96           91
  Interest on municipal bonds                                (9)          (6)         (10)
  Non-taxable life insurance income                          28           --           --
Other, net                                                   (9)         (25)          (6)
                                                          -----        -----        -----

Total                                                     $ 945        $ 897        $ 858
                                                          =====        =====        =====

The tax effects of significant items comprising the Corporation's deferred taxes as of September 30, 1999 and 1998 are as follows (in thousands):

                                                                   September 30,
                                                             -------------------------
                                                             1999                 1998
                                                             ----                 ----
Deferred tax assets:
Book reserves in excess of tax basis bad debt reserves
      arising after September 30, 1988                      $   207              $  251
Tax mark to market adjustment on securities                      --                 129
Book reserves and amortization in excess of tax on
      mortgage servicing rights                                  --                  58
SFAS No. 115 mark to market adjustment                        1,001                  --
Difference between book and tax goodwill basis                   76                  40
Other                                                            30                  24
                                                             ------              ------
Total deferred tax asset                                         --                 502
                                                             ------              ------

Deferred tax liabilities:
  Difference between book and tax property basis                199                 199
  Difference between book and tax Federal Home Loan
      Bank stock basis                                           95                  95
  Deferred loan fees                                            184                  54
  Tax mark to market adjustment on securities                 1,056                  --
  SFAS No. 115 mark to market adjustment                         --                 122
   Other                                                         --                   8
                                                             ------              ------
Total deferred tax liability                                  1,534                 478
                                                             ------              ------

Net deferred tax asset (liability)                            ($162)             $   24
                                                             ======              ======

Net deferred tax liabilities of $162,000 at September 30, 1999, are included in other liabilities in the balance sheet. Net deferred tax assets of $24,000 at September 30, 1998, are included in other assets in the balance sheet.

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

As of September 30, 1999, the bad debt reserve subject to recapture, for which deferred taxes have previously been

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

provided, totaled approximately $272,000. As permitted under SFAS 109, no deferred tax liability is provided for approximately $1,636,000 ($621,000 approximate tax effect) of such tax bad debt reserves that arose prior to October 1, 1988.

8.  Employee Benefits

The Corporation has a contributory profit-sharing plan which is available to all eligible employees. Annual employer contributions to the plan consist of an amount which matches participant contributions up to a maximum of 5% of a participant's compensation and a discretionary amount determined annually by the Corporation's Board of Directors. In addition, the Corporation implemented a money purchase pension plan, effective October 1, 1996, in which all eligible employees participate. The annual contributions to the pension plan will be 5% of a participant's compensation. Employer expensed contributions to the plans were $154,000, $182,000, and $91,000 for the years ended September 30, 1999,
1998 and 1997, respectively.

9.   Financial Instruments

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

The Corporation had loan commitments as follows (in thousands):

                                                                   September 30,
                                                           ------------------------------
                                                            1999                   1998
                                                            ----                   ----
 Fixed interest rate commitments to extend credit          $   830               $ 2,736

Undisbursed portion of interim construction loans            9,964                 6,625
Unused portion of credit lines (principally variable-rate
   consumer lines secured by real estate)                    7,292                 5,767
                                                           -------               -------

Total                                                      $18,086               $15,128
                                                           =======               =======

The Corporation has no additional financial instruments with off-balance sheet risk.

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

The Corporation has not been required to perform on any financial guarantees during the past two years. The Corporation has not incurred any losses on its commitments in 1999, 1998 or 1997.

The estimated fair values of the Corporation's financial instruments were as follows at September 30, 1999 (in thousands):

                                                      September 30, 1999
                                            ----------------------------------
                                             Carrying Amount       Fair Value
                                             ---------------       ----------
Financial assets
----------------
Cash and cash equivalents                       $  5,570             $  5,570
Securities available for sale                     27,335               27,335
Securities held to maturity                        5,586                5,338
FHLB Stock                                         2,050                2,050
Loans                                            149,401              146,293
Accrued interest receivable                        1,574                1,574

Financial liabilities
---------------------
Deposits                                        $142,624             $138,642
Advances from FHLB and other borrowings           46,503               41,814

Off-balance-sheet asset (liabilities)
-------------------------------------

 Commitments to extend credit                   $ 18,086             $ 18,086


                                                      September 30, 1998
                                            ----------------------------------
                                             Carrying Amount       Fair Value
                                             ---------------       ----------
Financial assets
----------------
Cash and cash equivalents                       $  3,593             $  3,593
Securities available for sale                     26,856               26,856
Securities held to maturity                        2,699                2,744
FHLB Stock                                         2,023                2,023
Loans                                            142,202              144,634
Accrued interest receivable                        1,197                1,197

Financial liabilities
---------------------
Deposits                                        $130,768             $128,850
Advances from FHLB and other borrowings           41,441               41,547

Off-balance-sheet asset (liabilities)
-------------------------------------

Commitments to extend credit                    $ 14,896             $ 14,896

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

10.  Supplemental Cash Flow Disclosures

                                                                       For the Years Ended September 30,
                                                                      ----------------------------------
                                                                         1999        1998        1997
                                                                         ----        ----        ----
Cash paid for:

 Income taxes, net of refund                                           $  1,231     $  792      $  873
 Interest                                                                 7,698      7,213       6,333

Non-cash transactions:

 Loans foreclosed                                                           214         --          --
 Unrealized gain (loss) on securities available for sale                ($3,119)    $  250      $  255


11.  Commitments And Contingencies

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

12.  Stock Option and Ownership Plans

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

________________________________________________________________________________
                       Union Financial Bancshares, Inc.


                                             Years Ended September 30,
                                            ----------------------------
                                             1999       1998       1997
                                             ----       ----       ----
Net income (in thousands)
 As reported                                $1,676     $1,550     $1,444
 Pro forma                                   1,658      1,532      1,443

Basic net income per common share
 As reported                                  1.26       1.17       1.12
 Pro forma                                    1.25       1.15       1.12

Diluted net income per common share
 As reported                                  1.19       1.10       1.04
 Pro forma                                    1.17       1.09       1.04

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                             1999       1998       1997
                                             ----       ----       ----
Dividend yield                                 --         2%         2%
Expected volatility                            --        17%        17%
Risk-free interest rate                        --         6%         6%
Expected lives                                 --  10 years   10 years

A summary of the status of the plan as of September 30, 1999 and 1998, and changes during the years ending on those dates is presented below (all shares have been adjusted for the 3:2 stock split in February 1998 and the 5% stock dividend in February 1999):

                              Shares     Average Option Price    Expiration
  Grant Date                  Granted         Per Share             Date
  ----------                  -------         ---------             ----
October, 1995                 134,919           5.79             October, 2005
January, 1996                   1,890           5.79             January, 2006
April, 1996                     6,300           6.67             April, 2006
March, 1997                     3,938          10.00             March, 2007
May, 1998                      38,698          15.83             May, 2008
                              -------
 Total Shares Granted         185,745

As of September 30, 1999, the number of shares exercisable were 79,872. Options for the three previous fiscal years were exercised as follows (adjusted for stock splits and dividends):

                                                         Average Exercise
For the Years Ended September 30,    Shares Exercised    Price Per Share
---------------------------------    ----------------    ---------------
              1999                          315               $5.79
              1998                        9,920               $5.09
              1997                       25,852               $3.75

Stock options for 5,827 shares were forfeited during the year ended September 30, 1999. No stock options have been forfeited during the years ended September 30, 1998 and 1997. At September 30, 1999, 15,206 shares were available for grant.

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

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


13.  Shareholders' Equity, Dividend Restrictions And Regulatory Matters

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

At September 30, 1999 and 1998, the Bank had the following actual and required capital amounts and ratios (in thousands):

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

13.  Shareholders' Equity, Dividend Restrictions And Regulatory Matters
(continued)

                                                                         September 30, 1999
                                                                         ------------------
                                                             Tangible           Core        Risk-Based
                                                              Capital         Capital         Capital
                                                              -------         -------         -------
Actual Capital                                                $14,563         $14,563         $14,563
Unrealized loss on available for sale securities                1,779           1,779           1,779
Goodwill and other intangible assets                           (2,694)         (2,694)         (2,694)
Allowances for loan losses (1)                                     --              --             835
                                                              -------         -------         -------
Total Adjusted capital                                         13,648          13,648          14,483

Minimum Capital Requirement                                     3,072           8,182           9,427
                                                              -------         -------         -------
Regulatory Capital Excess                                     $10,576         $ 5,468         $ 5,058
                                                              -------         -------         -------

Regulatory Capital Ratio                                         6.66%           6.66%          12.29%

                                                                         September 30, 1998
                                                                         ------------------
                                                             Tangible           Core        Risk-Based
                                                              Capital         Capital         Capital
                                                              -------         -------         -------
Actual Capital                                                $14,945         $14,945         $14,945
Unrealized gain on available for sale securities                 (148)           (148)           (148)
Goodwill and other intangible assets                           (1,873)         (1,873)         (1,873)
Allowance for loan losses (1)                                      --              --             994
                                                              -------         -------         -------
Total Adjusted capital                                         12,924          12,924          13,918

Minimum Capital Requirement                                     2,824           7,530           8,454
                                                              -------         -------         -------
Regulatory Capital Excess                                     $10,100         $ 5,394         $ 5,464
                                                              -------         -------         -------

Regulatory Capital Ratio                                         6.86%           6.86%          13.17%

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

14.  Recently Issued Accounting Standards

The Financial Accounting Standards Board recently issued new accounting standards that will affect accounting, reporting, and disclosure of financial information by the Corporation. Adoption of these standards is not expected to have a material impact on financial condition or results of operations. The following is a summary of the standards and their required implementation date:

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative
                                            -------------------------
Instruments and Hedging Activities. All derivatives are to be measured at fair
----------------------------------
value and recognized in the balance sheet as assets or liabilities. This statement's effective date was delayed by the issuance of SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the
----------------------------------------------------------------------------
Effective Date of SFAS No. 133-an amendment of SFAS No. 133, and is effective
-----------------------------------------------------------
for fiscal years and quarters beginning after June 15, 2000. The Corporation does not expect that the adoption of SFAS No. 133 will have a material impact on the presentation of the Corporation's financial results or financial position.

In February 1999, the FASB issued SFAS No. 135, Rescission of SFAS No. 75 and
                                                -----------------------------
Technical Corrections. This statement provides technical corrections for
---------------------
previously issued statements and rescinds SFAS No. 75, which provides guidance related to pension plans of state and local governmental units. SFAS No. 135 is effective for fiscal years ending after February 15, 1999. The adoption of SFAS No. 135 did not have a material impact on the presentation of the Corporation's financial results or financial position.

In June 1999, the FASB issued SFAS No. 136, Transfers of Assets to a Not-for-
                                            --------------------------------
Profit Organization or Charitable Trust that Raises or Holds Contributions for
------------------------------------------------------------------------------
Others. This statement establishes standards for transactions in which an entity
-------
makes a contribution by transferring assets to a not-for-profit organization or a charitable trust and then requires these contributions to be used on specified manner. SFAS 136 is effective for fiscal years beginning after December 15, 1999. The Corporation does not expect that the adoption of SFAS No. 136 will have a material impact on the presentation of the Corporation's financial results or financial position.


15.  Union Financial Bancshares, Inc. Financial Information (Parent Corporation
Only)

Condensed financial information for Union Financial is presented as follows (in thousands):

       Condensed Balance Sheets                             September 30,
       ------------------------                             -------------
                                                         1999           1998
                                                         ----           ----
       Assets:
       Cash and cash equivalents                        $   167        $   350
       Investment in subsidiary                          14,563         14,922
       Other                                                  8             28
                                                        -------        -------
       Total Assets                                     $14,738        $15,300
                                                        =======        =======

       Liabilities and Shareholders' Equity:
       Liabilities                                      $    --        $    --
       Shareholders' Equity                              14,738         15,300
                                                        -------        -------
       Total Liabilities and Shareholders' Equity       $14,738        $15,300
                                                        =======        =======

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

15.  Union Financial Bancshares, Inc. Financial Information (Parent Corporation
Only) (continued)

     Condensed Statements of Income                                             For Years Ended September 30,
     -------------------------------                                           -------------------------------
                                                                           1999              1998             1997
                                                                           ----              ----             ----

     Equity in undistributed earnings of subsidiary                      $ 1,744           $ 1,610           $ 1,477
     Other expense, net                                                      (68)              (60)              (33)
                                                                         -------           -------           -------

     Net income                                                          $ 1,676           $ 1,550           $ 1,444
                                                                         =======           =======           =======

     Operating Activities:

     Condensed Statements of Cash Flows
     ----------------------------------

     Net income                                                          $ 1,676           $ 1,550           $ 1,444
     Adjustments to reconcile net income to
       net cash used in operating activities:
     Equity in undistributed earnings of subsidiary                       (1,744)           (1,610)           (1,477)
     (Increase)Decrease in other assets                                       (4)               (2)               14
                                                                         -------           -------           -------

     Net cash used in operating activities                                   (72)              (62)              (19)
                                                                         -------           -------           -------

     Financing Activities:

     Dividends received from subsidiary                                      200                --               500
     Dividend reinvestment plan contributions                                182               428                --
     Dividends paid                                                         (494)             (467)             (433)
     Proceeds from the exercise of stock options                               1                51                96
                                                                         -------           -------           -------
     Net cash provided by (used in) financing activities                    (111)               12               163
                                                                         -------           -------           -------

     Net increase (decrease) in cash and cash equivalents                   (183)              (50)              144
     Cash and cash equivalents at beginning of year                          350               400               256
                                                                         -------           -------           -------
     Cash and cash equivalents at end of year                            $   167           $   350           $   400
                                                                         =======           =======           =======

16. Subsequent Event
    ----------------

On November 12, 1999 Union Financial completed its acquisition of South Carolina Community Bancshares, Inc. and its wholly owned subsidiary, Community Federal Savings Bank. Union Financial issued a total of 526,290 shares and paid a total of $3,582,081 to the shareholders of South Carolina Community Bancshares, Inc. The transaction was accounted for under the purchase method of accounting. The two offices of Community Federal Savings Bank became offices of Provident Community Bank, the wholly owned subsidiary of Union Financial Bancshares. At September 30, 1999, South Carolina Community Bancshares, Inc. had total assets of $46.6 million, loans of $40.2 million and deposits of $35.9 million.

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

                              Board of Directors
                  Union Financial Bancshares And Subsidiaries


Mason G. Alexander                            Quay W. McMaster
Director, Mid-South Management Company        Owner, Winnsboro Plywood

James W. Edwards                              John S. McMeekin
Dean of Academics, USC-Union                  President, Winnsboro Furniture Company

William M. Graham                             Dwight V. Neese
Owner, Graham's Flowers                       President and Chief Executive Officer
                                              Provident Community Bank
Louis M. Jordan
President, Jordan's Ace Hardware, Inc.        David G. Russell
                                              Self-employed accountant
Carl L. Mason
Chairman                                      Philip C. Wilkins, DMD
Retired                                       Dentist

                               Leadership Group
                           Provident Community Bank

Gerald L. Bolin                               Alan W. Pullen
Senior Vice President                         Senior Vice President
Chief Operating Officer                       City Executive

Richard H. Flake                              Michael H. Vanderford
Executive Vice President                      Senior Vice President
Chief Financial Officer                       Mortgage Lending Manager

George E. Hall, Jr.                           Mary E. Weiland
Vice President                                Investment Services Manager
Retail Banking Manager                        Provident Financial Services

Suzanne M. Lowery                             Wanda J. Wells
Vice President                                Vice President & Corporate Secretary
Mortgage Loan Acquisitions Manager            Shareholder Relations Officer

Dwight V. Neese                               Gerald B. Wyatt
President                                     Vice President
Chief Executive Officer                       Consumer/Commercial Lending Manager

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

                             Corporate Information

Common Stock Information
------------------------

Union Financial Bancshares, Inc.'s common stock began trading on the Nasdaq National Market under the symbol UFBS on November 15, 1999. From July 10, 1998 until November 15, 1999, Union Financial's common stock was quoted on the Nasdaq SmallCap Market under the same trading symbol. As of September 30, 1999, there were 534 shareholders of record and 1,357,214 shares of common stock issued and outstanding. The following table contains the range of high and low bid information of Union Financial's common stock as reported by the Nasdaq Stock Market since Union Financial was first listed and per share dividend as declared during each quarter of the last two fiscal years. Share prices and dividends have been adjusted to reflect all stock splits and stock dividends. See Note 13 to the financial statements for information regarding certain limitations imposed on the Bank's ability to pay cash dividends to the holding company

                                    High      Low     Dividend
                                    ----      ---     --------
Fiscal 1999
 Fourth Quarter                    $12.38    $10.50     $.093
 Third Quarter                     $14.00    $10.00     $.093
 Second Quarter                    $14.50    $12.00     $.093
 First Quarter                     $14.29    $12.86     $.093

                                    High      Low     Dividend
                                    ----      ---     --------
Fiscal 1998
 Fourth Quarter                    $16.67   $13.33      $.093
 Third Quarter                        N/A      N/A      $.093
 Second Quarter                       N/A      N/A      $.093
 First Quarter                        N/A      N/A      $.090

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

Annual Meeting of Shareholders
------------------------------

The Annual Meeting of Shareholders will convene at the Community Room of the University of South Carolina, Union Campus, Academy and North Mountain Street, Union, South Carolina on January 19, 2000 at 2:00 p.m.

Additional Information
----------------------

If you are receiving duplicate mailing of shareholder reports due to multiple accounts, we can consolidate the mailings without affecting your account registration. To do this, or for additional information, contact our Shareholder Relations Officer at the Corporate address shown below.

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

Muldoon, Murphy & Faucette  LLP
5101 Wisconsin Avenue,  N.W.
Washington, D.C.  20016
(202) 362-0840

General Counsel
---------------

Whitney, White and Diamaduros
203 West South Street
Union, South Carolina 29379
(864) 427-5661

________________________________________________________________________________
                       Union Financial Bancshares, Inc.

Stock Information
-----------------

I J L Wachovia
Interstate Tower
P. O. Box 1012
Charlotte, NC 28201-10123
(800) 929-1003

Trident Securities, Inc.
4601 Six Forks Road
Raleigh, NC   27609
(800) 222-2618

Wheat First Union
P. O. Box 10586
Greenville, SC 29603
(800) 695-5104

Shareholder Relations  Officer
------------------------------

Wanda J. Wells
Union Financial Bancshares, Inc.
203 West Main Street
Union, SC 29379
(864) 429-1861

________________________________________________________________________________
                       Union Financial Bancshares, Inc.