Form 10KSB40, Exhibit 13
period 2000-09-30
UNION FINANCIAL BANCSHARES INC
filed 2000-12-27
CIK 926164

                                                                      Exhibit 13

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

                                 ==============

                                    Business

     Union Financial Bancshares, Inc. ("Union Financial") is the savings and loan holding company for Provident Community Bank, ("the Bank"). Union Financial engages in no significant activity other than holding the stock of the Bank and engaging in certain passive investment activities. Union Financial and the Bank are collectively referred to as "the Corporation" in this annual report.

     The Bank is a federally-chartered capital stock savings bank headquartered in Union, South Carolina. The Bank, originally chartered in 1934, is a member of the Federal Home Loan Bank System ("FHLB"). Its deposits are insured to the maximum limits allowable by the Federal Deposit Insurance Corporation ("FDIC").

     The business of the Bank consists primarily of attracting deposits from the general public and originating mortgage loans on residential properties located in South Carolina. The Bank also makes consumer and commercial loans, commercial real estate loans,and construction loans, invests in federal government and agency obligations and purchases fixed and variable rate mortgage participation certificates. The principal sources of funds for the Bank's lending activities include deposits received from the general public and advances from the FHLB. The Bank's principal expenses are interest paid on deposit accounts and other borrowings and expenses incurred in the operation of the Bank. The Bank's operations are conducted through its main office and five full-service banking centers, a mortgage banking center, and a lending and investment center, all of which are located in the upstate area of South Carolina.

     On November 12, 1999 Union Financial completed its acquisition of South Carolina Community Bancshares, Inc.("SCCB") and its wholly owned subsidiary, Community Federal Savings Bank. Union Financial issued a total of 526,183 shares and paid a total of $3,582,081 to the shareholders of South Carolina Community Bancshares, Inc. The transaction was accounted for under the purchase method of accounting. The two offices of Community Federal Savings Bank became offices of Provident Community Bank, the wholly owned subsidiary of Union Financial Bancshares. At September 30, 1999, South Carolina Community Bancshares, Inc. had total assets of $46.6 million, loans of $40.2 million and deposits of $35.9 million.

                       SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial data of the Corporation for the periods indicated.

Operations Data:
---------------

                                                          Years Ended September 30,
                                        --------------------------------------------------------------
                                           2000         1999          1998        1997         1996
                                           ----         ----          ----        ----         ----
                                                (Dollars In Thousands - Except Share Amounts)
Interest income                         $   18,555   $   14,046   $   13,405   $   11,855   $    9,004
Interest expense                           (11,175)      (7,698)      (7,549)      (6,647)      (5,050)
                                        ----------   ----------   ----------   ----------   ----------
Net interest income                          7,380        6,348        5,856        5,208        3,954
Provision for loan losses                     (225)        (105)          --         (243)          --
                                        ----------   ----------   ----------   ----------   ----------
Net interest income after
   provision for loan losses                 7,155        6,243        5,856        4,965        3,954
Other income                                 2,580        1,192        1,038          953          506
Other expense                               (6,352)      (4,814)      (4,447)      (3,616)      (3,224)
                                        ----------   ----------   ----------   ----------   ----------

Income before income taxes                   3,383        2,621        2,447        2,302        1,236
Income tax expense                          (1,190)        (945)        (897)        (858)        (374)
                                        ----------   ----------   ----------   ----------   ----------
Net income                              $    2,193   $    1,676   $    1,550   $    1,444   $      862
                                        ----------   ----------   ----------   ----------   ----------

Income per common share: (1)
Net income per common
 share (Basic)                               $1.18        $1.26   $     1.17        $1.12   $     0.67
                                        ----------   ----------   ----------   ----------   ----------
Net income per common
 share (Diluted)                             $1.16        $1.19   $     1.10        $1.04   $     0.63
                                        ----------   ----------   ----------   ----------   ----------
Weighted average number of
 common shares outstanding (Basic)       1,855,706    1,328,305    1,327,845    1,292,284    1,273,083
Weighted average number of
 common shares outstanding (Diluted)     1,898,494    1,414,121    1,410,158    1,391,988    1,352,685


(1) All share and per share amounts have been restated for the 2:1 stock split occurring in July 1996, the 3:2 stock split occurring in February 1998 and the 5% stock dividend occurring in February 1999.



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

Financial Condition:
--------------------

                                                         September 30,
                                        ------------------------------------------------
                                          2000     1999       1998      1997     1996
                                          ----     ----       ----      ----     ----
                                                   (Dollars In Thousands)
Total amount of:
Assets                                  $259,064  $205,294  $189,286  $171,244  $128,133
Short-term interest-bearing deposits       2,545     2,421     1,124     6,213     1,938
Investment securities                     21,212    15,506     9,633    16,783    19,138
Mortgage-backed securities                45,680    17,415    19,922     6,883    14,658
Loans (net)                              167,807   149,401   142,202   129,957    85,997
Deposit accounts                         187,974   142,624   130,768   117,914    93,715
Shareholders' equity                      21,924    14,738    15,300    13,527    12,254

Number of:
Real estate loans outstanding              2,216     1,411     1,651     1,706     1,615
Deposit accounts                          28,526    18,865    17,686    16,443    13,095
Banking centers                                7         5         4         4         3


Other Selected Data:
--------------------

                                                 Years Ended September 30,
                                        ------------------------------------------
                                         2000     1999     1998     1997     1996
                                        ------   ------   ------   ------   ------
Interest rate spread during the year      3.02%    3.35%    3.09%    3.16%    3.01%

Net yield on average interest-
 earning assets                           3.10%    3.46%    3.42%    3.44%    3.46%

Return on average assets                  0.85%    0.85%    0.87%    0.92%    0.73%

Return on average shareholders' equity   10.92%   10.96%   10.77%   11.21%    7.01%

Dividend payout ratio                    26.13%   29.46%   30.08%   30.13%   46.87%

Operating expense to average assets       2.44%    2.43%    2.52%    2.31%    2.73%

Ratio of average shareholders'
 equity to average assets                 7.78%    7.44%    8.12%    8.24%   10.41%

Cash dividends declared and paid
 per share of common stock (1)          $ 0.40   $ 0.37   $ 0.35   $ 0.34   $ 0.33

(1) All share and per share amounts have been restated for the 2:1 stock split occurring in July 1996, the 3:2 stock split occurring in February 1998 and the 5% stock dividend occurring in February 1999.



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Asset and Liability Management
------------------------------

The Corporation is committed to following a program of asset and liability management in an effort to manage the fluctuations in earnings caused by movements in interest rates. A significant portion of the Corporation's income results from the spread, or net interest income, between the yield realized on its interest-earning assets and the rate of interest paid on its deposits and other borrowings. Differences in the timing and volume of repricing assets versus the timing and volume of repricing liabilities expose the Corporation to interest rate risk. Management's policies are directed at minimizing the impact of movements in interest rates on earnings.

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

At September 30, 2000 the Corporation's exposure to interest rate risk, as calculated by the OTS and measured by the impact of changing interest rates on the Net Portfolio Value ("NPV"), was as follows:

                                                         Rate Environment
                                                        ----------------
                                     Minus 200 Basis Points    Flat   Plus 200 Basis Points
                                     ----------------------    ----   ---------------------
                                                           (In Thousands)
Estimated Market Value of Assets            $269,030         $259,021      $ 244,761

Estimated Market Value of Liabilities       $243,267         $240,695      $ 237,713

NPV                                         $ 25,763         $ 18,326      $   7,048

Increase/(decrease) in NPV                  $  7,437         $      -       ($11,278)

The analysis above indicates that the Corporation would be negatively affected by an increase in interest rates and positively affected by a decrease in interest rates.

Yields Earned and Rates Paid
----------------------------

The Corporation's pretax earnings depend primarily on its net interest income, the difference between the income it receives on its loan portfolio and other investments and its cost of funds, consisting primarily of interest paid on savings deposits and borrowings. Net interest income is affected by the average yield on interest-earning assets, the average rate on interest-bearing liabilities, and the ratio of interest-earning assets to interest-bearing liabilities.



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

The following table sets forth, at or for the periods and dates indicated, the weighted average yields earned on the Corporation's interest-earning assets, the weighted average interest rates paid on the Corporation's deposit accounts and borrowings, the interest rate spread and net yield on interest-earning assets.


                                         At September 30,   Years Ended September 30
                                       ------------------  --------------------------
                                              2000          2000      1999      1998
                                              ----          ----      ----      ----
Average yield on earnings assets:

    Loans                                     8.89%         8.31%     8.03%     8.10%
    Investments (1)                           6.34%         6.27%     6.35%     5.89%
    Mortgage-backed securities                5.97%         5.84%     6.31%     6.96%

Total interest-earning assets                 8.05%         7.79%     7.65%     7.83%
                                              ----          ----      ----      ----

Less:

  Average rate paid on deposits               4.71%         4.53%     4.08%     4.45%
  Average rate paid on borrowings             6.28%         5.67%     5.04%     5.70%

Average Cost of Funds                         5.05%         4.77%     4.29%     4.74%
                                              ----          ----      ----      ----

Average interest rate spread                  3.00%         3.02%     3.36%     3.09%
                                              ----          ----      ----      ----

Net yield on average interest-
       earning assets                         3.13%         3.10%     3.46%     3.42%
                                              ----          ----      ----      ----

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



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                                           Years Ended September 30,
                              --------------------------------------------------
                                      2000 vs. 1999           1999 vs. 1998
                                      -------------           -------------
                                Volume    Rate    Total  Volume   Rate    Total
                                ------    ----    -----  ------   ----    -----
                                             (Dollars in Thousands)
Change in interest income:

Loans                            $3,347  $  516   $3,863  ($352)   ($93)   ($445)
Mortgage-backed securities          347    (136)     211  1,036    (155)     881
Investments                         454     (20)     434    121      83      204
                                 ------  ------   ------  -----   -----   ------

Total interest income             4,148     360    4,508    805    (165)     640
                                 ------  ------   ------  -----   -----   ------

Change in interest expense:

Deposits                          1,826     834    2,660    681    (518)     162
Borrowings and other                508     308      816    242    (256)     (13)
                                 ------  ------   ------  -----   -----   ------

Total interest expense            2,334   1,142    3,476    923    (774)     149
                                 ------  ------   ------  -----   -----   ------

Change in net interest income    $1,814   ($782)  $1,032  ($118)  $ 609   $  491
                                 ======  ======   ======  =====   =====   ======

Results of Operations
---------------------

Comparison of Years Ended September 30, 2000 and September 30, 1999
-------------------------------------------------------------------

Net income increased $517,000 from $1,676,000 in fiscal 1999 to $2,193,000 in fiscal 2000. Earnings per share were $1.18 per share (basic) for the year ended September 30, 2000 compared to $1.26 per share (basic) for the same period in 1999. Outstanding shares increased 41% from 1,357,214 to 1,911,005 due to shares issued for the acquisition of South Carolina Community Bancshares ("SCCB") which was completed on November 12, 1999. See Note 2 of Consolidated Financial Statements for a discussion of the acquisition of SCCB.

Total interest income increased $4,509,000, or 32.10%, from $14,046,000 in fiscal 1999 to $18,555,000 in fiscal 2000. All interest income categories were impacted by the acquisition of South Carolina Community Bancshares. Interest income on loans increased $3,852,000, or 33.73%, from $11,420,000 in fiscal 1999 to $15,272,000 in fiscal 2000 due primarily to the growth of the loan portfolio. Interest income on investment and mortgage-backed securities increased $657,000, or 25.02%, from $2,626,000 in fiscal 1999 to $3,283,000 in fiscal
2000. The increase was due primarily to purchases in investment and mortgage-backed securities along with $2,602,000 in investments acquired from SCCB.

Interest expense increased 45.17% to $11,175,000 for fiscal 2000 from $7,698,000 for fiscal 1999. Interest expense increased $2,661,000 for deposits and increased $816,000 for other borrowings. Interest expense for deposits increased due to the growth in deposits that were acquired from SCCB along with higher rates paid on deposits for the current year. Interest expense on other borrowings increased due to higher interest rates on FHLB advances along with higher volumes throughout fiscal 2000 as compared to fiscal 1999.

Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered by management as adequate to provide for estimated loan losses based on management's evaluation of the collectibility of the loan portfolio. The provision for loan losses increased from $105,000 in fiscal 1999 to $225,000 in fiscal 2000. The increase in the provision was made to provide a adequate level of reserves to be consistent with the growth in the Corporation's loan portfolio as a result of the acquisition of SCCB along with an increased level of



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

non accrual loans from the previous year. See Note 4 of Consolidated Financial Statements for an analysis of loans.

The Corporation experienced bad debt charge-offs, net of recoveries, of approximately $150,000 in fiscal 2000 compared to $96,000 for fiscal 1999. The allowance for loan losses to total loans ratio at the end of fiscal 2000 was
 .80% compared to .56% at the end of fiscal 1999.

Non-interest income increased 116.44% to $2,580,000 for the year ended September 30, 2000 from $1,192,000 for the year ended September 30, 1999. Service charges and fees increased $333,000 to $1,238,000 primarily from increased deposit account fees as a result of the acquisition of SCCB. The deposit balances acquired totaled $35,688,000. Loan servicing fees (net) increased $415,000 to $351,000 for the year ended September 30, 2000 from $(64,000) for the year ended September 30, 1999. The improvement in loan servicing fees (net) was due to a reduction in loan premium amortization along with higher loan service fees as a result of the higher level of loan servicing. Gain on sale of loans increased to $991,000 during the year ended September 30, 2000 from $342,000 for the year ended September 30, 1999. During the current fiscal year the Corporation sold approximately $250 million of servicing rights resulting in a pre-tax gain of approximately $700,000. The Corporation intends to place increased emphasis on higher yielding consumer/commercial lending and therefore a reduction in allocated funds will be available for residential wholesale mortgage lending that generated the mortgage servicing rights.

Non-interest expense increased 31.95% to $6,352,000 in fiscal 2000 from $4,814,000 in fiscal 1999. All expenses were affected by the acquisition of SCCB. Compensation and employee benefits increased 32.73% or $775,000 from fiscal 1999 to fiscal 2000 due primarily to the additional staff assumed in the merger. Occupancy and equipment expenses increased 25.77% or $292,000 from fiscal 1999 to fiscal 2000 due to higher depreciation expense along with higher data processing expenses due to the growth of the Bank. Goodwill amortization increased 122.10% or $337,000 due to the amortization of goodwill costs assumed with the acquisition of SCCB. Other operating expenses increased 14.96% or $101,000 from fiscal 1999 to fiscal 2000 due primarily to higher costs associated with the acquisition of South Carolina Community Bancshares.

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

Provisions for loan losses increased from $0 in fiscal 1998 to $105,000 in fiscal 1999. The increase in the provision was made to provide a adequate level of reserves to be consistent with the growth in the Corporation's loan portfolio. The Corporation experienced bad debt charge-offs, net of recoveries, of approximately $96,000 in fiscal 1999



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

compared to $101,000 for fiscal 1998. The loan reserves to total loans ratio at the end of fiscal 1999 was .56% compared to .58% at the end of fiscal 1998.

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

Financial Condition, Liquidity and Capital Resources
----------------------------------------------------

At September 30, 2000, the Corporation's assets totaled $259,064,000, an increase of $53,770,000, or 26.19%, as compared to $205,294,000 at September 30, 1999. The increase was primarily due to the acquisition of SCCB which was completed on November 12, 1999. Investment and mortgage-backed securities increased $33,971,000 to $66,892,000 from $32,921,000 at September 30, 1999.
The increase in securities includes approximately $32.3 million in loans securitized during the fiscal year. Total loans, net, increased $18,406,000 or 12.32% to $167,807,000 from $149,401,000 at September 30, 1999. The increase in loans included approximately $41.1 million from the acquisition of SCCB of which 91.4% were residential mortgage loans. The growth in loans acquired from SCCB was partially offset by the $32.3 million in loans securitized during the fiscal year. The overall growth in total assets was funded by increased deposits and additional advances from the FHLB. Total advances increased $1,184,000 from $46,503,000 at September 30, 1999 to $47,687,000 at September 30, 2000. Total
deposits increased $45,350,000 or 31.8% from $142,624,000 at September 30, 1999 to $187,974,000 on September 30, 2000. Approximately $35.9 million or 79.1% of the deposit increase was result of the South Carolina Community Bancshares acquisition. The remaining growth was a result of various deposit promotion programs with continued emphasis on increasing core deposits.

The Bank's liquidity, as measured by the ratio of cash, cash equivalents (not committed, pledged or required to liquidate specific liabilities) and investment securities to total deposits was approximately 25.00% at September 30, 2000. Assets that qualify as eligible liquidity are defined by applicable federal regulation and include cash and cash equivalents and certain types of United States Treasury and agency obligations, and other similar investments. The required ratio of such liquid investments is currently 4% of certain of the Bank's liabilities as defined by the Office of Thrift Supervision. The liquidity requirement is changed periodically by the OTS to reflect economic conditions. The Bank has relied upon deposit growth and loan repayments as its principal sources of liquidity. If deposit growth and loan repayments do not generate sufficient liquid funds in the future, the Bank may borrow additional funds from the FHLB or liquidate short-term investments. These sources of funds are intended to provide a secondary source of relatively liquid funds upon which the Bank may rely, if necessary. See Note 13 to the financial statements for further information about commitments and contingencies.

At September 30, 2000, the undisbursed portion of construction loans was $5.4 million and the unused portion of credit lines was $7.3 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

As of September 30, 2000, the Bank exceeded the OTS's capital requirements.  See
Note 15 to the Consolidated Financial Statements for further discussion of these capital requirements.

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

Forward-Looking Statements
--------------------------

Management's Discussion and Analysis of Financial Condition and Results of Operations and other portions of this report contain certain "forward-looking statements" concerning the future operations of the Corporation. Management desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing the Corporation of the protections of such safe harbor with respect to all "forward-looking statements" contained in our Annual Report. We have used "forward-looking statements" to describe future plans and strategies. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the Corporation's market area and the country as a whole, the ability of the Corporation to control costs and expenses, the ability of the Corporation to efficiently incorporate acquisitions into its operations, competitive products and pricing, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the "forward-looking statements", and undue reliance should not be placed on such statements.



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                                     [LOGO]

                        ELLIOTT, DAVIS & COMPANY, L.L.P.
                          Certified Public Accountants
                                and Consultants


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Shareholders and Board of Directors
Union Financial Bancshares, Inc. and Subsidiaries
Union, South Carolina

         We have audited the accompanying consolidated balance sheets of Union Financial Bancshares, Inc. and Subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union Financial Bancshares, Inc. and Subsidiaries as of September 30, 2000 and 1999 and the consolidated results of their operation and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with generally accepted accounting principles.


                                   /s/ Elliott, Davis & Company, LLP



Elliott, Davis & Company, L.L.P.
Greenville, South Carolina
November 10, 2000


                  Moore Stephens Elliott Davis, LLC Letterhead

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                         -----------------------------

                                                                              September 30,
                                                                         -----------------------
                                                                            2000        1999
                                                                            ----        ----
                                                                              (In Thousands)
Assets
------
Cash                                                                      $  2,068      $  3,149
Short term interest-bearing deposits                                         2,545         2,421
                                                                          --------      --------
Total cash and cash equivalents                                              4,613         5,570
                                                                          --------      --------
Investment and mortgage-backed securities:
  Held to maturity                                                          37,652         5,586
  Available for sale                                                        29,240        27,335
                                                                          --------      --------
Total investment and mortgage-backed securities                             66,892        32,921
                                                                          --------      --------
Loans, net
    Held for sale                                                            1,801           216
    Held for investment                                                    166,006       149,185
                                                                          --------      --------
Total loans, net                                                           167,807       149,401
Office properties and equipment, net                                         6,485         4,524
Federal Home Loan Bank Stock, at cost                                        2,625         2,050
Accrued interest receivable                                                  1,629         1,574
Goodwill                                                                     7,042         2,848
Mortgage servicing rights                                                      452         3,842
Other assets                                                                 1,519         2,564
                                                                          --------      --------
Total assets                                                              $259,064      $205,294
                                                                          ========      ========

Liabilities
-----------
Deposit accounts                                                          $187,974      $142,624
Advances from the Federal Home Loan Bank and other borrowings               47,687        46,503
Accrued interest payable                                                       329           226
Advances from borrowers for taxes and insurance                                473           548
Other liabilities                                                              677           655
                                                                          --------      --------
Total liabilities                                                          237,140       190,556
                                                                          --------      --------

Commitments and contingencies - note 13

Shareholders' equity
--------------------
Serial preferred stock, no par value,
  authorized - 500,000 shares, issued and outstanding - None
Common stock - $0.01 par value, authorized - 2,500,000 shares issued and outstanding  - 1,911,005 shares at September 30, 2000
   and  1,357,214 shares at September 30, 1999                                  20            14
Additional paid-in capital                                                  11,314         5,484
Accumulated other comprehensive loss                                        (2,050)       (1,779)
Retained earnings, substantially restricted                                 12,640        11,019
                                                                          --------      --------
Total  shareholders' equity                                                 21,924        14,738
                                                                          --------      --------

Total liabilities and  shareholders' equity                               $259,064      $205,294
                                                                          ========      ========

  See notes to consolidated financial statements.



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------

                                                         For the Years Ended September 30,
                                                        -----------------------------------
                                                           2000        1999          1998
                                                           ----        ----          ----
                                                          (In Thousands, Except Share Data)
Interest Income:
  Loans                                                 $   15,272  $   11,420   $   11,865
  Deposits and federal funds sold                               77          83          110
  Securities available for sale:
    State and municipal                                         84          36           17
    Other investments                                        1,770       2,320          980
  Securities held to maturity                                1,352         187          433
                                                        ----------  ----------   ----------
  Total interest income                                     18,555      14,046       13,405
                                                        ----------  ----------   ----------
Interest Expense:
  Deposit accounts                                           8,367       5,706        5,544
  Advances from the FHLB and other                           2,808       1,992        2,005
                                                        ----------  ----------   ----------
  Total interest expense                                    11,175       7,698        7,549
                                                        ----------  ----------   ----------
Net Interest Income                                          7,380       6,348        5,856
  Provision for loan losses                                    225         105           --
                                                        ----------  ----------   ----------
Net interest income after provision for loan losses          7,155       6,243        5,856
                                                        ----------  ----------   ----------
Non Interest Income:
  Fees for financial services                                1,238         905          791
  Loan servicing fees, net of servicing amortization           351         (64)        (111)
  Net gain on sale of investments                               --           9           --
  Gains on sale of loans                                       991         342          358
                                                        ----------  ----------   ----------
  Total non interest income                                  2,580       1,192        1,038
                                                        ----------  ----------   ----------
Non Interest Expense:
  Compensation and employee benefits                         3,143       2,368        2,301
  Occupancy and equipment                                    1,425       1,133          972
  Deposit insurance premiums                                    54          77           54
  Professional services                                        303         275          275
  Goodwill amortization                                        613         276          212
  Other                                                        814         685          633
                                                        ----------  ----------   ----------
  Total non interest expense                                 6,352       4,814        4,447
                                                        ----------  ----------   ----------
Income before income taxes                                   3,383       2,621        2,447
Provision for income taxes                                   1,190         945          897
                                                        ----------  ----------   ----------
Net Income                                              $    2,193  $    1,676   $    1,550
                                                        ==========  ==========   ==========

Net Income per common share (Basic)                          $1.18       $1.26        $1.17
                                                        ==========  ==========   ==========
Net Income per common share (Diluted)                        $1.16       $1.19        $1.10
                                                        ==========  ==========   ==========

Cash dividends per common share                              $0.40       $0.37        $0.35
                                                        ==========  ==========   ==========

Weighted average number of common shares                 1,855,706   1,328,305    1,327,845
 outstanding (Basic)                                    ==========  ==========   ==========

Weighted average number of common shares                 1,898,494   1,414,121    1,410,158
 outstanding (Diluted)                                  ==========  ==========   ==========

See notes to consolidated financial statements.



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                -----------------------------------------------


                                                                                Retained      Accumulated
                                                Common Stock       Additional   Earnings         Other          Total
                                              -----------------     Paid-In   Substantially  Comprehensive   Shareholders'
                                              Shares     Amount     Capital    Restricted    Income (Loss)     Equity
                                              ------     ------     -------   -------------  -------------     ------
                                                          (In Thousands, Except Share Data)
Balance at September 30, 1997                 827,700      $ 8      $ 3,993      $ 9,589       $    (63)      $13,527
                                                                                                              -------

Net income                                         --       --           --        1,550             --         1,550

Other comprehensive income, net of tax
  Unrealized holding gains arising
  during period                                    --       --           --           --            211           211
                                                                                               --------       -------
 Comprehensive income                                                                                           1,761
                                                                                                              -------

Options exercised                               9,920       --           51           --             --            51

Three-for-two stock split                     413,850        4           --           (4)            --            --

Dividend reinvestment plan contributions       26,780        1          427           --             --           428

Cash dividend ($.35 per share)                     --       --           --         (467)            --          (467)
                                            ---------      ---      -------      -------       --------       -------

Balance at September 30, 1998               1,278,250       13        4,471       10,668            148        15,300

Net income                                         --       --           --        1,676             --         1,676

Other comprehensive loss, net of tax
  Unrealized holding losses arising
  during period                                    --       --           --           --         (1,927)       (1,927)
                                                                                               --------       -------
 Comprehensive loss                                                                                              (251)
                                                                                                              -------

Options exercised                                 315       --            1           --             --             1

Five percent stock dividend                    63,818        1          830         (829)            --            --

Dividend reinvestment plan contributions       14,831       --          182           --             --           182

Cash dividend ($.37 per share)                     --       --           --         (494)            --          (494)
                                            ---------      ---      -------      -------       --------       -------

Balance at September 30, 1999               1,357,214       14        5,484       11,019         (1,779)       14,738

Net income                                         --       --           --        2,193             --         2,193

Other comprehensive loss, net of tax
  Unrealized holding losses arising
  during period                                    --       --           --           --           (271)         (271)
                                                                                               --------       -------
 Comprehensive income (loss)                                                                                    1,922
                                                                                                              -------

Options exercised                               2,200       --           13           --             --            13

Acquisition of SCCB                           526,183        5        5,617           --             --         5,622

Dividend reinvestment plan contributions       25,408        1          200           --             --           201

Cash dividend ($.40 per share)                     --       --           --         (572)            --          (572)
                                            ---------      ---      -------      -------       --------       -------

Balance at September 30, 2000               1,911,005      $20      $11,314      $12,640        ($2,050)      $21,924
                                            =========      ===      =======      =======       ========       =======

See notes to consolidated financial statements.



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                        For the Years Ended September 30,
                                                        ---------------------------------
                                                           2000         1999       1998
                                                           ----         ----       ----
                                                                 (In Thousands)
Operating activities:

Net income                                                $  2,193   $   1,676   $   1,550
Adjustments to reconcile net income to
  net cash provided by (used) in operating activities:
  Provision for loan losses                                    225         105          --
  Amortization expense                                       1,241       1,127         561
  Depreciation expense                                         468         343         221
  Recognition of deferred income, net of costs                (227)       (100)       (140)
  Deferral of fee income, net of costs                         471         243          77
  Gain on investment transactions                               --          (9)         --
  Loans originated for sale                                (44,102)   (108,962)   (141,436)
  Proceeds from sale of loans                               44,102     108,746     123,677
  Gain on sale of loans held for sale                         (991)       (342)       (358)
   (Increase) decrease in accrued interest receivable          (50)       (377)        120
   (Increase) decrease in other assets                       1,045      (1,189)       (835)
   Increase(decrease) in accrued interest payable              103        (239)        (22)
   Increase (decrease) in other liabilities                    (53)       (110)        434
                                                          --------   ---------   ---------

Net cash provided by (used) in operating activities          4,425         912     (16,151)
                                                          --------   ---------   ---------



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

               -------------------------------------------------

                                                                 For the Years Ended September 30,
                                                                 ---------------------------------
                                                                      2000      1999       1998
                                                                      ----      ----       ----
                                                                           (In Thousands)
Investing activities:
Purchase of investment and mortgage-backed securities:
  Held to maturity                                                  $(32,213)  $ (4,864)  $     --
  Available for sale                                                  (1,575)   (16,097)   (20,368)
Investment securities acquired                                        (2,602)        --         --
Proceeds from maturity of investment and mortgage-backed
 securities:
  Held to maturity                                                        --      1,500      4,497
  Available for sale                                                     100      3,375      7,978
Proceeds from sale of investment and mortgage-backed securities:
  Available for sale                                                      --      5,941         --
Principal repayments on mortgage-backed securities:
  Held to maturity                                                       779        477        616
  Available for sale                                                   1,540      6,356      1,388
Net (increase) decrease in loans                                      22,985     (9,329)     5,952
Loans acquired                                                       (41,144)        --         --
Net (increase) decrease in mortgage servicing rights                   2,762       (572)    (2,814)
Purchase of FHLB stock                                                  (575)       (27)        --
Redemption of FHLB stock                                                  --         --         82
Purchase of office properties and equipment                           (2,429)      (847)    (1,231)
                                                                    --------   --------   --------

Net cash used in investing activities                                (52,372)   (14,087)    (3,900)
                                                                    --------   --------   --------

Financing activities:
Proceeds from the exercise of stock options                               13          1         51
Proceeds from dividend reinvestment plan                                 200        182        427
Dividends paid in cash                                                  (572)      (494)      (467)
Proceeds from term borrowings                                          1,184      4,863      3,853
Acquired deposits                                                     35,688     12,622         --
Increase in goodwill intangible                                       (4,808)    (1,256)        --
Stock issued in acquisition                                            5,622         --         --
Increase (decrease) in deposit accounts                                9,663       (766)    11,959
                                                                    --------   --------   --------

Net cash provided by financing activities                             46,990     15,152     15,823
                                                                    --------   --------   --------
Net (decrease) increase in cash and cash equivalents                    (957)     1,977     (4,228)

Cash and cash equivalents at beginning of year                         5,570      3,593      7,821
                                                                    --------   --------   --------

Cash and cash equivalents at end of year                            $  4,613   $  5,570   $  3,593
                                                                    ========   ========   ========

See notes to consolidated financial statements.



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.  Summary of Significant Accounting Policies

Organization - The Corporation is the savings and loan holding company for
------------
Provident Community Bank (formerly known as Union Federal Savings Bank), a federally chartered savings bank ("the Bank"). Provident Community Bank, founded in 1934, offers a complete array of financial services through six full service banking centers, a mortgage banking center and a lending and investment center in three counties in South Carolina. The Bank offers a full range of financial services including checking, savings, time deposits, individual retirement accounts (IRAs), investment services, and secured and unsecured consumer loans. The Bank originates and services home loans and provides financing for small businesses and affordable housing.

On November 12, 1999 Union Financial acquired SCCB, a thrift headquartered in Winnsboro, South Carolina ( Note 2).

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

Basis of Consolidation - The accompanying consolidated financial statements
----------------------
include the accounts of the Corporation and its wholly owned subsidiary, Provident Community Bank and its wholly owned subsidiary, Provident Financial Services, Inc. ("PFS"). PFS consists primarily of investment brokerage services. All intercompany amounts and balances have been eliminated in consolidation.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand and
-------------------------
amounts due from depository institutions, federal funds sold and short term, interest-bearing deposits. From time to time, the Corporation's cash deposits with other financial institutions may exceed the FDIC insurance limits.

Investments - The Bank accounts for investment securities in accordance with
-----------
Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for
                                                            --------------
Certain Investments in Debt and Equity Securities ("SFAS 115").  In accordance
-------------------------------------------------
with SFAS115, debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as "held to maturity" securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading" securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held to maturity or trading securities are classified as "available for sale" securities and reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. Transfers of securities between classifications will be accounted for
at fair value.   No securities have been classified as trading securities.

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



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

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

The Corporation generally determines a loan to be impaired at the time management believes that it is probable that the principal and interest may be uncollectible. Management has determined that, generally, a failure to make a payment within a 90-day period constitutes a minimum delay or shortfall and does not generally constitute an impaired loan. However, management reviews each past due loan on a loan-by-loan basis and may determine a loan to be impaired prior to the loan becoming over 90 days past due, depending upon the circumstances of that particular loan. A loan is classified as a non accrual loan at the time management believes that the collection of interest is improbable, generally when a loan becomes 90 days past due. The Corporation's policy for charge-off of impaired loans is on a loan-by-loan basis. At the time management believes the collection of interest and principal is remote, the loan is charged off. The Corporation's policy is to evaluate impaired loans based on the fair value of the collateral. Interest income from impaired loans is recorded using the cash method.

As of and for the years ended September 30, 2000 and 1999, impaired loans totaled $55,951 and $12,822 respectively, and the Corporation had recognized no interest income from impaired loans.

Office Properties and Equipment - Office properties and equipment are presented
-------------------------------
at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets. Estimated useful lives are 20-50 years for buildings and improvements and generally five to ten years for furniture, fixtures and equipment.



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

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

Federal Home Loan Bank Stock-The Bank , as a member institution of FHLB of
----------------------------
Atlanta, is required to own capital stock in the FHLB of Atlanta based generally upon the Bank's balances of residential mortgage loans and FHLB advances. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value.

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

Income Taxes - The Corporation accounts for income taxes in accordance with SFAS
------------
No. 109, Accounting for Income Taxes ("SFAS 109").  Under SFAS 109, deferred
         ---------------------------
income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is established for deferred tax assets that may not be realized. Also, SFAS 109 eliminates, on a prospective basis, the exception from the requirement to record deferred taxes on tax basis bad debt reserves in excess of the base year amounts. The tax basis bad debt reserve that arose prior to the fiscal year 1988 (the base year amount) is frozen, and the book reserves at that date and all subsequent changes in book and tax basis reserves are included in the determination of deferred taxes.

Fair Values of Financial Instruments - The following methods and assumptions
------------------------------------
were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

  Cash and short-term instruments - The carrying amounts of cash and short-term instruments approximate their fair value.



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

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

Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding for the period. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of options outstanding under the Corporation's stock option plan is reflected in diluted earnings per share by the application of the treasury stock method.

SFAS128 became effective for the Corporation as of September 30, 1998. As required by SFAS 128, all prior period earnings per share data presented has been restated to conform with the provisions of the statement.

Share and per-share data have been restated to reflect the 3:2 stock split which occurred in February 1998 and the 5% stock dividend which occurred in February, 1999.



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

Goodwill - Goodwill consists of core deposit premiums resulting from the
--------
Corporation's branch acquisition and the excess of cost over the fair value of net assets resulting from the acquisition of SCCB.

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

Risks and Uncertainties - In the normal course of its business, the Corporation
-----------------------
encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Corporation is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest earning assets.

Credit risk is the risk of default on the Corporation's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Credit risk also applies to investment securities and mortgage-backed securities should the issuer of the security be unable to make principal and interest payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Corporation and the valuation of investment securities.

The Corporation is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Corporation also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions resulting from the regulators' judgements based on information available to them at the time of their examination.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods covered. Actual results could differ from those estimates and assumptions.

Reclassifications - Certain amounts in prior years' financial statements have
-----------------
been reclassified to conform with current year classifications.

2. Merger

On November 12,1999, Union Financial acquired the net assets of SCCB. Union Financial issued 526,183 shares of stock of Union Financial for each of the outstanding shares of SCCB as of the merger date. The purchase consideration totaled 526,183 shares of Union Financial stock and $3,582,081 for partial shares. The transaction was accounted for under the purchase method of accounting. Accordingly, the results of operations of Union Financial included in the accompanying consolidated financial statements for the period November 12, 1999 through September 30, 2000 include income and expense associated with the net assets of the former SCCB. Assets acquired and liabilities assumed have been recorded at their estimated fair market values. The excess of cost over the estimated fair value of net assets acquired of $4,693,372 was allocated to goodwill and will be amortized over a period of 15 years. The following unaudited pro forma information presents the results of operations of the Corporation as if the acquisition had taken place on October 1, 1998 ( in thousands, except per share data):



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                           For The Years Ended September 30,
                           ---------------------------------
                                2000              1999
                                ----              ----
  Net interest income          $7,525            $ 8,012
  Net earnings                  2,229              2,057
  Earnings per share
       Basic                   $ 1.20             $ 1.06
       Diluted                 $ 1.17             $ 1.06

3. Investment And Mortgage-backed Securities

HELD TO MATURITY - Securities classified as held to maturity consisted of the following (in thousands):

                                                        September 30, 2000
                                         ----------------------------------------------
                                                         Gross Unrealized
                                         Amortized      ------------------       Fair
                                           Cost         Gains       Losses       Value
                                           ----         -----       ------       -----
Mortgage-backed Securities:
 FHLMC                                    $34,589       $ --       ($1,818)     $32,771
 GNMA                                         586         --            (2)         584
Investment Securities:
U.S. Agency Obligations                     2,477         --           (35)       2,442
                                          -------       ----      --------      -------
Total held to maturity                    $37,652       $ --       ($1,855)     $35,797
                                          =======       ====      ========      =======


                                                        September 30, 1999
                                         ----------------------------------------------
                                                         Gross Unrealized
                                         Amortized      ------------------       Fair
                                           Cost         Gains       Losses       Value
                                           ----         -----       ------       -----
Mortgage-backed Securities:
  FHLMC                                    $4,864        $--         ($326)      $4,538
  GNMA                                        722         78            --          800
                                           ------        ---         -----       ------
Total held to maturity                     $5,586        $78         ($326)      $5,338
                                           ======        ===         =====       ======


Available for Sale - Securities classified as available for sale consisted of
------------------
the following (in thousands):

                                                        September 30, 2000
                                         ----------------------------------------------
                                                         Gross Unrealized
                                         Amortized      ------------------       Fair
                                           Cost         Gains       Losses       Value
                                           ----         -----       ------       -----
Investment Securities:
  U.S. Agency Obligations                 $16,264         --     $ ($1,414)     $14,850
  Municipal Securities                      1,765         --           (96)       1,669
  Other                                       497         --           (61)         436
                                          -------       ----       -------      -------
Total Investment Securities                18,526         --        (1,571)      16,955
                                          -------       ----       -------      -------
Mortgage-backed Securities:
  FHLMC                                     7,922         --          (187)       7,735
  CMOs                                      5,996         --        (1,446)       4,550
                                          -------       ----       -------      -------
Total Mortgage-backed Securities           13,918         --        (1,633)      12,285
                                          -------       ----       -------      -------

Total available for sale                  $32,444       $ --       ($3,204)     $29,240
                                          =======       ====       =======      =======



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                                                        September 30, 2000
                                         ----------------------------------------------
                                                         Gross Unrealized
                                         Amortized      ------------------       Fair
                                           Cost         Gains       Losses       Value
                                           ----         -----       ------       -----
  Investment Securities:
  U.S. Agency Obligations                 $15,139       $ --       ($1,209)     $13,930
  Municipal Securities                      1,701         --          (125)       1,576
                                          -------       ----       -------      -------
Total Investment Securities                16,840         --        (1,334)      15,506
                                          -------       ----       -------      -------
Mortgage-backed Securities:
  FHLMC                                     6,358         --          (137)       6,219
  FNMA                                        966         --           (17)         949
  CMOs                                      5,592         --        (1,291)       4,661
                                          -------       ----       -------      -------
Total Mortgage-backed Securities           13,274         --        (1,445)      11,829
                                          -------       ----       -------      -------

Total available for sale                  $30,114       $ --       ($2,779)     $27,335
                                          =======       ====       =======      =======

Proceeds, gross gains and gross losses realized from the sales, calls and prepayments of available for sale securities were as follows for the years ended (in thousands):

                                                September 30,
                                       -----------------------------
                                        2000        1999        1998
                                       -----      ------      ------
Proceeds                               $ 100      $9,316      $7,978
                                       -----      ------      ------
Gross gains                            $  --      $    9      $   --
Gross losses                              --          --          --
                                       -----      ------      ------
Net gain on investment transactions    $  --      $    9      $   --
                                       =====      ======      ------

The maturities of securities at September 30, 2000 are as follows (in thousands):

                                                     Held to Maturity     Available for Sale
                                                     -----------------     ------------------
                                                     Amortized   Fair       Amortized   Fair
                                                       Cost      Value        Cost      Value
                                                       ----      -----        ----      -----
Due in one year or less                              $   902    $   989      $    23  $    23
Due after one year through five years                  1,582      1,551        2,530    2,473
Due after five years through ten years                    --         --        1,325    1,276
Due after ten years                                   35,168     33,257       28,566   25,468
                                                     -------    -------      -------  -------
Total investment and mortgage-backed
 securities                                          $37,652    $35,797      $32,444  $29,240
                                                     =======    =======      =======  =======

The mortgage-backed securities held at September 30, 2000 mature between one and thirty years. The actual lives of those securities may be significantly shorter as a result of principal payments and prepayments.

At September 30, 2000 and 1999, $12,535,000 and $12,963,000, respectively,  of securities were pledged as collateral for certain deposits.

At September 30, 2000, approximately $17,076,000 of mortgage-backed securities were adjustable rate securities. The adjustment periods range from monthly to annually and rates are adjusted based on the movement of a variety of indices.

Investments in collateralized mortgage obligations ("CMOs") represent securities issued by agencies of the federal government. At September 30, 2000 approximately $5,681,000 was invested in CMOs.



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.


4. Loans, Net

Loans receivable consisted of the following (in thousands):

                                               September 30,
                                           ----------------------
                                             1999          2000
                                           --------      --------
Conventional real estate loans:
Fixed rate residential
     Held for sale                         $  1,801      $    216
     Held for investment                     63,776        56,963
  Fixed rate commercial                       4,419         3,036
  Adjustable rate residential
     Held for sale                               --            --
     Held for investment                     51,524        47,915
  Adjustable rate commercial                    425           136
  Construction loans                         12,335        17,039
                                           --------      --------
Total real estate loans                     134,280       125,305
                                           --------      --------
Other loans:
  Consumer and installment loans             17,751        16,409
  Commercial loans                           10,719         7,748
  Consumer lines of credit                   12,433         8,855
  Loans secured by deposit accounts           1,971         1,435
                                           --------      --------
Total other loans                            42,874        34,447
                                           --------      --------

Total loans                                 177,154       159,752
                                           --------      --------
Less:
  Undisbursed portion of interim
   construction loans                        (5,445)       (9,964)
   Loan discount unamortized                 (2,718)           --
  Allowance for loan losses                  (1,360)         (836)
  Net deferred loan origination costs           176           449
                                           --------      --------

Total, net                                 $167,807      $149,401
                                           ========      ========

Weighted-average interest rate of loans        8.89%         7.85%

The Corporation sells loans in the secondary market without recourse and retains servicing rights. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees received from the investors as well as certain charges collected from the borrowers, such as late payment fees. Loans sold and serviced by the Corporation at September 30, 2000 and 1999 were approximately $47,133,000 and $257,906,000, respectively. The Corporation sold approximately $250,000,000 in mortgage loan servicing during fiscal year 2000 resulting in a pretax gain of approximately $700,000. In connection with these loans serviced for others, the Corporation held borrowers' escrow balances of $473,000 at September 30, 2000 and $548,000 at September 30, 1999.

Adjustable rate real estate loans (approximately $51,524,000 and $47,915,000 at September 30, 2000 and 1999, respectively) are subject to rate adjustments annually and generally are adjusted based on movement of the Federal Home Loan Bank National Monthly Median Cost of Funds rate or the Constant Maturity Treasury index. The maximum loan rates can be adjusted is 200 basis points in any one year with a lifetime cap of 600 basis points.

The Corporation made commercial real estate loans which totaled approximately $4,844,000 and $3,172,000 at September 30, 2000 and 1999, respectively. These loans are considered by management to contain a somewhat



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

greater risk of uncollectibility due to the dependency on income production or future development and sale of the real estate. These commercial real estate loans are collateralized by housing for the aged, churches, motels, apartments and other improved real estate.

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

The Bank paid $621,000 for mortgage servicing rights for approximately $44,102,000 of loans in 2000. The amortization of servicing rights and excess servicing rights included in loan servicing fees amounted to $628,653, $850,589, and $348,764 in 2000, 1999, and 1998 respectively. The fair value of mortgage servicing rights at September 30, 2000 is approximately $530,000.

Nonrefundable loan fees and certain direct loan origination costs are deferred and recognized over the lives of the loans using the level yield method. Amortization of these deferrals is recognized as interest income. Deferred loan origination fees are included in loans held for investment on the balance sheet.

Under OTS regulations, the Bank may not make loans to one borrower in excess of 15% of unimpaired capital. This limitation does not apply to loans made before August 9, 1989. At September 30, 2000, the Bank had loans outstanding to one borrower ranging up to $1,260,000 and was in compliance with this regulation.

Also under current regulations, the Bank's aggregate commercial real estate loans may not exceed 400% of its capital as determined under regulatory requirements. These limitations are not expected to have a material impact on the Bank's ongoing operations.

At September 30, 2000 and 1999, loans which are accounted for on a non-accrual basis or contractually past due ninety days or more totaled approximately $1,116,000 and $184,000, respectively. All non-accruing loans and allowance for loan losses for the year ending September 30, 2000 include loans and balances assumed with the acquisition of SCCB. The amount the Corporation will ultimately realize from these loans could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrower's ability to repay the loans. During the years ended September 30, 2000, 1999, and 1998, the Corporation recognized no interest income on loans past due 90 days or more, whereas, under the original terms of these loans, the Corporation would have recognized additional interest income of approximately $95,000, $8,000, and $20,000, respectively.



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

The changes in the allowance for loan losses consisted of the following (in thousands):


                                 Years Ended September 30,
                                ---------------------------
                                   2000      1999      1998
                                 ------     -----     -----
Balance at beginning of year     $  836     $ 827     $ 928
Provision for loan losses           225       105        --
Merger additions                    449        --        --
(Charge-offs) recoveries, net      (150)      (96)     (101)
                                 ------     -----     -----

Balance at end of year           $1,360     $ 836     $ 827
                                 ======     =====     =====

Directors and officers of the Corporation are customers of the Corporation in the ordinary course of business. Loans of directors and officers have terms consistent with those offered to other customers. Loans to officers and directors of the Corporation are summarized as follows (in thousands):

                                      Years Ended September 30,
                                    -----------------------------
                                      2000       1999        1998
                                    ------     ------     -------
Balance at beginning of year        $2,304     $1,919     $ 1,014
Loans originated during the year        81        472       1,908
Loan repayments during the year       (840)       (87)     (1,003)
                                    ------     ------     -------
Balance at end of year              $1,545     $2,304     $ 1,919
                                    ======     ======     =======


5. Office Properties And Equipment

Office properties and equipment consisted of the following (in thousands):

                                               September 30,
                                            --------------------
                                             1999          2000
                                             ----          ----
Land                                        $   889       $   660
Building and improvements                     3,676         3,212
Office furniture, fixtures and equipment      4,336         1,912
                                            -------       -------
Total                                         8,901         5,784

Less accumulated depreciation                (2,416)       (1,260)
                                            -------       -------

Office properties and equipment, net        $ 6,485       $ 4,524
                                            =======       =======


6. Goodwill

The changes in goodwill consisted of the following (in thousands):

                                          Years Ended September 30,
                                        ------------------------------
                                          2000        1999        1998
                                        ------      ------      ------
Balance at beginning of year            $2,848      $1,868      $2,009
Additions                                4,807       1,256          --
                                        ------                  ------
Amortization                              (613)       (276)       (141)
                                        ------      ------      ------

Balance at end of year                  $7,042      $2,848      $1,868
                                        ======      ======      ======



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

7. Deposit Accounts


Deposit accounts at September 30, were as follows (in thousands):

                                               2000                       1999
                                       ---------------------    ----------------------
                                      Rate    Balance     %     Rate     Balance     %
                                      ----    -------     -     ----     -------     -
Account Type
------------
NOW accounts:
  Commercial noninterest-bearing            $  6,904    3.67%         $  8,146    5.71%
  Noncommercial                      1.07%    11,918    6.34%  0.81%    12,091    8.48%
Money market checking accounts       4.39%     9,404    5.00%  3.31%     7,303    5.12%
Regular savings                      2.04%    15,818    8.41%  1.60%    12,695    8.90%
                                            --------  ------          --------  ------
Total demand and savings deposits    1.69%    44,044   23.43%  1.34%    40,235   28.21%
                                            --------  ------          --------  ------
Savings certificates:
  Up to 3.00%                                     81    0.04%              558    0.39%
  3.01 %- 4.00%                                  359    0.19%               --    0.00%
  4.01 %- 5.00%                               35,182   18.72%           53,566   37.56%
  5.01 %- 6.00%                               17,870    9.51%           41,597   29.17%
  6.01 %- 7.00%                               84,066   44.72%            5,972    4.19%
  7.01 %- 8.00%                                4,600    2.45%               --    0.00%
                                            --------  ------          --------  ------
Total savings certificates           5.51%   142,158   75.63%  4.95%   101,693   71.30%
                                            --------  ------          --------  ------

Sweep accounts                       5.00%     1,772    0.94%  4.00%       696    0.49%
Total deposit accounts               4.71%  $187,974  100.00%  3.92%  $142,624  100.00%
                                     ====   ========  ======   ====   ========  ======

As of September 30, 2000 and 1999, total deposit accounts include approximately $1,921,000 and $1,322,000, respectively, of deposits from the Corporation's officers, directors, employees or parties related to them.

At September 30, 2000 and 1999, deposit accounts with balances of $100,000 and over totaled approximately $47,298,000 and $23,022,000, respectively.

Savings certificates by maturity were as follows (in thousands):


                                        September 30,
                                   -----------------------
                                     2000           1999
                                     ----           ----

Maturity Date
-------------
Within 1 year                      $118,798       $ 89,343
After 1 but within 2 years           22,178          6,998
After 2 but within 3 years            1,131          4,232
Thereafter                               51          1,120
                                   --------       --------

Total certificate accounts         $142,158       $101,693
                                   ========       ========



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

Interest expense on deposits consisted of the following (in thousands):

                                                  Years Ended September 30,
                                                 --------------------------
                                                    2000     1999     1998
                                                  ------   ------   ------
Account Type
------------
NOW accounts and money market deposit accounts    $  507   $  411   $  410
Passbook and statement savings accounts              319      207      253
Certificate accounts                               7,577    5,107    4,912
Early withdrawal penalties                           (36)     (19)     (31)
                                                  ------   ------   ------

Total                                             $8,367   $5,706   $5,544
                                                  ======   ======   ======


8.  Advances From The Federal Home Loan Bank And Other Borrowings
At September 30, 2000 and 1999, the Bank had $47,687,000 and $46,503,000,
respectively, of advances outstanding from the Federal Home Loan Bank and treasury, tax and loan deposits. The maturity of the advances from the Federal Home Loan Bank and treasury, tax and loan deposits is as follows (in thousands):



                                                        September 30,
                                                     --------------------
                                                       2000         1999
                                                       ----         ----
Contractual Maturity:
Within one year - fixed rate                          $ 5,000     $14,503
Within one year - adjustable rate                      20,187       7,000
After one but within three years - fixed rate           5,000          --
After one but within three years - adjustable rate     10,000          --
Greater than three years-adjustable rate              $ 7,500     $25,000
                                                      -------     -------

Total Advances                                        $47,687     $46,503
                                                      =======     =======

Weighted average rate                                    6.28%       5.69%


The Bank pledges as collateral to the advances their Federal Home Loan Bank Stock, and has entered into a blanket collateral agreement with the Federal Home Loan Bank whereby the Bank maintains, free of other encumbrances, qualifying mortgages (as defined) with unpaid principal balances equal to, when discounted at 75% of the unpaid principal balances, 100% of total advances. The amount of qualifying mortgages was $102,041,000 and $112,304,000, respectively, at


9.    Income Taxes


Income tax expense (benefit) is summarized as follows (in thousands):


                          For the  Years Ended September 30,
                          -----------------------------------
                             2000         1999          1998
                           ------       ------        ------
Current                    $1,020        ($364)       $1,094
Deferred                      170        1,309           197
                           ------       ------        ------

Total income taxes         $1,190       $  945        $  897
                           ======       ======        ======



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

The provision for income taxes differed from amounts computed by applying the statutory federal rate of 34% to income before income taxes as follows (in thousands):

                                                    For the  Years Ended September 30,
                                                    ----------------------------------
                                                        2000        1999        1998
                                                      ------       -----       -----
Tax at federal income tax rate                        $1,150       $ 891       $ 832
-----------------------------
Increase (decrease) resulting from:
  State income taxes, net of federal benefit             109         100          96
  Interest on municipal bonds                            (23)         (9)         (6)
  Non-taxable life insurance income                        4         (28)         --
Other, net                                               (50)         (9)        (25)
                                                      ------       -----       -----

Total                                                 $1,190       $ 945       $ 897
                                                      ======       =====       =====

The tax effects of significant items comprising the Corporation's deferred taxes as of September 30, 2000 and 1999 are as follows (in thousands):


                                                                                  September 30,
                                                                                ----------------
                                                                                 2000      1999
                                                                                 ----      ----

Deferred tax assets:
Book reserves in excess of tax basis bad debt reserves                           $  208   $  207
Book reserves and amortization  in excess of tax on mortgage servicing rights        58       58
SFAS No. 115 mark to market adjustment                                            1,337    1,001
Difference between book and tax goodwill basis                                      118       76
Other                                                                                76       30
                                                                                 ------   ------
Total deferred tax asset                                                          1,797    1,372

Deferred tax liabilities:
  Difference between book and tax property basis                                    269      199
  Difference between book and tax Federal Home Loan Bank stock basis                 95       95
  Deferred loan fees                                                                 72      184
  Tax mark to market adjustment on securities                                     1,089    1,056
   Other                                                                            276       --
                                                                                 ------   ------
Total deferred tax liability                                                      1,801    1,534
                                                                                 ------   ------

Net deferred tax asset (liability)                                                  ($4)   ($162)
                                                                                 ======   ======

Net deferred tax liabilities of $4,000 and $162,000 at September 30, 2000 and 1999, are included in other assets in the balance sheet.

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

As of September 30, 2000, the bad debt reserve subject to recapture, for which deferred taxes have previously been



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

provided, totaled approximately $226,000. As permitted under SFAS 109, no deferred tax liability is provided for approximately $1,636,000 ($621,000 approximate tax effect) of such tax bad debt reserves that arose prior to October 1, 1988.


10. Employee Benefits

The Corporation has a contributory profit-sharing plan which is available to all eligible employees. Annual employer contributions to the plan consist of an amount which matches participant contributions up to a maximum of 5% of a participant's compensation and a discretionary amount determined annually by the Corporation's Board of Directors. In addition, the Corporation implemented a money purchase pension plan, effective October 1, 1996, in which all eligible employees participate. The annual contributions to the pension plan will be 5% of a participant's compensation. Employer expensed contributions to the plans were $209,000, $154,000, and $182,000 for the years ended September 30, 2000,
1999 and 1998, respectively.


11. Financial Instruments

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

The Corporation had loan commitments as follows (in thousands):

                                                                                        September 30,
                                                                              -------------------------------
                                                                               2000                      1999
                                                                              -----                     -----
Fixed interest rate commitments to extend credit                                 $0                     $830

Undisbursed portion of interim construction loans                              5,445                    9,964
Unused portion of credit lines (principally variable-rate
   consumer lines secured by real estate)                                      7,334                    7,292
                                                                             -------                  -------

Total                                                                        $12,779                  $18,086
                                                                             =======                  =======

The Corporation has no additional financial instruments with off-balance sheet risk.



--------------------------------------------------------------------------------
                       UNION FINANCIAL BANCSHARES, INC.

The Corporation has not been required to perform on any financial guarantees during the past two years. The Corporation has not incurred any losses on its commitments in 2000, 1999 or 1998.

The estimated fair values of the Corporation's financial instruments were as follows at September 30, 2000 (in thousands):

                                                                                  September 30, 2000
                                                                    ---------------------------------------------
                                                                    Carrying Amount                    Fair Value
                                                                    ---------------                    ----------
Financial assets
----------------
Cash and cash equivalents                                                $4,613                          $4,613
Securities available for sale                                            29,240                          29,240
Securities held to maturity                                              37,652                          35,797
FHLB Stock                                                                2,625                           2,625
Loans                                                                   167,807                         164,870
Accrued interest receivable                                               1,629                           1,629

Financial liabilities
---------------------
Deposits                                                               $187,974                        $187,320
Advances from FHLB and other borrowings                                  47,687                          46,886

Off-balance-sheet asset (liabilities)
-------------------------------------
Commitments to extend credit                                            $12,779                         $12,779



                                                                                  September 30, 2000
                                                                    ---------------------------------------------
                                                                    Carrying Amount                    Fair Value
                                                                    ---------------                    ----------
Financial assets                                                         $5,570                          $5,570
----------------
Cash and cash equivalents                                                27,335                          27,335
Securities available for sale                                             5,586                           5,338
Securities held to maturity                                               2,050                           2,050
FHLB Stock                                                              149,401                         146,293
Loans                                                                     1,574                           1,574
Accrued interest receivable

Financial liabilities
---------------------
Deposits                                                               $142,624                        $138,642
Advances from FHLB and other borrowings                                  46,503                          41,814

Off-balance-sheet asset (liabilities)
-------------------------------------

Commitments to extend credit                                            $18,086                        $18,086


-------------------------------------------------------------------------------
                       UNION FINANCIAL BANCSHARES, INC.

12.  Supplemental Cash Flow Disclosures

                                                                                For the Years Ended September 30,
                                                                                ---------------------------------
                                                                                 2000          1999         1998
                                                                                 ----          ----         ----
Cash paid for:

  Income taxes                                                                    $520        $1,231        $792
  Interest                                                                      11,072         7,698       7,213

Non-cash transactions:

  Loans foreclosed                                                                 387          214           --
  Unrealized gain (loss) on securities available for sale                       (3,204)      (3,119)         250
  Exchanges of mortgage loans for securities                                   $32,300           --           --



13.  Commitments And Contingencies

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


14.  Stock Option and Ownership Plans

The Corporation has a stock option plan through which the Board of Directors may grant stock options to officers and employees to purchase common stock of the Corporation at prices not less than 100 percent of the fair market value on the date of grant. The outstanding options expire ten years from the date of grant. The Corporation applies Accounting Principles Board (APB) Opinion 25 and related Interpretations in accounting for the plan. Accordingly, no compensation cost has been charged to operations. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method available under SFAS No. 123, Accounting
                                                                    ----------
for Stock-Based Compensation, the Corporations's net income and net income per
----------------------------
common share would have been reduced to the pro forma amounts indicated below:




--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                                                                      Years Ended September 30,
                                                                 ----------------------------------
                                                                 2000            1999          1998
                                                                 ----            ----          ----
Net income (in thousands)
  As reported                                                   $2,193          $1,676       $1,550
  Pro forma                                                      2,164           1,658        1,532

Basic net income per common share
  As reported                                                     1.18            1.26         1.17
  Pro forma                                                       1.17            1.25         1.15

Diluted net income per common share
  As reported                                                     1.16            1.19         1.10
  Pro forma                                                       1.14            1.17         1.09


The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                 2000             1999          1998
                                                                 ----             ----          ----
Dividend yield                                                     --              --              2%
Expected volatility                                                --              --             17%
Risk-free interest rate                                            --              --              6%
Expected lives                                                     --              --        10 years

A summary of the status of the plan as of September 30, 2000 and 1999, and changes during the years ending on those dates is presented below (all shares have been adjusted for the 3:2 stock split in February 1998 and the 5% stock dividend in February 1999):

                               Shares             Average Option Price          Expiration
   Grant Date                 Granted                  Per Share                   Date
   ----------                 -------                  ---------                   ----
October, 1995                 132,719                     5.79                October, 2005
January, 1996                   1,890                     5.79                January, 2006
April, 1996                     6,300                     6.67                April, 2006
March, 1997                     3,939                    10.00                March, 2007
May, 1998                      38,382                    15.83                May, 2008
                               ------
 Total Shares Granted         183,230

As of September 30, 2000, the number of shares exercisable were 82,072. Options for the three previous fiscal years were exercised as follows (adjusted for stock splits and dividends):

                                                                       Average Exercise
For the Years Ended September 30,          Shares Exercised             Price Per Share
--------------------------------           ----------------             ---------------
             2000                               2,200                        $5.79
             1999                                 315                        $5.79
             1998                               9,920                        $5.09

Stock options for 316 shares were forfeited during the year ended September 30, 2000.Stock options for 5,827 shares were forfeited during the year ended September 30, 1999. No stock options were forfeited during the year ended September 30, 1998. At September 30, 2000, 15,522 shares were available for grant.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

The Plan also provides for stock appreciation rights ("SARs"). To date, no SARs have been granted. Employees participate in stock ownership through the profit sharing plan (see Note 10).

During the fiscal year 1998, the Corporation implemented a dividend reinvestment plan that allows existing shareholders to reinvest their dividends for the purchase of additional Union Financial Bancshares stock. The plan currently offers a 5% discount on all purchases and does not charge purchase fees.

15.  Shareholders' Equity, Dividend Restrictions And Regulatory Matters

On August 7, 1987, the Bank completed its conversion from a federally chartered mutual association to a federally chartered stock association. A special liquidation account was established by the Bank for the preconversion retained earnings of approximately $3,718,000. The liquidation account is maintained for the benefit of depositors who held a savings or demand account as of the March 31, 1986 eligibility or the June 30, 1987 supplemental eligibility record dates who continue to maintain their deposits at the Bank after the conversion. In the event of a future liquidation (and only in such an event), each eligible and supplemental eligible account holder who continues to maintain his or her savings account will be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased in an amount proportionately corresponding to decreases in the savings account balances of eligible and supplemental eligible account holders on each subsequent annual determination date. Except for payment of dividends by the Bank to Union Financial and repurchase of the Bank's stock, the existence of the liquidation account will not restrict the use or application of such net worth.

The Bank is prohibited from declaring cash dividends on its common stock or repurchasing its common stock if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirement. In addition, the Bank is also prohibited from declaring cash dividends and repurchasing its own stock without prior regulatory approval if the total amount of all dividends and stock repurchases (including any proposed dividends and stock repurchases) for the applicable calendar year exceeds its current year's net income plus its retained net income for the preceding two years.

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






--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

15.  Shareholders' Equity, Dividend Restrictions And Regulatory Matters
     (continued)

At September 30, 2000 and 1999, the Bank had the following actual and required capital amounts and ratios (in thousands):

                                                                                 September 30, 2000
                                                                                 ------------------
                                                               Tangible                Core               Risk-Based
                                                                Capital               Capital               Capital
                                                                -------               -------               -------
Actual Capital                                                  $21,827               $21,827               $21,827
Unrealized loss on available for sale securities                  1,937                 1,937                 1,937
Goodwill and other intangible assets                             (7,042)               (7,042)               (7,042)
Allowances for loan losses (1)                                       --                    --                 1,359
                                                                -------                ------                ------
Total Adjusted capital                                           16,722                16,722                18,081

Minimum Capital Requirement                                       3,880                10,347                10,991
                                                                  -----                ------                ------
Regulatory Capital Excess                                       $12,842                $6,375                $7,090
                                                                -------                ------                ------

Regulatory Capital Ratio                                           6.46%                 6.46%                13.16%



                                                                                 September 30, 1999
                                                                                 ------------------
                                                               Tangible                Core               Risk-Based
                                                                Capital               Capital               Capital
                                                                -------               -------               -------
Actual Capital                                                  $14,563               $14,563               $14,563
Unrealized gain on available for sale securities                  1,779                 1,779                 1,779
Goodwill and other intangible assets                            (2,694)               (2,694)               (2,694)
Allowance for loan losses (1)                                        --                    --                   835
                                                                -------               -------                ------
Total Adjusted capital                                           13,648                13,648                14,483

Minimum Capital Requirement                                       3,072                 8,182                 9,427
                                                                  -----                 -----                 -----
Regulatory Capital Excess                                       $10,576                $5,468                $5,058
                                                                -------                ------                ------

Regulatory Capital Ratio                                           6.66%                 6.66%                12.29%


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


16.  Recently Issued Accounting Standards

The Financial Accounting Standards Board recently issued new accounting standards that will affect accounting, reporting, and disclosure of financial information by the Corporation. Adoption of these standards is not expected to have a material impact on financial condition or results of operations. The following is a summary of the standards and their required implementation date:


--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative
                                            -------------------------
Instruments and Hedging Activities. All derivatives are to be measured at fair
----------------------------------
value and recognized in the balance sheet as assets and liabilities. SFAS No. 138,"Accounting for Certain Derivative Instruments and Certain Hedging Activities" was issued June 2000 and amends the accounting and reporting standards of SFAS no. 133 for certain derivative instruments and hedging activities. The two statements are to be adopted concurrently and are effective for fiscal years and quarters beginning after June 15, 2000. Adoption of SFAS no. 133 and SFAS 138 did not have a material impact on the presentation of the Corporation"s financial results or financial position.

Other accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

17.  Union Financial Bancshares, Inc. Financial Information (Parent Corporation
     Only)

Condensed financial information for Union Financial is presented as follows (in thousands):


      Condensed Balance Sheets                           September 30,
      ------------------------                           -------------
                                                     2000            1999
                                                     ----            ----
      Assets:
      Cash and cash equivalents                         $70           $167
      Investment in subsidiary                       21,827         14,563
      Other                                              27              8
                                                    -------        -------
      Total Assets                                  $21,924        $14,738
                                                    =======        =======

      Liabilities and Shareholders' Equity:
      Liabilities                                   $    --        $    --
      Shareholders' Equity                           21,924         14,738
                                                     ------         ------
      Total Liabilities and Shareholders' Equity    $21,924        $14,738
                                                    =======        =======







--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

17.   Union Financial Bancshares, Inc. Financial Information (Parent Corporation
      Only) (continued)

         Condensed Statements of Income                                 For Years Ended September 30,
         ------------------------------                                 -----------------------------
                                                                   2000             1999              1998
                                                                   ----             ----              ----
         Equity in undistributed earnings of subsidiary           $2,280           $1,744            $1,610
         Other expense, net                                          (87)             (68)              (60)
                                                                  ------           ------            ------

         Net income                                               $2,193           $1,676            $1,550
                                                                  ======           ======            ======

         Operating Activities:

         Condensed Statements of Cash Flows
         ----------------------------------
         Net income                                               $2,193           $1,676            $1,550
         Adjustments to reconcile net income to
             net cash used in operating activities:
         Equity in undistributed earnings of subsidiary           (2,280)          (1,744)           (1,610)
         (Increase)Decrease in other assets                          (19)              (4)               (2)
                                                                  ------           ------            ------

         Net cash used in operating activities                      (106)             (72)              (62)
                                                                  ------           ------            ------

         Financing Activities:

         Dividends received from subsidiary                          500              200                --
         Dividend reinvestment plan contributions                     69              182               428
         Dividends paid                                            (573)            (494)             (467)
         Proceeds from the exercise of stock options                  13                1                51
                                                                  ------           ------            ------
         Net cash provided by (used in) financing activities           9            (111)                12
                                                                  ------           ------            ------


         Net increase (decrease) in cash and cash equivalents       (97)            (183)                50
         Cash and cash equivalents at beginning of year              167              350               400
                                                                  ------           ------            ------
         Cash and cash equivalents at end of year                    $70             $167              $350
                                                                  ------           ------            ------






--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                               BOARD OF DIRECTORS
                   UNION FINANCIAL BANCSHARES AND SUBSIDIARIES




Mason G. Alexander                                Quay W. McMaster
Director, Mid-South Management Company            Owner, Winnsboro Plywood


James W. Edwards                                  John S. McMeekin
Dean of Academics, USC-Union                      President, Winnsboro Furniture Company


William M. Graham                                 Dwight V. Neese
Owner, Graham's Flowers                           President and Chief Executive Officer
                                                  Provident Community Bank

Louis M. Jordan
President, Jordan's Ace Hardware, Inc.            Philip C. Wilkins, DMD
                                                  Dentist
Carl L. Mason
Chairman
Retired




                                LEADERSHIP GROUP
                            PROVIDENT COMMUNITY BANK



Gerald L. Bolin                                   Anthony E. Lawton
Senior Vice President                             Senior Vice President
Chief Operating Officer                           Chief Credit Officer


Carolyn H. Belue                                  Dwight V. Neese
Vice President                                    President
Operational Administration Manager                Chief Executive Officer


Diane F. Ebert                                    Michael H. Vanderford
Vice President                                    Senior Vice President
Mortgage Loan Acquisitions Manager                Mortgage Lending Manager


Richard H. Flake                                  Wanda J. Wells
Executive Vice President                          Vice President & Corporate Secretary
Chief Financial Officer                           Shareholder Relations Officer


George E. Hall, Jr.                               Gerald B. Wyatt
Vice President                                    Vice President
Retail Banking Manager                            Consumer/Commercial  Lending Manager



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                             CORPORATE INFORMATION


Common Stock Information
------------------------

Union Financial Bancshares, Inc.'s common stock is quoted on the Nasdaq National Market under the symbol UFBS. As of September 30, 2000, there were 797 shareholders of record and 1,911,005 shares of common stock issued and outstanding. The following table contains the range of high and low bid information of Union Financial's common stock as reported by the Nasdaq Stock Market and per share dividend as declared during each quarter of the last two fiscal years. Share prices and dividends have been adjusted to reflect all stock splits and stock dividends. See Note 15 to the financial statements for information regarding certain limitations imposed on the Bank's ability to pay cash dividends to the holding company.

                             High          Low        Dividend
                            ------        ------      --------
   Fiscal 2000
    Fourth Quarter          $ 8.75        $ 6.75        $.100
    Third Quarter           $ 8.37        $ 6.25        $.100
    Second Quarter          $ 9.00        $ 7.00        $.100
    First Quarter           $12.50        $ 8.37        $.093

                             High          Low        Dividend
                            ------        ------      --------
   Fiscal 1999
    Fourth Quarter          $12.38        $10.50        $.093
    Third Quarter           $14.00        $10.00        $.093
    Second Quarter          $14.50        $12.00        $.093
    First Quarter           $14.29        $12.86        $.093


Dividend Reinvestment and Stock Purchase Plan
---------------------------------------------

The Corporation has a dividend reinvestment program that allow shareholders to purchase additional shares with corporate dividends. Details of the program are outlined in the dividend reinvestment prospectus. To receive more information, please contact the Shareholder Relations Officer at the corporate address.

                              10-KSB Information
                              ------------------

A copy of the Form 10-KSB filed with the Securities and Exchange Commission, will be furnished to shareholders, without charge, upon written request to the Corporate Secretary, Union Financial Bancshares, Inc., 203 West Main Street, Union, South Carolina 29379.


Annual Meeting of Shareholders
------------------------------

The Annual Meeting of Shareholders will convene at the Main Street Auditorium of the University of South Carolina, Union Campus, Union, South Carolina on January 17, 2001 at 2:00 p.m.


Additional Information
----------------------

If you are receiving duplicate mailings of shareholder reports due to multiple accounts, we can consolidate the mailings without affecting your account registration. To do this, or for additional information, contact our Shareholder Relations Officer at the corporate address shown below.


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
(202) 362-0840


General Counsel
---------------

Nelson Mullins Riley & Scarborough
104 South Main Street, Suite 900
Greenville, South Carolina 29601
(864) 250-2300




--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.