Form 10KSB, Exhibit 13
period 2001-09-30
UNION FINANCIAL BANCSHARES INC
filed 2001-12-28
CIK 926164

                                TABLE OF CONTENTS

Business .................................................................   3
Selected Financial and Other Data ........................................   4
Management's Discussion and Analysis of Financial
    Condition and Results of Operations ..................................   6
Independent Auditor's Report .............................................  12
Consolidated Financial Statements ........................................  13
Notes to Consolidated Financial Statements ...............................  18
Directors and Leadership Group ...........................................  39
Corporation Information ..................................................  40


                                 --------------

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

The business of the Bank consists primarily of attracting deposits from the general public and originating mortgage loans on residential properties located in South Carolina. The Bank also makes consumer and commercial loans, commercial real estate loans, and construction loans, invests in federal government and agency obligations and purchases fixed and variable rate mortgage participation certificates. The principal sources of funds for the Bank's lending and investing activities include deposits received from the general public and advances from the FHLB. The Bank's principal expenses are interest paid on deposit accounts and other borrowings and expenses incurred in the operation of the Bank. The Bank's operations are conducted through its main office and five full-service banking centers, all of which are located in the upstate area of South Carolina.

                        SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial data of the Corporation for the periods indicated.


Operations Data:
---------------

                                                                                 Years Ended September 30,
                                                    --------------------------------------------------------------------------
                                                        2001            2000            1999           1998            1997
                                                    ----------      ----------      ----------      ----------      ----------
                                                                      Dollars In Thousands - Except Share Amounts)

Interest income                                     $   19,018      $   18,555      $   14,046      $   13,405      $   11,855
Interest expense                                       (11,613)        (11,175)         (7,698)         (7,549)         (6,647)
                                                    ----------      ----------      ----------      ----------      ----------
Net interest income                                      7,405           7,380           6,348           5,856           5,208
Provision for loan losses                                 (240)           (225)           (105)           --              (243)
                                                    ----------      ----------      ----------      ----------      ----------
Net interest income after
   provision for loan losses                             7,165           7,155           6,243           5,856           4,965
Other income                                             1,149           2,580           1,192           1,038             953
Other expense                                           (6,250)         (6,352)         (4,814)         (4,447)         (3,616)
                                                    ----------      ----------      ----------      ----------      ----------

Income before income taxes                               2,064           3,383           2,621           2,447           2,302
Income tax expense                                        (721)         (1,190)           (945)           (897)           (858)
                                                    ----------      ----------      ----------      ----------      ----------
Net income                                          $    1,343      $    2,193      $    1,676      $    1,550      $    1,444
                                                    ----------      ----------      ----------      ----------      ----------

Income per common share: (1)
Net income per common share (Basic)                 $     0.70      $     1.18      $     1.26      $     1.17      $     1.12
                                                    ==========      ==========      ==========      ==========      ==========
Net income per common share (Diluted)               $     0.68      $     1.16      $     1.19      $     1.10      $     1.04
                                                    ==========      ==========      ==========      ==========      ==========
Weighted average number of
 common shares outstanding (Basic)                   1,918,431       1,855,706       1,328,305       1,327,845       1,292,284
Weighted average number of
 common shares outstanding (Diluted)                 1,971,611       1,898,494       1,414,121       1,410,158       1,391,988



(1) 1999, 1998 and 1997 share and per share amounts have been restated for the 3:2 stock split occurring in February 1998 and the 5% stock dividend occurring in February 1999.



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

Financial Condition:
-------------------

                                                                             September 30,
                                               ---------------------------------------------------------------------
                                                 2001           2000            1999           1998           1997
                                                 ----           ----            ----           ----           ----
                                                                      (Dollars In Thousands)
  Total amount of:
  Assets                                       $277,752       $260,564        $205,294       $189,286       $171,244
  Short-term interest-bearing deposits            5,694          4,500           2,781          1,124          6,213
  Investment securities                          24,170         19,432          15,506          9,633         16,783
  Mortgage-backed securities                     64,947         47,460          17,415         19,922          6,883
  Loans (net)                                   158,063        167,807         149,401        142,202        129,957
  Deposits                                      194,079        187,974         142,624        130,768        117,914
  Shareholders' equity                           24,376         21,924          14,738         15,300         13,527

  Number of:
  Real estate loans outstanding                   1,783          2,216          1, 411          1,651          1,706
  Deposit accounts                               30,240         28,526          18,865         17,686         16,443
  Banking centers                                     6              7               5              4              4

Other Selected Data:
-------------------

                                                                      Years Ended September 30,
                                                  ------------------------------------------------------------------
                                                  2001           2000            1999           1998           1997
                                                  ----           ----            ----           ----           ----
  Interest rate spread during the year            2.98%          3.02%          3.36%           3.09%          3.16%

  Net yield on average interest-
     earning assets                               3.08%          3.10%          3.46%           3.42%          3.44%

  Return on average assets                        0.51%          0.85%          0.85%           0.87%          0.92%

  Return on average shareholders' equity          6.03%         10.92%         10.96%          10.77%         11.21%

  Dividend payout ratio                          57.03%         26.13%         29.46%          30.08%         30.13%

  Operating expense to average assets             2.39%          2.44%          2.43%           2.52%          2.31%

  Ratio of average shareholders'
     equity to average assets                     8.50%          7.78%          7.44%           8.12%          8.24%

  Cash dividends declared and paid
     per share of common stock (1)                $0.40          $0.40          $0.37           $0.35          $0.34


(1) 1999, 1998 and 1997 share and per share amounts have been restated for the 3:2 stock split occurring in February 1998 and the 5% stock dividend occurring in February 1999.


--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Asset and Liability Management
------------------------------

The Corporation is committed to following a program of asset and liability management in an effort to manage the fluctuations in earnings caused by movements in interest rates. A significant portion of the Corporation's income results from the spread, or net interest income, between the yield realized on its interest-earning assets and the rate of interest paid on its deposits and other borrowings. Differences in the timing and volume of repricing assets versus the timing and volume of repricing liabilities expose the Corporation to interest rate risk. Management's policies are directed at minimizing the impact on earnings of movements in interest rates.

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

At September 30, 2001 the Corporation's exposure to interest rate risk, as calculated by the Office of Thrift Supervision (OTS) and measured by the impact of changing interest rates on the Net Portfolio Value ("NPV"), was as follows:

                                                                Rate Environment
                                                                ----------------

                                        Minus 200 Basis Points        Flat          Plus 200 Basis Points
                                        ----------------------        ----          ---------------------
                                                                 (In Thousands)
Estimated Market Value of Assets               $293,662              $281,376            $266,191

Estimated Market Value of Liabilities          $263,067              $258,915            $254,487

NPV                                            $ 30,595              $ 22,461            $ 11,704

Increase/(decrease) in NPV                     $  8,134              $     -            ($ 10,757)

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





                                                          At
                                                     September 30,         Years Ended September 30
                                                     -------------      --------------------------------
                                                         2001           2001         2000          1999
                                                         -----          -----        -----         -----
  Average yield on earnings assets:

      Loans                                              8.37%          8.85%        8.31%         8.03%
      Investments (1)                                    5.90%          5.92%        6.27%         6.35%
      Mortgage-backed securities                         5.97%          5.94%        5.84%         6.31%

  Total interest-earning assets                          7.50%          7.92%        7.79%         7.65%
                                                         -----          -----        -----         -----
  Less:

    Average rate paid on deposits                        4.11%          4.70%        4.53%         4.08%
    Average rate paid on borrowings                      5.41%          5.92%        5.67%         5.04%

  Average Cost of Funds                                  4.41%          4.94%        4.77%         4.29%
                                                         -----          -----        -----         -----

  Average interest rate spread                           3.09%          2.98%        3.02%         3.36%
                                                         -----          -----        -----         -----

  Net yield on average interest-
         earning assets                                  3.18%          3.08%        3.10%         3.46%
                                                         -----          -----        -----         -----


(1) Includes investment securities, federal funds sold, interest-bearing time deposits, overnight interest-bearing deposits and Federal Home Loan Bank stock.

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

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                     - 7 -

                                                   Years Ended September 30,
                                -------------------------------------------------------------
                                         2001 vs. 2000                    2000 vs. 1999
                                -----------------------------    ----------------------------
                                Volume      Rate       Total     Volume     Rate       Total
                                -------    -------    -------    -------   -------    -------
                                                   (Dollars in Thousands)
Change in interest income:

Loans                           ($1,665)   $   880    ($  785)   $ 3,347   $   516    $ 3,863
Mortgage-backed securities        1,143         47      1,190        347      (136)       211
Investments                         155        (97)        58        454       (20)       434
                                -------    -------    -------    -------   -------    -------

Total interest income              (367)       830        463      4,148       360      4,508
                                -------    -------    -------    -------   -------    -------

Change in interest expense:

Deposits                            143        312        455      1,826       834      2,660
Borrowings and other               (133)       116        (17)       508       308        816
                                -------    -------    -------    -------   -------    -------

Total interest expense               10        428        438      2,334     1,142      3,476
                                -------    -------    -------    -------   -------    -------

Change in net interest income   ($  377)   $   402    $    25    $ 1,814   ($  782)   $ 1,032
                                =======    =======    =======    =======   =======    =======


RESULTS OF OPERATIONS
---------------------

Comparison of Years Ended September 30, 2001 and September 30, 2000
-------------------------------------------------------------------

Net income decreased $850,000 from $2,193,000 in fiscal 2000 to $1,343,000 in fiscal 2001. Earnings per share were $.70 per share (basic) and $.68 per share (diluted) for the year ended September 30, 2001 compared to $1.18 per share (basic) and $1.16 per share (diluted) for the same period in 2000. The decrease in net income was due to reduced mortgage loan service fees and lower gain on sale of mortgage loans. A sale of the Bank's mortgage loan servicing portfolio that was completed during the fourth quarter of fiscal 2000 contributed $700,000 to non interest income in fiscal 2000. As a result of this sale, the Company phased out its wholesale mortgage unit during the third quarter of the current fiscal year.

Total interest income increased $463,000 or 2.50%, from $18,555,000 in fiscal 2000 to $19,018,000 in fiscal 2001. Interest income on loans decreased $785,000, or 5.14%, from $15,272,000 in fiscal 2000 to $14,487,000 in fiscal 2001 due primarily to the reduction of the loan portfolio as a result of lower residential mortgage loan production. The reduction in income due to lower residential loan production was somewhat offset by growth in higher yielding commercial loans. Interest income on investment and mortgage-backed securities increased $1,248,000, or 38.01%, from $3,283,000 in fiscal 2000 to $4,531,000 in fiscal 2001. The increase was due primarily to purchases of investment and mortgage-backed securities made during the current fiscal year.

Interest expense increased 3.92% to $11,613,000 for fiscal 2001 from $11,175,000 for fiscal 2000. Interest expense increased $455,000 for deposits and decreased $17,000 for other borrowings. Interest expense for deposits increased due to the growth in deposits along with higher rates on certificates of deposits at the beginning of the year. Interest expense on other borrowings decreased due to higher rates as a result of longer term maturities offset by lower average balances throughout fiscal 2001 as compared to fiscal 2000. The longer term borrowings increase will improve interest rate risk exposure.

Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered by management as adequate to provide for estimated loan losses based on management's evaluation of the collectibility of the loan portfolio. The provision for loan loss calculation includes a segmentation of loan categories subdivided by residential mortgage, commercial and consumer loans. Each category is risk rated for all loans

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

including performing groups. The weight assigned to each performing group is developed from a threeyear historical average loan loss experience ratio and as the loss experience changes, the category weight is adjusted accordingly. In addition to loan loss experience, managements evaluation of the loan portfolio will include the market value of the underlying collateral, growth and composition of the loan portfolio, delinquency trends and economic conditions. Management evaluates the carrying value of loans periodically, and the allowance for loan losses is adjusted accordingly. The provision for loan losses increased from $225,000 in fiscal 2000 to $240,000 in fiscal 2001. See Note 4 of Consolidated Financial Statements for an analysis of loans.

The Corporation experienced bad debt charge-offs, net of recoveries, of approximately $520,000 in fiscal 2001 compared to $150,000 for fiscal 2000. The increase in bad debt charge-offs over the previous year includes approximately $210,000 from two commercial loan customers that filed for bankruptcy. The allowance for loan losses to total loans ratio at the end of fiscal 2001 was
 .67% compared to .80% at the end of fiscal 2000. Nonperforming assets which includes repossessed assets and loans on non accrual decreased to $915,000 at September 30, 2001 from $1,579,000 at September 30, 2000.

Non-interest income decreased 55.47% to $1,149,000 for the year ended September 30, 2001 from $2,580,000 for the year ended September 30, 2000. Service charges and fees decreased $310,000 to $928,000, primarily due to a reduction in production from Provident Financial Services, a wholly-owned subsidiary of Provident Community Bank. Provident Financial Services, which offers brokerage services, had experienced an increase in its business in 2000 which decreased in fiscal 2001 due to changing economic conditions for brokerage relationships. Loan servicing fees (net) decreased $454,000 to $(103,000) for the year ended September 30, 2001 from $351,000 for the year ended September 30, 2000. The reduction in loan servicing fees (net) was due to the sale of the loan servicing rights that was completed on September 30, 2000. In addition, higher loan prepayment speeds for the current year resulted in servicing rights amortization expense exceeding service fee income. Gain on sale of loans and investments decreased $667,000 to $324,000 during the year ended September 30, 2001 from $991,000 for the year ended September 30, 2000. During the previous fiscal year the Corporation sold approximately $250 million of servicing rights resulting in a pre-tax gain of approximately $700,000.

Non-interest expense decreased 1.61% to $6,250,000 in fiscal 2001 from $6,352,000 in fiscal 2000. The Company phased out its wholesale mortgage unit in fiscal 2001, completing the process during the third quarter. Compensation and employee benefits decreased 7.57% or $238,000 from fiscal 2000 to fiscal 2001 due primarily to the staff reductions from the phase out of the mortgage operation. Occupancy and equipment expenses decreased 6.32% or $90,000 from fiscal 2000 to fiscal 2001 due to expense reductions realized from the previous fiscal year data processing conversion. Professional services expense increased 23.76% or $72,000 from fiscal 2000 to fiscal 2001 due to higher usage of external consultants for loan operations. Other operating expenses increased 10.40% or $154,000 from fiscal 2000 to fiscal 2001 due to increases in amortization of intangibles, postage, telephone, liability insurance and expenses associated with shareholder relations.

Comparison of Years Ended September 30, 2000 and September 30, 1999
-------------------------------------------------------------------

Net income increased $517,000 from $1,676,000 in fiscal 1999 to $2,193,000 in fiscal 2000. Earnings per share were $1.18 per share (basic) and $1.16 per share (diluted) for the year ended September 30, 2000 compared to $1.26 per share (basic) and $1.19 per share (diluted) for the same period in 1999. Outstanding shares increased 41% from 1,357,214 to 1,911,005 due to shares issued for the acquisition of SCCB which was completed on November 12, 1999. See Note 2 of Consolidated Financial Statements for a discussion of the acquisition of SCCB.

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

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

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

Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered by management as adequate to provide for estimated loan losses based on management's evaluation of the collectibility of the loan portfolio. The provision for loan losses increased from $105,000 in fiscal 1999 to $225,000 in fiscal 2000. The increase in the provision was made to provide an adequate level of reserves to be consistent with the growth in the Corporation's loan portfolio as a result of the acquisition of SCCB along with an increased level of non accrual loans from the previous year. See Note 4 of Consolidated Financial Statements for an analysis of loans.

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

Financial Condition, Liquidity and Capital Resources
----------------------------------------------------

At September 30, 2001, the Corporation's assets totaled $277,752,000, an increase of $17,188,000 or 6.60% as compared to $260,564,000 at September 30, 2000. Investment and mortgage-backed securities increased $22,225,000 to $89,117,000 from $66,892,000 at September 30, 2000. The increase in securities provided additional balance sheet growth and offset the decrease in loans, which was a result of reductions in residential mortgage loans. Total loans, net, decreased $9,744,000 or 5.81% to $158,063,000 from $167,807,000 at September 30,
2000. The reduction in residential mortgage loans reflects the Corporations movement toward higher yielding consumer and commercial loans that will provide improvements in interest rate risk exposure. The overall growth in total assets was funded by increased deposits and additional borrowings. Securities sold under agreements to repurchase was $11,000,000 at September 30, 2001 compared to $0 at September 30, 2000. The increase in securities sold under agreement to repurchase is a lower cost funding alternative to Federal Home Loan Bank advances. Total deposits increased $6,105,000 or 3.25% from $187,974,000 at September 30, 2000 to $194,079,000 on September 30, 2001. The growth was a result of various deposit promotion programs with continued emphasis on increasing core deposits.

The Bank's liquidity, as measured by the ratio of cash, cash equivalents (not committed, pledged or required to liquidate specific liabilities) and investment securities to total deposits was approximately 25.43% at September 30, 2001. Assets that qualify as eligible liquidity include cash and cash equivalents and certain types of United States


--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                     - 10 -

Treasury and agency obligations, and other similar investments. Liquidity management is both a short and long-term responsibility of the Bank's management. The Bank adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-bearing deposits, and (iv) liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-bearing overnight deposits and other short-term government and agency obligations. The Bank has relied upon deposit growth and loan repayments as its principal sources of liquidity. If deposit growth and loan repayments do not generate sufficient liquid funds in the future, the Bank may borrow additional funds from the FHLB or liquidate short-term investments. These sources of funds are intended to provide a secondary source of relatively liquid funds upon which the Bank may rely, if necessary. See Note 14 to the financial statements for further information about commitments and contingencies.

At September 30, 2001, the Corporation's shareholder equity totaled $24,376,000, an increase of $2,452,000 or 11.18%, as compared to $21,924,000 at September 30, 2000. In addition to net income after dividends, available for sale securities valuation improved $1,868,000 from ($2,050,000) at September 30, 2000 to ($182,000) at September 30, 2001.

At September 30, 2001, the undisbursed portion of construction loans was $6.1 million and the unused portion of credit lines was $8.1 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

As of September 30, 2001, the Bank exceeded the OTS's capital requirements. See
Note 16 to the Consolidated Financial Statements for further discussion of these capital requirements.

Impact of Inflation and Changing Prices
---------------------------------------

The financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, non-interest expenses do reflect general levels of inflation.

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

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                     - 11 -

                                          [Letterhead of Elliott Davis, LLP]




[Elliott Davis LOGO]




               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Shareholders and Board of Directors
Union Financial Bancshares, Inc. and Subsidiaries
Union, South Carolina

         We have audited the accompanying consolidated balance sheets of Union Financial Bancshares, Inc. and Subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union Financial Bancshares, Inc. and Subsidiaries as of September 30, 2001 and 2000 and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                                  /s/ Elliott Davis LLP
                                                  ------------------------------
                                                  Elliott Davis LLP

Elliott Davis, LLP
Greenville, South Carolina
November 1, 2001

                 UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                                                                          September 30,
                                                                     ----------------------
                                                                        2001         2000
                                                                     ---------    ---------
                                                                         (In Thousands)
Assets
------
Cash                                                                 $     914    $     113
Short term interest-bearing deposits                                     5,694        4,500
                                                                     ---------    ---------
Total cash and cash equivalents                                          6,608        4,613
                                                                     ---------    ---------
Investment and mortgage-backed securities:
  Held to maturity                                                      11,315       37,652
  Available for sale                                                    77,802       29,240
                                                                     ---------    ---------
Total investment and mortgage-backed securities                         89,117       66,892
                                                                     ---------    ---------
Loans, net
    Held for sale                                                           --        1,801
    Held for investment                                                158,063      166,006
                                                                     ---------    ---------
Total loans, net                                                       158,063      167,807
Office properties and equipment, net                                     7,204        6,485
Federal Home Loan Bank Stock, at cost                                    2,625        2,625
Accrued interest receivable                                              1,629        1,629
Intangible assets                                                        6,299        7,042
Mortgage servicing rights                                                  842          452
Cash surrender value of life insurance                                   4,465          998
Other assets                                                               900        2,021
                                                                     ---------    ---------
Total assets                                                         $ 277,752    $ 260,564
                                                                     =========    =========



Liabilities
-----------
Deposits                                                             $ 194,079    $ 187,974
Advances from the Federal Home Loan Bank and other borrowings           46,007       47,687
Securities sold under agreements to repurchase                          11,000           --
Accrued interest payable                                                   404          329
Advances from borrowers for taxes and insurance                            374          473
Other liabilities                                                        1,512        2,177
                                                                     ---------    ---------
Total liabilities                                                      253,376      238,640
                                                                     ---------    ---------

Commitments and contingencies - note 14

Shareholders' equity
--------------------
Serial preferred stock, no par value,
  authorized - 500,000 shares, issued and outstanding - None

Common stock - $0.01 par value, authorized - 2,500,000 shares
  issued and outstanding  - 1,924,478 shares at September 30, 2001          20           20
  and 1,911,005 shares at September 30, 2000
Additional paid-in capital                                              11,321       11,314
Accumulated other comprehensive loss                                      (182)      (2,050)
Retained earnings, substantially restricted                             13,217       12,640
                                                                     ---------    ---------
Total shareholders' equity                                              24,376       21,924
                                                                     ---------    ---------
Total liabilities and  shareholders' equity                          $ 277,752    $ 260,564
                                                                     =========    =========

                 See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                 UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------

                                                           For the Years Ended September 30,
                                                       ----------------------------------------
                                                           2001           2000         1999
                                                       -----------    -----------   -----------
                                                           (In Thousands, Except Share Data)

Interest Income:
  Loans                                                    $14,487       $15,272        $11,420
  Deposits and federal funds sold                              112            77             83
  Securities available for sale:
    State and municipal                                        108            84             36
    Other investments                                        3,012         1,770          2,320
  Securities held to maturity and
    FHLB stock dividends                                     1,299         1,352            187
                                                       -----------    ----------    -----------
  Total interest income                                     19,018        18,555         14,046
                                                       -----------    ----------    -----------
Interest Expense:
  Deposit accounts                                           8,822         8,367          5,706
  Advances from the FHLB and other                           2,791         2,808          1,992
                                                       -----------    ----------    -----------
  Total interest expense                                    11,613        11,175          7,698
                                                       -----------    ----------    -----------
Net Interest Income                                          7,405         7,380          6,348
  Provision for loan losses                                    240           225            105
                                                       -----------    ----------    -----------
Net interest income after provision for loan losses          7,165         7,155          6,243
                                                       -----------    ----------    -----------
Non Interest Income:
  Fees for financial services                                  928         1,238            905
  Loan servicing fees, net of servicing amortization          (103)          351            (64)
  Net gain on sale of investments                              114          --                9
  Gains on sale of loans                                       210           991            342
                                                       -----------    ----------    -----------
  Total non interest income                                  1,149         2,580          1,192
                                                       -----------    ----------    -----------
Non Interest Expense:
  Compensation and employee benefits                         2,905         3,143          2,368
  Occupancy and equipment                                    1,335         1,425          1,133
  Deposit insurance premiums                                    33            54             77
  Professional services                                        375           303            275
  Intangible amortization                                      659           613            276
  Other                                                        943           814            685
                                                       -----------    ----------    -----------
  Total non interest expense                                 6,250         6,352          4,814
                                                       -----------    ----------    -----------
Income before income taxes                                   2,064         3,383          2,621
Provision for income taxes                                     721         1,190            945
                                                       -----------    ----------    -----------
Net Income                                                 $ 1,343       $ 2,193        $ 1,676
                                                       ===========    ===========   ===========
Net Income per common share (Basic)                        $  0.70       $  1.18        $  1.26
                                                       ===========    ===========   ===========
Net Income per common share (Diluted)                      $  0.68       $  1.16        $  1.19
                                                       ===========    ===========   ===========
Cash dividends per common share                            $  0.40       $  0.40        $  0.37
                                                       ===========    ===========   ===========
Weighted average number of
  common shares outstanding (Basic)                      1,918,431      1,855,706     1,328,305
                                                       ===========    ===========   ===========
Weighted average number of
  common shares outstanding (Diluted)                    1,971,611      1,898,494     1,414,121
                                                       ===========    ===========   ===========

                 See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                     - 14 -

                 UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 -----------------------------------------------

                                                       Common Stock                       Retained      Accumulated
                                                 ------------------------   Additional    Earnings         Other        Total
                                                                             Paid-In    Substantially  Comprehensive  Shareholders'
                                                   Shares        Amount      Capital      Restricted   Income (Loss)    Equity
                                                 ----------    ----------   ----------    ----------   -------------  -------------
                                                                          (In Thousands, Except Share Data)
Balance at September 30, 1998                     1,278,250            13        4,471        10,668            148        15,300
Net income                                               --            --           --         1,676             --         1,676

Other comprehensive loss, net of tax
     Unrealized holding losses arising
    during period                                        --            --           --            --         (1,927)       (1,927)
                                                                                                         ----------    ----------
  Comprehensive loss                                                                                                         (251)
                                                                                                                       ----------

Options exercised                                       315            --            1            --             --             1

Five percent stock dividend                          63,818             1          830          (831)            --            --

Dividend reinvestment plan contributions             14,831            --          182            --             --           182

Cash dividend ($.37 per share)                           --            --           --          (494)            --          (494)
                                                 ----------    ----------   ----------    ----------     ----------    ----------

Balance at September 30, 1999                     1,357,214            14        5,484        11,019         (1,779)       14,738

Net income                                               --            --           --         2,193             --         2,193

Other comprehensive loss, net of tax
     Unrealized holding losses arising
     during period                                       --            --           --            --           (271)         (271)
                                                                                                         ----------    ----------
  Comprehensive income                                                                                                      1,922
                                                                                                                       ----------

Options exercised                                     2,200            --           13            --             --            13

Acquisition of SCCB                                 526,183             5        5,617            --             --         5,622

Dividend reinvestment plan contributions             25,408             1          200            --             --           201

Cash dividend ($.40 per share)                           --            --           --          (572)            --          (572)
                                                 ----------    ----------   ----------    ----------     ----------    ----------

Balance at September 30, 2000                     1,911,005           $20      $11,314       $12,640        ($2,050)      $21,924

Net income                                               --            --           --         1,343             --         1,343

Other comprehensive income, net of tax
    Equity reclassification                                                                                     113           113
    Unrealized holding gains arising
    during period                                        --            --           --            --          1,869         1,869
    Less investment gains included in
    net income                                           --            --           --            --           (114)         (114)
                                                                                                         ----------    ----------
   Comprehensive income                                                                                                     3,211
                                                                                                                       ----------

Options exercised                                       200            --            2            --             --             2

Equity reclassification                                  --            --        (113)            --             --          (113)

Dividend reinvestment plan contributions             13,273            --          118            --             --           118

Cash dividend ($.40 per share)                           --            --           --          (766)            --          (766)
                                                 ----------    ----------   ----------    ----------     ----------    ----------
Balance at September 30, 2001                     1,924,478           $20      $11,321       $13,217          ($182)      $24,376
                                                 ==========    ==========   ==========    ==========    ===========    ==========

                See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                 UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                             For the Years Ended September 30,
                                                                      -------------------------------------------
                                                                       2001              2000               1999
                                                                      -----              ----               -----
                                                                                   (In Thousands)
Operating activities:

Net income                                                             $1,343           $2,193             $1,676
 Adjustments to reconcile net income to
   net cash provided by (used in) operating activities:
   Provision for loan losses                                               240              225                105
   Amortization expense                                                    933            1,241              1,127
   Depreciation expense                                                    812              468                343
   Recognition of deferred income, net of costs                           (70)            (227)              (100)
   Deferral of fee income, net of costs                                     18              471                243
   Gain on investment transactions                                       (114)               --                (9)
   Loans originated for sale                                          (30,851)         (44,102)          (108,962)
   Proceeds from sale of loans                                          32,868           43,508            108,746
   Gain on sale of loans held for sale                                   (210)            (991)              (342)
    (Increase) in accrued interest receivable                               --             (50)              (377)
    (Increase) decrease in other assets                                  1,121            1,045            (1,189)
    Increase(decrease) in accrued interest payable                          75              103              (239)
    Increase (decrease) in other liabilities                             (764)             (53)              (110)
                                                                         -----             ----              -----

 Net cash provided by (used in) operating activities                     5,401            3,831                912
                                                                         -----            -----                ---


--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                 UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                -------------------------------------------------

                                                                                 For the Years Ended September 30,
                                                                                 ---------------------------------
                                                                                  2001         2000          1999
                                                                                 ------       ------        ------
                                                                                          (In Thousands)
 Investing activities:

Purchase of investment and mortgage-backed securities:
   Held to maturity                                                                   $0    $(32,213)      $(4,864)
   Available for sale                                                           (46,278)      (1,575)      (16,097)
 Proceeds from maturity of investment and mortgage-backed securities:
   Held to maturity                                                                1,325           --         1,500
   Available for sale                                                              3,125          100         3,375
 Proceeds from sale of investment and mortgage-backed securities:
   Available for sale                                                             18,476           --         5,941
 Principal repayments on mortgage-backed securities:
   Held to maturity                                                                1,294          779           477
   Available for sale                                                              1,816        1,540         6,356
 Net (increase) decrease in loans                                                  7,727       23,579       (9,329)
 Purchase of cash surrender value of insurance                                   (3,467)           --            --
 Acquisition of SCCB                                                                  --      (2,436)            --
 Net (increase) decrease in mortgage servicing rights                              (672)        2,762         (572)
 Purchase of FHLB stock                                                               --        (575)          (27)
 Purchase of office properties and equipment                                     (1,531)      (2,429)         (847)
                                                                                  ------       ------        ------

 Net cash used in investing activities                                          (18,185)     (10,468)      (14,087)
                                                                                --------     --------      --------

 Financing activities:

 Proceeds from the exercise of stock options                                           2           13             1
 Proceeds from dividend reinvestment plan                                            118          200           182
 Dividends paid in cash                                                            (766)        (572)         (494)
 Proceeds from term borrowings                                                     9,320        1,184         4,863
 Acquired deposits                                                                    --           --        12,622
 Increase in intangible assets                                                        --      (4,808)       (1,256)
 Increase (decrease) in deposit accounts                                           6,105        9,663         (766)
                                                                                  ------       ------        ------

 Net cash provided by financing activities                                        14,779        5,680        15,152
                                                                                  ------       ------        ------
 Net (decrease) increase in cash and cash equivalents                              1,995        (957)         1,977


 Cash and cash equivalents at beginning of year                                    4,613        5,570         3,593
                                                                                  ------       ------        ------

 Cash and cash equivalents at end of year                                         $6,608       $4,613        $5,570
                                                                                  ======       ======        ======

                 See notes to consolidated financial statements.


--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                 UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

1. Summary of Significant Accounting Policies

Organization -The Corporation is the savings and loan holding company for
------------
Provident Community Bank (formerly known as Union Federal Savings Bank), a federally chartered savings bank ("the Bank"). Provident Community Bank, founded in 1934, offers a complete array of financial services through six full service banking centers and a lending and investment center in three counties in South Carolina. The Bank offers a full range of financial services including checking, savings, time deposits, individual retirement accounts (IRAs), investment services, and secured and unsecured consumer loans. The Bank originates and services home loans and provides financing for small businesses and affordable housing. Provident Financial Services ("PFS") is a wholly-owned subsidiary of Provident Community Bank that provides investment brokerage services.

On November 12, 1999, Union Financial acquired SCCB, a thrift headquartered in Winnsboro, South Carolina (Note 2).

Accounting Principles - The accounting and reporting policies of the Corporation
---------------------
conform to accounting principles generally accepted in the United States of America and to general practice within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of commitments and contingencies. Actual results could differ from those estimates. The following summarizes the more significant policies.

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

Investments - The Bank accounts for investment securities in accordance with
-----------
Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for
                                                            --------------
Certain Investments in Debt and Equity Securities ("SFAS 115"). In accordance
-------------------------------------------------
with SFAS 115, debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as "held to maturity" securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading" securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held to maturity or trading securities are classified as "available for sale" securities and reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. Transfers of securities between classifications will be accounted for at fair value. No securities have been classified as trading securities.

Purchases and sales of securities are accounted for on a trade date basis. Premiums and discounts on debt securities are amortized or accreted as adjustments to income over the estimated life of the security using a method approximating the level yield method. Gains or losses on the sale of securities are based on the specific identification method. The fair value of securities is based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

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

Accounting for Impaired Loans - Impaired loans are accounted for in accordance
-----------------------------
with SFAS No. 114, Accounting by Creditors for Impairment of a Loan
                   ------------------------------------------------
("SFAS 114"). SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is collateral dependent. If the resulting value of the impaired loan is less than the recorded balance, the impairment must be recognized by creating a valuation allowance for the difference and recognizing a corresponding bad debt expense. The risk characteristics used to aggregate loans are collateral type, borrower's financial condition and geographic location. SFAS No. 118, Accounting by
                                                           -------------
Creditors for Impairment of a Loan-Income Recognition and Disclosures, amends
---------------------------------------------------------------------
SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and requires additional disclosures about how a creditor recognizes interest income related to impaired loans. The adoption of these standards required no increase to the reserve for loan losses.

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

As of and for the years ended September 30, 2001 and 2000, impaired loans totaled $121,075 and $55,951 respectively, and the Corporation had recognized no interest income from impaired loans. The average balance in impaired loans was $88,513 in 2001 and $34,386 in 2000.

Office Properties and Equipment - Office properties and equipment are presented
-------------------------------
at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets. Estimated useful lives are 20-50 years for buildings and improvements and generally five to ten years for furniture, fixtures and equipment.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                     - 19 -

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

Securities Sold Under Agreements to Repurchase - The Corporation enters into
----------------------------------------------
sales of securities under agreements to repurchase. Fixed-coupon reverse repurchase agreements are treated as financings, with the obligations to repurchase securities sold being reflected as a liability and the securities underlying the agreements remaining as an asset. The securities are delivered by appropriate entry by the Corporation's safekeeping agent to the counterparties' accounts. The dealers may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Corporation substantially identical securities at the maturities of the agreements.

Federal Home Loan Bank Stock - The Bank, as a member institution of FHLB of
----------------------------
Atlanta, is required to own capital stock in the FHLB of Atlanta based generally upon the Bank's balances of residential mortgage loans and FHLB advances. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value.

Mortgage Servicing Rights - The Corporation accounts for mortgage servicing
-------------------------
rights in accordance with SFAS No. 140, Accounting for Transfers and Servicing
                                        --------------------------------------
of Financial Assets and Extinguishment of Liabilities. Purchased mortgage
-----------------------------------------------------
servicing rights are recorded at the lower of cost or market. Originated mortgage servicing rights are capitalized based on the allocated cost which is determined when the underlying loans are sold or securitized. MSRs are amortized in proportion to and over the period of estimated net servicing income using a method that is designed to approximate a level-yield method, taking into consideration the estimated prepayment of the underlying loans. For purposes of measuring impairment, MSRs are periodically reviewed for impairment based upon quarterly valuations. Such valuations are based on projections using a discounted cash flow method that includes assumptions regarding prepayments, servicing costs and other factors. Impairment is measured on a disaggregated basis for each pool of rights.

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

Income Taxes - The Corporation accounts for income taxes in accordance with
------------
SFAS No. 109, Accounting for Income Taxes ("SFAS 109"). Under SFAS 109, deferred
              ---------------------------
income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is established for deferred tax assets that may not be realized. Also, SFAS 109 eliminates, on a prospective basis, the exception from the requirement to record deferred taxes on tax basis bad debt reserves in excess of the base year amounts. The tax basis bad debt reserve that arose prior to the fiscal year 1988 (the base year amount) is frozen, and the book reserves at that date and all subsequent changes in book and tax basis reserves are included in the determination of deferred taxes.

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

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

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

     Long-term borrowings - The fair values of the Corporation's long-term borrowings are estimated using discounted cash flow analysis based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

     Accrued interest - The carrying amounts of accrued interest approximate their fair values.

     Off-balance-sheet instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standings.

Stock Based Compensation - The Corporation has adopted the disclosure provisions
------------------------
of SFAS No. 123, Accounting for Stock Based Compensation. The statement permits
                 ---------------------------------------
the Corporation to continue accounting for stock based compensation as set forth in Accounting Principles Board ("APB") Opinion 25, Accounting for Stock Issued
                                                   ---------------------------
to Employees, provided the Corporation discloses the pro forma effect on net
------------
income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Corporation continues to account for stock based compensation under APB Opinion 25 and has provided the required pro forma disclosures.

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

SFAS 128 became effective for the Corporation as of September 30, 1998. As required by SFAS 128, all prior period earnings per share data presented has been restated to conform with the provisions of the statement.

Share and per-share data have been restated to reflect the 3:2 stock split which occurred in February 1998 and the 5% stock dividend which occurred in February,1999.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

Intangible Assets - Intangible assets consist of core deposit premiums resulting
-----------------
from the Corporation's branch acquisitions and the excess of cost over the fair value of net assets resulting from the acquisition of SCCB. The assets are being amortized over their expected useful lives.

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

2. Merger

On November 12, 1999, Union Financial acquired SCCB. Union Financial issued 526,183 shares of common stock and paid $3,582,081 in cash for all of the outstanding shares of SCCB. Each shareholder received $5.25 in cash and 0.817 shares of Union Financial common stock valued at $10.68 per share that was based upon the average market price of Union Financial common stock during the 25 trading day period that ended on the trading day that immediately preceded the third day prior to the merger's closing. The transaction was accounted for under the purchase method of accounting. Accordingly, the results of operations of Union Financial included in the accompanying consolidated financial statements for the period November 12, 1999 through September 30, 2000 include income and expense associated with the net assets of the former SCCB. Assets acquired and liabilities assumed have been recorded at their estimated fair market values. The excess of cost over the estimated fair value of net assets acquired of $4,693,372 was allocated to goodwill.


--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

3. Investment And Mortgage-backed Securities

Held to Maturity - Securities classified as held to maturity consisted of the
----------------
following (in thousands):


                                                                               September 30, 2001
                                                        -----------------------------------------------------------
                                                                               Gross Unrealized
                                                        Amortized          -----------------------            Fair
                                                          Cost             Gains            Losses           Value
                                                        -------            -----          --------          -------
 Gross Unrealized
 Mortgage-backed Securities:
  FHLMC                                                 $10,365              $--             ($80)          $10,285
 Investment Securities:
 U.S. Agency Obligations                                    950               25                --              975
                                                        -------              ---             -----          -------
 Total held to maturity                                 $11,315              $25             ($80)          $11,260
                                                        =======              ===             =====          =======

                                                                               September 30, 2000
                                                        -----------------------------------------------------------
                                                                               Gross Unrealized
                                                        Amortized              ----------------              Fair
                                                          Cost             Gains           Losses           Value
                                                        -------            -----          --------          -------
 Mortgage-backed Securities:
  FHLMC                                                 $34,589              $--          ($1,818)          $32,771
  GNMA                                                      586               --               (2)              584
 Investment Securities:
 U.S. Agency Obligations                                  2,477               --              (35)            2,442
                                                        -------              ---          --------          -------
 Total held to maturity                                 $37,652              $--          ($1,855)          $35,797
                                                        =======              ===          ========          =======


Available for Sale - Securities classified as available for sale consisted of the following (in thousands):

                                                                               September 30, 2001
                                                        -----------------------------------------------------------
                                                                               Gross Unrealized
                                                        Amortized          -----------------------            Fair
                                                          Cost             Gains            Losses           Value
                                                        -------            -----          --------          -------
 Investment Securities:
   U.S. Agency Obligations                              $13,194             $ --            ($249)          $12,945
   Municipal Securities                                   9,765               --              (39)            9,726
   Other                                                    561               --              (12)              549
                                                        -------             ----            ------          -------
 Total Investment Securities                             23,520               --             (300)           23,220
                                                        -------             ----            ------          -------
 Mortgage-backed Securities:
   FNMA                                                  27,200              411                --           27,611
   FHLMC                                                 13,805               --              (14)           13,791
   CMOs                                                  13,557               --             (377)           13,180
                                                        -------             ----            ------          -------
 Total Mortgage-backed Securities                        54,562              411             (391)           54,582
                                                        -------             ----            ------          -------
 Total available for sale                               $78,082             $411            ($691)          $77,802
                                                        =======             ====            ======          =======

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                                                                               September 30, 2000
                                                        -----------------------------------------------------------
                                                                               Gross Unrealized
                                                        Amortized          -----------------------            Fair
                                                          Cost             Gains            Losses           Value
                                                        -------            -----          --------          -------
 Investment Securities:
   U.S. Agency Obligations                              $16,264              $--          ($1,414)          $14,850
   Municipal Securities                                   1,765               --              (96)            1,669
   Other                                                    497               --              (61)              436
                                                        -------               --          --------          -------
 Total Investment Securities                             18,526               --           (1,571)           16,955
                                                        -------              ---          --------          -------
 Mortgage-backed Securities:
   FHLMC                                                  7,922               --             (187)            7,735
   CMOs                                                   5,996               --           (1,446)            4,550
                                                        -------              ---          --------            -----
 Total Mortgage-backed Securities                        13,918               --           (1,633)           12,285
                                                        -------               --          --------          -------
 Total available for sale                               $32,444              $--          ($3,204)          $29,240
                                                        =======              ===          ========          =======

During the quarter ended December 31, 2000 the Corporation reclassified approximately $24,000,000 in mortgage backed securities from held to maturity to available for sale as part of the adoption of FASB 133, Accounting for Derivative Instruments and Hedging Activities. The purpose of this transfer was
---------------------------------------------
to allow for the possible sale of the securities in order to reduce interest rate risk exposure. For the quarter ended December 31, 2000 the unrealized loss on the above securities was $435,352. During the third and fourth quarters of fiscal 2001, approximately $14,274,000 of the securities were sold that resulted in a gain on sale of securities of $114,000.

Proceeds, gross gains and gross losses realized from the sales, calls and prepayments of available for sale securities were as follows for the years ended (in thousands):

                                                                                     September 30,
                                                                     ----------------------------------------------
                                                                       2001                 2000              1999
                                                                     -------                ----             ------
 Proceeds                                                            $21,601                $100             $9,316
                                                                     -------                ----             ------
 Gross gains                                                            $114                 $--                 $9
 Gross losses                                                             --                  --                 --
                                                                        ----                 ---             ------
 Net gain on investment transactions                                    $114                 $--                 $9
                                                                        ====                 ===             ======


The maturities of securities at September 30, 2001 are as follows (in thousands):

                                                             Held to Maturity                Available for Sale
                                                        ------------------------           ------------------------
                                                        Amortized           Fair           Amortized          Fair
                                                          Cost             Value             Cost             Value
                                                        ---------         ------           ---------         ------
 Due in one year or less                                   $250             $250              $101             $104
 Due after one year through five years                      706              731             1,986            2,027
 Due after five years through ten years                      --               --             3,708            3,726
 Due after ten years                                     10,359           10,279            72,287           71,945
                                                        -------          -------           -------          -------
 Total investment and mortgage-backed
    securities                                          $11,315          $11,260           $78,082          $77,802
                                                        =======          =======           =======          =======

The mortgage-backed securities held at September 30, 2001 mature between one and thirty years. The actual lives of those securities may be significantly shorter as a result of principal payments and prepayments.

At September 30, 2001 and 2000, $28,411,000 and $12,535,000, respectively, of securities were pledged as collateral for certain deposits.


--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

At September 30, 2001, approximately $8,586,000 of mortgage-backed securities were adjustable rate securities. The adjustment periods range from monthly to annually and rates are adjusted based on the movement of a variety of indices.

Investments in collateralized mortgage obligations ("CMOs") represent securities issued by agencies of the federal government. At September 30, 2001 approximately $13,557,000 was invested in CMOs.

4. Loans, Net

Loans receivable consisted of the following (in thousands):

                                                                                    September 30,
                                                                         -----------------------------------
                                                                          2001                         2000
                                                                         -------                     -------
 Conventional real estate loans:

   Fixed rate residential
      Held for sale                                                        $  --                      $1,801
      Held for investment                                                 62,262                      63,776
   Fixed rate commercial                                                   1,657                       4,419
   Adjustable rate residential
      Held for sale                                                           --                          --
      Held for investment                                                 37,684                      51,524

   Adjustable rate commercial                                                280                         425
   Construction loans                                                     12,259                      12,335
                                                                         -------                     -------
 Total real estate loans                                                 114,142                     134,280
                                                                         -------                     -------
 Other loans:
   Consumer and installment loans                                         16,466                      17,751
   Commercial loans                                                       19,955                      10,719
   Consumer lines of credit                                               14,350                      12,433
   Loans secured by deposit accounts                                       2,009                       1,971
                                                                         -------                     -------
 Total other loans                                                        52,780                      42,874
                                                                         -------                     -------

 Total loans                                                             166,922                     177,154
                                                                         -------                     -------
 Less:
   Undisbursed portion of interim
    construction loans                                                   (6,108)                     (5,445)
    Loan discount unamortized                                            (1,922)                     (2,718)
   Allowance for loan losses                                             (1,080)                     (1,360)
   Net deferred loan origination costs                                       251                         176

 Total, net                                                             $158,063                    $167,807
                                                                        ========                    ========
 Weighted-average interest rate of loans                                   8.37%                       8.89%

The Corporation sells loans in the secondary market without recourse and retains servicing rights. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees received from the investors as well as certain charges collected from the borrowers, such as late payment fees. Loans sold and serviced by the Corporation at September 30, 2001 and 2000 were approximately $65,907,000 and $47,133,000, respectively. The Corporation sold approximately $250,000,000 in mortgage loan servicing during fiscal year 2000 resulting in a pretax gain of approximately $700,000. In connection with these loans serviced for others, the Corporation held borrowers' escrow balances of $375,000 at September 30, 2001 and $473,000 at September 30, 2000.


--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                     - 25 -

Adjustable rate real estate loans (approximately $37,684,000 and $51,524,000 at September 30, 2001 and 2000, respectively) are subject to rate adjustments annually and generally are adjusted based on movement of the Federal Home Loan Bank National Monthly Median Cost of Funds rate or the Constant Maturity Treasury index. The maximum loan rates can be adjusted is 200 basis points in any one year with a lifetime cap of 600 basis points.

The Corporation made commercial real estate loans which totaled approximately $1,937,000 and $4,844,000 at September 30, 2001 and 2000, respectively. These loans are considered by management to contain a somewhat greater risk of uncollectibility due to the dependency on income production or future development and sale of the real estate. These commercial real estate loans are collateralized by housing for the aged, churches, motels, apartments and other improved real estate.

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

Mortgage servicing rights are accounted for in accordance with SFAS No. 140. SFAS No. 140 requires that an entity recognize, as separate assets, rights to service mortgage loans for others, whether purchased or originated, by allocating the total cost of loans between the loan and the mortgage servicing rights ("MSR") based on their relative fair values. Capitalized MSRs are amortized based on a method which approximates the proportion of current net servicing revenues to the total estimated net servicing revenues expected to be recognized over the average estimated remaining lives of the underlying loans. Capitalized MSRs are assessed for impairment based on their fair values.

The Bank paid $672,000 for mortgage servicing rights for approximately $30,851,000 of loans in 2001. The amortization of servicing rights and excess servicing rights included in loan servicing fees amounted to $281,729, $628,653, and $850,589 in 2001, 2000, and 1999 respectively. The fair value of mortgage servicing rights at September 30, 2001 was approximately $1,123,000.

Nonrefundable loan fees and certain direct loan origination costs are deferred and recognized over the lives of the loans using the level yield method. Amortization of these deferrals is recognized as interest income. Deferred loan origination fees are included in loans held for investment on the balance sheet.

Under OTS regulations, the Bank may not make loans to one borrower in excess of 15% of unimpaired capital. This limitation does not apply to loans made before August 9, 1989. At September 30, 2001, the Bank had loans outstanding to one borrower ranging up to $2,000,000 and was in compliance with this regulation.

Also under current regulations, the Bank's aggregate commercial real estate loans may not exceed 400% of its capital as determined under regulatory requirements. These limitations are not expected to have a material impact on the Bank's ongoing operations.

See Note 8 of Consolidated Financial Statements for an analysis of qualifying mortgages pledged for FHLB advances.

At September 30, 2001 and 2000, loans which are accounted for on a non-accrual basis or contractually past due ninety days or more totaled approximately $795,000 and $1,116,000, respectively. The amount the Corporation will ultimately realize from these loans could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrower's ability to repay the loans. During the years ended September 30, 2001, 2000, and 1999, the Corporation recognized no interest income on loans past due 90 days or more, whereas, under the original terms of these loans, the Corporation would have recognized additional interest income of approximately $90,000, $95,000, and $8,000, respectively.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

The changes in the allowance for loan losses consisted of the following (in thousands):

                                                                             Years Ended September 30,
                                                                 --------------------------------------------------
                                                                  2001                  2000                   1999
                                                                 ------                ------                  ----
 Balance at beginning of year                                    $1,360                  $836                  $827
 Provision for loan losses                                          240                   225                   105
 Merger additions                                                    --                   449                    --
 (Charge-offs) recoveries, net                                     (520)                 (150)                  (96)
                                                                 ------                ------                  ----
 Balance at end of year                                          $1,080                $1,360                  $836
                                                                 ======                ======                  ====

Directors and officers of the Corporation are customers of the Corporation in the ordinary course of business. Loans of directors and officers have terms consistent with those offered to other customers. Loans to officers and directors of the Corporation are summarized as follows (in thousands):

                                                                             Years Ended September 30,
                                                                 --------------------------------------------------
                                                                  2001                  2000                  1999
                                                                 ------                ------                ------
 Balance at beginning of year                                    $1,545                $2,304                $1,919
 Loans originated during the year                                    --                    81                   472
 Loan repayments during the year                                   (413)                 (840)                  (87)
                                                                 ------                ------                ------
 Balance at end of year                                          $1,132                $1,545                $2,304
                                                                 ======                ======                ======

5. Office Properties And Equipment

Office properties and equipment consisted of the following (in thousands):

                                                                          September 30,
                                                                  ---------------------------
                                                                   2001                  2000
                                                                  -----                 -----
 Land                                                              $884                  $889
 Building and improvements                                        4,409                 3,676
 Office furniture, fixtures and equipment                         4,640                 4,336
                                                                  -----                 -----
 Total                                                            9,933                 8,901
 Less accumulated depreciation                                   (2,729)               (2,416)
                                                                 ------               -------
 Office properties and equipment , net                           $7,204                $6,485
                                                                =======               =======


6. Intangible Assets

The changes in intangible assets consisted of the following (in thousands):


                                                                            Years Ended September 30,
                                                                 --------------------------------------------------
                                                                  2001                  2000                  1999
                                                                 ------                ------                ------
 Balance at beginning of year                                    $7,042                $2,848                $1,868
 Additions                                                           --                 4,807                 1,256
 Amortization/other                                                (743)                 (613)                 (276)
                                                                 ------                ------                ------
 Balance at end of year                                          $6,299                $7,042                $2,848
                                                                 ======                ======                ======


--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

7. Deposit Accounts

Deposit accounts at September 30, were as follows (in thousands):

                                                           2001                                     2000
                                            ----------------------------------         --------------------------------
                                            Rate           Balance         %            Rate        Balance        %
                                            -----          -------      ------         ------       -------      ------
  Account Type
  NOW accounts:
    Commercial non interest-bearing                        $10,427       5.37%                       $6,904       3.67%
    Noncommercial                           0.87%           14,386       7.41%         1.07%         11,918       6.34%
  Money market checking accounts            3.31%           10,840       5.59%         4.39%          9,404       5.00%
  Regular savings                           1.40%           15,309       7.88%         2.04%         15,818       8.41%
                                                           -------      ------                      -------      ------
  Total demand and savings deposits         1.37%           50,962      26.25%         1.69%         44,044      23.42%
                                                           -------      ------                      -------      ------
  Savings certificates:
    Up to 3.00%                                                 92       0.05%                           81       0.04%
    3.01 %- 4.00%                                           18,060       9.31%                          359       0.19%
    4.01 %- 5.00%                                           63,673      32.81%                       35,182      18.72%
    5.01 %- 6.00%                                           34,391      17.72%                       17,870       9.51%
    6.01 %- 7.00%                                           19,179       9.88%                       84,066      44.72%
   7.01 %- 8.00%                                             5,008       2.58%                        4,600       2.45%
                                                           -------      ------                      -------      ------
  Total savings certificates                5.00%          140,403      72.35%         5.51%        142,158      75.63%
                                                           -------      ------                      -------      ------

  Sweep accounts                            3.50%            2,714       1.40%         5.00%          1,772       0.95%

  Total deposit accounts                    4.11%         $194,079     100.00%         4.71%       $187,974     100.00%
                                            =====         ========     =======         =====       ========     =======


As of September 30, 2001 and 2000, total deposit accounts include approximately $1,533,000 and $1,921,000, respectively, of deposits from the Corporation's officers, directors, employees or parties related to them.

At September 30, 2001 and 2000, deposit accounts with balances of $100,000 and over totaled approximately $59,251,000 and $47,298,000, respectively.

Savings certificates by maturity were as follows (in thousands):

                                                                           September 30,
                                                               ------------------------------------
                                                                 2001                       2000
                                                               --------                  ---------
 Maturity Date
 -------------
 Within 1 year                                                 $116,764                   $118,798
 After 1 but within 2 years                                      17,640                     22,178
 After 2 but within 3 years                                       4,674                      1,131
 Thereafter                                                       1,325                         51
                                                               --------                  ---------
 Total savings certificates                                    $140,403                   $142,158
                                                               ========                   ========



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

Interest expense on deposits consisted of the following (in thousands):

                                                                                Years Ended September 30,
                                                                     ----------------------------------------------
                                                                      2001              2000                 1999
                                                                     ------            ------                ------
 Account Type
 ------------
 NOW accounts and money market deposit accounts                        $724              $507                  $411
 Passbook and statement savings accounts                                279               319                   207
 Certificate accounts                                                 7,842             7,577                 5,107
 Early withdrawal penalties                                            (24)              (36)                  (19)
                                                                     ------            ------                ------
 Total                                                               $8,821            $8,367                $5,706
                                                                     ======            ======                ======

8. Advances From The Federal Home Loan Bank And Other Borrowings

At September 30, 2001 and 2000, the Bank had $46,007,000 and $47,687,000,
respectively, of advances outstanding from the Federal Home Loan Bank and treasury, tax and loan deposits. The maturity of the advances from the Federal Home Loan Bank and treasury, tax and loan deposits is as follows (in thousands):


                                                                                    September 30,
                                                                        --------------------------------------
                                                                          2001                           2000
                                                                        -------                         ------
 Contractual Maturity:
 Within one year - fixed rate                                            $   --                         $5,000
 Within one year - adjustable rate                                        2,507                         20,187
 After one but within three years - fixed rate                           10,000                          5,000
 After one but within three years - adjustable rate                      10,000                         10,000
 Greater than three years-adjustable rate                               $23,500                         $7,500
                                                                        -------                         ------
 Total Advances                                                         $46,007                        $47,687
                                                                        =======                        =======
 Weighted average rate                                                    5.69%                          5.69%


The Bank pledges as collateral to the advances their Federal Home Loan Bank Stock, and has entered into a blanket collateral agreement with the Federal Home Loan Bank whereby the Bank maintains, free of other encumbrances, qualifying mortgages (as defined) with unpaid principal balances equal to, when discounted at 75% of the unpaid principal balances, 100% of total advances. The amount of qualifying mortgages was $81,772,000 and $102,041,000, respectively, at September 30, 2001 and 2000.

9. Securities Sold Under Agreements to Repurchase

The Company had $11,000,000 and $0 borrowed under agreements to repurchase at September 30, 2001 and 2000, respectively. The amortized cost of the securities underlying the agreements to repurchase at September 30, 2001 was $12,240,000. The maximum amount outstanding at any month end during fiscal 2001 was $11,000,000. The average amount of outstanding agreements for fiscal 2001 was $917,000.


--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

10. Income Taxes

Income tax expense (benefit) is summarized as follows (in thousands):


                                                                          For the  Years Ended September 30,
                                                                ---------------------------------------------------
                                                                  2001                  2000                  1999
                                                                -------                ------                ------
 Current                                                         $1,829                $1,020                ($364)
 Deferred                                                       (1,108)                   170                 1,309
                                                                -------                ------                ------

 Total income taxes                                                $721                $1,190                  $945
                                                                =======                ======                ======

The provision for income taxes differed from amounts computed by applying the statutory federal rate of 34% to income before income taxes as follows (in thousands):

                                                                           For the Years Ended September 30,
                                                                   ------------------------------------------------
                                                                   2001                 2000                   1999
                                                                   ----                ------                  ----
 Tax at federal income tax rate                                    $702                $1,150                  $891
 ------------------------------

 Increase (decrease) resulting from:
   State income taxes, net of federal benefit benefit                77                   109                   100
   Interest on municipal bonds                                     (20)                  (23)                   (9)
   Non-taxable life insurance income                               (23)                     4                  (28)
 Other, net                                                        (15)                  (50)                   (9)
                                                                   ----                ------                  ----

 Total                                                             $721                $1,190                  $945
                                                                   ====                ======                  ====

The tax effects of significant items comprising the Corporation's deferred taxes as of September 30, 2001 and 2000 are as follows (in thousands):

                                                                                                   September 30,
                                                                                               ---------------------
                                                                                               2001            2000
                                                                                               ----            -----
 Deferred tax assets:
 Book reserves in excess of tax basis bad debt reserves                                        $112             $208
       arising after September 30, 1988
 Book reserves and amortization  in excess of tax on mortgage servicing rights                  113               58
 SFAS No. 115 mark to market adjustment                                                         167            1,337
 Difference between book and tax goodwill basis                                                 168              118
 Other                                                                                          104               76
                                                                                               ----            -----
 Total deferred tax asset                                                                       664            1,797

 Deferred tax liabilities:
   Difference between book and tax property basis                                               249              269
   Difference between book and tax Federal Home Loan Bank stock basis                           100               95
   Deferred loan fees                                                                            97               72
   Tax mark to market adjustment on securities                                                  111            1,089
   Other                                                                                         55              276
                                                                                               ----            -----
 Total deferred tax liability                                                                   612            1,801
                                                                                               ----            -----
 Net deferred tax asset (liability)                                                             $52             ($4)
                                                                                               ====            =====

A deferred tax asset (liability) of $52,000 and ($4,000) at September 30, 2001 and 2000, is included in other assets in the balance sheet.

Legislation has been passed which repeals the "reserve" method of accounting for thrift bad debt reserves for the first tax year beginning after December 31, 1995 (the fiscal year ending September 30, 1999 for the Corporation which qualifies for deferral of the recapture under the "residential loan requirement"). This legislation requires all


--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

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

As of September 30, 2001, the bad debt reserve subject to recapture, for which deferred taxes have previously been provided, totaled approximately $138,000. As permitted under SFAS 109, no deferred tax liability is provided for approximately $1,636,000 ($621,000 approximate tax effect) of such tax bad debt reserves that arose prior to October 1, 1988.

11. Employee Benefits

The Corporation has a contributory profit-sharing plan which is available to all eligible employees. Annual employer contributions to the plan consist of an amount which matches participant contributions up to a maximum of 5% of a participant's compensation and a discretionary amount determined annually by the Corporation's Board of Directors. In addition, the Corporation implemented a money purchase pension plan, effective October 1, 1996, in which all eligible employees participate. The annual contributions to the pension plan will be 5% of a participant's compensation. Employer expensed contributions to the plans were $177,000, $209,000, and $154,000 for the years ended September 30, 2001,
2000 and 1999, respectively.

12. Financial Instruments

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

The Corporation had loan commitments as follows (in thousands):

                                                                                          September 30,
                                                                             --------------------------------------
                                                                               2001                           2000
                                                                             -------                        -------
 Fixed interest rate commitments to extend credit                             $2,070                             $0

 Undisbursed portion of interim construction loans                             6,108                          5,445
 Unused portion of credit lines (principally variable-rate
    consumer lines secured by real estate)                                    12,195                          7,334
                                                                             -------                        -------

 Total                                                                       $20,373                        $12,779
                                                                             =======                        =======


The Corporation has no additional financial instruments with off-balance sheet risk.



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

The Corporation has not been required to perform on any financial guarantees during the past two years. The Corporation has not incurred any losses on its commitments in 2001, 2000 or 1999.

The estimated fair values of the Corporation's financial instruments were as follows at September 30, 2000 (in thousands):


                                                                                          September 30, 2001
                                                                             -----------------------------------------
                                                                             Carrying Amount               Fair Value
                                                                             ---------------               -----------
  Financial assets
  ----------------
  Cash and cash equivalents                                                         $6,608                    $6,608
  Securities available for sale                                                     77,802                    77,802
  Securities held to maturity                                                       11,315                    11,262
  FHLB Stock                                                                         2,625                     2,625
  Loans                                                                            158,063                   163,512
  Accrued interest receivable                                                        1,629                     1,629
  Cash surrender value of life insurance                                             4,465                     4,465

  Financial liabilities
  ---------------------
  Deposits                                                                        $194,079                  $196,194
  Advances from FHLB and other borrowings                                           46,007                    47,723
  Securities sold under agreement to repurchase                                     11,000                    11,410
  Accrued interest payable                                                             404                       404

  Off-balance-sheet asset (liabilities)
  -------------------------------------

   Commitments to extend credit                                                    $20,373                   $20,373



                                                                                          September 30, 2000
                                                                             -----------------------------------------
                                                                             Carrying Amount               Fair Value
                                                                             ---------------               -----------
  Financial assets
  ----------------
  Cash and cash equivalents                                                         $4,613                    $4,613
  Securities available for sale                                                     29,240                    29,240
  Securities held to maturity                                                       37,652                    35,797
  FHLB Stock                                                                         2,625                     2,625
  Loans                                                                            167,807                   164,870
  Accrued interest receivable                                                        1,629                     1,629

  Financial liabilities
  ---------------------
  Deposits                                                                        $187,974                  $187,320
  Advances from FHLB and other borrowings                                           47,687                    46,886
  Accrued interest payable                                                             329                       329

  Off-balance-sheet asset (liabilities)
  -------------------------------------
  Commitments to extend credit                                                     $12,779                   $12,779


--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

13. Supplemental Cash Flow Disclosures

                                                                                  For the Years Ended September 30,
                                                                                  --------------------------------
                                                                                  2001         2000           1999
                                                                                  ----         ----           ----
  Cash paid for:

   Income taxes                                                                    $476          $520       $1,231
   Interest                                                                     $11,613       $11,072       $7,698

  Non-cash transactions:

   Loans foreclosed                                                                $425          $387         $214
   Unrealized gain (loss) on securities available for sale                       $(280)      $(3,204)     $(3,119)
   Exchanges of mortgage loans for securities                                        --       $32,300           --

14. Commitments And Contingencies

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

15. Stock Option and Ownership Plans

The Corporation has a stock option plan through which the Board of Directors may grant stock options to officers and employees to purchase common stock of the Corporation at prices not less than 100 percent of the fair market value on the date of grant. The outstanding options expire ten years from the date of grant. The Corporation has elected the disclosure-only provision of SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has
---------------------------------------
been charged to operations. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method available under SFAS No. 123, the Corporation's net income and net income per common share would have been reduced to the pro forma amounts indicated below:

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                                                                      Years Ended September 30,
                                                                 ---------------------------------------
                                                                  2001            2000             1999
                                                                 ------          ------           ------
  Net income (in thousands)
   As reported                                                   $1,343          $2,193           $1,676
   Pro forma                                                      1,301           2,164            1,658

  Basic net income per common share
   As reported                                                     0.70            1.18             1.26
   Pro forma                                                       0.68            1.17             1.25

  Diluted net income per common share
   As reported                                                     0.68            1.16             1.19
   Pro forma                                                       0.66            1.14             1.17

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants:

      Dividend yield                                             4%
      Expected volatility                                        30%
      Risk-free interest rate                                    6%
      Expected lives                                             10 years

A summary of the status of the plan as of September 30, 2001 and 2000, and changes during the years ending on those dates is presented below (all shares have been adjusted for the 3:2 stock split in February 1998 and the 5% stock dividend in February 1999):

                                            Average
                                Shares    Option Price       Expiration            Earliest Date
  Grant Date                   Granted     Per Share           Date                 Exercisable
  ----------                   -------    ------------      -------------         --------------
  October, 1995                 32,719      5.79            October, 2005         October, 1995
  January, 1996                  1,890      5.79            January, 2006         January, 1996
  April, 1996                    6,300      6.67              April, 2006         April, 1997
  March, 1997                    3,939     10.00              March, 2007         March, 1997
  May, 1998                      8,382     15.83                May, 2008         May, 1998
  October, 2000                 14,000      8.75            October, 2010         October, 2000
  January, 2001                 39,465      9.06            January, 2011         January, 2001
                                ------
   Total Shares Granted        236,695



As of September 30, 2001, the number of shares exercisable were 180,239 at an average price of $7.63 per share. Options for the three previous fiscal years were exercised as follows (adjusted for stock splits and dividends):

                                                            Average Exercise
  For the Years Ended September 30,     Shares Exercised    Price Per Share
  --------------------------------      ----------------    ---------------
               2001                           200             $8.75
               2000                         2,200             $5.79
               1999                           315             $5.79

Stock options for 8,518 shares at an average price of $12.46 were forfeited during the year ended September 30, 2001. Stock options for 316 shares at an average price of $15.83 were forfeited during the year ended September 30, 2000. Stock options for 5,827 shares were forfeited during the year ended September 30, 1999. At September 30, 2001, 102,400 shares were available for grant and 221,153 options at an average price of $7.95 were outstanding.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                     - 34 -

16. Shareholders' Equity, Dividend Restrictions And Regulatory Matters

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

Under present regulations of the Office of Thrift Supervision ("OTS"), the Bank must have core capital (leverage requirement) equal to 4.0% of assets, of which 1.5% must be tangible capital, excluding intangible assets. The Bank must also maintain risk-based regulatory capital as a percent of risk weighted assets at least equal to 8.0%. In measuring compliance with capital standards, certain adjustments must be made to capital and total assets.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                     - 35 -

16. Shareholders' Equity, Dividend Restrictions And Regulatory Matters
(continued)

At September 30, 2001 and 2000, the Bank had the following actual and required capital amounts and ratios (in thousands):

                                                                               September 30, 2001
                                                           -------------------------------------------------------------
                                                           Tangible Capital        Core Capital       Risk-Based Capital
                                                           ----------------        ------------       ------------------
 Actual Capital                                                 $23,920               $23,920               $23,920
 Unrealized loss on available for sale securities                   192                   192                   192
 Goodwill and other intangible assets                           (6,300)               (6,300)               (6,300)
 Allowances for loan losses (1)                                      --                    --                 1,080
                                                               --------                ------               -------
 Total Adjusted capital                                          17,812                17,812                18,892
 Minimum Capital Requirement                                      4,086                10,896                11,864
                                                               --------                ------               -------
 Regulatory Capital Excess                                      $13,726                $6,916                $7,028
                                                               --------                ------               -------
 Regulatory Capital Ratio                                         6.54%                 6.54%                12.74%

                                                                               September 30, 2000
                                                           -------------------------------------------------------------
                                                           Tangible Capital        Core Capital       Risk-Based Capital
                                                           ----------------        ------------       ------------------
 Actual Capital                                                 $21,827               $21,827               $21,827
 Unrealized gain on available for sale securities                 1,937                 1,937                 1,937
 Goodwill and other intangible assets                           (7,042)               (7,042)               (7,042)
 Allowance for loan losses (1)                                       --                    --                 1,359
                                                               --------                ------               -------
 Total Adjusted capital                                          16,722                16,722                18,081
 Minimum Capital Requirement                                      3,880                10,347                10,991
                                                               --------                ------               -------
 Regulatory Capital Excess                                      $12,842                $6,375                $7,090
                                                               --------                ------               -------
 Regulatory Capital Ratio                                         6.46%                 6.46%                13.16%


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

17. Recently Issued Accounting Standards

The Financial Accounting Standards Board recently issued new accounting standards that will affect accounting, reporting, and disclosure of financial information by the Corporation. Adoption of these standards is not expected to have a material impact on financial condition or results of operations. The following is a summary of the standards and their required implementation date:


--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                     - 36 -

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative
                                            -------------------------
Instruments and Hedging Activities. All derivatives are to be measured at fair
----------------------------------
value and recognized in the balance sheet as assets and liabilities. SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging
     -----------------------------------------------------------------
Activities was issued in June 2000 and amended the accounting and reporting
----------
standards of SFAS no. 133 for certain derivative instruments and hedging activities. The two statements were to be adopted concurrently and are effective for fiscal years and quarters beginning after June 15, 2000. Adoption of SFAS No. 133 and SFAS 138 did not have a material impact on the presentation of the Corporation's financial results or financial position.

In July 2001, the SEC issued Staff Accounting Bulletin (SAB) No. 102 - Selected
                                                                       --------
Loan Loss Allowance Methodology and Documentation Issues. This staff accounting
--------------------------------------------------------
bulletin clearly defined the required development, documentation, and application of a systematic methodology for determining allowances for loan and lease losses in accordance with generally accepted accounting principles. The Corporation believes that it is in compliance with SAB 102.

In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and
                                                 ----------------------------
Servicing of Financial Assets and Extinguishment of Liabilities. This SFAS is a
---------------------------------------------------------------
replacement of SFAS No. 125. The statement was effective for transfers and servicing of financial assets and extinguishment of debt occurring after March 31, 2001. The statement was effective for recognition and reclassification of collateral and for disclosures relating to securitization for fiscal year ending after December 15, 2000. The adoption of the standard did not have a material impact on the Corporation.

In June 2001, the FASB issued SFAS No. 141 - Business Combinatons. This FASB
                                             --------------------
addresses accounting and reporting for all business combinations and defines the purchase method as the only acceptable method. This statement is effective for all business combinations initiated after June 30, 2001.

In June 2001, the FASB issued SFAS No. 142 - Goodwill and Other Intangible
                                             -----------------------------
Assets. This SFAS addresses how goodwill and other intangible assets should be
------
accounted for at their acquisition (except for those acquired in a business combination) and after they have been initially recognized in the financial statements. The statement is effective for all fiscal years beginning after December 15, 2001. The Company is in the process of determining the effect of this SFAS on the financial position of the Company.

Other accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

18. Union Financial Bancshares, Inc. Financial Information (Parent Corporation
Only)

Condensed financial information for Union Financial is presented as follows (in thousands):

  Condensed Balance Sheets                              September 30,
  -------------------------                        ------------------------
                                                     2001            2000
                                                   -------          -------
  Assets:

  Cash and cash equivalents                           $360              $70
  Investment in subsidiary                          23,919           21,827
  Other                                                 97               27
                                                   -------          -------
  Total Assets                                     $24,376          $21,924
                                                   =======          =======

  Liabilities and Shareholders' Equity:
  Liabilities                                      $   --           $    --
  Shareholders' Equity                              24,376           21,924
                                                   -------          -------
  Total Liabilities and Shareholders' Equity       $24,376          $21,924
                                                   =======          =======






--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                     - 37 -

18. Union Financial Bancshares, Inc. Financial Information (Parent Corporation
Only) (continued)


           Condensed Statements of Income                                For Years Ended September 30,
           ------------------------------                        -------------------------------------------
                                                                   2001              2000             1999
                                                                 --------          -------          --------
          Equity in undistributed earnings of subsidiary          $1,440           $2,280            $1,744
          Other expense, net                                         (97)             (87)              (68)
                                                                 --------          -------          --------
          Net income                                               $1,343           $2,193            $1,676
                                                                 ========          =======          ========

          Operating Activities:

          Condensed Statements of Cash Flows
          ----------------------------------
          Net income                                               $1,343           $2,193            $1,676
          Adjustments to reconcile net income to
              net cash used in operating activities:
          Equity in undistributed earnings of subsidiary          (1,440)          (2,280)           (1,744)
          Increase in other assets                                   (67)             (19)               (4)
                                                                 --------          -------          --------

          Net cash used in operating activities                     (164)            (106)              (72)
                                                                 --------          -------          --------

          Financing Activities:

          Dividends received from subsidiary                        1,100              500               200
          Dividend reinvestment plan contributions                    118               69               182
          Dividends paid                                            (766)            (573)             (494)
          Proceeds from the exercise of stock options                   2               13                 1
                                                                 --------          -------          --------
          Net cash provided by (used in) financing activities         454                9             (111)
                                                                 --------          -------          --------
          Net increase (decrease) in cash and cash equivalents        290             (97)             (183)
          Cash and cash equivalents at beginning of year               70              167               350
                                                                 --------          -------          --------
          Cash and cash equivalents at end of year                   $360              $70              $167
                                                                 ========          =======          ========


--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.

                               BOARD OF DIRECTORS
                   UNION FINANCIAL BANCSHARES AND SUBSIDIARIES

Mason G. Alexander                       John S. McMeekin
Director, Mid-South Management Company   President, Winnsboro Furniture Company

James W. Edwards                         Dwight V. Neese
Dean of Academics, USC-Union             President and Chief Executive Officer
                                         Provident Community Bank
William M. Graham
Owner, Graham's Flowers                  Philip C. Wilkins, DMD
                                         Dentist
Louis M. Jordan
President, Jordan's Ace Hardware, Inc.

Carl L. Mason
Chairman
Retired






                                LEADERSHIP GROUP
                            PROVIDENT COMMUNITY BANK

Carolyn H. Belue                       Caroline T. Thomas
Vice President                         Vice President
Operational Administration Manager     Marketing Director

Richard H. Flake                       Wanda J. Wells
Executive Vice President               Vice President & Corporate Secretary
Chief Financial Officer                Shareholder Relations Officer

Anthony E. Lawton                      Gerald B. Wyatt
Senior Vice President                  Vice President
Chief Credit Officer                   Consumer/Commercial  Lending Manager

Dwight V. Neese
President
Chief Executive Officer





--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                     - 39 -

                              CORPORATE INFORMATION

Common Stock Information
------------------------

Union Financial Bancshares, Inc.'s common stock is quoted on the Nasdaq National Market under the symbol UFBS. As of September 30, 2001, there were 793 shareholders of record and 1,924,478 shares of common stock issued and outstanding. The following table contains the range of high and low bid information of Union Financial's common stock as reported by the Nasdaq Stock Market and per share dividend as declared during each quarter of the last two fiscal years. Share prices and dividends have been adjusted to reflect all stock splits and stock dividends. See Note 16 to the financial statements for information regarding certain limitations imposed on the Bank's ability to pay cash dividends to the holding company.

                        High        Low     Dividend
                        ----       -----    --------
  Fiscal 2001
   Fourth Quarter      $11.00     $ 9.50     $.100
   Third Quarte        $ 9.50     $ 9.00     $.100
   Second Quarter      $ 9.87     $ 8.00     $.100
   First Quarter       $ 9.94     $ 7.97     $.100

                        High       Low      Dividend
                        ----       -----    --------
  Fiscal 2000
   Fourth Quarter     $ 8.75      $ 6.75     $.100
   Third Quarter      $ 8.37      $ 6.25     $.100
   Second Quarter     $ 9.00      $ 7.00     $.100
   First Quarter      $12.50      $ 8.37     $.093

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

Annual Meeting of Shareholders
------------------------------

The Annual Meeting of Shareholders will convene at the Main Street Auditorium of the University of South Carolina, Union Campus, Union, South Carolina on January 30, 2002 at 2:00 p.m.

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

Elliott Davis, LLP
870 South Pleasantburg Drive
Greenville, SC 29607-6286
(864) 242-3370

Special Counsel
---------------

Muldoon Murphy & Faucette  LLP
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
(800) 222-2618

First Union Securities
P. O. Box 10586
Greenville, SC 29603
(800) 695-5104

Shareholder Relations  Officer
------------------------------

Wanda J. Wells
Union Financial Bancshares, Inc.
203 West Main Street

Union, SC 29379
(864) 429-1861

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                     - 41 -