Form 10KSB, Exhibit 13
period 2002-09-30
UNION FINANCIAL BANCSHARES INC
filed 2002-12-05
CIK 926164

                                 EXHIBIT NO. 13

                       2002 ANNUAL REPORT TO SHAREHOLDERS

                        UNION FINANCIAL BANCSHARES, INC.

                         2002 SUPPLEMENTAL ANNUAL REPORT

                                TABLE OF CONTENTS

     Business.............................................................1
     Selected Financial and Other Data....................................2
     Management's Discussion and Analysis of Financial
      Condition and Results of Operations.................................4
     Independent Auditor's Report........................................14
     Consolidated Financial Statements...................................15
     Notes to Consolidated Financial Statements..........................20
     Directors and Leadership Group......................................41
     Corporate Information...............................................42

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

The business of the Bank consists primarily of attracting deposits from the general public and originating loans on properties located in South Carolina. In addition to residential mortgage loans, the Bank also makes consumer and commercial loans, commercial real estate loans, and construction loans, invests in federal government and agency obligations and purchases fixed and variable rate mortgage participation certificates. The principal sources of funds for the Bank's lending and investing activities include deposits received from the general public and advances from the FHLB. The Bank's principal expenses are interest paid on deposit accounts and other borrowings and expenses incurred in the operation of the Bank. The Bank's operations are conducted through its main office and five full-service banking centers, all of which are located in the upstate area of South Carolina.

                        SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial data of the Corporation for the periods indicated.

OPERATIONS DATA:

                                                            Years Ended September 30,
                                         -----------------------------------------------------------------
                                           2002           2001          2000         1999          1998
                                         ---------     ---------     ---------     ---------     ---------
                                                  (Dollars In Thousands - Except Share Amounts)
Interest income                          $  18,361     $  19,018     $  18,555     $  14,046     $  13,405
Interest expense                            (9,775)      (11,613)      (11,175)       (7,698)       (7,549)
                                         ---------     ---------     ---------     ---------     ---------
Net interest income                          8,586         7,405         7,380         6,348         5,856
Provision for loan losses                     (990)         (240)         (225)         (105)           --
                                         ---------     ---------     ---------     ---------     ---------
Net interest income after
 provision for loan losses                   7,596         7,165         7,155         6,243         5,856
Other income                                 1,308         1,149         2,580         1,192         1,038
Other expense                               (6,602)       (6,250)       (6,352)       (4,814)       (4,447)
                                         ---------     ---------     ---------     ---------     ---------
Income before income taxes                   2,302         2,064         3,383         2,621         2,447
Income tax expense                            (558)         (721)       (1,190)         (945)         (897)
                                         ---------     ---------     ---------     ---------     ---------
Net income                               $   1,744     $   1,343     $   2,193     $   1,676     $   1,550
                                         ---------     ---------     ---------     ---------     ---------

Income per common share: (1)
Net income per common
 share (Basic)                           $    0.90     $    0.70     $    1.18     $    1.26     $    1.17
                                         =========     =========     =========     =========     =========
Net income per common
 share (Diluted)                         $    0.86     $    0.68     $    1.16     $    1.19     $    1.10
                                         =========     =========     =========     =========     =========
Weighted average number of
 common shares outstanding (Basic)       1,939,084     1,918,431     1,855,706     1,328,305     1,327,845
Weighted average number of
 common shares outstanding (Diluted)     2,030,040     1,971,611     1,898,494     1,414,121     1,410,158

(1) 1999 and 1998 share and per share amounts have been restated for the 3:2 stock split in February 1998 and the 5% stock dividend in February 1999.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                        2

FINANCIAL CONDITION:

                                                                    September 30,
                                         -----------------------------------------------------------------
                                           2002          2001          2000          1999          1998
                                         ---------     ---------     ---------     ---------     ---------
                                                             (Dollars In Thousands)
Total amount of:
Assets                                   $ 310,968     $ 277,752     $ 260,564     $ 205,294     $ 189,286
Short-term interest-bearing deposits         7,385         5,694         4,500         2,781         1,124
Investment securities                       28,913        24,170        19,432        15,506         9,633
Mortgage-backed securities                  88,720        64,947        47,460        17,415        19,922
Loans (net)                                161,576       158,063       167,807       149,401       142,202
Deposits                                   200,303       194,079       187,974       142,624       130,768
Advances from Federal Home Loan Bank
 and other borrowings                       57,000        46,007        47,687        46,503        41,441
Securities sold under agreement to
 repurchase                                 17,000        11,000            --            --            --
Corporate obligated floating rate
 capital securities                          8,000            --            --            --            --
Shareholders' equity                        27,198        24,376        21,924        14,738        15,300

Number of:
Real estate loans outstanding                1,503         1,783         2,216         1,411         1,651
Deposit accounts                            19,506        20,499        22,418        18,865        17,686
Banking centers                                  6             6             7             5             4

OTHER SELECTED DATA:

                                                           Years Ended September 30,
                                         -----------------------------------------------------------------
                                            2002         2001          2000          1999           1998
                                         ---------     ---------     ---------     ---------     ---------
Interest rate spread during the year          2.97%         2.98%         3.02%         3.36%         3.09%

Net yield on average interest-
 earning assets                               3.08%         3.08%         3.10%         3.46%         3.42%

Return on average assets                      0.59%         0.51%         0.85%         0.85%         0.87%

Return on average shareholders' equity        7.06%         6.03%        10.92%        10.96%        10.77%

Dividend payout ratio                        44.55%        57.03%        26.13%        29.46%        30.08%

Operating expense to average assets           2.22%         2.39%         2.44%         2.43%         2.52%

Ratio of average shareholders'
 equity to average assets                     8.31%         8.50%         7.78%         7.44%         8.12%

Cash dividends declared and paid
 per share of common stock (1)           $    0.40     $    0.40     $    0.40     $    0.37     $    0.35

----------------
(1) 1999 and 1998 share and per share amounts have been restated for the 3:2 stock split in February 1998 and the 5% stock dividend in February 1999.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                        3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES

The Corporation has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of financial statements. The significant accounting policies of the company are described in the footnotes to the consolidated financial statements at September 30, 2002.

Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Corporation.

The Corporation believes the allowance for loan losses is a critical accounting policy that requires significant judgments and estimates used in preparation of consolidated financial statements. Refer to the discussion under Allowance for Loan Losses section of this report for a detailed description of the Corporation's estimation process and methodology related to the allowance for loan losses.

FORWARD-LOOKING STATEMENTS

Management's Discussion and Analysis of Financial Condition and Results of Operations and other portions of this report contain certain "forward-looking statements" concerning the future operations of the Corporation. Management desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing the Corporation of the protections of such safe harbor with respect to all "forward-looking statements" contained in the Annual Report. The Corporation has used "forward-looking statements" to describe future plans and strategies. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the Corporation's market area and the country as a whole, the ability of the Corporation to control costs and expenses, the products and pricing of its competitors, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the "forward-looking statements", and undue reliance should not be placed on such statements.

ASSET AND LIABILITY MANAGEMENT

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

The Corporation has more interest-rate sensitive liabilities than assets. Thus, it enjoys an increasing net interest rate spread during periods of falling interest rates. The Corporation experiences a shrinking net interest rate spread in a rising interest rate environment. However, the Corporation continues to work to shorten the average life of its assets and to extend the term on its liabilities in an effort to help minimize the effects of rising interest rates.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                        4

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

At September 30, 2002, the Corporation's exposure to interest rate risk, as calculated by the Office of Thrift Supervision (OTS) and measured by the impact of changing interest rates on the Net Portfolio Value ("NPV"), was as follows:

                                                                 Rate Environment
                                         ---------------------------------------------------------------
                                         Minus 100 Basis Points        Base        Plus 200 Basis Points
                                         ----------------------      ---------     ---------------------
                                                                (In Thousands)
Estimated Market Value of Assets                      $ 319,620      $ 317,292                 $ 307,154

Estimated Market Value of Liabilities                 $ 289,649      $ 286,068                 $ 277,718

NPV                                                   $  29,971      $  31,224                 $  29,435

Increase/(Decrease) in NPV                            $  (1,253)     $      --                 $  (1,789)

The analysis above indicates that the Corporation would be negatively affected by an increase in interest rates and positively affected by a decrease in interest rates.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                        5

YIELDS EARNED AND RATES PAID

The Corporation's pretax earnings depend primarily on its net interest income, the difference between the income it receives on its loan portfolio and other investments and its cost of funds, consisting primarily of interest paid on savings deposits and borrowings. Net interest income is affected by the average yield on interest-earning assets, the average rate on interest-bearing liabilities, and the ratio of interest- earning assets to interest-bearing liabilities.

The following table sets forth, at or for the periods and dates indicated, the weighted average yields earned on the Corporation's interest- earning assets, the weighted average interest rates paid on the Corporation's deposit accounts and borrowings, the interest rate spread and net yield on interest-earning assets.

                                         At September 30,      Years Ended September 30
                                         ----------------      ------------------------
                                               2002             2002     2001     2000
                                              ------           ------   ------   ------
Average yield on earnings assets:

    Loans                                       7.17%            7.58%    8.85%    8.31%
    Investments (1)                             4.05%            5.47%    5.92%    6.27%
    Mortgage-backed securities                  4.44%            4.52%    5.94%    5.84%

Total interest-earning assets                   5.91%            6.58%    7.92%    7.79%
                                              ------           ------   ------   ------

Less:

  Average rate paid on deposits                 2.54%            3.06%    4.70%    4.53%
  Average rate paid on borrowings               4.94%            5.04%    5.92%    5.67%

Average Cost of Funds                           3.24%            3.61%    4.94%    4.77%
                                              ------           ------   ------   ------

Average interest rate spread                    2.67%            2.97%    2.98%    3.02%
                                              ------           ------   ------   ------

Net yield on average interest-
 earning assets                                 2.98%            3.08%    3.08%    3.10%
                                              ------           ------   ------   ------

(1) Includes investment securities, federal funds sold, interest-bearing time deposits, overnight interest-bearing deposits and Federal Home Loan Bank stock.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                        6

RATE/VOLUME ANALYSIS

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

                                                        Years Ended September 30,
                                   ------------------------------------------------------------------------
                                             2002 vs. 2001                          2001 vs. 2000
                                   ----------------------------------     ---------------------------------
                                    Volume       Rate          Total       Volume       Rate        Total
                                   --------     --------     --------     --------     ------      --------
                                                             (Dollars in Thousands)
Change in interest income:

Loans                              $    126     $ (2,094)    $ (1,968)    $ (1,665)    $  880      $   (785)
Mortgage-backed securities            1,465         (346)       1,119        1,143         47         1,190
Investments                             761         (569)         192          155        (97)           58
                                   --------     --------     --------     --------     ------      --------
Total interest income                 2,352       (3,009)        (657)        (367)       830           463
                                   --------     --------     --------     --------     ------      --------

Change in interest expense:

Deposits                                397       (3,217)      (2,820)         143        312           455
Borrowings and other                  1,642         (660)         982         (133)      116           (17)
                                   --------     --------     --------     --------     ------      --------

Total interest expense                2,039       (3,877)      (1,838)          10        428           438
                                   ========     ========     ========     ========     ======      ========
Change in net interest income      $    313     $    868     $  1,181     $   (377)    $  402      $     25
                                   ========     ========     ========     ========     ======      ========

RESULTS OF OPERATIONS

COMPARISON OF YEARS ENDED SEPTEMBER 30, 2002 AND SEPTEMBER 30, 2001

General

Net income increased $401,000 from $1,343,000 in fiscal 2001 to $1,744,000 in fiscal 2002. Earnings per share were $.90 per share (basic) and $.86 per share (diluted) for the year ended September 30, 2002 compared to $.70 per share (basic) and $.68 per share (diluted) for the same period in 2001. The increase in net income was due to higher net interest income as a result of lower funding costs and higher fee income from new fee generation programs implemented during the current fiscal year.

Interest Income

Total interest income decreased $657,000, or 3.45%, from $19,018,000 in fiscal 2001 to $18,361,000 in fiscal 2002. Interest income on loans decreased $1,968,000, or 13.58%, from $14,487,000 in fiscal 2001 to $12,519,000 in fiscal
2002 due primarily to the reduction of loan rates as a result of the declining interest rate environment that was experienced during the prior two fiscal years. The Corporation's continued focus on variable and primed-based lending resulted in net growth in consumer/commercial loans of 46.31% while net residential mortgage loans declined 15.84%. Interest income on investment and mortgage-backed securities increased $1,311,000, or 28.93%, from $4,531,000 in fiscal 2001 to $5,842,000 in fiscal

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                        7

2002. The increase was due primarily to purchases of investment and mortgage-backed securities made during the current fiscal year, offset by lower rates due to a lower market interest rate environment.

Interest Expense

Interest expense decreased 15.83% to $9,775,000 for fiscal 2002 from $11,613,000 for fiscal 2001. Interest expense decreased $2,820,000 for deposits and increased $982,000 for other borrowings and trust preferred corporate obligations. Interest expense for deposits decreased due primarily to lower deposit rates from a declining interest rate environment. In addition, the Corporation increased lower-cost transaction account balances by 21.1% while traditional higher-cost certificate of deposit account balances declined 1.1%. Interest expense on other borrowings increased due to a higher level of borrowings that were utilized to fund growth, offset by lower interest rates during the fiscal year. The Corporation also extended borrowing terms during the current fiscal year to improve interest rate risk. The Corporation also recorded $365,000 for the fiscal year for interest expense on the trust preferred securities that were issued on December 18, 2001.

Provision for Loan Loss

Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered by management as adequate to provide for estimated loan losses based on management's evaluation of the collectibility of the loan portfolio. The provision for loan loss calculation includes a segmentation of loan categories subdivided by residential mortgage, commercial and consumer loans. Each category is risk rated for all loans including performing groups. The weight assigned to each performing group is developed from a three-year historical average loan loss experience ratio and as the loss experience changes, the category weight is adjusted accordingly. In addition to loan loss experience, management's evaluation of the loan portfolio will include the market value of the underlying collateral, growth and composition of the loan portfolio, delinquency trends and economic conditions. Management evaluates the carrying value of loans periodically, and the allowance for loan losses is adjusted accordingly. The provision for loan losses increased from $240,000 in fiscal 2001 to $990,000 in fiscal 2002. The increased provision reflects the Corporation's continued movement from longer term, fixed rate residential loans to shorter term, floating rate consumer and commercial loans. Consumer and commercial loans carry higher risk weighted rates in the reserve calculation as compared to residential mortgage loans. The provision also reflects that during the current fiscal year, non- performing loans increased $1,071,000 from $795,000 at September 30, 2001 to $1,866,000 at September 30, 2002. At and for
the years ended September 30, 2002 and 2001, impaired loans totaled $809,293 and $121,075 respectively. The fiscal year 2002 total includes one commercial loan that was written down from the original loan balance of approximately $1,000,000 to $500,000 due to a reassessment of collateral values. See Note 3 of Consolidated Financial Statements for an analysis of loans.

The Corporation experienced bad debt charge-offs, net of recoveries, of approximately $699,000 in fiscal 2002 compared to $520,000 for fiscal 2001. The increase in bad debt charge-offs over the previous year includes approximately $500,000 from one commercial loan that was written down to the current fair market value as a result of a reassessment of underlying collateral. The allowance for loan losses to total loans at the end of fiscal 2002 was .83% compared to .67% at the end of fiscal 2001. The allowance for loan losses to non-performing loans at the end of fiscal 2002 was 73.47% compared to 135.85% at the end of fiscal 2001.

Non-Interest Income

Non-interest income increased 13.84% to $1,308,000 for the year ended September 30, 2002 from $1,149,000 for the year ended September 30, 2001. Service charges and fees increased $584,000 to $1,512,000, primarily due to the development of new fee income programs that were implemented during the first quarter of the 2002 fiscal year. Loan servicing fee costs increased $64,000 to $(167,000) for the year ended September 30, 2002 from $(103,000) for the year ended September 30, 2001. Higher loan prepayments during fiscal years 2001 and 2002 resulted in servicing rights amortization expense exceeding service fee income. Gain (loss) on sale of loans and investments decreased $361,000 to $(37,000) during the year ended September 30, 2002 from $324,000 for the year ended September 30, 2001. The Corporation phased out its wholesale mortgage operation during the third quarter of fiscal year 2001 and no longer actively sells loans into the secondary market. The loss on sale of investments for the current year was the result of the sale of investments with higher interest rate sensitivity and therefore the sale will improve interest rate exposure for the Corporation.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                        8

Non-Interest Expense

Non-interest expense increased 5.63% to $6,602,000 in fiscal 2002 from $6,250,000 in fiscal 2001. Compensation and employee benefits decreased 1.45% or $42,000 from fiscal 2001 to fiscal 2002 due primarily to the staff reductions from the phase out of the wholesale mortgage operation that occurred during the third quarter of the previous fiscal year. Occupancy and equipment expenses increased 17.60%, or $235,000, from fiscal 2001 to fiscal 2002 due to higher depreciation and equipment expense as a result of a new branch opening in the fourth quarter of the previous year. In addition, the Corporation also implemented statement imaging that increased data processing costs while reducing postage costs. Professional services expense increased 27.70%, or $104,000, from fiscal 2001 to fiscal 2002 due to higher usage of external consultants for loan operations along with higher audit and legal expenses.

Income Tax Expense

The overall effective income tax rate for the Corporation was 24.24% for the twelve month period ended September 30, 2002 compared to 34.93% for the same period in 2001. The reduction was due to increased investments in government municipal securities totaling $14,597,000 at September 30, 2002 compared to $9,726,000 at September 30, 2001. The municipal securities as of September 30, 2001 were purchased in the fourth quarter of fiscal year 2001 and therefore did not reflect the reduction in the effective tax rate as compared to the current fiscal year.

COMPARISON OF YEARS ENDED SEPTEMBER 30, 2001 AND SEPTEMBER 30, 2000

General

Net income decreased $850,000 from $2,193,000 in fiscal 2000 to $1,343,000 in fiscal 2001. Earnings per share were $.70 per share (basic) and $.68 per share (diluted) for the year ended September 30, 2001 compared to $1.18 per share (basic) and $1.16 per share (diluted) for the same period in 2000. The decrease in net income was due to reduced mortgage loan service fees and lower gain on sale of mortgage loans. A sale of the Bank's mortgage loan servicing portfolio that was completed during the fourth quarter of fiscal 2000 contributed $700,000 to non interest income in fiscal 2000. As a result of this sale, the Company phased out its wholesale mortgage unit during the third quarter of fiscal 2001.

Interest Income

Total interest income increased $463,000 or 2.50%, from $18,555,000 in fiscal 2000 to $19,018,000 in fiscal 2001. Interest income on loans decreased $785,000, or 5.14%, from $15,272,000 in fiscal 2000 to $14,487,000 in fiscal 2001 due primarily to the reduction of the loan portfolio as a result of lower residential mortgage loan production. The reduction in income due to lower residential loan production was somewhat offset by growth in higher yielding commercial loans. Interest income on investment and mortgage-backed securities increased $1,248,000, or 38.01%, from $3,283,000 in fiscal 2000 to $4,531,000 in fiscal 2001. The increase was due primarily to purchases of investment and mortgage-backed securities made during fiscal 2001.

Interest Expense

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


--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                        9

Provision for Loan Losses

The provision for loan losses increased from $225,000 in fiscal 2000 to $240,000 in fiscal 2001. See Note 3 of Consolidated Financial Statements for an analysis of loans.

The Corporation experienced bad debt charge-offs, net of recoveries, of approximately $520,000 in fiscal 2001 compared to $150,000 for fiscal 2000. The increase in bad debt charge-offs over the previous year includes approximately $210,000 from two commercial loan customers that filed for bankruptcy. The allowance for loan losses to total loans ratio at the end of fiscal 2001 was ..67% compared to .80% at the end of fiscal 2000. Nonperforming assets which includes repossessed assets and loans on non accrual decreased to $915,000 at September 30, 2001 from $1,579,000 at September 30, 2000.

Non-Interest Income

Non-interest income decreased 55.47% to $1,149,000 for the year ended September 30, 2001 from $2,580,000 for the year ended September 30, 2000. Service charges and fees decreased $310,000 to $928,000, primarily due to a reduction in production from Provident Financial Services, a wholly-owned subsidiary of Provident Community Bank. Provident Financial Services, which offers brokerage services, had experienced an increase in its business in 2000 which decreased in fiscal 2001 due to changing economic conditions for brokerage relationships. Loan servicing fees (net) decreased $454,000 to $(103,000) for the year ended September 30, 2001 from $351,000 for the year ended September 30, 2000. The reduction in loan servicing fees (net) was due to the sale of the loan servicing rights that was completed on September 30, 2000. In addition, higher loan prepayment speeds for fiscal 2001 resulted in servicing rights amortization expense exceeding service fee income. Gain on sale of loans and investments decreased $667,000 to $324,000 during the year ended September 30, 2001 from $991,000 for the year ended September 30, 2000. During fiscal 2000, the Corporation sold approximately $250 million of servicing rights resulting in a pre-tax gain of approximately $700,000.

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

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Financial Condition

Assets

At September 30, 2002, the Corporation's assets totaled $310,968,000, an increase of $33,216,000, or 11.96%, as compared to $277,752,000 at September 30, 2001. Investment and mortgage-backed securities increased $28,516,000 to $117,633,000 from $89,117,000 at September 30, 2001. The increase in securities was funded by the additional $8,000,000 capital that was received through the trust preferred capital offering that was completed on December 18, 2001. During the quarter ended June 30, 2002, management determined that a reclassification of the held to maturity securities was necessary in order to achieve certain interest rate risk management goals. This transfer was determined to be necessary due to the volatility in interest rates during the most recent 12-15 month period as management reclassified $9,500,000 (amortized cost) of mortgage-backed securities to available for sale in order to sell them and restructure the Corporation's interest rate risk profile. In addition, management reclassified $8,500,000 (amortized cost) of additional securities as available for sale. This transfer was done to comply with the FASB's position that following transfers of held to maturity securities for any purpose other than under unusual and unforeseen circumstances, any remaining held-to-maturity securities should be reclassified to available-for-sale. At the time of the reclassification, the net unrealized gain on the securities included in equity was $131,000.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       10

Total loans, net, increased $3,513,000, or 2.22%, to $161,576,000 from
$158,063,000 at September 30, 2001. The net change in the loan portfolio balance includes a reduction in residential mortgage loans that reflects the Corporation's movement toward higher yielding consumer and commercial loans that are intended to provide improvements in interest rate risk exposure. Consumer and commercial loans outstanding during this period increased $19,896,000, or 46.31%, while outstanding residential mortgage loans decreased $16,139,000 or 15.84%.

Liabilities

Total liabilities increased $30,394,000, or 12%, to $283,770,000 at September 30, 2002 from $253,376,000 at September 30, 2001.

Total deposits increased $6,224,000, or 3.21%, from $194,079,000 at September 30, 2001 to $200,303,000 at September 30, 2002. The growth was a result of various deposit promotion programs with continued emphasis on increasing core deposits. Borrowings from the Federal Home Loan Bank (FHLB) increased $10,993,000, or 23.89%, to $57,000,000 at September 30, 2002 from $46,007,000 at
September 30, 2001. Securities sold under agreements to repurchase were $17,000,000 at September 30, 2002 compared to $11,000,000 at September 30, 2001.
Securities sold under agreement to repurchase were a lower cost funding alternative during this period compared to Federal Home Loan Bank advances. The increases in borrowings from FHLB and securities sold under agreement to repurchase were utilized to fund additional growth for the Corporation. Other liabilities decreased $886,000, or 58.60%, to $626,000 at September 30, 2002 from $1,512,000 at September 30, 2001 due to the payment of state and federal income taxes.

Shareholders' Equity

At September 30, 2002, the Corporation's shareholder equity totaled $27,198,000, an increase of $2,822,000, or 11.58%, as compared to $24,376,000 at September 30, 2001. In addition to $1,744,000 of net income after dividends of $777,000, available for sale securities mark to market, net of tax improved $1,603,000 from ($182,000) at September 30, 2001 to $1,421,000 at September 30, 2002.

Corporate obligated floating rate capital securities

On November 14, 2001, the Corporation established the Union Financial Statutory Trust as a business trust for the purpose of issuing trust preferred securities in a private placement conducted as part of a pooled offering sponsored by First Tennessee Capital Markets and Keefe Bruyette & Woods, Inc. On December 18, 2001, the Trust issued $8,000,000 in trust preferred securities in the form of floating rate capital securities and issued approximately $248,000 of trust common securities to Union Financial. The Trust used the proceeds of these issuances to purchase $8,200,000 of Union Financial's floating rate junior subordinated deferrable interest debentures due December 18, 2031 (the "Debentures"). The interest rate on the Debentures and the trust preferred securities is variable and adjustable quarterly at 3.60% over three-month LIBOR, with an initial rate of 5.60%. A rate cap of 12.50% is effective through December 18, 2006. The Debentures are the sole assets of the Trust and are subordinate to all of Union Financial's existing and future obligations for borrowed money, its obligations under letters of credit and certain derivative contracts, and any guarantees by Union Financial of any such obligations. Concurrently with the issuance of the Debentures and the trust preferred and common securities, Union Financial issued a guarantee related to the trust securities for the benefit of the holders.

The Debentures, the common securities issued by the Trust, and the related income effects are eliminated within Union Financial's financial statements. Union Financial's obligations under the Debentures, the related debenture, the trust agreement relating to the trust securities, and the guarantee constitute a full and unconditional guarantee by Union Financial of the obligations of the Trust under the trust preferred securities.

The stated maturity of the Debentures is December 18, 2031. In addition, the Debentures are subject to redemption at par at the option of Union Financial, subject to prior regulatory approval, in whole or in part on any interest payment date after December 18, 2006. The Debentures are also subject to redemption prior to December 18, 2006 at 107.5% of par after the occurrence of certain events that would either have a negative tax effect on the Trust or Union Financial or would result in the Trust being treated as an investment company that is required to be registered under the Investment Company Act of

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       11

1940. Upon repayment of the Debentures at their stated maturity or following their redemption, the Trust will use the proceeds of such repayment to redeem an equivalent amount of outstanding trust preferred securities and trust common securities.

Union Financial used the $8,000,000 received from the offering for general corporate purposes, to fund dividends to shareholders and for contributions to the capital of the Bank.

Liquidity

Liquidity is the ability to meet demand for loan disbursements, deposit withdrawals, repayment of debt, payment of interest on deposits and other operating expenses. The primary sources of liquidity are savings deposits, loan sales and repayments, borrowings, maturity of securities and interest payments.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The primary investing activities of the Corporation are the origination of residential one-to four-family mortgage loans, commercial and consumer loans, and the purchase of investment and mortgage-backed securities. These activities are funded primarily by principal and interest payments on loans and investment securities, deposit growth, securities sold under agreements to repurchase, the utilization of FHLB advances and the proceeds from the offering of trust preferred securities. During the twelve months ended September 30, 2002, the Corporation's loan originations totaled $91,900,000. At September 30, 2002, the Corporation's investment in investment and mortgage-backed securities totaled $117,600,000.

During the year ending on September 30, 2002, total deposits increased $6.2 million. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by the Corporation and its local competitors and other factors. The Corporation closely monitors its liquidity position on a daily basis. Certificates of deposit, which are scheduled to mature in one year or less from September 30, 2002, totaled $63,700,000. The Corporation relies primarily on competitive rates, customer service, and long-standing relationships with customers to retain deposits. From time to time, the Corporation will also offer competitive special products to its customers to increase retention and to attract new deposits. Based upon the Corporation's experience with deposit retention and current retention strategies, management believes that, although it is not possible to predict future terms and conditions upon renewal, a significant portion of such deposits will remain with the Corporation. If the Corporation requires funds beyond its ability to generate them internally, additional sources of funds are available through FHLB advances and securities sold under agreements to repurchase. At September 30, 2002, the Corporation had $57 million of FHLB borrowings and $17,000,000 of securities sold under agreements to repurchase. At September 30, 2002, the Corporation had unused short-term lines of credit to purchase federal funds from unrelated banks totaling $15,000,000. These lines of credit are available on a one-to-ten day basis for general purposes of the Corporation. All of the lenders have reserved the right to withdraw these lines at their option. At September 30, 2002, the Corporation had unused lines of credit with the FHLB of Atlanta totaling $27,000,000.

See Note 14 to the financial statements for further information about commitments and contingencies.

At September 30, 2002, the undisbursed portion of construction loans was $3,200,000 and the unused portion of credit lines was $8,400,000. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

As of September 30, 2002, the Bank exceeded the OTS's capital requirements. See
Note 16 to the Consolidated Financial Statements for further discussion of these capital requirements.

OFF-BALANCE SHEET RISK

Through the operations of the Corporation, contractual commitments to extend credit were made in the ordinary course of business activities. These commitments are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. Outstanding loan commitments (including commitments to fund credit lines) totaled

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       12

$21,800,000 at September 30, 2002. Management of the Corporation anticipates that it will have sufficient funds available to meet its current loan commitments. At September 30, 2002, $266,000 in letters of credit were issued. Each customer's credit worthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on the credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate. The credit risk on these commitments is managed by subjecting each customer to normal underwriting and risk management processes.

IMPACT OF INFLATION AND CHANGING PRICES

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

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       13

                           [ELLIOTT DAVIS LETTERHEAD]

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Shareholders and Board of Directors
Union Financial Bancshares, Inc. and Subsidiaries
Union, South Carolina


     We have audited the accompanying consolidated balance sheets of Union Financial Bancshares, Inc. and Subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union Financial Bancshares, Inc. and Subsidiaries as of September 30, 2002 and 2001 and the consolidated results of their operations and their cash flows for cash flows for each of the years in the three-year period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.



                                                           /s/ Elliott Davis LLC

Elliott Davis, LLC
Greenville, South Carolina
October 21, 2002

                 UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                                                                          September 30,
                                                                    -----------------------
                                                                       2002         2001
                                                                    ----------   ----------
                                                                        (In Thousands)
Assets
------
Cash                                                                $    1,346   $      914
Short term interest-bearing deposits                                     7,385        5,694
                                                                    ----------   ----------
Total cash and cash equivalents                                          8,731        6,608
                                                                    ----------   ----------
Investment and mortgage-backed securities:
  Held to maturity                                                          --       11,315
  Available for sale                                                   117,633       77,802
                                                                    ----------   ----------
Total investment and mortgage-backed securities                        117,633       89,117
                                                                    ----------   ----------
Loans, net                                                             161,576      158,063
Office properties and equipment, net                                     6,523        7,204
Federal Home Loan Bank Stock, at cost                                    2,900        2,625
Accrued interest receivable                                              1,728        1,629
Intangible assets                                                        5,643        6,299
Mortgage servicing rights                                                  491          842
Cash surrender value of life insurance                                   4,724        4,465
Other assets                                                             1,019          900
                                                                    ----------   ----------
Total assets                                                        $  310,968   $  277,752
                                                                    ==========   ==========

Liabilities
-----------
Deposits                                                            $  200,303   $  194,079
Advances from the Federal Home Loan Bank and other borrowings           57,000       46,007
Securities sold under agreements to repurchase                          17,000       11,000
Corporate obligated floating rate capital securities                     8,000           --
Accrued interest payable                                                   427          404
Advances from borrowers for taxes and insurance                            414          374
Other liabilities                                                          626        1,512
                                                                    ----------   ----------
Total liabilities                                                      283,770      253,376
                                                                    ----------   ----------

Commitments and contingencies - note 14

Shareholders' equity
--------------------
Serial preferred stock, no par value,
 authorized - 500,000 shares, issued and outstanding - None
Common stock - $0.01 par value, authorized - 2,500,000 shares issued and outstanding  - 1,958,069 shares at September 30, 2002
 and 1,924,478 shares at September 30, 2001                                 20           20
Additional paid-in capital                                              11,573       11,321
Accumulated other comprehensive income (loss)                            1,421         (182)
Retained earnings, substantially restricted                             14,184       13,217
                                                                    ----------   ----------
Total  shareholders' equity                                             27,198       24,376
                                                                    ----------   ----------
Total liabilities and  shareholders' equity                         $  310,968   $  277,752
                                                                    ==========   ==========

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       15

                 UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                 For the Years Ended September 30,
                                                                          --------------------------------------------
                                                                              2002            2001            2000
                                                                          ------------    ------------    ------------
                                                                               (In Thousands, Except Share Data)
Interest Income:
  Loans                                                                   $     12,519    $     14,487    $     15,272
  Deposits and federal funds sold                                                   85             112              77
  Securities available for sale:
    State and municipal                                                            731             108              84
    Other investments                                                            4,868           3,012           1,770
  Securities held to maturity and FHLB stock dividends                             158           1,299           1,352
                                                                          ------------    ------------    ------------
  Total interest income                                                         18,361          19,018          18,555
                                                                          ------------    ------------    ------------
Interest Expense:
  Deposit accounts                                                               6,001           8,822           8,367
  Corporate obligated floating rate capital securities                             365              --              --
  Advances from the FHLB and other                                               3,409           2,791           2,808
                                                                          ------------    ------------    ------------
  Total interest expense                                                         9,775          11,613          11,175
                                                                          ------------    ------------    ------------
Net Interest Income                                                              8,586           7,405           7,380
  Provision for loan losses                                                        990             240             225
                                                                          ------------    ------------    ------------
Net interest income after provision for loan losses                              7,596           7,165           7,155
                                                                          ------------    ------------    ------------
Non Interest Income:
  Fees for financial services                                                    1,512             928           1,238
  Loan servicing fees,(costs) net of servicing amortization                       (167)           (103)            351
  Net gain (loss) on sale of investment transactions                               (37)            114              --
  Gains on sale of loans                                                            --             210             991
                                                                          ------------    ------------    ------------
  Total non interest income                                                      1,308           1,149           2,580
                                                                          ------------    ------------    ------------
Non Interest Expense:
  Compensation and employee benefits                                             2,863           2,905           3,143
  Occupancy and equipment                                                        1,570           1,335           1,425
  Deposit insurance premiums                                                        34              33              54
  Professional services                                                            479             375             303
  Intangible amortization                                                          659             659             613
  Other                                                                            997             943             814
                                                                          ------------    ------------    ------------
  Total non interest expense                                                     6,602           6,250           6,352
                                                                          ------------    ------------    ------------
Income before income taxes                                                       2,302           2,064           3,383
Provision for income taxes                                                         558             721           1,190
                                                                          ------------    ------------    ------------
Net Income                                                                $      1,744    $      1,343    $      2,193
                                                                          ============    ============    ============
Net Income per common share (Basic)                                       $       0.90    $       0.70    $       1.18
                                                                          ============    ============    ============
Net Income per common share (Diluted)                                     $       0.86    $       0.68    $       1.16
                                                                          ============    ============    ============
Cash dividends per common share                                           $       0.40    $       0.40    $       0.40
                                                                          ============    ============    ============
Weighted average number of common shares outstanding (Basic)                 1,939,084       1,918,431       1,855,706
                                                                          ============    ============    ============
Weighted average number of common shares outstanding (Diluted)               2,030,040       1,971,611       1,898,494
                                                                          ============    ============    ============

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       16

                 UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 -----------------------------------------------

                                                                                         Retained       Accumulated
                                                     Common Stock         Additional     Earnings          Other          Total
                                                -----------------------    Paid-In     Substantially   Comprehensive  Shareholders'
                                                  Shares       Amount       Capital     Restricted     Income (Loss)     Equity
                                                ----------   ----------   ----------   -------------   -------------  -------------
                                                                          (In Thousands, Except Share Data)
Balance at September 30, 1999                    1,357,214   $       14   $    5,484   $      11,019   $      (1,779) $      14,738

Net income                                              --           --           --           2,193              --          2,193

Other comprehensive loss, net of tax
    Unrealized holding losses arising
     during period                                      --           --           --              --            (271)          (271)
                                                                                                       -------------  -------------
   Comprehensive income                                                                                                       1,922
                                                                                                                      -------------

Options exercised                                    2,200           --           13              --              --             13

Acquisition of South Carolina Community
 Bancshares, Inc.                                  526,183            5        5,617              --              --          5,622

Dividend reinvestment plan contributions            25,408            1          200              --              --            201

Cash dividend ($.40 per share)                          --           --           --            (572)             --           (572)
                                                ----------   ----------   ----------   -------------   -------------  -------------
Balance at September 30, 2000                    1,911,005   $       20   $   11,314   $      12,640   $      (2,050) $      21,924

Net income                                              --           --           --           1,343              --          1,343

Other comprehensive income, net of tax
    Equity reclassification                                                                                      113            113
    Unrealized holding gains arising
     during period                                      --           --           --              --           1,869          1,869
    Less investment gains included in
     net income                                         --           --           --              --            (114)          (114)
                                                                                                       -------------  -------------
   Comprehensive income                                                                                                       3,211
                                                                                                                      -------------

Options exercised                                      200           --            2              --              --              2

Equity reclassification                                 --           --         (113)             --              --           (113)

Dividend reinvestment plan contributions            13,273           --          118              --              --            118

Cash dividend ($.40 per share)                          --           --           --            (766)             --           (766)
                                                ----------   ----------   ----------   -------------   -------------  -------------

Balance at September 30, 2001                    1,924,478   $       20   $   11,321   $      13,217   $        (182) $      24,376

Net income                                              --           --           --           1,744              --          1,744

Other comprehensive income, net of tax
    Unrealized holding gains arising
     during period                                      --           --           --              --           1,603          1,603
                                                                                                       -------------  -------------
   Comprehensive income                                                                                                       3,347
                                                                                                                      -------------

Options exercised                                   23,605           --          141              --              --            141

Dividend reinvestment plan contributions             9,986           --          111              --              --            111

Cash dividend ($.40 per share)                          --           --           --            (777)             --           (777)
                                                ----------   ----------   ----------   -------------   -------------  -------------
Balance at September 30, 2002                    1,958,069   $       20   $   11,573   $      14,184   $       1,421  $      27,198
                                                ==========   ==========   ==========   =============   =============  =============

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       17

                 UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                        For the Years Ended September 30,
                                                       -----------------------------------
                                                         2002          2001         2000
                                                       ---------    ---------    ---------
                                                                 (In Thousands)
Operating activities:

Net income                                             $   1,744    $   1,343    $   2,193
Adjustments to reconcile net income to
 net cash provided by operating activities:
 Provision for loan losses                                   990          240          225
 Amortization expense                                      1,008          933        1,241
 Depreciation expense                                        895          812          468
 Recognition of deferred income, net of costs               (115)         (70)        (227)
 Deferral of fee income, net of costs                        195           18          471
 (Gain) loss on investment transactions                       37         (114)          --
 Loans originated for sale                                    --      (30,851)     (44,102)
 Proceeds from sale of loans                                  --       32,868       43,508
 Gain on sale of loans held for sale                          --         (210)        (991)
 (Increase) decrease in accrued interest receivable           99           --          (50)
 (Increase) decrease in other assets                         (91)       1,121        1,045
 Increase in accrued interest payable                         23           75          103
 Decrease in other liabilities                              (846)        (764)         (53)
                                                       ---------    ---------    ---------
Net cash provided by operating activities              $   3,939    $   5,401    $   3,831
                                                       ---------    ---------    ---------

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       18

                 UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                -------------------------------------------------

                                                                          For the Years Ended September 30,
                                                                         -----------------------------------
                                                                            2002         2001        2000
                                                                         ---------    ---------    ---------
                                                                                    (In Thousands)
Investing activities:

Purchase of investment and mortgage-backed securities:
  Held to maturity                                                       $      --    $      --    $ (32,213)
  Available for sale                                                       (89,841)     (46,278)      (1,575)
Proceeds from maturity of investment and mortgage-backed securities:
  Held to maturity                                                              --        1,325           --
  Available for sale                                                         6,304        3,125          100
Proceeds from sale of investment and mortgage-backed securities:
  Held to maturity                                                          18,000           --           --
  Available for sale                                                        21,806       18,476           --
Principal repayments on mortgage-backed securities:
  Held to maturity                                                             605        1,294          779
  Available for sale                                                        14,610        1,816        1,540
Net (increase) decrease in loans                                            (3,513)       7,727       23,579
Investment in life insurance contracts                                          --       (3,467)          --
Acquisition of South Carolina Community Bancshares, Inc.                        --           --       (2,436)
Net (increase) decrease in mortgage servicing rights                            --         (672)       2,762
Purchase of FHLB stock                                                        (275)          --         (575)
Purchase of office properties and equipment                                   (204)      (1,531)      (2,429)
                                                                         ---------    ---------    ---------

Net cash used in investing activities                                      (32,508)     (18,185)     (10,468)
                                                                         ---------    ---------    ---------

Financing activities:

Proceeds from the exercise of stock options                                    141            2           13
Proceeds from dividend reinvestment plan                                       111          118          200
Dividends paid in cash                                                        (777)        (766)        (572)
Proceeds from term borrowings                                               16,993        9,320        1,184
Proceeds from issuance of corporate obligated floating rate securities       8,000           --           --
Increase in intangible assets                                                   --           --       (4,808)
Increase in deposit accounts                                                 6,224        6,105        9,663
                                                                         ---------    ---------    ---------

Net cash provided by financing activities                                   30,692       14,779        5,680
                                                                         ---------    ---------    ---------
Net (decrease) increase in cash and cash equivalents                         2,123        1,995         (957)

Cash and cash equivalents at beginning of year                               6,608        4,613        5,570
                                                                         ---------    ---------    ---------

Cash and cash equivalents at end of year                                 $   8,731    $   6,608    $   4,613
                                                                         =========    =========    =========

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       19

                 UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Union Financial Bancshares, Inc. (the "Corporation") is the savings and loan holding company for Provident Community Bank (formerly known as Union Federal Savings Bank), a federally chartered savings bank ("the Bank") and Union Financial Statutory Trust I (the "Trust"). The Bank, founded in 1934, offers a complete array of financial services through six full service banking centers in three counties in South Carolina. The Bank offers a full range of financial services including checking, savings, time deposits, individual retirement accounts (IRAs), investment services, and secured and unsecured consumer loans. The Bank originates and services home loans and provides financing for small businesses and affordable housing. Provident Financial Services ("PFS") is a wholly-owned subsidiary of Provident Community Bank that provides investment brokerage services. The Trust is a statutory trust created under the laws of the state of Connecticut for the purpose of issuing trust preferred securities in a private placement conducted as part of a pooled offering.

Accounting Principles - The accounting and reporting policies of the Corporation conform to accounting principles generally accepted in the United States of America and to general practice within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of commitments and contingencies. Actual results could differ from those estimates. The following summarizes the more significant policies.

Basis of Consolidation - The accompanying consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, the Bank, the Trust and the Bank's wholly owned subsidiary, PFS. All intercompany amounts and balances have been eliminated in consolidation.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand and amounts due from depository institutions, federal funds sold and short term, interest-bearing deposits. From time to time, the Corporation's cash deposits with other financial institutions may exceed the FDIC insurance limits.

Investments and Mortgage-backed Securities - The Corporation accounts for investment securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"). In accordance with SFAS 115, debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as "held to maturity" securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading" securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held to maturity or trading securities are classified as "available for sale" securities and reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. Transfers of securities between classifications will be accounted for at fair value. No securities have been classified as trading securities or as held to maturity.

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

Loans - Loans held for investment are recorded at cost. Mortgage loans consist principally of conventional one-to four-family residential loans and interim and permanent financing of non-residential loans that are secured by real estate. Commercial loans are made primarily on the strength of the borrower's general credit standing, the ability to generate repayment from income sources and the collateral securing such loans. Consumer loans generally consist of home equity loans, automobile and other personal loans.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       20

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

Allowances for Estimated Losses - The Corporation maintains allowances for estimated loan losses and losses on real estate acquired in settlement of loans. Loss provisions are charged to income when, in the opinion of management, such losses for which no provision has been made are probable.

The allowance for loan losses is based upon an evaluation of the loan portfolio. The evaluation considers such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral and prior loan loss experience. The allowance for loan loss calculation includes a segmentation of loan categories by residential mortgage, commercial and consumer loans. Each category is rated for all loans. The weights assigned to each performing group are developed from previous loan loss experience and as the loss experience changes, the category weight is adjusted accordingly. In addition, as the loan categories increase and decrease in balance, the provision for loan loss calculation will adjust accordingly.

Recovery of the carrying value of loans is dependent to some extent on the future economic environment and operating and other conditions that may be beyond the Corporation's control. Unanticipated future adverse changes in such conditions could result in material adjustments to allowances (and future results of operation).

Accounting for Impaired Loans - Impaired loans are accounted for in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114"). SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is collateral dependent. If the resulting value of the impaired loan is less than the recorded balance, the impairment must be recognized by creating a valuation allowance for the difference and recognizing a corresponding bad debt expense. The risk characteristics used to aggregate loans are collateral type, borrower's financial condition and geographic location. SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and requires additional disclosures about how a creditor recognizes interest income related to impaired loans. The adoption of these standards required no increase to the reserve for loan losses.

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

At and for the years ended September 30, 2002 and 2001, impaired loans totaled $809,293 and $121,075 respectively, and the Corporation had recognized no interest income from impaired loans. The increase in impaired loans over the previous year was due to higher loan delinquencies. The average balance in impaired loans was $382,500 in 2002 and $88,513 in 2001.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       21

Office Properties and Equipment - Office properties and equipment are presented at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets. Estimated useful lives are 20-50 years for buildings and improvements and generally five to ten years for furniture, fixtures and equipment.

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

Securities Sold Under Agreements to Repurchase - The Corporation enters into sales of securities under agreements to repurchase. Fixed- coupon reverse repurchase agreements are treated as financings, with the obligations to repurchase securities sold being reflected as a liability and the securities underlying the agreements remaining as an asset. The securities are delivered by appropriate entry by the Corporation's safekeeping agent to the counterparties' accounts. The dealers may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Corporation substantially identical securities at the maturities of the agreements.

Federal Home Loan Bank Stock - The Bank, as a member institution of FHLB of Atlanta, is required to own capital stock in the FHLB of Atlanta based generally upon the Bank's balances of residential mortgage loans and FHLB advances. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. The Bank carries this investment at its original cost.

Mortgage Servicing Rights - The Corporation accounts for mortgage servicing rights ("MSRs") in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. Purchased mortgage servicing rights are recorded at the lower of cost or market. Originated mortgage servicing rights are capitalized based on the allocated cost which is determined when the underlying loans are sold or securitized. MSRs are amortized in proportion to and over the period of estimated net servicing income using a method that is designed to approximate a level-yield method, taking into consideration the estimated prepayment of the underlying loans. For purposes of measuring impairment, MSRs are periodically reviewed for impairment based upon quarterly valuations. Such valuations are based on projections using a discounted cash flow method that includes assumptions regarding prepayments, servicing costs and other factors. Impairment is measured on a disaggregated basis for each pool of rights.

Real Estate Acquired Through Foreclosure - Real estate acquired through foreclosure is stated at the lower of cost or estimated fair value less estimated costs to sell. Any accrued interest on the related loan at the date of acquisition is charged to operations. Costs relating to the development and improvement of property are capitalized to the extent that such costs do not exceed the estimated fair value less selling costs of the property, whereas those relating to holding the property are charged to expense. Real estate acquired through foreclosure is included in other assets on the balance sheet.

Income Taxes - The Corporation accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes ("SFAS 109"). Under SFAS 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is established for deferred tax assets that may not be realized. Also, SFAS 109 eliminates, on a prospective basis, the exception from the requirement to record deferred taxes on tax basis bad debt reserves in excess of the base year amounts. The tax basis bad debt reserve that arose prior to the fiscal year 1988 (the base year amount) is frozen, and the book reserves at that date and all subsequent changes in book and tax basis reserves are included in the determination of deferred taxes.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       22

Fair Values of Financial Instruments - The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

     Cash and short-term instruments - The carrying amounts of cash and short-term instruments approximate their fair value.

     Available for sale and held to maturity securities - Fair values for securities are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

     Loans - For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to four-family residential), credit-card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

     Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

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

Stock Based Compensation - The Corporation has adopted the disclosure provisions of SFAS No. 123, Accounting for Stock Based Compensation. The statement permits the Corporation to continue accounting for stock based compensation as set forth in Accounting Principles Board ("APB") Opinion 25, Accounting for Stock Issued to Employees, provided the Corporation discloses the pro forma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Corporation continues to account for stock based compensation under APB Opinion 25 and has provided the required pro forma disclosures.

Per-Share Data - SFAS 128, Earnings Per Share, requires the dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding for the period. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of options outstanding under the Corporation's stock option plan is reflected in diluted earnings per share by the application of the treasury stock method.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       23

Intangible Assets - Intangible assets consist of core deposit premiums resulting from the Corporation's branch acquisitions and the excess of cost over the fair value of net assets resulting from the acquisition of South Carolina Community Bancshares, Inc. The assets are being amortized over their range of useful lives.

Interest Income - Interest on loans is accrued and credited to income monthly based on the principal balance outstanding and the contractual rate on the loan. The Corporation places loans on non-accrual status when they become greater than 90 days delinquent or when in the opinion of management, full collection of principal or interest is unlikely. The Corporation provides an allowance for uncollectible accrued interest on loans which are 90 days delinquent for all interest accrued prior to the loan being placed on non-accrual status. The loans are returned to an accrual status when full collection of principal and interest appears likely.

Risks and Uncertainties - In the normal course of its business, the Corporation encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Corporation is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest- earning assets.

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

Reclassifications - Certain amounts in prior years' financial statements have been reclassified to conform with current year classifications.

2. INVESTMENT AND MORTGAGE-BACKED SECURITIES

The Corporation has no held to maturity securities at September 30, 2002.

                                                                  September 30, 2001
                                                  -------------------------------------------------
                                                                    Gross Unrealized
                                                   Amortized     ---------------------      Fair
                                                      Cost         Gains       Losses       Value
                                                  ------------   ---------   ---------   ----------
Mortgage-backed Securities:
 FHLMC                                            $     10,365   $      --   $     (80)  $   10,285
Investment Securities:
U.S. Agency Obligations                                    950          25          --          975
                                                  ------------   ---------   ---------   ----------
Total held to maturity                            $     11,315   $      25   $     (80)  $   11,260
                                                  ============   =========   =========   ==========

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       24

Available for Sale - Securities classified as available for sale consisted of the following (in thousands):

                                                                September 30, 2002
                                                -------------------------------------------------
                                                                 Gross Unrealized
                                                 Amortized     ---------------------      Fair
                                                    Cost         Gains      Losses       Value
                                                ------------   ---------   ---------   ----------
Investment Securities:
  U.S. Agency Obligations                       $     10,427   $     172   $      --   $   10,599
  Municipal Securities                                14,041         556          --       14,597
  Other                                                3,724          --          (7)       3,717
                                                ------------   ---------   ---------   ----------
Total Investment Securities                           28,192         727          (7)      28,913
                                                ------------   ---------   ---------   ----------
Mortgage-backed Securities:
  Fannie Mae                                          25,696         608          --       26,304
  Ginnie Mae                                          25,522         376          --       25,898
  Freddie Mac                                         32,618         457          --       33,075
  Collateralized Mortgage Obligations                  3,425          18          --        3,443
                                                ------------   ---------   ---------   ----------
Total Mortgage-backed Securities                      87,261       1,459          --       88,720
                                                ------------   ---------   ---------   ----------

Total available for sale                        $    115,453   $   2,186   $      (7)  $  117,633
                                                ============   =========   =========   ==========

During the quarter ended June 30, 2002, management determined that a reclassification of the held to maturity securities was necessary in order to achieve certain interest rate risk management goals. This transfer was determined to be necessary due to the volatility in interest rates during the most recent 12-15 month period as management reclassified $9,500,000 (amortized cost) of mortgage-backed securities to available for sale in order to sell them and restructure the Corporation's interest rate risk profile. In addition, management reclassified $8,500,000 (amortized cost) of additional securities as available for sale. This transfer was done to comply with the FASB's position that following transfers of held to maturity securities for any purpose other than under unusual and unforeseen circumstances, any remaining held-to-maturity securities should be reclassified to available-for-sale. At the time of the reclassification, the net unrealized gain on the securities included in equity was $131,000.

                                                                September 30, 2001
                                                -------------------------------------------------
                                                                 Gross Unrealized
                                                 Amortized     ---------------------      Fair
                                                    Cost         Gains      Losses       Value
                                                ------------   ---------   ---------   ----------
Investment Securities:
  U.S. Agency Obligations                       $     13,194   $      --   $    (249)  $   12,945
  Municipal Securities                                 9,765          --         (39)       9,726
  Other                                                  561          --         (12)         549
                                                ------------   ---------   ---------   ----------
Total Investment Securities                           23,520          --        (300)      23,220
                                                ------------   ---------   ---------   ----------
Mortgage-backed Securities:
  Fannie Mae                                          27,200         411          --       27,611
  Freddie Mac                                         13,805          --         (14)      13,791
  Collateralized Mortgage Obligations                 13,557          --        (377)      13,180
                                                ------------   ---------   ---------   ----------
Total Mortgage-backed Securities                      54,562         411        (391)      54,582
                                                ------------   ---------   ---------   ----------

Total available for sale                        $     78,082   $     411   $    (691)  $   77,802
                                                ============   =========   =========   ==========

During the quarter ended December 31, 2000 the Corporation reclassified approximately $24,000,000 in mortgage backed securities from held to maturity to available for sale as part of the adoption of FASB 133, Accounting for Derivative Instruments and Hedging Activities. The purpose of this transfer was to allow for the possible sale of the securities in order to reduce interest rate risk exposure. For the quarter ended December 31, 2000 the unrealized loss on the above securities was $435,352. During the third and fourth quarters of fiscal 2001, approximately $14,274,000 of the securities were sold that resulted in a gain on sale of securities of $114,000.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       25

Proceeds, gross gains and gross losses realized from the sales, calls and prepayments of available for sale securities were as follows for the years ended (in thousands):

                                                            September 30,
                                                ------------------------------------
                                                    2002         2001        2000
                                                ------------   ---------   ---------
Proceeds                                        $     46,110   $  21,601   $     100
                                                ------------   ---------   ---------
Gross gains                                     $         --   $     114   $      --
Gross losses                                             (37)         --          --
                                                ------------   ---------   ---------
Net gain (loss)on investment transactions       $        (37)  $     114   $      --
                                                ============   =========   =========

The maturities of available for sale securities at September 30, 2002 are as follows (in thousands):

                                                 Available for Sale
                                              -------------------------
                                               Amortized        Fair
                                                  Cost         Value
                                              ------------   ----------
Due in one year or less                       $      1,285   $    1,306
Due after one year through five years                  635          655
Due after five years through ten years              13,158       13,395
Due after ten years                                100,375      102,277
                                              ------------   ----------
Total investment and mortgage-backed
 securities                                   $    115,453   $  117,633
                                              ============   ==========

The mortgage-backed securities held at September 30, 2002 mature between one and thirty years. The actual lives of those securities may be significantly shorter as a result of principal payments and prepayments.

At September 30, 2002 and 2001, $24,063,000 and $28,411,000, respectively, of securities were pledged as collateral for certain deposits.

At September 30, 2002, approximately $43,828,000 of mortgage-backed securities were adjustable rate securities. The adjustment periods range from monthly to annually and rates are adjusted based on the movement of a variety of indices.

Investments in collateralized mortgage obligations ("CMOs") represent securities issued by agencies of the federal government. At September 30, 2002 approximately $3,425,000 was invested in CMOs.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       26

3. LOANS, NET

Loans receivable consisted of the following (in thousands):

                                                     September 30,
                                              -------------------------
                                                  2002          2001
                                              ------------   ----------
Conventional real estate loans:
  Fixed rate residential                      $     63,859   $   62,262
  Fixed rate commercial                              4,597        1,657
  Adjustable rate residential                       24,887       37,684
  Adjustable rate commercial                         2,364          280
  Construction loans                                 5,514       12,259
                                              ------------   ----------
Total real estate loans                            101,221      114,142
                                              ------------   ----------
Other loans:
  Consumer and installment loans                    12,986       16,466
  Commercial loans                                  27,945       19,955
  Commercial lines of credit                        12,660        3,554
  Consumer lines of credit                          11,174       10,796
  Loans secured by deposit accounts                  1,723        2,009
                                              ------------   ----------
Total other loans                                   66,488       52,780
                                              ------------   ----------

Total loans                                        167,709      166,922
                                              ------------   ----------
Less:
  Undisbursed portion of interim
   construction loans                               (3,204)      (6,108)
  Loan discount unamortized                         (1,685)      (1,922)
  Allowance for loan losses                         (1,371)      (1,080)
  Net deferred loan origination costs                  127          251
                                              ------------   ----------

Total, net                                    $    161,576   $  158,063
                                              ============   ==========

Weighted-average interest rate of loans               7.17%        8.37%

Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees received from the investors as well as certain charges collected from the borrowers, such as late payment fees. Loans sold and serviced by the Corporation at September 30, 2002 and 2001 were approximately $45,805,000 and $65,907,000, respectively. In connection with these loans serviced for others, the Corporation held borrowers' escrow balances of $414,000 at September 30, 2002 and $375,000 at September 30, 2001.

Adjustable rate residential real estate loans (approximately $24,887,000 and $37,684,000 at September 30, 2002 and 2001, respectively) are subject to rate adjustments annually and generally are adjusted based on movement of the Federal Home Loan Bank National Monthly Median Cost of Funds rate or the Constant Maturity Treasury index. The maximum loan rates can be adjusted is 200 basis points in any one year with a lifetime cap of 600 basis points.

The Corporation made commercial real estate loans which totaled approximately $6,960,000 and $1,937,000 at September 30, 2002 and 2001, respectively. These loans are considered by management to contain a somewhat greater risk of uncollectibility due to the dependency on income production or future development and sale of the real estate. These commercial real estate loans are collateralized by housing for the aged, churches, motels, apartments and other improved real estate.

Non refundable deferred origination fees and cost and discount points collected at loan closing, net of commitment fees paid, are deferred and recognized at the time of sale of the mortgage loans. Gain or loss on sales of mortgage loans is recognized based upon the difference between the selling price and the carrying amount of the mortgage loans sold. Other fees earned during the loan origination process are also included in net gain or loss on sales of mortgage loans.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       27

The amortization of servicing rights and excess servicing rights included in loan servicing fees amounted to $350,371, $281,729, and $628,653 in 2002, 2001, and 2000 respectively. The fair value of mortgage servicing rights at September 30, 2002 was approximately $623,000.

Nonrefundable loan fees and certain direct loan origination costs are deferred and recognized over the lives of the loans using the level yield method. Amortization of these deferrals is recognized as interest income. Deferred loan origination fees are included in loans held for investment on the balance sheet.

Under OTS regulations, the Bank may not make loans to one borrower in excess of 15% of unimpaired capital. This limitation does not apply to loans made before August 9, 1989. At September 30, 2002, the Bank had loans outstanding to one borrower ranging up to $2,200,000 and was in compliance with this regulation.

Also under current regulations, the Bank's aggregate commercial real estate loans may not exceed 400% of its capital as determined under regulatory requirements. These limitations are not expected to have a material impact on the Bank's ongoing operations.

See Note 7 of Consolidated Financial Statements for an analysis of qualifying mortgages pledged for FHLB advances.

At September 30, 2002 and 2001, loans which are accounted for on a non-accrual basis or contractually past due ninety days or more totaled approximately $1,866,000 and $795,000, respectively. The amount the Corporation will ultimately realize from these loans could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrower's ability to repay the loans. During the years ended September 30, 2002, 2001, and 2000, the Corporation recognized no interest income on loans past due 90 days or more, whereas, under the original terms of these loans, the Corporation would have recognized additional interest income of approximately $111,500, $90,000, and $95,000, respectively.

The changes in the allowance for loan losses consisted of the following (in thousands):

                                                      Years Ended September 30,
                                                ------------------------------------
                                                    2002         2001        2000
                                                ------------   ---------   ---------
Balance at beginning of year                    $      1,080   $   1,360   $     836
Provision for loan losses                                990         240         225
Merger additions                                          --          --         449
(Charge-offs) recoveries, net                           (699)       (520)       (150)
                                                ------------   ---------   ---------
Balance at end of year                          $      1,371   $   1,080   $   1,360
                                                ============   =========   =========

Directors and officers of the Corporation are customers of the Corporation in the ordinary course of business. Loans of directors and officers have terms consistent with those offered to other customers. Loans to officers and directors of the Corporation are summarized as follows (in thousands):

                                                      Years Ended September 30,
                                                ------------------------------------
                                                    2002         2001        2000
                                                ------------   ---------   ---------
Balance at beginning of year                    $      1,132   $   1,545   $   2,304
Loans originated during the year                         404          --          81
Loan repayments during the year                         (235)       (413)       (840)
                                                ------------   ---------   ---------
Balance at end of year                          $      1,301   $   1,132   $   1,545
                                                ============   =========   =========

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       28

4. OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment consisted of the following (in thousands):

                                                            September 30,
                                                ------------------------------------
                                                    2002         2001        2000
                                                ------------   ---------   ---------
Land                                            $        884   $     884   $     889
Building and improvements                              4,439       4,409       3,676
Office furniture, fixtures and equipment               4,774       4,640       4,336
                                                ------------   ---------   ---------
Total                                                 10,097       9,933       8,901

Less accumulated depreciation                         (3,574)     (2,729)     (2,416)
                                                ------------   ---------   ---------

Office properties and equipment, net            $      6,523   $   7,204   $   6,485
                                                ============   =========   =========

Depreciation expense was $895,000, $812,000 and $468,000 for 9/30/02, 01 and 00.

5. INTANGIBLE ASSETS

The changes in intangible assets consisted of the following (in thousands):

                                                            September 30,
                                                ------------------------------------
                                                    2002         2001        2000
                                                ------------   ---------   ---------
Balance at beginning of year                    $      6,299   $   7,042   $   2,848
Additions                                                 --          --       4,807
Amortization/other                                      (656)       (743)       (613)
                                                ------------   ---------   ---------

Balance at end of year                          $      5,643   $   6,299   $   7,042
                                                ============   =========   =========

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       29

6. DEPOSIT ACCOUNTS

Deposit accounts at September 30, were as follows (in thousands):

                                                     2002                              2001
                                       -------------------------------   ---------------------------------
                                         Rate      Balance       %         Rate      Balance         %
                                       --------   ---------   --------   --------   ----------    --------
Account Type
NOW accounts:
  Commercial non interest-bearing                 $  10,144       5.06%             $   10,427        5.37%
  Noncommercial                            1.34%     26,504      13.23%      0.87%      14,386        7.41%
Money market checking accounts             1.40%      7,832       3.91%      3.31%      10,840        5.59%
Regular Savings                            0.87%     15,464       7.72%      1.40%      15,309        7.88%
                                                  ---------   --------              ----------    --------
Total demand and savings deposits          1.00%     59,944      29.92%      1.37%      50,962       26.25%
                                                  ---------   --------              ----------    --------
Savings certificates:
  Up to 3.00%                                        69,678      34.79%                     92        0.05%
  3.01 %- 4.00%                                      37,268      18.61%                 18,060        9.31%
  4.01 %- 5.00%                                      21,684      10.82%                 63,673       32.81%
  5.01 %- 6.00%                                       7,419       3.70%                 34,391       17.72%
  6.01 %- 7.00%                                       2,356       1.17%                 19,179        9.88%
  7.01 %- 8.00%                                         435       0.22%                  5,008        2.58%
                                                  ---------   --------              ----------    --------
Total savings certificates                 3.22%    138,840      69.31%      5.00%     140,403       72.35%
                                                  ---------   --------              ----------    --------

Sweep accounts                             1.75%      1,519       0.77%      3.50%       2,714        1.40%

Total deposit accounts                     2.54%  $ 200,303     100.00%      4.11%  $  194,079      100.00%
                                       ========   =========   ========   ========   ==========    ========

As of September 30, 2002 and 2001, total deposit accounts include approximately $1,729,000 and $1,533,000, respectively, of deposits from the Corporation's officers, directors, employees or parties related to them.

At September 30, 2002 and 2001, deposit accounts with balances of $100,000 and over totaled approximately $66,915,000 and $59,251,000, respectively.

Savings certificates by maturity were as follows (in thousands):

                                           September 30,
                                       ---------------------
                                         2002        2001
                                       ---------   ---------
Maturity Date
Within 1 year                          $  96,590   $ 116,764
After 1 but within 2 years                21,224      17,640
After 2 but within 3 years                11,241       4,674
Thereafter                                 9,785       1,325
                                       ---------   ---------

Total savings certificates             $ 138,840   $ 140,403
                                       =========   =========

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       30

Interest expense on deposits consisted of the following (in thousands):

                                           Years Ended September 30,
                                       --------------------------------
                                         2002        2001        2000
                                       ---------   ---------   --------
Account Type
NOW accounts and money market deposit
 accounts                              $     426   $     724   $    507
Passbook and statement savings
 accounts                                    146         279        319
Certificate accounts                       5,453       7,843      7,577
Early withdrawal penalties                   (24)        (24)       (36)
                                       ---------   ---------   --------

Total                                  $   6,001   $   8,822   $  8,367
                                       =========   =========   ========

7. ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

At September 30, 2002 and 2001, the Bank had $57,000,000 and $46,007,000,
respectively, of advances outstanding from the Federal Home Loan Bank and treasury, tax and loan deposits. The maturity of the advances from the Federal Home Loan Bank and treasury, tax and loan deposits is as follows (in thousands):

                                                       September 30,
                                                   --------------------
                                                     2002        2001
                                                   ---------   --------
Contractual Maturity:
Within one year - fixed rate                       $  10,000         --
Within one year - adjustable rate                      7,500      2,507
After one but within three years - fixed rate          5,000     10,000
After one but within three years - adjustable
 rate                                                     --     10,000
Greater than three years - adjustable rate         $  34,500   $ 23,500
                                                   ---------   --------

Total Advances                                     $  57,000   $ 46,007
                                                   =========   ========

Weighted average rate                                   4.86%      5.41%

The Bank pledges as collateral to the advances their Federal Home Loan Bank Stock, and has entered into a blanket collateral agreement with the Federal Home Loan Bank whereby the Bank maintains, free of other encumbrances, qualifying mortgages (as defined) with unpaid principal balances equal to, when discounted at 75% of the unpaid principal balances, 100% of total advances. The amount of qualifying mortgages was $66,083,000 and $81,772,000, respectively, at September 30, 2002 and 2001.

8. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company had $17,000,000 and $11,000,000 borrowed under agreements to repurchase at September 30, 2002 and 2001, respectively. The amortized cost of the securities underlying the agreements to repurchase at September 30, 2002 was $17,128,000 and $12,240,000 at September 30, 2001. The maximum amount outstanding at any month end during fiscal 2002 was $17,000,000 and $11,000,000 for fiscal 2001. The average amount of outstanding agreements for fiscal 2002 was $15,586,000 and $917,000 for fiscal 2001.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       31

9. CORPORATE OBLIGATED FLOATING RATE CAPITAL SECURITIES

On November 14, 2001, the Corporation sponsored the creation of the Trust. The Corporation is the owner of all of the common securities of the Trust. On December 18, 2001, the Trust issued $8.0 million in the form of floating rate capital securities through a pooled trust preferred securities offering. The proceeds from this issuance, along with the Corporation's $248,000 capital contribution for the Trust's common securities, were used to acquire $8.2 million aggregate principal amount of the Corporation's floating rate junior subordinated deferrable interest debentures due December 18, 2031 (the "Debentures"), which constitute the sole asset of the Trust. The interest rate on the Debentures and the capital securities is variable and adjustable quarterly at 3.60% over the three-month LIBOR, with an initial rate of 5.60%. A rate cap of 12.50% is effective through December 18, 2006. The Corporation has, through the Trust agreement establishing the Trust, the Guarantee Agreement, the notes and the related Debenture, taken together, fully irrevocably and unconditionally guaranteed all of the Trust's obligations under the capital securities.

The stated maturity of the Debentures is December 18, 2031. In addition, the Debentures are subject to redemption at par at the option of the Corporation, subject to prior regulatory approval, in whole or in part on any interest payment date after December 18, 2006. The Debentures are also subject to redemption prior to December 18, 2006 at 107.5% of par after the occurrence of certain events that would either have a negative tax effect on the Trust or the Corporation or would result in the Trust being treated as an investment company that is required to be registered under the Investment Company Act of 1940. Upon repayment of the Debentures at their stated maturity or following their redemption, the Trust will use the proceeds of such repayment to redeem an equivalent amount of outstanding trust preferred securities and trust common securities.

The Corporation has the right, at one or more times, to defer interest payments on the Debentures for up to twenty consecutive quarterly periods. All deferrals will end on an interest payment date and will not extend beyond December 18, 2031, the stated maturity date of the Debentures. If the Corporation defers interest payments on the Debentures, the Trust will also defer distributions on the capital securities. During any deferral period, each installment of interest that would otherwise have been due and payable will bear additional interest at the applicable distribution rate, compounded quarterly. The Corporation paid $365,000, in interest for the fiscal year ended September 30, 2002.

10. INCOME TAXES

Income tax expense (benefit) is summarized as follows (in thousands):

                                     For the  Years Ended September 30,
                                     ----------------------------------
                                       2002        2001         2000
                                     ---------   ---------   ----------
Current                              $     747   $   1,829   $    1,020
Deferred                                  (189)     (1,108)         170
                                     ---------   ---------   ----------

Total income taxes                   $     558   $     721   $    1,190
                                     =========   =========   ==========

The provision for income taxes differed from amounts computed by applying the statutory federal rate of 34% to income before income taxes as follows (in thousands):

                                       For the  Years Ended September 30,
                                       ----------------------------------
                                         2002        2001         2000
                                       ---------   ---------   ----------
Tax at federal income tax rate         $     783   $     702   $    1,150
Increase (decrease) resulting from:
  State income taxes, net of federal
   benefit benefit                            54          77          109
  Interest on municipal bonds               (232)        (20)         (23)
  Non-taxable life insurance income          (88)        (23)           4
Other, net                                    41         (15)         (50)
                                       ---------   ---------   ----------

Total                                  $     558   $     721   $    1,190
                                       =========   =========   ==========

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       32

The tax effects of significant items comprising the Corporation's deferred taxes as of September 30, 2002 and 2001 are as follows (in thousands):

                                                        September 30,
                                                   ----------------------
                                                     2002        2001
                                                   ---------   ----------
Deferred tax assets:
Book reserves in excess of tax basis bad debt
 reserves arising after September 30, 1988         $     229   $      227
Book reserves and amortization  in excess of tax
 on mortgage servicing rights                             56          113
SFAS No. 115 mark to market adjustment                    --           98
Difference between book and tax goodwill basis           211          168
Other                                                     20          104
                                                   ---------   ----------
Total deferred tax asset                                 516          710

Deferred tax liabilities:
  SFAS No. 115 mark to market adjustment                 758           --
  Difference between book and tax property basis         245          249
  Difference between book and tax Federal Home
   Loan Bank stock basis                                 100          100
  Deferred loan fees                                      51           97
  Tax mark to market adjustment on securities             83          111
   Other                                                  37           55
                                                   ---------   ----------
Total deferred tax liability                           1,274          612
                                                   ---------   ----------

Net deferred tax asset (liability)                 $    (758)  $       98
                                                   =========   ==========

A deferred tax asset (liability) of ($758,000) and $98,000 at September 30, 2002 and 2001, is included in other liabilities in the balance sheet.

Retained earnings at September 30, 2002 includes approximately $1,636,000 representing pre-1988 tax bad debt base year reserve amounts for which no deferred income tax liability has been provided since these reserves are not expected to reverse until indefinite future periods and may never reverse. Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in qualifying loan levels relative to the end of 1987, failure to meet the tax definition of a savings bank, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolutions, liquidations or redemption of the Bank's stock.

The Corporation has been permitted under the Internal Revenue Code to deduct an annual addition to the tax reserve for bad debts in determining taxable income, subject to certain limitations. This addition may differ significantly from the bad debt expense for financial reporting purposes and was based on either 8% of taxable income (the "Percentage of Taxable Income") or actual loan loss experience (the "Experience Method") for the years prior to 1997. As a result of recent tax legislation, the Corporation will be required to recapture tax bad debt reserves in excess of pre-1988 based year amounts over a period of approximately six to eight years.

11. EMPLOYEE BENEFITS

The Corporation has a contributory profit-sharing plan which is available to all eligible employees. Annual employer contributions to the plan consist of an amount which matches participant contributions up to a maximum of 5% of a participant's compensation and a discretionary amount determined annually by the Corporation's Board of Directors. In addition, the Corporation implemented a money purchase pension plan, effective October 1, 1996, in which all eligible employees participate. The annual contributions to the pension plan will be 5% of a participant's compensation. Employer expensed contributions to the plans were $187,000, $177,000, and $209,000 for the years ended September 30, 2002,
2001 and 2000, respectively.


--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       33

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

The Corporation had loan commitments as follows (in thousands):

                                                               September 30,
                                                            -------------------
                                                              2002       2001
                                                            --------   --------
Fixed interest rate commitments to extend credit            $    768   $  2,070

Undisbursed portion of interim construction loans              3,204      6,108
Unused portion of credit lines (principally variable-rate
 consumer lines secured by real estate)                       17,780     12,195
                                                            --------   --------

Total                                                       $ 21,752   $ 20,373
                                                            ========   ========

The Corporation has no additional financial instruments with off-balance sheet risk.

The Corporation has not been required to perform on any financial guarantees during the past two years. The Corporation has not incurred any losses on its commitments in 2002, 2001 or 2000.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       34

The estimated fair values of the Corporation's financial instruments were as follows at September 30, 2002 (in thousands):

                                                      September 30, 2002
                                                ------------------------------
                                                Carrying Amount    Fair Value
                                                ---------------   ------------
Financial assets
----------------
Cash and cash equivalents                       $         8,731   $      8,731
Securities available for sale                           117,633        117,633
FHLB Stock                                                2,900          2,900
Loans                                                   161,576        166,106
Accrued interest receivable                               1,728          1,728
Cash surrender value of life insurance                    4,724          4,724

Financial liabilities
---------------------
Deposits                                        $       200,303   $    206,188
Advances from FHLB and other borrowings                  57,000         60,215
Securities sold under agreement to repurchase            17,000         17,959
Corporate obligated floating rate securities              8,000          8,111
Accrued interest payable                                    427            427

Off-balance-sheet asset (liabilities)
-------------------------------------

 Commitments to extend credit                   $        21,752   $     21,752


                                                      September 30, 2001
                                                ------------------------------
                                                Carrying Amount    Fair Value
                                                ---------------   ------------

Financial assets
----------------
Cash and cash equivalents                       $         6,608   $      6,608
Securities available for sale                            77,802         77,802
Securities held to maturity                              11,315         11,262
FHLB Stock                                                2,625          2,625
Loans                                                   158,063        163,512
Accrued interest receivable                               1,629          1,629
Cash surrender value of life insurance                    4,465          4,465

Financial liabilities
---------------------
Deposits                                        $       194,079   $    196,194
Advances from FHLB and other borrowings                  46,007         47,723
Securities sold under agreement to repurchase            11,000         11,410
Accrued interest payable                                    404            404

Off-balance-sheet asset (liabilities)
-------------------------------------
 Commitments to extend credit                   $        20,373   $     20,373

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       35

13. SUPPLEMENTAL CASH FLOW DISCLOSURES

                                                                For the Years Ended September 30,
                                                           -------------------------------------------
                                                               2002           2001            2000
                                                           ------------   ------------    ------------
Cash paid for:

 Income taxes                                              $      2,593   $        476    $        520
 Interest                                                  $      9,775   $     11,613    $     11,072

Non-cash transactions:

 Loans foreclosed                                          $        366   $        425    $        387
 Unrealized gain (loss) on securities available for sale   $      2,179   $       (280)   $     (3,204)
 Exchanges of mortgage loans for securities                          --             --          32,300

14.  COMMITMENTS AND CONTINGENCIES

Concentrations of Credit Risk - The Corporation's business activity is principally with customers located in South Carolina. Except for residential loans in the Corporation's market area, the Corporation has no other significant concentrations of credit risk.

Litigation - The Corporation is involved in legal actions in the normal course of business. In the opinion of management, based on the advice of its general counsel, the resolution of these matters will not have a material adverse impact on future results of operations or the financial position of the Corporation.

Potential Impact of Changes in Interest Rates - The Corporation's profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most financial institutions, the Corporation's interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. The Corporation's interest-earning assets consist primarily of long-term, fixed rate mortgage loans and investments which adjust more slowly to changes in interest rates than its interest-bearing liabilities which are primarily term deposits and advances. Accordingly, the Corporation's earnings would be adversely affected during periods of rising interest rates.

15. STOCK OPTION PLANS

The Corporation has a stock option plan through which the Board of Directors may grant stock options to officers and employees to purchase common stock of the Corporation at prices not less than 100 % of the fair market value on the date of grant. The outstanding options expire ten years from the date of grant. The Corporation has elected the disclosure-only provision of SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been charged to operations. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method available under SFAS No. 123, the Corporation's net income and net income per common share would have been reduced to the pro forma amounts indicated below:

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       36

                                                  Years Ended September 30,
                                         ------------------------------------------
                                             2002           2001           2000
                                         ------------   ------------   ------------
Net income (in thousands)
 As reported                             $      1,744   $      1,343   $      2,193
 Pro forma                                      1,698          1,301          2,164

Basic net income per common share
 As reported                                     0.90           0.70           1.18
 Pro forma                                       0.88           0.68           1.17

Diluted net income per common share
 As reported                                     0.86           0.68           1.16
 Pro forma                                       0.84           0.66           1.14

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants:

           Dividend yield                                    4%
           Expected volatility                               30%
           Risk-free interest rate                           6%
           Expected lives                                    10 years

A summary of the status of the plan as of September 30, 2002 and 2001, and changes during the years ending on those dates is presented below (all shares have been adjusted for the 3:2 stock split in February 1998 and the 5% stock dividend in February 1999):

                               Average
                  Shares   Exercise Price       Expiration      Earliest Date
Grant Date        Granted     Per Share            Date          Exercisable
----------       --------  ---------------   ---------------   --------------
October, 1995     108,050             5.79     October, 2005    October, 1995
January, 1996       1,890             5.79     January, 2006    January, 1996
April, 1996         6,300             6.67       April, 2006      April, 1997
May, 1998          24,574            15.83         May, 2008        May, 1998
October, 2000       7,000             8.75     October, 2010    October, 2000
December, 2001     10,000            10.30    December, 2011   December, 2001
January, 2001      35,715             9.06     January, 2011    January, 2001
January, 2002      27,383            10.36     January, 2012    January, 2002
April, 2002         5,000            13.00       April, 2012      April, 2002
                 --------
Total Shares
 Granted          225,912
                 ========

At September 30, 2002, the Corporation had the following options exercisable:

 Fiscal                                   Weighted Average        Number Options       Average
  Year     Range of exercise price   Remaining Contractual Life     Exercisable     Exercise Price
-------    -----------------------   --------------------------   ---------------   ---------------
1995       $5.79                                 3 years                  108,050   $          5.79
1996       $5.79 - $6.67                       3.4 years                    8,190              6.46
1998       $15.83                              4.7 years                   24,574             15.83
2000       $8.75                                 8 years                    4,200              8.75
2001       $9.06-$10.30                        8.6 years                   28,305              9.35
2002       $10.36-$13.00                       9.4 years                   10,874             10.68
           -----------------------   --------------------------   ---------------   ---------------
           $5.79 - $13.00                      4.6 years                  184,193   $          8.13
           =======================   ==========================   ===============   ===============

Options for the three previous fiscal years were exercised as follows (adjusted for stock splits and dividends):

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       37

                                                        Average Exercise
For the Years Ended September 30,   Shares Exercised    Price Per Share
---------------------------------   ----------------    ----------------
            2002                              23,605    $           5.97
            2001                                 200    $           8.75
            2000                               2,200    $           5.79

Stock options for 14,023 shares at an average price of $11.75 were forfeited during the year ended September 30, 2002. Stock options for 8,518 shares at an average price of $12.46 were forfeited during the year ended September 30, 2001. Stock options for 316 shares at an average price of $15.83 were forfeited during the year ended September 30, 2000. At September 30, 2002, 79,930 shares were available for grant and 225,912 options at an average price of $8.43 were outstanding.

16. SHAREHOLDERS' EQUITY, DIVIDEND RESTRICTIONS AND REGULATORY MATTERS

On August 7, 1987, the Bank completed its conversion from a federally chartered mutual association to a federally chartered stock association. A special liquidation account was established by the Bank for the pre-conversion retained earnings of approximately $3,718,000. The liquidation account is maintained for the benefit of depositors who held a savings or demand account as of the March 31, 1986 eligibility or the June 30, 1987 supplemental eligibility record dates who continue to maintain their deposits at the Bank after the conversion. In the event of a future liquidation (and only in such an event), each eligible and supplemental eligible account holder who continues to maintain his or her savings account will be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased in an amount proportionately corresponding to decreases in the savings account balances of eligible and supplemental eligible account holders on each subsequent annual determination date. Except for payment of dividends by the Bank to Union Financial and repurchase of the Bank's stock, the existence of the liquidation account will not restrict the use or application of such net worth.

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

At September 30, 2002 and 2001, the Bank had the following actual and required capital amounts and ratios (in thousands):

                                                                     September 30, 2002
                                                        -----------------------------------------
                                                          Tangible        Core        Risk-Based
                                                          Capital        Capital       Capital
                                                        ------------   -----------   ------------
Actual Capital                                          $     32,743   $    32,743   $     32,743
Unrealized gain on available for sale securities              (1,421)       (1,421)        (1,421)
Goodwill and other intangible assets                          (5,643)       (5,643)        (5,643)
Allowances for loan losses (1)                                    --            --          1,371
                                                        ------------   -----------   ------------
Total Adjusted capital                                        25,679        25,679         27,050
Minimum Capital Requirement                                    4,561        12,164         12,587
                                                        ------------   -----------   ------------
Regulatory Capital Excess                               $     21,118   $    13,515   $     14,463
                                                        ------------   -----------   ------------
Regulatory Capital Ratio                                        8.44%         8.44%         17.19%

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       38

16. SHAREHOLDERS' EQUITY, DIVIDEND RESTRICTIONS AND REGULATORY MATTERS
    (CONTINUED)

                                                                    September 30, 2001
                                                        -----------------------------------------
                                                          Tangible        Core        Risk-Based
                                                          Capital        Capital        Capital
                                                        ------------   -----------   ------------
Actual Capital                                          $     23,920   $    23,920   $     23,920
Unrealized gain on available for sale securities                 192           192            192
Goodwill and other intangible assets                          (6,300)       (6,300)        (6,300)
Allowance for loan losses (1)                                     --            --          1,080
                                                        ------------   -----------   ------------
Total Adjusted capital                                        17,812        17,812         18,892

Minimum Capital Requirement                                    4,086        10,896         11,864
                                                        ------------   -----------   ------------
Regulatory Capital Excess                               $     13,726   $     6,916   $      7,028
                                                        ------------   -----------   ------------

Regulatory Capital Ratio                                        6.54%         6.54%         12.74%

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

In June 2001, the FASB issued SFAS No. 142 - Goodwill and Other Intangible Assets. This SFAS addresses how goodwill and other intangible assets should be accounted for at their acquisition (except for those acquired in a business combination) and after they have been initially recognized in the financial statements. The statement is effective for all fiscal years beginning after December 15, 2001. The Company will adopt this standard on October 1, 2002 and is in the process of determining the effect of this SFAS on the financial position of the Company.

Other accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       39

18. UNION FINANCIAL BANCSHARES, INC. FINANCIAL INFORMATION
    (PARENT CORPORATION ONLY)

Condensed financial information for Union Financial is presented as follows (in thousands):

        Condensed Balance Sheets                            September 30,
        ------------------------                    ----------------------------
                                                       2002             2001
                                                    -----------     ------------
        Assets:
        Cash and cash equivalents                   $     2,235     $        360
        Investment in subsidiary                         32,743           23,919
        Other                                               236               97
                                                    -----------     ------------
        Total Assets                                $    35,214     $     24,376
                                                    ===========     ============

        Liabilities and Shareholders' Equity:
        Accrued interest payable                    $        16     $         --
        Corporate obligated floating rate capital
         securities                                       8,000               --
        Shareholders' Equity                             27,198           24,376
                                                    -----------     ------------
        Total Liabilities and Shareholders'Equity   $    35,214     $     24,376
                                                    ===========     ============

        Condensed Statements of Income                       For Years Ended September 30,
        ------------------------------                    ----------------------------------
                                                              2002         2001       2000
                                                          -----------   ---------   --------
        Equity in undistributed earnings of subsidiary    $     2,210   $   1,440   $  2,280
        Interest expense-trust preferred securities              (365)         --         --
        Other expense, net                                       (101)        (97)       (87)
                                                          -----------   ---------   --------
        Net income                                        $     1,744   $   1,343   $  2,193
                                                          -----------   ---------   --------
        Operating Activities:

        Condensed Statements of Cash Flows
        ----------------------------------

        Operating Activities:

        Net income                                        $     1,744   $   1,343   $  2,193
        Adjustments to reconcile net income to
           net cash used in operating activities:
        Equity in undistributed earnings of subsidiary         (2,210)     (1,440)    (2,280)
        Increase in other assets                                 (134)        (67)       (19)
                                                          -----------   ---------   --------
        Net cash used in operating activities             $      (600)       (164)      (106)
                                                          -----------   ---------   --------



        Financing Activities:

        Proceeds from issuance of trust preferred
         corporate obligations                            $     8,000          --         --
        Capital contribution to subsidiary                     (5,000)         --         --
        Dividends received from subsidiary                         --       1,100        500
        Dividend reinvestment plan contributions                  111         118         69
        Dividends paid                                           (777)       (766)      (573)
        Proceeds from the exercise of stock options               141           2         13
                                                          -----------   ---------   --------
        Net cash provided by financing activities               2,475         454          9
                                                          -----------   ---------   --------

        Net increase (decrease) in cash and cash
         equivalents                                            1,875         290        (97)
        Cash and cash equivalents at beginning of year            360          70        167
                                                          -----------   ---------   --------
        Cash and cash equivalents at end of year          $     2,235   $     360   $     70
                                                          ===========   =========   ========

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       40

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

CARL L. MASON
CHAIRMAN
Retired

                                LEADERSHIP GROUP

                            PROVIDENT COMMUNITY BANK

CAROLYN H. BELUE                          CAROLINE T. THOMAS
Vice President                            Vice President
Operational Administration Manager        Retail Banking and Marketing Manager

J. A. FERGUSON                            LUD W. VAUGHN
Senior Vice President                     Senior Vice President
York County Regional President            Chief Credit Officer

RICHARD H. FLAKE                          WANDA J. WELLS
Executive Vice President                  Vice President & Corporate Secretary
Chief Financial Officer                   Shareholder Relations Officer

LISA G. MORRIS                            GERALD B. WYATT
Vice President                            Vice President
Human Resource Manager                    Commercial Relationship Manager

DWIGHT V. NEESE
President
Chief Executive Officer



--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       41

                              CORPORATE INFORMATION

COMMON STOCK INFORMATION
------------------------

Union Financial Bancshares, Inc.'s common stock is quoted on the Nasdaq National Market under the symbol UFBS. As of September 30, 2002, there were 783 shareholders of record and 1,958,069 shares of common stock issued and outstanding. The following table contains the range of high and low bid information of Union Financial's common stock as reported by the Nasdaq Stock Market and per share dividend as declared during each quarter of the last two fiscal years. Share prices and dividends have been adjusted to reflect all stock splits and stock dividends. See Note 16 to the financial statements for information regarding certain limitations imposed on the Bank's ability to pay cash dividends to the holding company.

                      High       Low      Dividend
                    --------  ---------  ----------
Fiscal 2002
 Fourth Quarter     $  13.88  $   12.85  $     .100
 Third Quarter      $  14.00  $   10.60  $     .100
 Second Quarter     $  11.23  $   10.25  $     .100
 First Quarter      $  10.60  $   10.00  $     .100

                      High       Low      Dividend
                    --------  ---------  ----------
Fiscal 2001
 Fourth Quarter     $  11.46     $ 9.50  $     .100
 Third Quarter      $   9.50     $ 9.00  $     .100
 Second Quarter     $   9.88     $ 8.00  $     .100
 First Quarter      $   9.94     $ 7.94  $     .100

DIVIDEND REINVESTMENT PLAN
--------------------------

The Corporation has a dividend reinvestment program that allows shareholders to purchase additional shares with corporate dividends. Details of the program are outlined in the dividend reinvestment prospectus. To receive more information, please contact the Shareholder Relations Officer at the corporate address.

10-KSB INFORMATION
------------------

A copy of the Form 10-KSB filed with the Securities and Exchange Commission, will be furnished to shareholders, without charge, upon written request to the Corporate Secretary, Union Financial Bancshares, Inc., 203 West Main Street, Union, South Carolina 29379.

ANNUAL MEETING OF SHAREHOLDERS
------------------------------

The Annual Meeting of Shareholders will convene at the Main Street Auditorium of the University of South Carolina, Union Campus, Union, South Carolina on January 29, 2003 at 2:00 p.m.

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

Elliott Davis, LLC
870 South Pleasantburg Drive
Greenville, SC 29607-6286

SPECIAL COUNSEL
---------------

Muldoon Murphy & Faucette  LLP
5101 Wisconsin Avenue,  N.W.
Washington, D.C.  20016

GENERAL COUNSEL
---------------

Nelson Mullins Riley & Scarborough
104 South Main Street, Suite 900
Greenville, South Carolina 29601

SHAREHOLDER RELATIONS OFFICER
-----------------------------

Wanda J. Wells
Union Financial Bancshares, Inc.
203 West Main Street
Union, SC 29379
(864) 429-1861

WEBSITE
-------

www.provcombank.com

--------------------------------------------------------------------------------
                        UNION FINANCIAL BANCSHARES, INC.
                                       42