Form 10KSB, Exhibit 13
period 2003-09-30
UNION FINANCIAL BANCSHARES INC
filed 2003-12-19
CIK 926164

Exhibit 13

Union Financial Bancshares, Inc.

2003 Supplemental Annual Report

TABLE OF CONTENTS

Business	1
Selected Financial and Other Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Independent Auditor’s Report	14
Consolidated Financial Statements	15
Notes to Consolidated Financial Statements	20
Directors and Leadership Group	43
Corporate Information	44

BUSINESS

Union Financial Bancshares, Inc. (“Union Financial”) is the bank holding company for Provident Community Bank, N.A., (the “Bank”) and Union Financial Statutory Trust (the “Trust”). Union Financial engages in no significant activity other than holding the stock of the Bank and engaging in certain passive investment activities. Union Financial, the Bank and the Trust are collectively referred to as the “Corporation” in this annual report.

The Bank is a national bank headquartered in Union, South Carolina. The Bank, originally chartered in 1934, is a member of the Federal Home Loan Bank System (“FHLB”). Its deposits are insured to the maximum limits allowable by the Federal Deposit Insurance Corporation (“FDIC”).

The business of the Bank consists primarily of attracting deposits from the general public and originating loans on properties located in South Carolina. In addition to residential mortgage loans, the Bank also makes consumer and commercial loans, commercial real estate loans, and construction loans, invests in federal government and agency obligations and purchases fixed and variable rate mortgage participation certificates. The principal sources of funds for the Bank’s lending and investing activities include deposits received from the general public and advances from the FHLB. The Bank’s principal expenses are interest paid on deposit accounts and other borrowings and expenses incurred in the operation of the Bank. The Bank’s operations are conducted through its main office and six full-service banking centers, all of which are located in the upstate area of South Carolina. During the third quarter of the fiscal year, the Corporation opened a new branch location in Rock Hill, South Carolina.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial data of the Corporation for the periods indicated.

Operations Data:

	Years Ended September 30,
	2003	2002	2001	2000	1999
	(In Thousands - Except Share Amounts)
Interest income	$16,924	$18,361	$19,018	$18,555	$14,046
Interest expense	(8,702)	(9,775)	(11,613)	(11,175)	(7,698)

Net interest income	8,222	8,586	7,405	7,380	6,348
Provision for loan losses	(725)	(990)	(240)	(225)	(105)

Net interest income after provision for loan losses	7,497	7,596	7,165	7,155	6,243
Other income	2,211	1,308	1,149	2,580	1,192
Other expense	(7,278)	(6,602)	(6,250)	(6,352)	(4,814)

Income before income taxes	2,430	2,302	2,064	3,383	2,621
Income tax expense	(571)	(558)	(721)	(1,190)	(945)

Net income	$1,859	$1,744	$1,343	$2,193	$1,676

Income per common share:
Net income per common share (Basic)	$0.95	$0.90	$0.70	$1.18	$1.26

Net income per common share (Diluted)	$0.90	$0.86	$0.68	$1.16	$1.19

Weighted average number of common shares outstanding (Basic)	1,963,775	1,939,084	1,918,431	1,855,706	1,328,305
Weighted average number of common shares outstanding (Diluted)	2,056,579	2,030,040	1,971,611	1,898,494	1,414,121

UNION FINANCIAL BANCSHARES, INC.

Financial Condition:

	September 30,
	2003	2002	2001	2000	1999
	(Dollars In Thousands)
Total amount of:
Assets	$341,305	$310,968	$277,752	$260,564	$205,294
Short-term interest-bearing deposits	3,290	7,385	5,694	4,500	2,781
Investment securities	78,790	28,913	24,170	19,432	15,506
Mortgage-backed securities	78,648	88,720	64,947	47,460	17,415
Loans (net)	152,921	161,576	158,063	167,807	149,401
Deposits	220,232	200,303	194,079	187,974	142,624
Advances from Federal Home Loan Bank and other borrowings	74,000	57,000	46,007	47,687	46,503
Securities sold under agreement to repurchase	11,000	17,000	11,000	—	—
Corporate obligated floating rate capital securities	8,000	8,000	—	—	—
Shareholders’ equity	26,216	27,198	24,376	21,924	14,738

Number of:
Real estate loans outstanding	1,147	1,503	1,783	2,216	1,411
Deposit accounts	19,557	19,506	20,499	22,418	18,865
Banking centers	7	6	6	7	5

Other Selected Data:

	Years Ended September 30,
	2003	2002	2001	2000	1999
Interest rate spread during the year	2.56%	2.97%	2.98%	3.02%	3.36%
Net yield on average interest-earning assets	2.63%	3.08%	3.08%	3.10%	3.46%
Return on average assets	0.55%	0.59%	0.51%	0.85%	0.85%
Return on average shareholders’ equity	6.64%	7.06%	6.03%	10.92%	10.96%
Dividend payout ratio	42.29%	44.55%	57.03%	26.13%	29.46%
Operating expense to average assets	2.17%	2.22%	2.39%	2.44%	2.43%
Ratio of average shareholders’ equity to average assets	8.34%	8.31%	8.50%	7.78%	7.44%
Cash dividends declared and paid per share of common stock	$0.40	$0.40	$0.40	$0.40	$0.37

UNION FINANCIAL BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

The Corporation has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of financial statements. The significant accounting policies of the Corporation are described in the footnotes to the consolidated financial statements.

Certain accounting policies involve significant judgments and assumptions by management which could have a material impact on the carrying value of certain assets and liabilities. Management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Corporation.

The Corporation believes the allowance for loan losses is a critical accounting policy that requires significant judgments and estimates used in the preparation of consolidated financial statements. Refer to the discussion under Allowance for Loan Losses section of this report for a detailed description of the Corporation’s estimation process and methodology related to the allowance for loan losses.

Forward-Looking Statements

Management’s Discussion and Analysis of Financial Condition and Results of Operations and other portions of this report contain certain “forward-looking statements” concerning the future operations of the Corporation. Management desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing the Corporation of the protections of such safe harbor with respect to all “forward-looking statements” contained in the Annual Report. The Corporation has used “forward-looking statements” to describe future plans and strategies. Forward looking statements are generally preceded by such terms as “expects,” “believes,” “anticipates,” “intends” and similar expressions. Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the Corporation’s market area and the country as a whole, the ability of the Corporation to control costs and expenses, the products and pricing of its competitors, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the “forward-looking statements” and undue reliance should not be placed on such statements.

Asset and Liability Management

The Corporation is committed to following a program of asset and liability management in an effort to manage the fluctuations in earnings caused by movements in interest rates. A significant portion of the Corporation’s income results from the spread between the yield realized on its interest-earning assets and the rate of interest paid on its deposits and other borrowings. Differences in the timing and volume of repricing assets versus the timing and volume of repricing liabilities expose the Corporation to interest rate risk. Management’s policies are directed at minimizing the impact on earnings of movements in interest rates.

The Corporation’s Asset/Liability Committee makes weekly pricing and marketing decisions on deposit and loan products in conjunction with managing the Corporation’s interest rate risk. The Asset/Liability Committee reviews the Bank’s securities portfolio, FHLB advances and other borrowings as well as the Bank’s asset and liability policies.

The Corporation has more interest-rate sensitive liabilities than assets. Thus, it enjoys an increasing net interest rate spread during periods of falling interest rates. The Corporation experiences a shrinking net

UNION FINANCIAL BANCSHARES, INC.

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

At September 30, 2003, the Corporation’s exposure to interest rate risk, as measured by the impact of changing interest rates on the Net Portfolio Value (“NPV”), was as follows:

	Rate Environment
	Minus 100 Basis Points	Base	Plus 200 Basis Points
	(In Thousands)
Estimated Market Value of Assets	$344,231	$341,305	$328,826
Estimated Market Value of Liabilities	$319,462	$315,089	$307,724
NPV	$24,769	$26,216	$21,102
Increase/(Decrease) in NPV	$(1,447)	$—	$(5,114)

The analysis above indicates that the Corporation would be negatively affected by both an increase and a decrease in interest rates.

Yields Earned and Rates Paid

The Corporation’s pretax earnings depend primarily on its net interest income, the difference between the income it receives on its loan portfolio and other investments and its cost of funds, consisting primarily of interest paid on savings deposits and borrowings. Net interest income is affected by the average yield on interest-earning assets, the average rate on interest-bearing liabilities, and the ratio of interest-earning assets to interest-bearing liabilities.

The following table sets forth, at or for the periods and dates indicated, the weighted average yields earned on the Corporation’s interest-earning assets, the weighted average interest rates paid on the Corporation’s deposit accounts and borrowings, the interest rate spread and net yield on interest-earning assets.

UNION FINANCIAL BANCSHARES, INC.

	At September 30,	Years Ended September 30
	2003	2003	2002	2001
Average yield on earnings assets:
Loans	6.46%	6.94%	7.58%	8.85%
Investments (1)	3.89%	3.95%	5.47%	5.92%
Mortgage-backed securities	3.50%	3.78%	4.52%	5.94%

Total interest-earning assets	5.05%	5.41%	6.58%	7.92%

Less:

Average rate paid on deposits	1.94%	2.25%	3.06%	4.70%
Average rate paid on borrowings	3.59%	4.13%	5.04%	5.92%

Average Cost of Funds	2.47%	2.85%	3.61%	4.94%

Average interest rate spread	2.58%	2.56%	2.97%	2.98%

Net yield on average interest-earning assets	2.80%	2.63%	3.08%	3.08%

(1)	Includes investment securities, federal funds sold, interest-bearing time deposits, overnight interest-bearing deposits, Federal Home Loan Bank stock and Federal Reserve stock.

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

UNION FINANCIAL BANCSHARES, INC.

	Years Ended September 30,
	2003 vs. 2002			2002 vs. 2001
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in Thousands)
Change in interest income:
Loans	$(593)	$(1,011)	$(1,604)	$126	$(2,094)	$(1,968)
Mortgage-backed securities	312	(1,334)	(1,022)	1,465	(346)	1,119
Investments	1,617	(428)	1,189	761	(569)	192

Total interest income	1,336	(2,773)	(1,437)	2,352	(3,009)	(657)

Change in interest expense:
Deposits	343	(1,684)	(1,341)	397	(3,217)	(2,820)
Borrowings and other	1,157	(889)	268	1,642	(660)	982

Total interest expense	1,500	(2,573)	(1,073)	2,039	(3,877)	(1,838)

Change in net interest income	$(164)	$(200)	$(364)	$313	$868	$1,181

RESULTS OF OPERATIONS

Comparison of Years Ended September 30, 2003 and September 30, 2002

General

Net income increased $115,000 from $1,744,000 in fiscal 2002 to $1,859,000 in fiscal 2003. Earnings per share were $.95 per share (basic) and $.90 per share (diluted) for the year ended September 30, 2003 compared to $.90 per share (basic) and $.86 per share (diluted) for the same period in 2002. The increase in net income was due to higher non interest income as a result of higher fees from financial services and higher gain on sale of investments.

Interest Income

Total interest income decreased $1,437,000, or 7.83%, from $18,361,000 in fiscal 2002 to $16,924,000 in fiscal 2003. Interest income on loans decreased $1,605,000, or 12.82%, from $12,519,000 in fiscal 2002 to $10,914,000 in fiscal 2003 due primarily to the reduction of loan rates as a result of the declining interest rate environment that was experienced during the prior two fiscal years along with lower net loan growth. The Corporation’s continued focus on variable and primed-based lending resulted in net growth in consumer/commercial loans of 37.38% while net residential mortgage loans declined 30.80%. Interest income on investment and mortgage-backed securities increased $168,000, or 2.88%, from $5,842,000 in fiscal 2002 to $6,010,000 in fiscal 2003. The increase was due primarily to purchases of investment and mortgage-backed securities made during the current fiscal year, offset by lower rates due to a lower market interest rate environment.

Interest Expense

Interest expense decreased 10.98% to $8,702,000 for fiscal 2003 from $9,775,000 for fiscal 2002. Interest expense decreased $1,341,000 for deposits and increased $268,000 for other borrowings and trust preferred corporate obligations. Interest expense for deposits decreased due primarily to lower deposit rates from a declining interest rate environment. In addition, the Corporation increased lower-cost transaction account balances by 9.6% while traditional higher-cost certificate of deposit account balances increased 10.4%. The growth in deposits was primarily due to a new branch opening in Rock Hill, South Carolina. Interest expense on other borrowings increased due to a higher level of borrowings that were utilized to fund growth, offset by lower interest rates during the fiscal year. The Corporation also extended borrowing terms during the current fiscal year to improve interest rate risk.

UNION FINANCIAL BANCSHARES, INC.

Provision for Loan Loss

Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered by management as adequate to provide for estimated loan losses based on management’s evaluation of the collectibility of the loan portfolio. The provision for loan loss calculation includes a segmentation of loan categories subdivided by residential mortgage, commercial and consumer loans. Each category is risk rated for all loans including performing groups. The weight assigned to each performing group is developed from a three-year historical average loan loss experience ratio and as the loss experience changes, the category weight is adjusted accordingly. In addition to loan loss experience, management’s evaluation of the loan portfolio will include the market value of the underlying collateral, growth and composition of the loan portfolio, delinquency trends and economic conditions. Management evaluates the carrying value of loans periodically, and the allowance for loan losses is adjusted accordingly. The provision reflects the Corporation’s continued movement from longer term, fixed rate residential loans to shorter term, floating rate consumer and commercial loans. Consumer and commercial loans carry higher risk weighted rates in the reserve calculation as compared to residential mortgage loans. The provision for loan losses decreased from $990,000 in fiscal 2002 to $725,000 in fiscal 2003, which reflected in part the net decrease in the loan portfolio of $8,655,000, or 5.36%, from September 30, 2002 to September 30, 2003 and a reduction in net charge-offs. The net allowance for loan losses increased $471,000 to $1,842,000 at September 30, 2003 compared to $1,371,000 at September 30, 2002. Non-performing loans increased $1,188,000 from $1,866,000 at September 30, 2002 to $3,054,000 at September 30, 2003. The net increase for the current year includes one loan of $1,087,000 that is well secured by commercial real estate and improvements. At and for the years ended September 30, 2003 and 2002, impaired loans totaled $718,246 and $809,293 respectively. See Note 3 of consolidated financial statements for an analysis of loans.

The Corporation experienced bad debt charge-offs, net of recoveries, of approximately $254,000 in fiscal 2003 compared to $699,000 for fiscal 2002. The bad debt charge-offs from the previous year included approximately $500,000 from one commercial loan that was written down to the fair market value as a result of a reassessment of underlying collateral. The allowance for loan losses to total loans at the end of fiscal 2003 was 1.19% compared to .83% at the end of fiscal 2002. The allowance for loan losses to non-performing loans at the end of fiscal 2003 was 60.32% compared to 73.47% at the end of fiscal 2002.

Non-Interest Income

Non-interest income increased 69.03% to $2,211,000 for the year ended September 30, 2003 from $1,308,000 for the year ended September 30, 2002. Service charges and fees increased $259,000 to $1,771,000, primarily due to the development of new fee income programs. Loan servicing fee costs increased $45,000 to $(212,000) for the year ended September 30, 2003 from $(167,000) for the year ended September 30, 2002. Higher loan prepayments during fiscal years 2002 and 2003 resulted in servicing rights amortization expense exceeding service fee income. Gain (loss) on sale of investments increased $689,000 to $652,000 during the year ended September 30, 2003 from $(37,000) for the year ended September 30, 2002. The gain on sale of investments for the current year was the result of the sale of investments with higher interest rate sensitivity, which is expected to improve interest rate exposure for the Corporation.

Non-Interest Expense

Non-interest expense increased 10.24% to $7,278,000 in fiscal 2003 from $6,602,000 in fiscal 2002. The increase in non-interest expense reflects the startup costs for a new branch opening in Rock Hill, South Carolina during the third quarter of fiscal 2003. Compensation and employee benefits increased 15.96% or $457,000 from fiscal 2002 to fiscal 2003 due primarily to the staff additions as a result of the new branch opening. Occupancy and equipment expenses increased 15.10%, or $237,000, from fiscal 2002 to fiscal 2003 due to higher depreciation and equipment expense as a result of the new branch opening. Professional services expense increased 8.33%, or $29,000, from fiscal 2002 to fiscal 2003 due to higher audit and legal expenses. Advertising and public relations expense increased 61.83%, or $81,000, from fiscal 2002 to fiscal 2003 due to higher expenses required for the new branch opening. Other operating expense decreased 10.63%, or $106,000, from fiscal 2002 to fiscal 2003 due to reductions in general operating expenses.

UNION FINANCIAL BANCSHARES, INC.

Income Tax Expense

The overall effective income tax rate for the Corporation was 23.50% for the twelve month period ended September 30, 2003 compared to 24.24% for the same period in 2002. The reduction was due to increased investments in government municipal securities totaling $21,780,000 at September 30, 2003 compared to $14,597,000 at September 30, 2002.

Comparison of Years Ended September 30, 2002 and September 30, 2001

General

Net income increased $401,000 from $1,343,000 in fiscal 2001 to $1,744,000 in fiscal 2002. Earnings per share were $.90 per share (basic) and $.86 per share (diluted) for the year ended September 30, 2002 compared to $.70 per share (basic) and $.68 per share (diluted) for the same period in 2001. The increase in net income was due to higher net interest income as a result of lower funding costs and higher fee income.

Interest Income

Total interest income decreased $657,000, or 3.45%, from $19,018,000 in fiscal 2001 to $18,361,000 in fiscal 2002. Interest income on loans decreased $1,968,000, or 13.58%, from $14,487,000 in fiscal 2001 to $12,519,000 in fiscal 2002 due primarily to the reduction of loan rates as a result of the declining interest rate environment that was experienced during the prior two fiscal years. The Corporation’s continued focus on variable and primed-based lending resulted in net growth in consumer/commercial loans of 46.31% while net residential mortgage loans declined 15.84%. Interest income on investment and mortgage-backed securities increased $1,311,000, or 28.93%, from $4,531,000 in fiscal 2001 to $5,842,000 in fiscal 2002. The increase was due primarily to purchases of investment and mortgage-backed securities made during the fiscal year, offset by lower rates due to a lower market interest rate environment.

Interest Expense

Interest expense decreased 15.83% to $9,775,000 for fiscal 2002 from $11,613,000 for fiscal 2001. Interest expense decreased $2,820,000 for deposits and increased $982,000 for other borrowings and trust preferred corporate obligations. Interest expense for deposits decreased due primarily to lower deposit rates from a declining interest rate environment. In addition, the Corporation increased lower-cost transaction account balances by 21.1% while traditional higher-cost certificate of deposit account balances declined 1.1%. Interest expense on other borrowings increased due to a higher level of borrowings that were utilized to fund growth, offset by lower interest rates during the fiscal year. The Corporation also extended borrowing terms during the fiscal year to improve interest rate risk. The Corporation also recorded $365,000 for the fiscal year for interest expense on the trust preferred securities that were issued on December 18, 2001.

Provision for Loan Loss

The provision for loan losses increased from $240,000 in fiscal 2001 to $990,000 in fiscal 2002. The increased provision reflects the Corporation’s continued movement from longer term, fixed rate residential loans to shorter term, floating rate consumer and commercial loans. The provision also reflects that during the fiscal year, non-performing loans increased $1,071,000 from $795,000 at September 30, 2001 to $1,866,000 at September 30, 2002. At and for the years ended September 30, 2002 and 2001, impaired loans totaled $809,293 and $121,075 respectively. The fiscal year 2002 total includes one commercial loan that was written down from the original loan balance of approximately $1,000,000 to $500,000 due to a reassessment of collateral values. See Note 3 of consolidated financial statements for an analysis of loans.

UNION FINANCIAL BANCSHARES, INC.

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

Non-Interest Income

Non-interest income increased 13.84% to $1,308,000 for the year ended September 30, 2002 from $1,149,000 for the year ended September 30, 2001. Service charges and fees increased $584,000 to $1,512,000, primarily due to the development of new fee income programs that were implemented during the first quarter of the 2002 fiscal year. Loan servicing fee costs increased $64,000 to $(167,000) for the year ended September 30, 2002 from $(103,000) for the year ended September 30, 2001. Higher loan prepayments during fiscal years 2001 and 2002 resulted in servicing rights amortization expense exceeding service fee income. Gain (loss) on sale of loans and investments decreased $361,000 to $(37,000) during the year ended September 30, 2002 from $324,000 for the year ended September 30, 2001. The Corporation phased out its wholesale mortgage operation during the third quarter of fiscal year 2001. The loss on sale of investments for the year was the result of the sale of investments with higher interest rate sensitivity and therefore the sale will improve interest rate exposure for the Corporation.

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

Financial Condition, Liquidity and Capital Resources

Financial Condition

Assets

At September 30, 2003, the Corporation’s assets totaled $341,305,000, an increase of $30,337,000, or 9.76%, as compared to $310,968,000 at September 30, 2002. Investment and mortgage-backed securities increased $39,805,000 to $157,438,000 from $117,633,000 at September 30, 2002. All securities being purchased have adjustable features and will, therefore, have increasing interest rates in a rising market.

UNION FINANCIAL BANCSHARES, INC.

Total loans, net, decreased $8,655,000, or 5.36%, to $152,921,000 from $161,576,000 at September 30, 2002. The net change in the loan portfolio balance includes a reduction in residential mortgage loans that reflects the Corporation’s movement toward higher yielding consumer and commercial loans that are intended to provide improvements in interest rate risk exposure. Consumer and commercial loans outstanding during this period increased $23,110,000, or 37.38%, while outstanding residential mortgage loans decreased $31,765,000 or 30.80%.

Liabilities

Total liabilities increased $31,319,000, or 11.04%, to $315,089,000 at September 30, 2003 from $283,770,000 at September 30, 2002.

Total deposits increased $19,929,000, or 9.95%, from $200,303,000 at September 30, 2002 to $220,232,000 at September 30, 2003. The growth was primarily a result of a new branch opening in Rock Hill, South Carolina in the third quarter of fiscal 2003. Borrowings from the Federal Home Loan Bank (FHLB) increased $17,000,000, or 29.82%, to $74,000,000 at September 30, 2003 from $57,000,000 at September 30, 2002. Securities sold under agreements to repurchase were $11,000,000 at September 30, 2003 compared to $17,000,000 at September 30, 2002. The net increase in borrowings from FHLB and securities sold under agreement to repurchase were utilized to fund additional growth for the Corporation. Other liabilities increased $557,000, or 88.98%, to $1,183,000 at September 30, 2003 from $626,000 at September 30, 2002 due to an increase in loan suspense as a result of a change in loan funding procedures.

Shareholders’ Equity

At September 30, 2003, the Corporation’s shareholder’s equity totaled $26,216,000, a decrease of $982,000, or 3.61%, as compared to $27,198,000 at September 30, 2002. During fiscal year 2003 the Corporation implemented a share repurchase program where the Corporation may repurchase up to 5% of outstanding shares. During fiscal 2003, the Corporation repurchased a total of 20,286 shares at a weighted average cost of $18.04 per share for a total of $366,073. In addition to $1,859,000 of net income and dividends of $788,000, available for sale securities mark to market, net of tax decreased $1,976,000 from $1,421,000 at September 30, 2002 to $(555,000) at September 30, 2003.

Corporate obligated floating rate capital securities

On November 14, 2001, Union Financial established the Trust as a business trust for the purpose of issuing trust preferred securities in a private placement conducted as part of a pooled offering sponsored by First Tennessee Capital Markets and Keefe Bruyette & Woods, Inc. On December 18, 2001, the Trust issued $8,000,000 in trust preferred securities in the form of floating rate capital securities and issued approximately $248,000 of trust common securities to Union Financial. The Trust used the proceeds of these issuances to purchase $8,248,000 of Union Financial’s floating rate junior subordinated deferrable interest debentures due December 18, 2031 (the “Debentures”). The interest rate on the Debentures and the trust preferred securities is variable and adjustable quarterly at 3.60% over three-month LIBOR. A rate cap of 12.50% is effective through December 18, 2006. The Debentures are the sole assets of the Trust and are subordinate to all of Union Financial’s existing and future obligations for borrowed money, its obligations under letters of credit and certain derivative contracts, and any guarantees by Union Financial of any such obligations.

The Debentures, the common securities issued by the Trust, and the related income effects are eliminated within the Corporation’s consolidated financial statements.

The stated maturity of the Debentures is December 18, 2031. In addition, the Debentures are subject to redemption at par at the option of Union Financial, subject to prior regulatory approval, in whole or in part on

UNION FINANCIAL BANCSHARES, INC.

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

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The primary investing activities of the Corporation are the origination of residential one-to four-family mortgage loans, commercial and consumer loans, and the purchase of investment and mortgage-backed securities. These activities are funded primarily by principal and interest payments on loans and investment securities, deposit growth, securities sold under agreements to repurchase, and the utilization of FHLB advances. During the year ended September 30, 2003, the Corporation’s loan originations totaled $69,625,000. At September 30, 2003, the Corporation’s investment in investment and mortgage-backed securities totaled $157,438,000.

During the year ending September 30, 2003, total deposits increased $19,929,000. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by the Corporation and its local competitors and other factors. The Corporation closely monitors its liquidity position on a daily basis. Certificates of deposit, which are scheduled to mature in one year or less from September 30, 2003, totaled $103,700,000. The Corporation relies primarily on competitive rates, customer service, and long-standing relationships with customers to retain deposits. From time to time, the Corporation will also offer competitive special products to its customers to increase retention and to attract new deposits. Based upon the Corporation’s experience with deposit retention and current retention strategies, management believes that, although it is not possible to predict future terms and conditions upon renewal, a significant portion of such deposits will remain with the Corporation. If the Corporation requires funds beyond its ability to generate them internally, additional sources of funds are available through FHLB advances and securities sold under agreements to repurchase. At September 30, 2003, the Corporation had $74,000,000 of FHLB borrowings and $11,000,000 of securities sold under agreements to repurchase. At September 30, 2003, the Corporation had unused short-term lines of credit to purchase federal funds from unrelated banks totaling $15,000,000. These lines of credit are available on a one-to-ten day basis for general purposes of the Corporation. All of the lenders have reserved the right to withdraw these lines at their option. At September 30, 2003, the Corporation had unused lines of credit with the FHLB of Atlanta totaling $18,000,000.

See Note 14 to the consolidated financial statements for further information about commitments and contingencies.

At September 30, 2003, the Bank exceeded the Comptroller of the Currency’s (the “OCC”) capital requirements. See Note 16 to the consolidated financial statements for further discussion of these capital requirements.

Off-Balance Sheet Risk

Through the operations of the Corporation, contractual commitments to extend credit were made in the ordinary course of business activities. These commitments are legally binding agreements to lend money to

UNION FINANCIAL BANCSHARES, INC.

customers at predetermined interest rates for a specified period of time. Outstanding loan commitments (including commitments to fund credit lines) totaled $22,561,000 at September 30, 2003. Management of the Corporation anticipates that it will have sufficient funds available to meet its current loan commitments. Each customer’s credit worthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on the credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate. The credit risk on these commitments is managed by subjecting each customer to normal underwriting and risk management processes.

At September 30, 2003, the undisbursed portion of construction loans was $1,392,000 and the unused portion of credit lines was $20,466,000. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, non-interest expenses do reflect general levels of inflation.

UNION FINANCIAL BANCSHARES, INC.

[ELLIOTT DAVIS LETTERHEAD]

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholders and Board of Directors

Union Financial Bancshares, Inc. and Subsidiaries

Union, South Carolina

We have audited the accompanying consolidated balance sheets of Union Financial Bancshares, Inc. and Subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended September 30, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union Financial Bancshares, Inc. and Subsidiaries as of September 30, 2003 and 2002 and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis LLC

Elliott Davis, LLC

Greenville, South Carolina

October 17, 2003

UNION FINANCIAL BANCSHARES, INC.

UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,
	2003	2002
	(In Thousands)
Assets
Cash	$1,727	$1,346
Short term interest-bearing deposits	3,290	7,385

Total cash and cash equivalents	5,017	8,731

Investment and mortgage-backed securities	157,438	117,633
Loans, net	152,921	161,576
Federal Home Loan Bank Stock, at cost	3,900	2,900
Federal Reserve Stock, at cost	539	—
Office properties and equipment, net	6,366	6,523
Accrued interest receivable	1,927	1,728
Intangible assets	5,007	5,643
Cash surrender value of life insurance	4,971	4,724
Other assets	3,219	1,510

Total assets	$341,305	$310,968

Liabilities
Deposits	$220,232	$200,303
Advances from the Federal Home Loan Bank and other borrowings	74,000	57,000
Securities sold under agreements to repurchase	11,000	17,000
Corporate obligated floating rate capital securities	8,000	8,000
Accrued interest payable	364	427
Advances from borrowers for taxes and insurance	310	414
Other liabilities	1,183	626

Total liabilities	315,089	283,770

Commitments and contingencies - note 14

Shareholders’ equity
Serial preferred stock, no par value, authorized - 500,000 shares, issued and outstanding - None
Common stock - $0.01 par value, authorized - 2,500,000 shares issued and outstanding - 1,965,103 shares at September 30, 2003 and 1,958,069 shares at September 30, 2002	20	20
Additional paid-in capital	11,862	11,573
Accumulated other comprehensive income (loss)	(555)	1,421
Retained earnings, substantially restricted	15,255	14,184
Treasury stock, at cost	(366)	—

Total shareholders’ equity	26,216	27,198

Total liabilities and shareholders’ equity	$341,305	$310,968

See notes to consolidated financial statements.

UNION FINANCIAL BANCSHARES, INC.

UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended September 30,
	2003	2002	2001
	(In Thousands, Except Share Data)
Interest Income:
Loans	$10,914	$12,519	$14,487
Deposits and federal funds sold	23	85	112
Securities available for sale:
State and municipal	881	731	108
Other investments	4,952	4,868	3,012
Securities held to maturity and FHLB/FRB stock dividends	154	158	1,299

Total interest income	16,924	18,361	19,018

Interest Expense:
Deposit accounts	4,660	6,001	8,822
Corporate obligated floating rate capital securities	415	365	—
Advances from the FHLB and other	3,627	3,409	2,791

Total interest expense	8,702	9,775	11,613

Net Interest Income	8,222	8,586	7,405
Provision for loan losses	725	990	240

Net interest income after provision for loan losses	7,497	7,596	7,165

Non Interest Income:
Fees for financial services	1,771	1,512	928
Loan servicing fees, (costs) net of servicing amortization	(212)	(167)	(103)
Net gain (loss) on sale of investment transactions	652	(37)	114
Gains on sale of loans	—	—	210

Total non interest income	2,211	1,308	1,149

Non Interest Expense:
Compensation and employee benefits	3,320	2,863	2,905
Occupancy and equipment	1,807	1,570	1,335
Deposit insurance premiums	35	34	33
Professional services	589	479	375
Intangible amortization	636	659	659
Other	891	997	943

Total non interest expense	7,278	6,602	6,250

Income before income taxes	2,430	2,302	2,064
Provision for income taxes	571	558	721

Net Income	$1,859	$1,744	$1,343

Net Income per common share (Basic)	$0.95	$0.90	$0.70

Net Income per common share (Diluted)	$0.90	$0.86	$0.68

Cash dividends per common share	$0.40	$0.40	$0.40

Weighted average number of common shares outstanding (Basic)	1,963,775	1,939,084	1,918,431

Weighted average number of common shares outstanding (Diluted)	2,056,579	2,030,040	1,971,611

See notes to consolidated financial statements.

UNION FINANCIAL BANCSHARES, INC.

UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

	Common Stock		Additional Paid-In Capital	Retained Earnings Substantially Restricted	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Shares	Amount
	(In Thousands, Except Share Data)
Balance at September 30, 2000	1,911,005	$20	$11,314	$12,640	$(2,050)	$21,924
Net income	—	—	—	1,343	—	1,343
Other comprehensive income, net of tax
Equity reclassification					113	113
Unrealized holding gains arising during period	—	—	—	—	1,869	1,869
Less investment gains included in net income	—	—	—	—	(114)	(114)

Comprehensive income						3,211

Options exercised	200	—	2	—	—	2
Equity reclassification	—	—	(113)	—	—	(113)
Dividend reinvestment plan contributions	13,273	—	118	—	—	118
Cash dividend ($.40 per share)	—	—	—	(766)	—	(766)

Balance at September 30, 2001	1,924,478	$20	$11,321	$13,217	$(182)	$24,376
Net income	—	—	—	1,744	—	1,744
Other comprehensive income, net of tax
Unrealized holding gains arising during period	—	—	—	—	1,603	1,603

Comprehensive income						3,347

Options exercised	23,605	—	141	—	—	141
Dividend reinvestment plan contributions	9,986	—	111	—	—	111
Cash dividend ($.40 per share)	—	—	—	(777)	—	(777)

Balance at September 30, 2002	1,958,069	$20	$11,573	$14,184	$1,421	$27,198
Net income	—	—	—	1,859	—	1,859
Other comprehensive income, net of tax
Unrealized holding losses arising during period	—	—	—	—	(1,976)	(1,976)

Comprehensive loss						(117)

Options exercised	19,889	—	179	—	—	179
Dividend reinvestment plan contributions	7,431	—	110	—	—	110
Share repurchase program	(20,286)	—	(366)	—	—	(366)
Cash dividend ($.40 per share)	—	—	—	(788)	—	(788)

Balance at September 30, 2003	1,965,103	$20	$11,496	$15,255	$(555)	$26,216

See notes to consolidated financial statements.

UNION FINANCIAL BANCSHARES, INC.

UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended September 30,
	2003	2002	2001
	(In Thousands)
Operating activities:

Net income	$1,859	$1,744	$1,343
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	725	990	240
Amortization expense	1,176	1,008	933
Depreciation expense	1,048	895	812
Recognition of deferred income, net of costs	(137)	(115)	(70)
Deferral of fee income, net of costs	152	195	18
(Gain) loss on investment transactions	(652)	37	(114)
Loans originated for sale	—	—	(30,851)
Proceeds from sale of loans	—	—	32,868
Gain on sale of loans held for sale	—	—	(210)
(Increase) decrease in accrued interest receivable	(199)	99	—
(Increase) decrease in other assets	(2,496)	(91)	1,121
(Decrease)increase in accrued interest payable	(63)	23	75
(Decrease)increase in other liabilities	453	(846)	(764)

Net cash provided by operating activities	$1,866	$3,939	$5,401

UNION FINANCIAL BANCSHARES, INC.

UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	For the Years Ended September 30,
	2003	2002	2001
	(In Thousands)
Investing activities:
Purchase of investment and mortgage-backed securities:
Available for sale	$(165,521)	$(89,841)	$(46,278)
Proceeds from maturity of investment and mortgage-backed securities:
Held to maturity	—	—	1,325
Available for sale	47,071	6,304	3,125
Proceeds from sale of investment and mortgage-backed securities:
Held to maturity	—	18,000	—
Available for sale	33,672	21,806	18,476
Principal repayments on mortgage-backed securities:
Held to maturity	—	605	1,294
Available for sale	42,997	14,610	1,816
Net (increase) decrease in loans	8,566	(3,513)	7,727
Investment in life insurance contracts	—	—	(3,467)
Net (increase) decrease in mortgage servicing rights	—	—	(672)
Purchase of FHLB/FRB stock	(1,539)	(275)	—
Purchase of office properties and equipment	(890)	(204)	(1,531)

Net cash used in investing activities	(35,644)	(32,508)	(18,185)

Financing activities:
Proceeds from the exercise of stock options	179	141	2
Proceeds from dividend reinvestment plan	110	111	118
Dividends paid in cash	(788)	(777)	(766)
Proceeds from term borrowings, net	11,000	16,993	9,320
Proceeds from issuance of corporate obligated floating rate securities	—	8,000	—
Share repurchase program	(366)	—	—
Increase in deposit accounts	19,929	6,224	6,105

Net cash provided by financing activities	30,064	30,692	14,779

Net (decrease) increase in cash and cash equivalents	(3,714)	2,123	1,995
Cash and cash equivalents at beginning of year	8,731	6,608	4,613

Cash and cash equivalents at end of year	$5,017	$8,731	$6,608

See notes to consolidated financial statements.

UNION FINANCIAL BANCSHARES, INC.

UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Organization - Union Financial Bancshares, Inc. (“Union Financial”) is the bank holding company for Provident Community Bank, N.A., a national bank (“the Bank”), and Union Financial Statutory Trust I (the “Trust”) (collectively, the “Corporation”). The Bank, founded in 1934, offers a complete array of financial services through seven full service banking centers in four counties in South Carolina, including checking, savings, time deposits, individual retirement accounts (IRAs), investment services, and secured and unsecured consumer loans. The Bank originates and services home loans and provides financing for small businesses and affordable housing. Provident Financial Services (“PFS”) is a wholly-owned subsidiary of the Bank that provides investment brokerage services. The Trust is a statutory trust created under the laws of the state of Connecticut for the purpose of issuing trust preferred securities in a private placement conducted as part of a pooled offering.

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

Basis of Consolidation - The accompanying consolidated financial statements include the accounts of the Union Financial and its wholly owned subsidiaries, the Bank, the Trust and the Bank’s wholly owned subsidiary, PFS. All intercompany amounts and balances have been eliminated in consolidation.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand and amounts due from depository institutions, federal funds sold and short term, interest-bearing deposits. From time to time, the Corporation’s cash deposits with other financial institutions may exceed the FDIC insurance limits.

Investments and Mortgage-backed Securities - The Corporation accounts for investment securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. In accordance with SFAS 115, debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as “held to maturity” securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as “trading” securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held to maturity or trading securities are classified as “available for sale” securities and reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity. Transfers of securities between classifications will be accounted for at fair value. No securities have been classified as trading securities or as held to maturity.

Purchases and sales of securities are accounted for on a trade date basis. Premiums and discounts on debt securities are amortized or accreted as adjustments to income over the estimated life of the security using a

UNION FINANCIAL BANCSHARES, INC.

1. Summary of Significant Accounting Policies (Continued)

method approximating the level yield method. Gains or losses on the sale of securities are based on the specific identification method. The fair value of securities is based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans - Loans held for investment are recorded at cost. Mortgage loans consist principally of conventional one-to four-family residential loans and interim and permanent financing of non-residential loans that are secured by real estate. Commercial loans are made primarily on the strength of the borrower’s general credit standing, the ability to generate repayment from income sources and the collateral securing such loans. Consumer loans generally consist of home equity loans, automobile and other personal loans. In many lending transactions, collateral is taken to provide an additional measure of security. Generally, the cash flow or earning power of the borrower represents the primary source of repayment, and collateral liquidation serves as a secondary source of repayment. The Corporation determines the need for collateral on a case-by-case or product-by-product basis. Factors considered include the current and prospective credit worthiness of the customer, terms of the instrument and economic conditions.

The Corporation generally originates single-family residential loans within its primary lending area. The Corporation’s underwriting policies require such loans to be 80% loan to value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at the amount of unpaid principal, reduced by unearned discount and fees and an allowance for loan losses. Unearned interest on loans is amortized to income over the life of the loan, using the interest method. For all other loans, interest is accrued daily on the outstanding balances.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan’s yield. The Corporation is generally amortizing these amounts over the contractual life. Commitment fees and costs are generally based upon a percentage of a customers’s unused line of credit and are recognized over the commitment period when the likelihood of exercise is remote. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of the yield.

For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower’s financial condition is such that collection of interest is doubtful. Cash collections on impaired loans are credited to the loan receivable balance, and no interest income is recognized on those loans until the principal balance has been collected.

The Corporation determines a loan to be delinquent when payments have not been made accordingly to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent.

All interest accrued but not collected for loans that are placed on non accrual status or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowances for Estimated Losses - The Corporation maintains allowances for estimated loan losses and losses on real estate acquired in settlement of loans. Loss provisions are charged to income when, in the opinion of management, such losses for which no provision has been made are probable.

UNION FINANCIAL BANCSHARES, INC.

1. Summary of Significant Accounting Policies (continued)

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes in to consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgement about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that classified as either doubtful, substandard or special mention. For such loans that are also as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is impaired when its probable, based on current information events, the Corporation will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured on an individual basis for commercial and construction loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer residential loans for impairment disclosures.

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

Recovery of the carrying value of loans is dependent to some extent on the future economic environment and operating and other conditions that may be beyond the Corporation’s control. Unanticipated future adverse changes in such conditions could result in material adjustments to allowances (and future results of operation).

UNION FINANCIAL BANCSHARES, INC.

1. Summary of Significant Accounting Policies (continued)

Accounting for Impaired Loans - Impaired loans are accounted for in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan” SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical matter, at the loan’s observable market value or fair value of the collateral if the loan is collateral dependent. If the resulting value of the impaired loan is less than the recorded balance, the impairment must be recognized by creating a valuation allowance for the difference and recognizing a corresponding bad debt expense. The risk characteristics used to aggregate loans are collateral type, borrower’s financial condition and geographic location. SFAS No. 118, “Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures”, amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and requires additional disclosures about how a creditor recognizes interest income related to impaired loans.

The Corporation generally determines a loan to be impaired at the time management believes that it is probable that the principal and interest may be uncollectible. Management has determined that, generally, a failure to make a payment within a 90-day period constitutes a minimum delay or shortfall and does not generally constitute an impaired loan. However, management reviews each past due loan on a loan-by-loan basis and may determine a loan to be impaired prior to the loan becoming over 90 days past due, depending upon the circumstances of that particular loan. A loan is classified as a non accrual loan at the time management believes that the collection of interest is improbable, generally when a loan becomes 90 days past due. The Corporation’s policy for charge-off of impaired loans is on a loan-by-loan basis. At the time management believes the collection of interest and principal is remote, the loan is charged off. The Corporation’s policy is to evaluate impaired loans based on the fair value of the collateral. Interest income from impaired loans is recorded using the cash method.

At and for the years ended September 30, 2003 and 2002, impaired loans totaled $718,246 and $809,293 respectively, and the Corporation had recognized no interest income from impaired loans. The average balance in impaired loans was $763,769 in 2003 and $382,500 in 2002.

Office Properties and Equipment - Office properties and equipment are presented at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets. Estimated useful lives are 20-39 years for buildings and improvements and generally five to ten years for furniture, fixtures and equipment.

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

Securities Sold Under Agreements to Repurchase - The Corporation enters into sales of securities under agreements to repurchase. Fixed-coupon reverse repurchase agreements are treated as financings, with the obligations to repurchase securities sold being reflected as a liability and the securities underlying the agreements remaining as an asset. The securities are delivered by appropriate entry by the Corporation’s safekeeping agent to the counterparties’ accounts. The dealers may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Corporation substantially identical securities at the maturities of the agreements.

Federal Home Loan Bank Stock -The Bank, as a member institution of Federal Home Loan Bank (“FHLB”) of Atlanta, is required to own capital stock in the FHLB of Atlanta based generally upon the Bank’s balances of residential mortgage loans and FHLB advances. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. The Bank carries this investment at its original cost.

UNION FINANCIAL BANCSHARES, INC.

1. Summary of Significant Accounting Policies (continued)

Federal Reserve Bank Stock -The Bank, as a member institution of Federal Reserve Bank (“FRB”) is required to own capital stock in the FRB of based upon the Bank’s capital and surplus. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. The Bank carries this investment at its original cost.

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

Income Taxes - The Corporation accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under SFAS No. 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is established for deferred tax assets that may not be realized. Also, SFAS No. 109 eliminates, on a prospective basis, the exception from the requirement to record deferred taxes on tax basis bad debt reserves in excess of the base year amounts. The tax basis bad debt reserve that arose prior to the fiscal year 1988 (the base year amount) is frozen, and the book reserves at that date and all subsequent changes in book and tax basis reserves are included in the determination of deferred taxes.

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

Short-term borrowings - The carrying amounts of other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analysis based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

Long-term borrowings - The fair values of the Corporation’s long-term borrowings are estimated using discounted cash flow analysis based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

UNION FINANCIAL BANCSHARES, INC.

1. Summary of Significant Accounting Policies (continued)

Accrued interest - The carrying amounts of accrued interest approximate their fair values.

Off-balance-sheet instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties’ credit standings.

Stock-Based Compensation - The Corporation has adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The statement permits the Corporation to continue accounting for stock based compensation as set forth in Accounting Principles Board (“APB”) Opinion 25, Accounting for Stock Issued to Employees, provided the Corporation discloses the pro forma effect on net income and earnings per share of adopting the full provisions of SFAS 123. Accordingly, the Corporation continues to account for stock based compensation under APB Opinion 25 and has provided the required pro forma disclosures.

Per-Share Data - SFAS No. 128, “Earnings Per Share”, requires the dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding for the period. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of options outstanding under Union Financial’s stock option plan is reflected in diluted earnings per share by the application of the treasury stock method.

Intangible Assets - Intangible assets consist of core deposit premiums resulting from the Union Financial’s branch acquisitions in 1997 and 1999 and the excess of cost over the fair value of net assets resulting from the acquisition of South Carolina Community Bancshares, Inc. in 1999.

Goodwill and identified intangible assets with indefinite lives related to acquisitions are not subject to amortization. Other identified intangible assets are amortized over their estimated useful lives using methods that reflect the pattern in which the economic benefits are consumed.

Core deposit intangible assets are amortized to expense using the interest method over the estimated remaining lives of the interest bearing assets acquired.

The Corporation’s unamortized goodwill and other intangible assets are periodically reviewed to determine whether there have been any events or circumstances to indicate that the recorded amount is not recoverable from projected undiscounted net operating cash flows. If the projected undiscounted net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value, and when appropriate, the amortization period is also reduced.

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

Risks and Uncertainties - In the normal course of its business, the Corporation encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Corporation is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets.

UNION FINANCIAL BANCSHARES, INC.

1. Summary of Significant Accounting Policies (continued)

Credit risk is the risk of default on the Corporation’s loan portfolio that results from the borrowers’ inability or unwillingness to make contractually required payments. Credit risk also applies to investment securities and mortgage-backed securities should the issuer of the security be unable to make principal and interest payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Corporation and the valuation of investment securities.

The Corporation is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Corporation also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions resulting from the regulators’ judgments based on information available to them at the time of their examination.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods covered. Actual results could differ from those estimates and assumptions.

Reclassifications - Certain amounts in prior years’ financial statements have been reclassified to conform with current year classifications.

The Corporation has a stock option plan through which the Board of Directors may grant stock options to officers and employees to purchase common stock of the Corporation at prices not less than 100 % of the fair market value on the date of grant. The outstanding options expire ten years from the date of grant. The Corporation has elected the disclosure-only provision of SFAS No. 123, “Accounting for Stock-Based Compensation”. Accordingly, no compensation cost has been charged to operations. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method available under SFAS No. 123, the Corporation’s net income and net income per common share would have been reduced to the pro forma amounts indicated below:

	Years Ended September 30,
	2003	2002	2001
Net income (in thousands)
As reported	$1,859	$1,744	$1,343
Pro forma	1,805	1,698	1,301

Basic net income per common share
As reported	0.95	0.90	0.70
Pro forma	0.92	0.88	0.68

Diluted net income per common share
As reported	0.90	0.86	0.68
Pro forma	0.87	0.84	0.66

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants:

UNION FINANCIAL BANCSHARES, INC.

Dividend yield	4%
Expected volatility	25%
Risk-free interest rate	5%
Expected lives	10 years

2. Investment And Mortgage-backed Securities

	September 30, 2003
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Investment Securities:
U.S. Agency Obligations	$49,938	$—	$(1,342)	$48,596
Municipal Securities	21,715	619	—	22,334
Other	7,747	113	—	7,860

Total Investment Securities	79,400	732	(1,342)	78,790

Mortgage-backed Securities:

Fannie Mae	32,467	—	(58)	32,409
Ginnie Mae	1,746	61	—	1,807
Freddie Mac	37,846	—	(139)	37,707
Collateralized Mortgage Obligations	6,832	—	(107)	6,725

Total Mortgage-backed Securities	78,891	61	(304)	78,648

Total available for sale	$158,291	$793	$(1,646)	$157,438

	September 30, 2002
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Investment Securities:
U.S. Agency Obligations	$10,427	$172	$—	$10,599
Municipal Securities	14,041	556	—	14,597
Other	3,724	—	(7)	3,717

Total Investment Securities	28,192	727	(7)	28,913

Mortgage-backed Securities:
Fannie Mae	25,696	608	—	26,304
Ginnie Mae	25,522	376	—	25,898
Freddie Mac	32,618	457	—	33,075
Collateralized Mortgage Obligations	3,425	18	—	3,443

Total Mortgage-backed Securities	87,261	1,459	—	88,720

Total available for sale	$115,453	$2,186	$(7)	$117,633

UNION FINANCIAL BANCSHARES, INC.

2. Investment And Mortgage-backed Securities (continued)

The Corporation has no held to maturity securities at September 30, 2003 or September 30, 2002.

During the quarter ended June 30, 2002, management determined that a reclassification of the held to maturity securities was necessary in order to achieve certain interest rate risk management goals. This transfer was determined to be necessary due to the volatility in interest rates during the most recent 12-15 month period. Accordingly, management reclassified $9,500,000 (amortized cost) of mortgage-backed securities to available for sale in order to sell them and restructure the Corporation’s interest rate risk profile. In addition, management reclassified $8,500,000 (amortized cost) of additional securities as available for sale. This transfer was done to comply with the Financial Accounting Standards Board’s (FASB) position that following transfers of held to maturity securities for any purpose other than under unusual and unforeseen circumstances, any remaining held-to-maturity securities should be reclassified to available-for-sale. At the time of the reclassification, the net unrealized gain on the securities included in equity was $131,000.

Proceeds, gross gains and gross losses realized from the sales, calls and prepayments of available for sale securities were as follows for the years ended (in thousands):

	September 30,
	2003	2002	2001
Proceeds	$80,743	$46,110	$21,601

Gross gains	$652	$—	$114
Gross losses	—	(37)	—

Net gain (loss)on investment transactions	$652	$(37)	$114

The maturities of available for sale securities at September 30, 2003 are as follows (in thousands):

	Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$285	$288
Due after one year through five years	593	614
Due after five years through ten years	29,935	29,473
Due after ten years	127,478	127,063

Total investment and mortgage-backed securities	$158,291	$157,438

The mortgage-backed securities held at September 30, 2003 mature between one and thirty years. The actual lives of those securities may be significantly shorter as a result of principal payments and prepayments.

At September 30, 2003 and 2002, $40,635,000 and $24,063,000, respectively, of securities were pledged as collateral for certain deposits and borrowings.

At September 30, 2003, approximately $53,586,000 of mortgage-backed securities were adjustable rate securities. The adjustment periods range from monthly to annually and rates are adjusted based on the movement of a variety of indices.

Investments in collateralized mortgage obligations (“CMOs”) represent securities issued by agencies of the federal government. At September 30, 2003 approximately $6,832,000 was invested in CMOs.

UNION FINANCIAL BANCSHARES, INC.

3. Loans, Net

Loans receivable consisted of the following (in thousands):

	September 30,
	2003	2002
Residential real estate loans:
Fixed rate residential	$40,305	$63,859
Adjustable rate residential	15,342	24,887
Home equity loans	10,607	10,696
Construction loans	2,170	5,514

Total real estate loans	68,424	104,956

Commercial loans:
Commercial loans	58,364	34,905
Commercial lines of credit	15,867	12,660

Total commercial loans	74,231	47,565
Consumer loans:
Consumer and installment loans	14,383	14,709
Consumer lines of credit	455	479

Total consumer loans	14,838	15,188

Total loans	157,493	167,709

Less:
Undisbursed portion of interim construction loans	(1,392)	(3,204)
Loan discount unamortized	(1,448)	(1,685)
Allowance for loan losses	(1,842)	(1,371)
Net deferred loan origination costs	110	127

Total, net	$152,921	$161,576

Weighted-average interest rate of loans	6.46%	7.17%

Under OCC regulations, the Bank may not make loans to one borrower in excess of 15% of unimpaired capital. This limitation does not apply to loans made before August 9, 1989. At September 30, 2003, the Bank had loans outstanding to one borrower ranging up to $3,000,000.

Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees received from the investors as well as certain charges collected from the borrowers, such as late payment fees. Loans sold and serviced by the Corporation at September 30, 2003 and 2002 were approximately $22,391,000 and $45,805,000, respectively. In connection with these loans serviced for others, the Corporation held borrowers’ escrow balances of $310,000 at September 30, 2003 and $414,000 at September 30, 2002.

Adjustable rate residential real estate loans (approximately $15,342,000 and $24,887,000 at September 30, 2003 and 2002, respectively) are subject to rate adjustments annually and generally are adjusted based on movement of the Federal Home Loan Bank National Monthly Median Cost of Funds rate or the Constant Maturity Treasury index. The maximum loan rates can be adjusted is 200 basis points in any one year with a lifetime cap of 600 basis points.

UNION FINANCIAL BANCSHARES, INC.

3. Loans, Net (continued)

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

The amortization of servicing rights and excess servicing rights included in loan servicing fees amounted to $314,138, $350,371, and $281,729 in 2003, 2002, and 2001 respectively. The fair value of mortgage servicing rights at September 30, 2003 was approximately $165,000.

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

At September 30, 2003 and 2002, loans which are accounted for on a non-accrual basis or contractually past due ninety days or more totaled approximately $3,054,000 and $1,866,000, respectively. The amount the Corporation will ultimately realize from these loans could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrower’s ability to repay the loans. During the years ended September 30, 2003, 2002, and 2001, the Corporation recognized no interest income on loans past due 90 days or more, whereas, under the original terms of these loans, the Corporation would have recognized additional interest income of approximately $160,600, $111,500, and $90,000, respectively.

The changes in the allowance for loan losses consisted of the following (in thousands):

	Years Ended September 30,
	2003	2002	2001
Balance at beginning of year	$1,371	$1,080	$1,360
Provision for loan losses	725	990	240
(Charge-offs) recoveries, net	(254)	(699)	(520)

Balance at end of year	$1,842	$1,371	$1,080

Directors and officers of the Corporation are customers of the Corporation in the ordinary course of business. Loans of directors and officers have terms consistent with those offered to other customers. Loans to officers and directors of the Corporation are summarized as follows (in thousands):

	Years Ended September 30,
	2003	2002	2001
Balance at beginning of year	$1,301	$1,132	$1,545
Loans originated during the year	38	404	—
Loan repayments during the year	635)	(235)	(413)

Balance at end of year	$704	$1,301	$1,132

UNION FINANCIAL BANCSHARES, INC.

4. Office Properties And Equipment

Office properties and equipment consisted of the following (in thousands):

	September 30,
	2003	2002	2001
Land	$884	$884	$884
Building and improvements	4,729	4,439	4,409
Office furniture, fixtures and equipment	5,180	4,774	4,640

Total	10,793	10,097	9,933
Less accumulated depreciation	(4,427)	(3,574)	(2,729)

Office properties and equipment, net	$6,366	$6,523	$7,204

Depreciation expense was $1,048,000, $895,000 and $812,000 for September 30, 2003, 2002 and 2001.

5. Intangible Assets

The changes in intangible assets consisted of the following (in thousands):

	Years Ended September 30,
	2003	2002	2001
Balance at beginning of year	$5,643	$6,299	$7,042
Amortization/other	(636)	(656)	(743)

Balance at end of year	$5,007	$5,643	$6,299

6. Deposit Accounts

Deposit accounts at September 30, were as follows (in thousands):

	2003			2002
	Rate	Balance	%	Rate	Balance	%
Account Type
NOW accounts:
Commercial non interest-bearing		$9,637	4.38%		$10,144	5.06%
Noncommercial	0.75%	22,317	10.13%	1.34%	26,504	13.23%
Money market checking accounts	0.97%	11,356	5.15%	1.40%	7,832	3.91%
Regular savings	0.74%	16,141	7.33%	0.87%	15,464	7.72%

Total demand and savings deposits	0.66%	59,451	26.99%	1.00%	59,944	29.92%

Savings certificates:
Up to 3.00%		112,247	50.97%		69,678	34.79%
3.01% - 4.00%		18,220	8.27%		37,268	18.61%
4.01% - 5.00%		16,527	7.50%		21,684	10.82%
5.01% - 6.00%		5,425	2.46%		7,419	3.70%
6.01% - 7.00%		567	0.26%		2,356	1.17%
7.01% - 8.00%		256	0.12%		435	0.22%

Total savings certificates	2.47%	153,242	69.58%	3.22%	138,840	69.31%

Sweep accounts	0.77%	7,539	3.43%	1.75%	1,519	0.77%
Total deposit accounts	1.94%	$220,232	100.00%	2.54%	$200,303	100.00%

UNION FINANCIAL BANCSHARES, INC.

6. Deposit Accounts (continued)

As of September 30, 2003 and 2002, total deposit accounts include approximately $1,960,000 and $1,729,000, respectively, of deposits from the Corporation’s officers, directors, employees or parties related to them.

At September 30, 2003 and 2002, deposit accounts with balances of $100,000 and over totaled approximately $59,199,000 and $66,915,000, respectively.

Savings certificates by maturity were as follows (in thousands):

	September 30,
Maturity Date	2003	2002
Within 1 year	$103,684	$96,590
After 1 but within 2 years	33,148	21,224
After 2 but within 3 years	9,499	11,241
After 3 but within 4 years	4,905	4,570
Thereafter	2,006	5,215

Total savings certificates	$153,242	$138,840

Interest expense on deposits consisted of the following (in thousands):

	Years Ended September 30,
Account Type	2003	2002	2001
NOW accounts and money market deposit accounts	$277	$426	$724
Passbook and statement savings accounts	116	146	279
Certificate accounts	4,281	5,453	7,843
Early withdrawal penalties	(14)	(24)	(24)

Total	$4,660	$6,001	$8,822

7. Advances From The Federal Home Loan Bank And Other Borrowings

At September 30, 2003 and 2002, the Bank had $74,000,000 and $57,000,000, respectively, of advances outstanding from the FHLB. The maturity of the advances from the FHLB is as follows (in thousands):

	September 30,
	2003	Wtd Avg Rt	2002	Wtd Avg Rt
Contractual Maturity:
Within one year - fixed rate	$5,000	4.14%	$10,000	6.56%
Within one year - adjustable rate	8,500	1.18%	7,500	4.92%
After one but within three years - fixed rate	15,000	3.95%	5,000	4.14%
After three but within five years - adjustable rate	16,000	1.98%	—	—
Greater than five years - adjustable rate	29,500	4.66%	34,500	4.89%

Total Advances	$74,000	3.36%	$57,000	4.86%

UNION FINANCIAL BANCSHARES, INC.

7. Advances From The Federal Home Loan Bank And Other Borrowings (continued)

The Bank pledges as collateral to the advances their FHLB Stock, and has entered into a blanket collateral agreement with the FHLB whereby the Bank maintains, free of other encumbrances, qualifying mortgages (as defined) with unpaid principal balances equal to, when discounted at 50% to 75% of the unpaid principal balances, 100% of total advances. The amount of qualifying loans was $56,922,000 and $66,083,000, respectively, at September 30, 2003 and 2002.

8. Securities Sold Under Agreements to Repurchase

The Company had $11,000,000 and $17,000,000 borrowed under agreements to repurchase at September 30, 2003 and 2002, respectively. The amortized cost of the securities underlying the agreements to repurchase at September 30, 2003 was $12,456,000 and $17,128,000 at September 30, 2002. The maximum amount outstanding at any month end during fiscal 2003 was $17,000,000 and $17,000,000 for fiscal 2002. The average amount of outstanding agreements for fiscal 2003 was $16,655,000 and $15,586,000 for fiscal 2002.

9. Corporate Obligated Floating Rate Capital Securities

On November 14, 2001, the Corporation sponsored the creation of the Trust. The Corporation is the owner of all of the common securities of the Trust. On December 18, 2001, the Trust issued $8,000,000 in the form of floating rate capital securities through a pooled trust preferred securities offering. The proceeds from this issuance, along with the Corporation’s $248,000 capital contribution for the Trust’s common securities, were used to acquire $8,248,000 aggregate principal amount of the Corporation’s floating rate junior subordinated deferrable interest debentures due December 18, 2031 (the “Debentures”), which constitute the sole asset of the Trust. The interest rate on the Debentures and the capital securities is variable and adjustable quarterly at 3.60% over the three-month LIBOR, with an initial rate of 5.60%. A rate cap of 12.50% is effective through December 18, 2006. The Corporation has, through the Trust agreement establishing the Trust, the Guarantee Agreement, the notes and the related Debenture, taken together, fully irrevocably and unconditionally guaranteed all of the Trust’s obligations under the capital securities.

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

The Corporation has the right, at one or more times, to defer interest payments on the Debentures for up to twenty consecutive quarterly periods. All deferrals will end on an interest payment date and will not extend beyond December 18, 2031, the stated maturity date of the Debentures. If the Corporation defers interest payments on the Debentures, the Trust will also defer distributions on the capital securities. During any deferral period, each installment of interest that would otherwise have been due and payable will bear additional interest at the applicable distribution rate, compounded quarterly. The Corporation paid $415,000, in interest for the fiscal year ended September 30, 2003.

UNION FINANCIAL BANCSHARES, INC.

10. Income Taxes

Income tax expense (benefit) is summarized as follows (in thousands):

	For the Years Ended September 30,
	2003	2002	2001
Current	$912	$747	$1,829
Deferred	(341)	(189)	(1,108)

Total income taxes	$571	$558	$721

The provision for income taxes differed from amounts computed by applying the statutory federal rate of 34% to income before income taxes as follows (in thousands):

	For the Years Ended September 30,
	2003	2002	2001
Tax at federal income tax rate	$826	$783	$702
Increase (decrease) resulting from:
State income taxes, net of federal benefit	110	54	77
Interest on municipal bonds	(300)	(232)	(20)
Non-taxable life insurance income	(84)	(88)	(23)
Other, net	19	41	(15)

Total	$571	$558	$721

UNION FINANCIAL BANCSHARES, INC.

10. Income Taxes (continued)

The tax effects of significant items comprising the Corporation’s deferred taxes as of September 30, 2003 and 2002 are as follows (in thousands):

	September 30,
	2003	2002
Deferred tax assets:
Book reserves in excess of tax basis bad debt reserves arising after September 30, 1998	$751	$229
Book reserves and amortization in excess of tax on mortgage servicing rights	—	56
SFAS No. 115 mark to market adjustment	286	—
Difference between book and tax goodwill basis	154	211
Deferred Compensation	123	—
Other	75	20

Total deferred tax asset	1,389	516
Deferred tax liabilities:
SFAS No. 115 mark to market adjustment	—	758
Difference between book and tax property basis	244	245
Difference between book and tax Federal Home Loan Bank stock basis	100	100
Deferred loan fees	45	51
Tax mark to market adjustment on securities	55	83
Other	52	37

Total deferred tax liability	496	1,274

Net deferred tax asset (liability)	$893	$(758)

A deferred tax asset (liability) of $893,000 and ($758,000) at September 30, 2003 and 2002, is included in other liabilities in the balance sheet.

Retained earnings at September 30, 2003 includes approximately $1,636,000 representing pre-1988 tax bad debt base year reserve amounts for which no deferred income tax liability has been provided since these reserves are not expected to reverse until indefinite future periods and may never reverse. Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in qualifying loan levels relative to the end of 1987, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolutions, liquidations or redemption of the Bank’s stock.

The Corporation has been permitted under the Internal Revenue Code to deduct an annual addition to the tax reserve for bad debts in determining taxable income, subject to certain limitations. This addition may differ significantly from the bad debt expense for financial reporting purposes and was based on either 8% of taxable income (the “Percentage of Taxable Income”) or actual loan loss experience (the “Experience Method”) for the years prior to 1997. As a result of recent tax legislation, the Corporation will be required to recapture tax bad debt reserves in excess of pre-1988 based year amounts over a period of approximately six to eight years.

11. Employee Benefits

The Corporation has a contributory profit-sharing plan which is available to all eligible employees. Annual employer contributions to the plan consist of an amount which matches participant contributions up to a maximum of 5% of a participant’s compensation and a discretionary amount determined annually by the Corporation’s Board of Directors. The annual contributions to the pension plan will be 5% of a participant’s compensation. Employer expensed contributions to the plans were $183,000, $187,000, and $177,000 for the years ended September 30, 2003, 2002 and 2001, respectively.

12. Financial Instruments

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments are commitments to extend credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of involvements the Corporation has in particular classes of financial instruments.

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

UNION FINANCIAL BANCSHARES, INC.

12. Financial Instruments (continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment and income-producing commercial properties.

The Corporation had loan commitments as follows (in thousands):

	September 30,
	2003	2002
Fixed interest rate commitments to extend credit	$703	$768
Commitments to fund commercial and construction loans	1,392	3,204
Unused portion of credit lines (principally variable-rate consumer lines secured by real estate)	20,466	17,780

Total	$22,561	$21,752

The Corporation has no additional financial instruments with off-balance sheet risk.

The Corporation has not been required to perform on any financial guarantees during the past three years. The Corporation has not incurred any losses on its commitments in 2003, 2002 or 2001.

The estimated fair values of the Corporation’s financial instruments were as follows at September 30, 2003 (in thousands):

	September 30, 2003
	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$5,017	$5,017
Securities available for sale	157,438	157,438
Federal Home Loan Bank Stock, at cost	3,900	3,900
Federal Reserve Stock, at cost	539	539
Loans, net	152,921	158,594
Accrued interest receivable	1,927	1,927
Cash surrender value of life insurance	4,971	4,971

Financial liabilities
Deposits	$220,232	$220,230
Advances from FHLB and other borrowings	74,000	73,798
Securities sold under agreement to repurchase	11,000	11,125
Corporate obligated floating rate capital securities	8,000	8,058
Accrued interest payable	364	364

Off-balance-sheet assets (liabilities)
Commitments to extend credit	$(22,561)	$(22,561)

UNION FINANCIAL BANCSHARES, INC.

12. Financial Instruments (continued)

The estimated fair values of the Corporation’s financial instruments were as follows at September 30, 2002 (in thousands):

	September 30, 2002
	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$8,731	$8,731
Securities available for sale	117,633	117,633
FHLB Stock	2,900	2,900
Loans	161,576	166,106
Accrued interest receivable	1,728	1,728
Cash surrender value of life insurance	4,724	4,724

Financial liabilities
Deposits	$200,303	$206,188
Advances from FHLB and other borrowings	57,000	60,215
Securities sold under agreement to repurchase	17,000	17,959
Corporate obligated floating rate securities	8,000	8,111
Accrued interest payable	427	427

Off-balance-sheet asset (liabilities)
Commitments to extend credit	$(21,752)	$(21,752)

13. Supplemental Cash Flow Disclosures

	For the Years Ended September 30,
	2003	2002	2001
Cash paid for:
Income taxes	$488	$2,593	$476
Interest	$8,702	$9,775	$11,613
Non-cash transactions:
Loans foreclosed	$296	$366	$425
Unrealized gain (loss) on securities available for sale	$(853)	$2,179	$(280)

UNION FINANCIAL BANCSHARES, INC.

14. Commitments And Contingencies

Lease commitments - The Corporation leases certain Bank facilities under rental agreements that expires in 2018. Future minimum rental payments due under these leases are as follows:

Years Ended
2004	$163,344
2005	163,344
2006	163,344
2007	163,344
2008	163,344
Thereafter	$1,551,768

Total rent expense for the year ended September 30, 2003 and 2002 was $34,030 and $0, respectively.

Concentrations of Credit Risk - The Corporation’s business activity is principally with customers located in South Carolina. Except for residential loans in the Corporation’s market area, the Corporation has no other significant concentrations of credit risk.

Litigation - The Corporation is involved in legal actions in the normal course of business. In the opinion of management, based on the advice of its general counsel, the resolution of these matters will not have a material adverse impact on future results of operations or the financial position of the Corporation.

Potential Impact of Changes in Interest Rates - The Corporation’s profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most financial institutions, the Corporation’s interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. Management seeks to manage the relationships between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations. See “Asset and Liability Management”.

15. Stock Option Plans

A summary of the status of the plan as of September 30, 2003 and 2002, and changes during the years ending on those dates is presented below (all shares have been adjusted for the 3:2 stock split in February 1998 and the 5% stock dividend in February 1999):

Grant Date	Shares Granted	Average Exercise Price Per Share	Expiration Date	Earliest Date Exercisable
October, 1995	104,750	5.79	October, 2005	October, 1995
January, 1996	1,890	5.79	January, 2006	January, 1996
April, 1996	4,400	6.67	April, 2006	April, 1997
May, 1998	24,574	15.83	May, 2008	May, 1998
October, 2000	6,200	8.75	October, 2010	October, 2000
January, 2001	31,790	9.06	January, 2011	January, 2001
January, 2002	24,133	10.36	January, 2012	January, 2002
April, 2002	5,000	13.00	April, 2012	April, 2002

Total Shares Granted	202,737

UNION FINANCIAL BANCSHARES, INC.

15. Stock Option Plans (continued)

At September 30, 2003, the Corporation had the following options exercisable:

Fiscal Year	Range of exercise price	Weighted Average Remaining Contractual Life	Number Options Exercisable	Average Exercise Price
1995	$5.79	2 years	104,750	$5.79
1996	$5.79-$6.67	3.3 years	6,290	6.41
1998	$15.83	3.7 years	24,574	15.83
2000	$8.75	7 years	6,300	8.75
2001	$9.06-$10.36	7.7 years	47,777	9.50
2002	$13.00-$13.25	8.6 years	3,833	13.03

	$5.79-$13.25	5.4 years	193,524	$8.15

Options for the three previous fiscal years were exercised as follows (adjusted for stock splits and dividends):

For the Years Ended September 30,	Shares Exercised	Avg. Exercise Price Per Share
2003	19,889	$9.00
2002	23,605	$5.97
2001	200	$8.75

Stock options for 6,087 shares at an average price of $11.54 were forfeited during the year ended September 30, 2003. Stock options for 14,023 shares at an average price of $11.75 were forfeited during the year ended September 30, 2002. Stock options for 8,518 shares at an average price of $12.46 were forfeited during the year ended September 30, 2001. At September 30, 2003, 82,017 shares were available for grant and 202,737 options at an average price of $8.35 were outstanding.

16. Liquidation Account, Dividend Restrictions And Regulatory Matters

On August 7, 1987, the Bank completed its conversion from a federally chartered mutual association to a federally chartered stock association. A special liquidation account was established by the Bank for the pre-conversion retained earnings of approximately $3,718,000. The liquidation account is maintained for the benefit of depositors who held a savings or demand account as of the March 31, 1986 eligibility or the June 30, 1987 supplemental eligibility record dates who continue to maintain their deposits at the Bank after the conversion. In the event of a future liquidation (and only in such an event), each eligible and supplemental eligible account holder who continues to maintain his or her savings account will be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased in an amount proportionately corresponding to decreases in the savings account balances of eligible and supplemental eligible account holders on each subsequent annual determination date. Except for payment of dividends by the Bank to Union Financial and repurchase of the Bank’s stock, the existence of the liquidation account will not restrict the use or application of such net worth.

UNION FINANCIAL BANCSHARES, INC.

16. Liquidation Account, Dividend Restrictions And Regulatory Matters (continued)

The Bank is prohibited from declaring cash dividends on its common stock or repurchasing its common stock if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirement. In addition, the Bank is also prohibited from declaring cash dividends and repurchasing its own stock without prior regulatory approval if the total amount of all dividends and stock repurchases (including any proposed dividends and stock repurchases) for the applicable calendar year exceeds its current year’s net income plus its retained net income for the preceding two years.

Under present regulations of the Office of the Comptroller of the Currency (“OCC”), the Bank must have core capital (leverage requirement) equal to 4.0% of assets, of which 1.5% must be tangible capital, excluding intangible assets. The Bank must also maintain risk-based regulatory capital as a percent of risk weighted assets at least equal to 8.0%. In measuring compliance with capital standards, certain adjustments must be made to capital and total assets.

At September 30, 2003 and 2002, the Bank had the following actual and required capital amounts and ratios (in thousands):

	September 30, 2003
	Tangible Capital	Core Capital	Risk-Based Capital
Actual Capital	$33,166	$33,166	$33,166
Unrealized loss on available for sale securities	429	429	429
Goodwill and other intangible assets	(5,007)	(5,007)	(5,007)
Allowances for loan losses (1)	—	—	1,842

Total Adjusted capital	28,588	28,588	30,430
Minimum Capital Requirement	5,123	13,662	13,410

Regulatory Capital Excess	$23,465	$14,926	$17,020

Regulatory Capital Ratio	8.37%	8.37%	18.15%

	September 30, 2002
	Tangible Capital	Core Capital	Risk-Based Capital
Actual Capital	$32,743	$32,743	$32,743
Unrealized gain on available for sale securities	(1,421)	(1,421)	(1,421)
Goodwill and other intangible assets	(5,643)	(5,643)	(5,643)
Allowance for loan losses (1)	—	—	1,371

Total Adjusted capital	25,679	25,679	27,050
Minimum Capital Requirement	4,561	12,164	12,587

Regulatory Capital Excess	$21,118	$13,515	$14,463

Regulatory Capital Ratio	8.44%	8.44%	17.19%

(1)	Limited to 1.25% of risk-weighted assets

UNION FINANCIAL BANCSHARES, INC.

16. Liquidation Account, Dividend Restrictions And Regulatory Matters (Continued)

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a material adverse effect on the Corporation. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. As of the most recent regulatory examination, the Bank was in compliance with the regulatory capital requirements. There are no conditions or events that management believes have changed the Bank’s compliance with the guidelines since that examination.

17. Recently Issued Accounting Standards

The FASB recently issued new accounting standards that will affect accounting, reporting, and disclosure of financial information by the Corporation. Adoption of these standards is not expected to have a material impact on financial condition or results of operations. The following is a summary of the standards and their required implementation date:

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-based Compensation—Transition and Disclosure”, an amendment of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and Accounting Pronouncement Board (“APB”) Opinion No. 28, “Interim Financial Reporting”, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. The provisions of SFAS No. 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim period beginning after December 15, 2002. The Company has adopted the disclosure provisions of SFAS No. 148 which had no l impact on the financial condition or operating results of the Company.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 will not have a material impact on the financial condition or operating results of the Company.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances.) Many of those instruments were previously classified as equity. SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the financial condition or operating results of the Company.

In June 2003, the American Institute of Certified Public Accountants (“AICPA”) issued an exposure draft of a proposed Statement of Position (“SOP”), “Allowance for Credit Losses”. The proposed SOP addresses the recognition and measurement by creditors of the allowance for credit losses related to all loans, as that term is defined in SFAS No. 114, “Accounting by Creditors for Impairment of a Loan”. The proposed SOP provides that the allowance for credit losses reported on a creditor’s balance sheet should consist only of (1) a component for individual loan impairment recognized and measured pursuant to FASB Statement No. 114 and (2) one or more components of collective loan impairment recognized pursuant to FASB Statement No. 5, “Accounting for Contingencies”, and measured in accordance with the guidance in the proposed SOP. The provisions of the proposed SOP would be effective for financial statements for fiscal years beginning after December 15, 2003, with earlier application permitted. The effect of initially applying the provisions of the

UNION FINANCIAL BANCSHARES, INC.

17. Recently Issued Accounting Standards (continued)

proposed SOP would be reported as a change in accounting estimate. Comments on the exposure draft are due by September 19, 2003. The effect on the financial condition or operating results of the Company related to the adoption of this proposed SOP have not been determined, but would most likely be immaterial.

Additional accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

18. Union Financial Bancshares, Inc. Financial Information (Parent Corporation Only)

Condensed financial information for Union Financial is presented as follows (in thousands):

Condensed Balance Sheets

	September 30,
	2003	2002
Assets:
Cash and cash equivalents	$884	$2,235
Investment in subsidiary	33,166	32,743
Other	180	236

Total Assets	$34,230	$35,214

Liabilities and Shareholders’ Equity:
Accrued interest payable	$14	$16
Corporate obligated floating rate capital securities	8,000	8,000
Shareholders’ Equity	26,216	27,198

Total Liabilities and Shareholders’ Equity	$34,230	$35,214

Condensed Statements of Income

	For Years Ended September 30,
	2003	2002	2001
Equity in undistributed earnings of subsidiary	$2,399	$2,210	$1,440
Interest expense-trust preferred securities	(415)	(365)	—
Other expense, net	(125)	(101)	(97)

Net income	$1,859	$1,744	$1,343

Condensed Statements of Cash Flows

Operating Activities:

Net income	$1,859	$1,744	$1,343
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed earnings of subsidiary	(2,399)	(2,210)	(1,440)
(Increase) decrease in other assets	54	(134)	(67)

Net cash used in operating activities	(486)	(600)	(164)

Financing Activities:

Proceeds from issuance of trust preferred corporate obligations	—	8,000	—
Capital contribution to subsidiary	—	(5,000)	—
Dividends received from subsidiary	—	—	1,100
Dividend reinvestment plan contributions	110	111	118
Dividends paid	(788)	(777)	(766)
Share repurchase program	(366)	—	—
Proceeds from the exercise of stock options	179	141	2

Net cash provided by (used in) financing activities	(865)	2,475	454

Net increase (decrease) in cash and cash equivalents	(1,351)	1,875	290
Cash and cash equivalents at beginning of year	2,235	360	70

Cash and cash equivalents at end of year	$884	$2,235	$360

UNION FINANCIAL BANCSHARES, INC.

BOARD OF DIRECTORS

UNION FINANCIAL BANCSHARES AND SUBSIDIARIES

Mason G. Alexander	Carl L. Mason
Director, Mid-South Management Company	Chairman
Retired
James W. Edwards
Dean of Academics, USC-Union	Dwight V. Neese
President and Chief Executive Officer
William M. Graham	Provident Community Bank
Owner, Graham’s Flowers
Philip C. Wilkins, DMD
Louis M. Jordan	Dentist
President, Jordan’s Ace Hardware, Inc.

LEADERSHIP GROUP

PROVIDENT COMMUNITY BANK

Carolyn H. Belue	Dwight V. Neese
Vice President	President
Operational Administration Manager	Chief Executive Officer

Edward A. Brock	Lud W. Vaughn
Senior Vice President	Executive Vice President
York County Regional Executive	Chief Credit Officer

Richard H. Flake	Wanda J. Wells
Executive Vice President	Senior Vice President & Corporate Secretary
Chief Financial Officer	Shareholder Relations Officer

Lisa G. Morris	Gerald B. Wyatt
Vice President	Vice President
Human Resource Manager	Business Manager Director

UNION FINANCIAL BANCSHARES, INC.

CORPORATE INFORMATION

Common Stock Information

Union Financial Bancshares, Inc.’s common stock is quoted on the Nasdaq National Market under the symbol UFBS. As of September 30, 2003, there were 775 shareholders of record and 1,965,103 shares of common stock issued and outstanding. The following table contains the range of high and low bid information of Union Financial’s common stock as reported by the Nasdaq Stock Market and per share dividend as declared during each quarter of the last two fiscal years. See Note 16 to the financial statements for information regarding certain limitations imposed on the Bank’s ability to pay cash dividends to the holding company.

	High	Low	Dividend
Fiscal 2003
Fourth Quarter	$18.45	$16.75	$.100
Third Quarter	$17.19	$14.44	$.100
Second Quarter	$15.85	$13.51	$.100
First Quarter	$13.72	$12.29	$.100

	High	Low	Dividend
Fiscal 2002
Fourth Quarter	$13.88	$12.85	$.100
Third Quarter	$14.00	$10.60	$.100
Second Quarter	$11.23	$10.25	$.100
First Quarter	$10.60	$10.00	$.100

Dividend Reinvestment Plan

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

Annual Meeting of Shareholders

The Annual Meeting of Shareholders will convene at the Main Street Auditorium of the University of South Carolina, Union Campus, Union, South Carolina on January 28, 2004 at 2:00 p.m.

Additional Information

If you are receiving duplicate mailings of shareholder reports due to multiple accounts, we can consolidate the mailings without affecting your account registration. To do this, or for additional information, contact our Shareholder Relations Officer at the corporate address shown below.

UNION FINANCIAL BANCSHARES, INC.

Corporate Offices

203 West Main Street

Union, South Carolina 29379

(888) 427-9002

Transfer Agent

Registrar & Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

(800) 456-0596

Independent Certified Public Accountants

Elliott Davis, LLC

200 East Broad Street

Greenville, SC 29601

Special Counsel

Muldoon Murphy & Faucette LLP

5101 Wisconsin Avenue, N.W.

Washington, D.C. 20016

General Counsel

Nelson Mullins Riley & Scarborough

104 South Main Street, Suite 900

Greenville, South Carolina 29601

Shareholder Relations Officer

Wanda J. Wells

Union Financial Bancshares, Inc.

203 West Main Street

Union, SC 29379

(864) 429-1861

Website

www.providentonline.com

UNION FINANCIAL BANCSHARES, INC.