Form 10KSB, Exhibit 13
period 2004-12-31
UNION FINANCIAL BANCSHARES INC
filed 2005-03-22
CIK 926164

Exhibit 13.0

Union Financial Bancshares, Inc.

2004 Supplemental Annual Report

Business

Union Financial Bancshares, Inc. (“Union Financial”) is the bank holding company for Provident Community Bank, N.A., (the “Bank”). Union Financial engages in no significant activity other than holding the stock of the Bank and engaging in certain passive investment activities. Union Financial, and the Bank are collectively referred to as the “Corporation” in this annual report.

The Bank is a national bank headquartered in Union, South Carolina. The Bank, originally chartered in 1934, is a member of the Federal Home Loan Bank System (“FHLB”). Its deposits are insured to the maximum limits allowable by the Federal Deposit Insurance Corporation (“FDIC”).

The business of the Bank consists primarily of attracting deposits from the general public and originating loans on properties located in South Carolina. The Bank originates consumer and commercial loans, commercial real estate loans, construction loans, and residential mortgage loans, invests in federal government and agency obligations and purchases fixed and variable rate mortgage participation certificates. The principal sources of funds for the Bank’s lending and investing activities include deposits received from the general public, advances from the FHLB and other borrowings. The Bank’s principal expenses are interest paid on deposit accounts and other borrowings and expenses incurred in the operation of the Bank. The Bank’s operations are conducted through its main office and six full-service banking centers, all of which are located in the upstate area of South Carolina.

SELECTED FINANCIAL AND OTHER DATA

Operations Data:

	Year Ended December 31,	Three Months Ended December 31,	Years Ended September 30,
	2004	2003	2003	2002	2001	2000
	(In Thousands - Except Share and Per Share Amounts)
Interest income	$16,952	$3,787	$16,924	$18,361	$19,018	$18,555
Interest expense	(7,246)	(2,305)	(8,702)	(9,775)	(11,613)	(11,175)

Net interest income	9,706	1,482	8,222	8,586	7,405	7,380
Provision for loan losses	(1,250)	(725)	(725)	(990)	(240)	(225)

Net interest income after provision for loan losses	8,456	757	7,497	7,596	7,165	7,155
Other income	2,583	(283)	2,211	1,308	1,149	2,580
Other expense	(8,162)	(2,326)	(7,278)	(6,602)	(6,250)	(6,352)

Income (loss) before income taxes	2,877	(1,852)	2,430	2,302	2,064	3,383
Income tax (expense) benefit	(721)	642	(571)	(558)	(721)	1,190)

Net income (loss)	$2,156	($1,210)	$1,859	$1,744	$1,343	$2,193

Net income (loss) per common share (Basic)	$1.10	($0.62)	$0.95	$0.90	$0.70	$1.18

Net income (loss) per common share (Diluted)	$1.05	($0.62)	$0.90	$0.86	$0.68	$1.16

Dividends paid per common share	$0.40	$0.10	$0.40	$0.40	$0.40	$0.40
Weighted average number of common shares outstanding (Basic)	1,957,760	1,967,217	1,963,775	1,939,084	1,918,431	1,855,706
Weighted average number of common shares outstanding (Diluted)	2,044,137	1,967,217	2,056,579	2,030,040	1,971,611	1,898,494

Financial Condition:

	At December 31 ,		At September 30,
	2004	2003	2003	2002	2001	2000
	(Dollars Thousands)
Total amount of:
Assets	$351,598	$331,884	$341,704	$310,968	$277,752	$260,564
Cash and cash equivalents	13,197	28,702	3,290	7,385	5,694	4,500
Investment securities	104,598	77,183	78,790	28,913	24,170	19,432
Mortgage-backed securities	38,896	46,606	78,648	88,720	64,947	47,460
Loans (net)	171,094	154,501	152,921	161,576	158,063	167,807
Deposits	227,589	223,131	220,232	200,303	194,079	187,974
Advances from Federal Home Loan Bank and other borrowings	63,500	68,500	74,000	57,000	46,007	47,687
Securities sold under agreement to repurchase	24,000	5,000	11,000	17,000	11,000	—
Floating rate junior subordinated deferrable interest debentures	8,247	—	—	—	—	—
Corporate obligated floating rate capital securities	—	8,000	8,000	8,000	—	—
Shareholders’ equity	26,019	25,507	26,216	27,198	24,376	21,924
Number of:
Real estate loans outstanding	898	1,070	1,147	1,503	1,783	2,216
Deposit accounts	19,567	19,449	19,557	19,506	20,499	22,418
Banking centers	7	7	7	6	6	7

Other Selected Data:

	Year Ended December 31, 2004	Years Ended September 30,
		2003	2002	2001	2000
Interest rate spread during the year	2.94%	2.56%	2.97%	2.98%	3.02%
Net yield on average interest- earning assets	2.96%	2.63%	3.08%	3.08%	3.10%
Return on average assets	0.61%	0.55%	0.59%	0.51%	0.85%
Return on average shareholders’ equity	8.40%	6.64%	7.06%	6.03%	10.92%
Dividend payout ratio	36.32%	42.29%	44.55%	57.03%	26.13%
Operating expense to average assets	2.14%	2.17%	2.22%	2.39%	2.44%
Ratio of average shareholders’ equity to average assets	7.28%	8.34%	8.31%	8.50%	7.78%

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

The Corporation believes the allowance for loan losses is a critical accounting policy that requires significant judgments and estimates used in the preparation of consolidated financial statements. Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on the nature and volume of the loan portfolio, overall portfolio quality, delinquency levels, a review of specific problem loans, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. A portion of the allowance is established by segregating the loans by residential mortgage, commercial and consumer loans and assigning allocation percentages based on historical loss experience and delinquency trends. The applied allocation percentages are reevaluated annually to ensure their relevance in the current economic environment. Accordingly, increases in the size of the loan portfolio and the increased emphasis on commercial real estate and commercial business loans, which carry a higher degree of risk of default and, thus, a higher allocation percentage, increases the allowance. Additionally, a portion of the allowance is established based on the level of specific classified assets.

Although the Corporation believes that it uses the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, will periodically review the Corporation’s allowance for loan losses. Such agency may require the Corporation to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. See notes 1 and 3 to the notes to financial statements included in this annual report for a detailed description of the Corporation’s estimation process and methodology related to allowance for loans losses.

Forward-Looking Statements

Management’s Discussion and Analysis of Financial Condition and Results of Operations and other portions of this report contain certain “forward-looking statements” concerning the future operations of the Corporation. Management desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing the Corporation of the protections of such safe harbor with respect to all “forward-looking statements” contained in the Annual Report. The Corporation has used “forward-looking statements” to describe future plans and strategies. Forward looking statements are generally preceded by such terms as “expects,” “believes,” “anticipates,” “intends” and similar expressions. Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the Corporation’s market area and the country as a whole, the ability of the Corporation to control costs and expenses, the products and pricing of its competitors, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the “forward-looking statements” and undue reliance should not be placed on such statements. Except as required by applicable law and regulation, the Corporation does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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

The Corporation’s Asset/Liability Committee makes pricing and marketing decisions on deposit and loan products in conjunction with managing the Corporation’s interest rate risk. In addition, the Asset/Liability Committee reviews the Bank’s securities portfolio, FHLB advances and other borrowings as well as the Bank’s asset and liability policies.

At December 31, 2004, the Corporation had more interest-rate sensitive assets than liabilities that would reprice over the next twelve months. For the year ended December 31, 2004, the average balance of the loan portfolio increased $3.8 million while the average balance of investment and mortgage-backed securities increased $14.9 million. The higher amount of investment and mortgage-backed securities as a percentage of total assets, which carry a lower yield than loans, resulted in the average yield on interest-earning assets declining. However, due to the Corporation’s focus on lower cost demand deposit accounts, overall funding costs decreased at a faster rate than the decline in yield on earning assets, resulting in a higher interest rate spread. The Corporation expects that its loan portfolio will continue to increase in the future, resulting in a larger yield in a rising interest rate environment. The Corporation continues to work to shorten the average life of its assets through the origination of shorter-term variable-rate consumer and commercial loans and the decline in originations of longer-term fixed-rate real estate loans and to extend the term on its liabilities in an effort to provide a better match of repricing for interest earning assets and interest bearing liabilities. The Corporation has established policies and monitors results to control interest rate sensitivity. Although the Corporation utilizes measures such as static gap, which is simply the measurement of the difference between interest-sensitive assets and interest-sensitive liabilities repricing for a particular time period, just as important a process is the evaluation of how particular assets and liabilities are impacted by changes in interest rates or selected indices as they reprice. Asset/liability modeling techniques are utilized by the Corporation to assess varying interest rate and balance sheet mix assumptions.

The primary objective of Asset/Liability management at the Corporation is to manage interest rate risk and achieve reasonable stability in net interest income throughout interest rate cycles in order to maintain adequate liquidity. This is achieved by maintaining the proper balance of rate-sensitive earning assets and rate-sensitive costing liabilities. The relationship of rate-sensitive earning assets to rate-sensitive costing liabilities is the principal factor in projecting the effect that fluctuating interest rates will have on future net interest income. Rate-sensitive assets and interest-bearing liabilities are those that can be repriced to current market rates within a relatively short time period. Management monitors the rate sensitivity of earning assets and interest-bearing liabilities over the entire life of these instruments, but places particular emphasis on the first year. At December 31, 2004, approximately 64% of the Corporation’s interest-earning assets were scheduled to reprice or to mature within one year compared to approximately 50% of interest-bearing liabilities.

The following table shows the Corporation’s rate-sensitive position at December 31, 2004 as measured by gap analysis (the difference between the interest-earning asset and interest-bearing liability amounts scheduled to be repriced to current market rates in subsequent periods). Over the next twelve months approximately $49 million more interest-earning assets than interest-bearing liabilities can be repriced to current market rates at least once. As a result, at December 31, 2004, the ratio of rate-sensitive assets to rate-sensitive liabilities within the one-year time frame was 130%, indicating an “asset-sensitive” position. Corporations in an asset sensitive position would expect rising interest rates to have a positive impact on net interest income and falling interest rates to have a negative impact.

The following table sets forth the Corporations interest sensitivity position as of December 31, 2004.

Interest Sensitivity Analysis

(dollars in thousands)

	Within 12 Months	1-5 Years	Over 5 Years	Total
INTEREST-EARNING ASSETS
Investment Securities	$85,694	$28,731	$44,741	$159,166
Loans	126,491	33,386	12,015	171,892

Total interest-earning assets	212,185	62,117	56,756	331,058

INTEREST-BEARING LIABILITIES
Deposits	130,148	85,364	12,077	227,589
Other Borrowings	25,000	40,500	22,000	87,500
Floating rate junior subordinated deferrable interest debentures	8,247	—	—	8,247

Total interest-bearing liabilities	$163,395	$125,864	$34,077	$323,036

Interest sensitive gap	$48,590	($63,747)	$22,679
Cumulative interest sensitive gap	$48,590	($15,157)	$7,522
RSA/RSL	130%

Management is not aware of any known events or uncertainties that will have or are reasonably likely to have a material effect on the Corporation’s liquidity, capital resources or results of operations. Management is not aware of any current recommendations by the regulatory authorities, which if they were to be implemented, would have a material effect on the Corporation’s liquidity, capital resources or results of operations.

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

	At December 31, 2004	Year Ended December 31, 2004	Three Months Ended December 31,	Years Ended September 30,
			2003	2003	2002
Average yield on earnings assets:
Loans	6.54%	6.49%	6.36%	6.94%	7.58%
Investments (1)	3.88%	3.87%	3.10%	3.95%	5.47%
Mortgage-backed securities	4.23%	3.93%	3.56%	3.78%	4.52%
Total interest-earning assets	5.30%	5.18%	4.83%	5.41%	6.58%

Less:
Average rate paid on deposits	1.87%	1.77%	1.86%	2.25%	3.06%
Average rate paid on borrowings	3.07%	3.23%	5.84%	4.13%	5.04%
Average Cost of Funds	2.23%	2.24%	2.98%	2.85%	3.61%

Average interest rate spread	3.07%	2.94%	1.85%	2.56%	2.97%

Net yield on average interest-earning assets	3.16%	2.96%	1.89%	2.63%	3.08%

(1)	Includes investment securities, federal funds sold, interest-bearing time deposits, overnight interest-bearing deposits, Federal Home Loan Bank stock and Federal Reserve stock.

Rate/Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense of the Corporation for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by prior rate) and (2) changes in rate (changes in rate multiplied by prior volume). The net change attributable to the combined impact of rate and volume has been allocated to rate and volume variances consistently on a proportionate basis.

	Years Ended December 31 2004 vs. September 30, 2003			Years Ended September 30, 2003 vs. 2002
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in Thousands)
Change in interest income:
Loans	$199	($714)	($515)	($593)	($1,011)	($1,604)
Mortgage-backed securities	(1,168)	45	(1,123)	312	(1,334)	(1,022)
Investments	1,692	(25)	1,667	1,617	(428)	1,189

Total interest income	723	(694)	29	1,336	(2,773)	(1,437)

Change in interest expense:
Deposits	306	(1,063)	(757)	343	(1,684)	(1,341)
Borrowings and other	237	(935)	(698)	1,157	(889)	268

Total interest expense	543	(1,998)	(1,455)	1,500	(2,573)	(1,073)

Change in net interest income	$180	$1,304	$1,484	($164)	($200)	($364)

Results of Operations

Comparison of Years Ended December 31, 2004 and September 30, 2003

Net income increased $297,000 or 15.98% from $1,859,000 for the twelve months ended September 30, 2003 to $2,156,000 for the twelve months ended December 31, 2004. Earnings per share were $1.10 per share (basic) and $1.05 per share (diluted) for the year ended December 31, 2004 compared to $.95 per share (basic) and $.90 per share (diluted) for the year ended September 30, 2003.

Interest Income

Total interest income increased $28,000, or 0.17%, from $16,924,000 in fiscal 2003 to $16,952,000 in fiscal 2004. Interest income on loans decreased $515,000, or 4.72%, from $10,914,000 in year 2003 to $10,399,000 in year 2004 due primarily to declining market interest rates along with higher loan originations in variable and prime-based loan products. The Corporation’s continued focus on variable and prime-based lending resulted in net growth in consumer/commercial loans of 20.55% while net residential mortgage loans declined 3.76%. Interest income on investment and mortgage-backed securities increased $543,000, or 9.03%, from $6,010,000 in fiscal 2003 to $6,553,000 in fiscal 2004. The increase was due primarily to increased investments in government agency securities, offset by lower volumes of mortgage-backed securities.

Interest Expense

Interest expense decreased 16.73% to $7,246,000 for fiscal 2004 from $8,702,000 for fiscal 2003. Interest expense decreased $757,000 for deposits and decreased $699,000 for other borrowings and floating rate junior subordinated deferrable interest debentures. Interest expense for deposits decreased due primarily to lower deposit rates from a declining interest rate environment. In addition, the Corporation increased lower-cost transaction account balances by 29.0% while traditional higher-cost certificate of deposit account balances decreased 4.68%. The overall increase in deposits was primarily from the Rock Hill, South Carolina banking center that was established in late 2003. Interest expense on other borrowings decreased due to lower interest rates during the year, offset by a higher level of borrowings that were utilized to fund growth.

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

Each category is risk rated for all loans including performing groups. The weight assigned to each performing group is developed from a three-year historical average loan loss experience ratio and as the loss experience changes, the category weight is adjusted accordingly. In addition to loan loss experience, management’s evaluation of the loan portfolio includes the market value of the underlying collateral, growth and composition of the loan portfolio, delinquency trends and economic conditions. Management evaluates the carrying value of loans periodically, and the allowance for loan losses is adjusted accordingly. The increased provision reflects the Corporation’s continued movement from longer term, fixed rate residential loans to shorter term, floating rate consumer and commercial loans. Consumer and commercial loans carry higher risk weighted rates in the reserve calculation as compared to residential mortgage loans. The provision for loan losses increased from $725,000 in fiscal 2003 to $1,250,000 in fiscal 2004. The net allowance for loan losses increased $184,000 to $2,026,000 as of December 31, 2004 compared to $1,842,000 as of September 30, 2003. Non-performing loans decreased $2,304,000 from $3,054,000 at September 30, 2003 to $750,000 at December 31, 2004. At December 31, 2004, impaired loans totaled $197,000 compared to $718,000 at September 30, 2003.

The Corporation experienced bad debt charge-offs, net of recoveries, of approximately $1,607,000 in the year ended December 31, 2004 compared to $254,000 for the year ended September 30, 2003. The bad debt charge-offs for the current year included approximately $1,306,000 from three commercial loans that were charged off after the loans were determined to be uncollectible. The allowance for loan losses to total loans at December 31, 2004 was 1.18% compared to 1. 19% at September 30, 2003. The allowance for loan losses to non-performing loans at December 31, 2004 was 270.13% compared to 60.32% at September 30, 2003.

Non-Interest Income

Non-interest income increased 1.97% to $2,583,000 for the year ended December 31, 2004 from $2,533,000 for the year ended September 30, 2003. Service charges and fees increased $305,000 to $2,399,000, primarily due to higher fees for financial services related to checking account products along with the growth of the Rock Hill banking center that was opened in the third quarter of 2003. Loan servicing fee income increased $277,000 to $65,000 for the year ended December 31, 2004 from $(212,000) for the year ended September 30, 2003. The increase in loan servicing fees was due to the amortization of servicing expense with all costs being fully amortized in the previous year.

Mortgage banking fees from the gain on sale of loans for the year ended December 31, 2004 was $95,000 compared to $40,000 for the year ended September 30, 2003 as the Corporation sold $10,215,000 in fixed rate mortgage loans during the year as part of its interest rate risk strategies. The sales represent loans funded and sold through a third party on a servicing released basis. Gain on sale of investments was $24,000 for the year ended December 31, 2004 compared to $611,000 for the year ended September 30, 2003. The gain on sale of investments for the previous year was the result of the sale of investments with higher interest rate sensitivity, which helped to improve the interest rate risk exposure for the Corporation.

Non-Interest Expense

Non-interest expense increased 7.39% to $8,162,000 for the year ended December 31, 2004 from $7,600,000 for the year ended September 30, 2003. On June 16, 2003, the Corporation opened its York County regional banking center and, therefore, expense categories for 2004 reflect additions for the new banking center. Compensation and employee benefits increased 9.20%, or $317,000, from the year ended September 30, 2003 compared to the year ended December 31, 2004 due primarily to the staff additions for the new branch. Occupancy and equipment expenses increased 6.17%, or $118,000, to $2,032,000 for the year ended December 31, 2004 from $1,914,000 for the year ended September 30, 2003 due to higher rent expense for the new branch. Professional services expense decreased 18.57%, or $70,000, from the year ended September 30, 2003 to the year ended December 31, 2004 due to lower legal expense as a result of the previous year costs including expenses for the Corporation’s conversion to a national bank charter. Advertising and public relations expense decreased 23.11%, or $49,000, from the year ended September 30, 2003 to the year ended December 31, 2004 due to the previous year promotional costs incurred related to the new banking center opening. Real estate operations costs increased $77,000, or 132.76%, to $135,000 for the twelve months ended December 31, 2004 from $58,000 for the twelve months ended September 30, 2003, due to higher disposition costs associated with foreclosed real estate properties. Items processing expense increased $28,000, or 12.56%, to $251,000 for the twelve months ended December 31, 2004 from $223,000 for the twelve months ended September 30, 2003, due to an increase in demand accounts. Telephone expense increased $26,000, or 21.31%, to $148,000 for the twelve months ended December 31, 2004 from $122,000 for the year ending September 30, 2003 due primarily to the new branch opening. Other operating expense increased 20.38%, or $118,000, for the year ended December 31, 2004 compared to the year ended September 30, 2004 due primarily to higher general expenses that resulted from the new branch opening in York County.

Income Tax Expense

The effective income tax rate for the Corporation was 25.06% for the twelve month period ended December 31, 2004 compared to 23.50% for the year ended September 30, 2003. The increase was due to the higher level of taxable versus to non-taxable income for the year ended December 31, 2004 compared to the year ended September 30, 2003.

Comparison of Three Months Ended December 31, 2003 and December 31, 2002

General

In conjunction with the change from a thrift to a commercial banking charter that was granted on July 27, 2003, the Board of Directors of Union Financial Bancshares, Inc. on October 21, 2003, changed the fiscal year end of the Corporation from September 30 to December 31, effective December 31, 2003. Accordingly, the consolidated condensed financial statements are presented for the transition period from October 1, 2003 to December 31, 2003.

During the three months ended December 31, 2003, the Corporation initiated a balance sheet restructuring that was designed to increase the net interest margin and enhance future earnings. The restructuring included the sale of $31.3 million in low yielding mortgage backed securities that resulted in a pretax loss of $700,000 and the prepayment of a $5 million, 6.25% Federal Home Loan advance with two years remaining that carried a $381,000 penalty. The purpose of the restructuring was to lessen exposure to interest rate risk. Primarily as a result of the Bank’s balance sheet restructuring, the Corporation recorded a net loss of $1,210,000 for the three months ended December 31, 2003.

Interest Income

Interest income decreased $540,000, or 12.48%, for the three months ended December 31, 2003 as compared to the same period in 2002. Interest income on loans decreased by 16.33%, or $475,000, due primarily to declining market interest rates along with a smaller average balance of loans. Interest and dividends on investment and mortgage-backed securities decreased $80,000, or 5.66%, due primarily to the balance sheet restructuring during the period where approximately $31 million in mortgage-backed securities with a weighted average yield of 2.28% were sold at a pretax loss of $700,000 and reinvested in mortgage-backed and agency securities with a weighted average yield of approximately 4%.

Interest Expense

Interest expense increased $22,000, or 0.96%, for the three months ended December 31, 2003 as compared to the three months ended December 31, 2002. As part of the balance sheet restructuring that occurred during the three months ended December 31, 2003, the Corporation prepaid a Federal Home Loan Bank advance that carried a $381,000 penalty. Interest expense on deposit accounts decreased $198,000, or 16.11%, to $1,031,000 for the three months ended December 31, 2003 as the Corporation continued to move toward lower cost demand deposit accounts from traditional thrift higher cost certificate of deposits. Interest expense on borrowings increased $233,000, or 24.76%, due primarily to the prepayment penalty of $381,000 partially offset by lowering borrowing costs.

Provision for Loan Loss

During the three months ended December 31, 2003, the provision for loan losses was $725,000 as compared to $180,000 for the same period in the previous year due to higher non-accrual loans, an increase in classified assets and the Corporation’s continued movement from longer term, fixed rate residential mortgage loans to shorter term, floating rate consumer and commercial loans. Consumer and commercial loans carry higher risk weighted rates in the reserve calculation as compared to residential mortgage loans. Management believes the Corporation’s loan loss allowance is adequate to absorb probable loan losses inherent in the portfolio. The Corporation’s loan loss allowance at December 31, 2003 was approximately 1.51% of the Corporation’s outstanding loan portfolio and 80.85% of non-performing loans compared to .93% of the Corporation’s outstanding loan portfolio and 68.32% of non-performing loans at December 31, 2002.

Non-Interest Income

Total non-interest income decreased $859,000, or 195.23%, to ($419,000) for the three months ended December 31, 2003 compared to $440,000 for the three months ended December 31, 2002 due primarily to a loss on the sale of securities of $700,000. Fees from financial services decreased $24,000, or 5.37%, due primarily to a reduction in service charge income for the quarter. Loan servicing costs increased $75,000, or 111.94%, for the three months ended December 31, 2003 due to higher loan prepayment speeds. In addition, the Corporation expensed the remaining servicing rights during the period as part of its transition from a traditional thrift to a commercial bank. The loss on sale of investments of $700,000 for the three months ended December 31, 2003 was part of the balance sheet restructuring that occurred during the period.

Non-Interest Expense

For the three months ended December 31, 2003, total non-interest expense increased $495,000, or 29.20% compared to the same period of the prior year. On June 16, 2003, the Corporation opened the new York County regional banking center and therefore, expense categories reflect additions for the new banking center. Compensation and employee benefits increased $232,000, or 30.97%, for the three month period due primarily to staff additions resulting from the new branch opening. Occupancy and equipment expense increased $110,000, or 27.03%, for the three months ended December 31, 2003 due to higher depreciation and rent expense due to the new office. Professional services expense decreased $20,000, or 17.86%, due to lower legal expenses as a result of previous year costs incurred from the Bank’s charter change to a national bank charter. Advertising expense increased $36,000, or 85.71%, for the three months ended December 31, 2003 due to ongoing promotional cost incurred related to the new banking center opening. Real estate operations costs increased $48,000, or 228.57%, for the three months ended December 31, 2003 due to higher disposition costs associated with foreclosed real estate properties. Other expense increased $92,000, or 46.94%, for the three months ended December 31, 2003 due primarily to higher telephone, office supplies, and postage expense that resulted from the new office opening in York County.

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

Provision for Loan Loss

The provision for loan losses decreased from $990,000 in fiscal 2002 to $725,000 in fiscal 2003, which reflected in part the net decrease in the loan portfolio of $8,655,000, or 5.36%, from September 30, 2002 to September 30, 2003 and a reduction in net charge-offs. The allowance for loan losses, net, increased $471,000 to $1,842,000 at September 30, 2003 compared to $1,371,000 at September 30, 2002. Non-performing loans increased $1,188,000 from $1,866,000 at September 30, 2002 to $3,054,000 at September 30, 2003. The net increase for fiscal 2003 included one loan of $1,087,000 that is well secured by commercial real estate and improvements. At September 30, 2003 and 2002, impaired loans totaled $718,246 and $809,293 respectively. See Note 3 of consolidated financial statements for an analysis of loans.

The Corporation experienced bad debt charge-offs, net of recoveries, of approximately $254,000 in fiscal 2003 compared to $699,000 for fiscal 2002. The bad debt charge-offs from the previous year included approximately $500,000 from one commercial loan that was written down to the fair market value as a result of a reassessment of underlying collateral. The allowance for loan losses to total loans at the end of fiscal 2003 was 1.19% compared to 0.83% at the end of fiscal 2002. The allowance for loan losses to non-performing loans at the end of fiscal 2003 was 60.32% compared to 73.47% at the end of fiscal 2002.

Non-Interest Income

Non-interest income increased 50.50% to $2,533,000 for the year ended September 30, 2003 from $1,683,000 for the year ended September 30, 2002. Service charges and fees increased $207,000 to $2,094,000, primarily due to the development of new fee income programs. Loan servicing fee costs increased $45,000 to $(212,000) for the year ended September 30, 2003 from $(167,000) for the year ended September 30, 2002. Higher loan prepayments during fiscal years 2002 and 2003 resulted in servicing rights amortization expense exceeding service fee income. Loan servicing amortization expense decreased $36,000 to $314,000 for the year ended September 30, 2003 from $350,000 for the year ended September 30, 2002 while loan servicing income decreased $81,000 to $102,000 for the year ended September 30, 2003 from $183,000 for the year ended September 30, 2002. The amortization expense of mortgage servicing rights was higher than related servicing income due to the relatively small amount of loans serviced during the period and due to higher loan prepayments as a result of the low interest rate environment. The higher prepayments were reflected in the increased amortization of mortgage servicing rights. The Corporation did not record any servicing rights impairment expense during fiscal years 2003 or 2002. Gain (loss) on sale of investments increased $688,000 to $651,000 during the year ended September 30, 2003 from $(37,000) for the year ended September 30, 2002. The gain on sale of investments for the year was the result of the sale of investments with higher interest rate sensitivity, which was expected to improve interest rate exposure for the Corporation.

Non-Interest Expense

Non-interest expense increased 8.93% to $7,600,000 in fiscal 2003 from $6,977,000 in fiscal 2002. The increase in non-interest expense reflected the startup costs for a new branch opening in Rock Hill, South Carolina during the third quarter of fiscal 2003. Compensation and employee benefits increased 13.78% or $417,000 from fiscal 2002 to fiscal 2003 due primarily to the staff additions as a result of the new branch opening. Occupancy and equipment expenses increased 13.39%, or $226,000, from fiscal 2002 to fiscal 2003 due to higher depreciation and equipment expense as a result of the new branch opening. Professional services expense increased 8.33%, or $29,000, from fiscal 2002 to fiscal 2003 due to higher audit and legal expenses. Advertising and public relations expense increased 61.83%, or $81,000, from fiscal 2002 to fiscal 2003 due to higher expenses required for the new branch opening. Other operating expense decreased 10.09%, or $65,000, from fiscal 2002 to fiscal 2003 due to reductions in general operating expenses.

Income Tax Expense

The overall effective income tax rate for the Corporation was 23.50% for the twelve month period ended September 30, 2003 compared to 24.24% for the same period in 2002. The reduction was due to increased investments in government municipal securities totaling $21,780,000 at September 30, 2003 compared to $14,597,000 at September 30, 2002.

Financial Condition, Liquidity and Capital Resources

Financial Condition

Assets

At December 31, 2004, the Corporation’s assets totaled $351,598,000, an increase of $19,714,000, or 5.94%, as compared to $331,884,000 at December 31, 2003. Short term interest earning deposits decreased $15,576,000 to $11,611,000 from $27,187,000 at December 31, 2003. The reduction in short term interest earning deposits was utilized to fund growth in investment securities and loans. Investment and mortgage-backed securities increased $19,705,000 to $143,494,000 from $123,789,000 at December 31, 2003. All securities being purchased have adjustable features and will, therefore, have increasing interest rates in a rising market.

Total loans, net, increased $16,593,000, or 10.74%, to $171,094,000 from $154,501,000 at December 31, 2003. The net change in the loan portfolio balance includes a reduction in residential mortgage loans that reflects the Corporation’s movement toward higher yielding consumer and commercial loans that are intended to provide improvements in interest rate risk exposure. Consumer and commercial loans outstanding during this period increased $18,764,000, or 20.55%, while outstanding residential mortgage loans decreased $2,422,000 or 3.76%.

Liabilities

Total liabilities increased $19,202,000, or 6.27%, to $325,579,000 at December 31, 2004 from $306,377,000 at December 31, 2003.

Total deposits increased $4,458,000, or 2.00%, from $223,131,000 at December 31, 2003 to $227,589,000 at December 31, 2004. The growth was primarily a result of a new branch opening in Rock Hill, South Carolina in the third quarter of fiscal 2003. Borrowings from the Federal

Home Loan Bank (FHLB) decreased $5,000,000, or 7.30%, to $63,500,000 at December 31, 2004 from $68,500,000 at December 31, 2003. Securities sold under agreements to repurchase were $24,000,000 at December 31, 2004 compared to $5,000,000 at December 31, 2003. During this period, securities sold under agreement to repurchase provided a lower cost funding alternative to Federal Home Loan Bank advances. The increase in repurchase agreements funded the additional loan growth and security purchases for the year. Other liabilities increased $468,000, or 33.38%, to $1,870,000 at December 31, 2004 from $1,402,000 at December 31, 2003 due primarily to an increase in accrued liabilities.

Shareholders’ Equity

Shareholders’ equity increased $512,000, or 2.01%, to $26,019,000 at December 31, 2004 from $25,507,000 at December 31, 2003 due to net income of $2,156,000 and a $10,000 increase in unrealized gains on securities available for sale reduced by the payment of $0.40 per share dividends and the cost to repurchase shares. During fiscal year 2003, the Corporation implemented a share repurchase program under which the Corporation may repurchase up to 5% of outstanding shares. The program was expanded by an additional 5% in fiscal 2004. The shares will be repurchased either through open market purchases or privately negotiated transactions and will be made from time to time depending on market conditions and other factors. Repurchased shares will be held in treasury and will be available for the Corporation’s benefit plans. The repurchase program is expected to improve the Corporation’s operating performance on a per share basis, enhance, in the long term, the market price per share of the Corporation’s common stock and increase the liquidity of the Corporation’s common stock. During fiscal 2004, the Corporation repurchased a total of 62,699 shares at a weighted average cost of $17.13 per share for a total of $1,074,000 compared to a repurchased total of 20,286 shares at a weighted average cost of $18.04 per share for a total of $366,073 for fiscal 2003.

Liquidity

Liquidity is the ability to meet demand for loan disbursements, deposit withdrawals, repayment of debt, payment of interest on deposits and other operating expenses. The primary sources of liquidity are savings deposits, loan sales and repayments, borrowings, maturity of securities and interest payments.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The primary investing activities of the Corporation are the origination of commercial and consumer loans and the purchase of investment and mortgage-backed securities. These activities are funded primarily by principal and interest payments on loans and investment securities, deposit growth, securities sold under agreements to repurchase, and the utilization of FHLB advances. During the year ended December 31, 2004, the Corporation’s loan originations totaled $73,521,000. At December 31, 2004, the Corporation’s investment in investment and mortgage-backed securities totaled $143,494,000.

During the year ended December 31, 2004, total deposits increased $4,458,000. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by the Corporation and its local competitors and other factors. The Corporation closely monitors its liquidity position on a daily basis. Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2004, totaled $92,334,000. The Corporation relies primarily on competitive rates, customer service, and long-standing relationships with customers to retain deposits. From time to time, the Corporation will also offer competitive special products to its customers to increase retention and to attract new deposits. Based upon the Corporation’s experience with deposit retention and current retention strategies, management believes that, although it is not possible to predict future terms and conditions upon renewal, a significant portion of such deposits will remain with the Corporation. If the Corporation requires funds beyond its ability to generate them internally, additional sources of funds are available through FHLB advances and securities sold under agreements to repurchase. At December 31, 2004, the Corporation had $63,500,000 of FHLB borrowings and $24,000,000 of securities sold under agreements to repurchase. At December 31, 2004, the Corporation had unused short-term lines of credit to purchase federal funds from unrelated banks totaling $21,000,000. These lines of credit are available on a one-to-ten day basis for general purposes of the Corporation. All of the lenders have reserved the right to withdraw these lines at their option.

See Note 14 to the consolidated financial statements for further information about commitments and contingencies.

Capital Resources

At December 31, 2004, the Bank exceeded the Comptroller of the Currency’s (the “OCC”) and the Federal Reserve Bank’s (the “FRB”) capital requirements. See Note 16 to the consolidated financial statements for further discussion of these capital requirements.

Off-Balance Sheet Risk

In the normal course of operations, the Corporation engages in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in its financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customer’s requests for funding and take the form of legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. Outstanding loan commitments (including commitments to fund credit lines) totaled $40,604,000 at December 31, 2004. Management of the Corporation anticipates that it will have sufficient funds available to meet its current loan commitments. Each customer’s credit worthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on the credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate. The credit risk on these commitments is managed by subjecting each customer to normal underwriting and risk management processes.

At December 31, 2004, the undisbursed portion of construction loans was $2,363,000 and the unused portion of credit lines was $33,479,000. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

For the year ended December 31, 2004, the Corporation did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operation and cash flows.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Union Financial Bancshares, Inc. and Subsidiaries

Union, South Carolina

We have audited the accompanying consolidated balance sheets of Union Financial Bancshares, Inc. and Subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2004, the three months ended December 31, 2003 and the years ended September 30, 2003 and 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Financial Bancshares, Inc. and Subsidiaries as of December 31, 2004 and 2003 and the results of their operations and their cash flows for the year ended December 31, 2004, the three months ended December 31, 2003 and the years ended September 30, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, LLC

Greenville, South Carolina

January 28, 2005

Union Financial Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

	As of December 31,
	2004	2003
	(In Thousands)
Assets
Cash	$1,586	$1,515
Short term interest-earning deposits	11,611	27,187

Total cash and cash equivalents	13,197	28,702
Investment and mortgage-backed securities
Held to maturity ($1,688,000 fair value)	1,630	—
Available for sale (at fair value)	141,864	123,789

Total investment and mortgage-backed securities	143,494	123,789

Loans, net	171,094	154,501
Federal Home Loan Bank Stock, at cost	3,522	3,900
Federal Reserve Stock, at cost	539	539
Office properties and equipment, net	5,635	6,415
Accrued interest receivable	2,068	1,655
Intangible assets	4,212	4,848
Cash surrender value of life insurance	5,206	5,025
Other assets	2,631	2,510

Total assets	$351,598	$331,884

Liabilities
Deposits	$227,589	$223,131
Advances from the Federal Home Loan Bank and other borrowings	63,500	68,500
Securities sold under agreements to repurchase	24,000	5,000
Floating rate junior subordinated deferrable interest debentures	8,247	8,000
Accrued interest payable	333	285
Other liabilities	1,910	1,461

Total liabilities	325,579	306,377

Commitments and contingencies - note 14

Shareholders’ equity
Serial preferred stock, no par value, authorized - 500,000 shares, issued and outstanding - None
Common stock - $0.01 par value, authorized - 2,500,000 shares issued and outstanding - 1,957,989 shares at December 31, 2004 and 1,969,770 shares at December 31, 2003	20	20
Additional paid-in capital	12,109	11,906
Accumulated other comprehensive income	109	99
Retained earnings, substantially restricted	15,221	13,848
Treasury stock, at cost	(1,440)	(366)

Total shareholders’ equity	26,019	25,507

Total liabilities and shareholders’ equity	$351,598	$331,884

See notes to consolidated financial statements.

Union Financial Bancshares, Inc. And Subsidiaries

Consolidated Statements of Income

	Year Ended December 31, 2004	Three Months Ended December 31, 2003	Years Ended September 30,
			2003	2002
	(In Thousands, Except Share Data)
Interest Income:
Loans	$10,399	$2,433	$10,914	$12,519
Deposits and federal funds sold	40	21	23	85
Securities available for sale:
State and municipal (non taxable)	930	251	881	731
Other investments (taxable)	5,400	1,052	4,952	4,868
Securities held to maturity and FHLB/FRB stock dividends	183	30	154	158

Total interest income	16,952	3,787	16,924	18,361

Interest Expense:
Deposit accounts	3,903	1,031	4,660	6,001
Floating rate junior subordinated deferrable interest debentures	426	100	415	365
Advances from the FHLB and other	2,917	1,174	3,627	3,409

Total interest expense	7,246	2,305	8,702	9,775

Net-Interest Income	9,706	1,482	8,222	8,586
Provision for loan losses	1,250	725	725	990

Net interest income after provision for loan losses	8,456	757	7,497	7,596

Non-Interest Income:
Fees for financial services	2,399	559	2,094	1,887
Loan servicing fees, (costs) net of servicing amortization	65	(142)	(212)	(167)
Net gain (loss) on sale of investment transactions	24	(695)	611	(37)
Net gain (loss) on sale of loans	95	(5)	40	—

Total non-interest income	2,583	(283)	2,533	1,683

Non-Interest Expense:
Compensation and employee benefits	3,761	1,014	3,444	3,027
Occupancy and equipment	2,032	550	1,914	1,688
Deposit insurance premiums	32	6	35	34
Professional services	307	92	377	348
Advertising and public relations	163	78	212	131
Real estate operations	135	69	58	69
Telephone	148	49	122	137
Items Processing	251	59	223	240
Intangible amortization	636	159	636	659
Other	697	250	579	644

Total non-interest expense	8,162	2,326	7,600	6,977

Income (Loss) before income taxes	2,877	(1,852)	2,430	2,302
Provision (benefit) for income taxes	721	(642)	571	558

Net Income (Loss)	$2,156	($1,210)	$1,859	$1,744

Net Income (Loss) per common share (Basic)	$1.10	($0.62)	$0.95	$0.90

Net Income (Loss) per common share (Diluted)	$1.05	($0.62)	$0.90	$0.86

Cash dividends per common share	$0.40	$0.10	$0.40	$0.40

Weighted average number of common shares outstanding (Basic)	1,957,760	1,967,217	1,963,775	1,939,084

Weighted average number of common shares outstanding (Diluted)	2,044,137	1,967,217	2,056,579	2,030,040

See notes to consolidated financial statements.

Union Financial Bancshares, Inc. And Subsidiaries

Consolidated Statements of Shareholders’ equity and Comprehensive Income

	Common Stock		Additional Paid-In Capital	Retained Earnings Substantially Restricted	Accumulated Other Comprehensive Income (Loss)	Treasury Stock At Cost	Total Shareholders’ Equity

	Shares	Amount
	(In Thousands, Except Share Data)
Balance at September 30, 2001	1,924,478	$20	$11,321	$13,217	($182)	$—	$24,376
Net income	—	—	—	1,744	—	—	1,744
Unrealized holding gains arising
during period	—	—	—	—	1,621	—	1,621
Less reclassification adjustment for
losses included in net income	—	—	—	—	(18)	—	(18)

Comprehensive income							3,347

Stock option activity	23,605	—	141	—	—	—	141
Dividend reinvestment plan contributions	9,986	—	111	—	—	—	111
Cash dividend ($.40 per share)	—	—	—	(777)	—	—	(777)

Balance at September 30, 2002	1,958,069	$20	$11,573	$14,184	$1,421	$—	$27,198
Net income	—	—	—	1,859	—	—	1,859
Other comprehensive income, net of tax Unrealized holding losses arising during period	—	—	—	—	(2,443)	—	(2,443)
Less reclassification adjustment for gains included in net income	—	—	—	—	467	—	467

Comprehensive loss							(117)

Stock option activity	19,889	—	179	—	—	—	179
Dividend reinvestment plan contributions	7,431	—	110	—	—	—	110
Share repurchase program	(20,286)	—	—	—	—	(366)	(366)
Cash dividend ($.40 per share)	—	—	—	(788)	—	—	(788)

Balance at September 30, 2003	1,965,103	$20	$11,862	$15,255	($555)	($366)	$26,216

Union Financial Bancshares, Inc. And Subsidiaries

Consolidated Statements of Shareholders’ equity and Comprehensive Income (continued)

	Common Stock		Additional Paid-In Capital	Earnings Substantially Restricted	Other Comprehensive Income (Loss)	Retained Treasury Stock At Cost	Accumulated Total Shareholder’s Equity
	Shares	Amount
	(In Thousands, Except Share Data)
Balance at September 30, 2003	1,965,103	$20	$11,862	$15,255	($555)	($366)	$26,216
Net loss	—	—	—	(1,210)	—	—	(1,210)
Other comprehensive income, net of tax
Unrealized holding gains arising
during period	—	—	—	—	1,108	—	1,108
Less reclassification adjustment for
losses included in net income	—	—	—	—	(454)	—	(454)

Comprehensive loss							(556)

Stock option activity	3,006	—	17	—	—	—	17
Dividend reinvestment plan contributions	1,661	—	27	—	—	—	27
Cash dividend ($.10 per share)	—	—	—	(197)	—	—	(197)

Balance at December 31, 2003	1,969,770	$20	$11,906	$13,848	$99	($366)	$25,507

Net income	—	—	—	2,156	—	—	2,156
Other comprehensive income, net of tax
Unrealized holding losses arising during period	—	—	—	—	(8)	—	(8)
Less reclassification adjustment for gains included in net income	—	—	—	—	18	—	18

Comprehensive income							2,166

Stock option activity,net	44,174	—	93	—	—	—	93
Dividend reinvestment plan contributions	6,744	—	110	—	—	—	110
Share repurchase program	(62,699)	—	—	—	—	(1,074)	(1,074)
Cash dividend ($.40 per share)	—	—	—	(783)	—	—	(783)
Balance at December 31, 2004	1,957,989	$20	$12,109	$15,221	$109	($1,440)	$26,019

See notes to consolidated financial statements.

Union Financial Bancshares, Inc. And Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31, 2004	Three Months Ended December 31, 2003	Years Ended September 30,
			2003	2002
Operating activities:
Net income(loss)	$2,156	($1,210)	$1,859	$1,744
Adjustments to reconcile net income(loss) to
net cash provided by operating activities:
Provision for loan losses	1,250	725	725	990
Amortization expense	636	159	1,176	1,008
Depreciation expense	979	264	1,048	895
Recognition of deferred income, net of costs	(345)	(37)	(137)	(115)
Deferral of fee income, net of costs	348	22	152	195
(Gain) loss on investment transactions	(119)	700	(652)	37
(Increase) decrease in accrued interest receivable	(413)	272	(199)	99
(Increase) decrease in other assets	(55)	1,267	(2,496)	(91)
(Decrease) increase in accrued interest payable	48	(79)	(63)	23
(Decrease) increase in other liabilities	449	(1,251)	453	(846)

Net cash provided by operating activities	$4,934	$832	$1,866	$3,939

Union Financial Bancshares, Inc. And Subsidiaries

Consolidated Statements of Cash Flows (continued)

	Year Ended December 31, 2004	Three Months December 31, 2003	Ended
			September 30,
			2003	2002
Investing activities:
Purchase of investment and mortgage-backed securities:
Held to maturity	($1,630)	$—	$—	$—
Available for sale	(109,482)	(5,654)	(165,521)	(89,841)
Proceeds from maturity of investment and mortgage-backed securities:
Available for sale	70,594	91	47,071	6,304
Proceeds from sale of investment and mortgage-backed securities:
Held to maturity	—	—	—	18,000
Available for sale	4,702	30,187	33,672	21,806
Principal repayments on mortgage-backed securities:
Held to maturity	—	—	—	605
Available for sale	16,240	9,025	42,997	14,610
Net (increase) decrease in loans	(17,846)	(1,726)	8,566	(3,513)
(Purchase) Redemption of FHLB/FRB stock	378	—	(1,539)	(275)
Purchase of office properties and equipment	(199)	(316)	(890)	(204)

Net cash provided by (used in) investing activities	(37,243)	31,607	(35,644)	(32,508)

Financing activities:
Proceeds from the exercise of stock options	93	17	179	141
Proceeds from dividend reinvestment plan	110	27	110	111
Dividends paid in cash	(783)	(197)	(788)	(777)
Proceeds (repayment) of term borrowings, net	14,000	(11,500)	11,000	16,993
Proceeds from issuance of floating rate junior subordinated deferrable interest debentures	—	—	—	8,000
Share repurchase program	(1,074)	—	(366)	—
Increase in deposit accounts	4,458	2,899	19,929	6,224

Net cash provided by (used in) financing activities	16,804	(8,754)	30,064	30,692

Net (decrease) increase in cash and cash equivalents	(15,505)	23,685	(3,714)	2,123
Cash and cash equivalents at beginning of year	28,702	5,017	8,731	6,608

Cash and cash equivalents at end of year	$13,197	$28,702	$5,017	$8,731

See notes to consolidated financial statements.

Union Financial Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

Organization - Union Financial Bancshares, Inc. (“Union Financial”) is the bank holding company for Provident Community Bank, N.A., a national bank (“the Bank”), (the “Corporation”). The Bank, founded in 1934, offers a complete array of financial services through seven full service banking centers in four counties in South Carolina, including checking, savings, time deposits, individual retirement accounts (IRAs), investment services, and secured and unsecured consumer loans. The Bank originates and services home loans and provides financing for small businesses and affordable housing. Provident Financial Services (“PFS”) is a wholly-owned subsidiary of the Bank that provides investment brokerage services. In conjunction with the change from a savings bank charter regulated by the Office of Thrift Supervision (“OTS) to a commercial banking charter regulated by the Comptroller of the Currency (“OCC”) that was granted on July 27, 2003, the Board of Directors of Union Financial Bancshares, Inc. on October 21, 2003, changed the fiscal year end of the Corporation from September 30 to December 31, effective December 31, 2003. Accordingly, the consolidated condensed financial statements are presented for the transition period from October 1, 2003 to December 31, 2003.

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

Basis of Consolidation - The accompanying consolidated financial statements include the accounts of Union Financial and its wholly owned subsidiaries, the Bank, and the Bank’s wholly owned subsidiary, PFS. All intercompany amounts and balances have been eliminated in consolidation.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand and amounts due from depository institutions, federal funds sold and short term, interest-earning deposits. From time to time, the Corporation’s cash deposits with other financial institutions may exceed the FDIC insurance limits.

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

1.	Summary of Significant Accounting Policies (continued)

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

The Corporation determines a loan to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent.

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

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. The allowance for loan loss calculation includes a segmentation of loan categories by residential mortgage, commercial and consumer loans. Each category is rated for all loans. The weights assigned to each performing group are developed from previous loan loss experience and as the loss experience changes, the category weight is adjusted accordingly. In addition, as the loan categories increase and decrease in balance, the provision for loan loss calculation will adjust accordingly. The evaluation also includes the effects of factor reserves for expected losses on groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowance for loan losses, and may require the Corporation to make additions to the allowance based on their judgement about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also accounted for as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is impaired when it is probable, based on current information, the Corporation will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured on an individual basis for commercial and construction loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual residential loans for impairment disclosures.

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

1.	Summary of Significant Accounting Policies (continued)

The Corporation generally determines a loan to be impaired at the time management believes that it is probable that the principal and interest may be uncollectible. Management has determined that, generally, a failure to make a payment within a 90-day period constitutes a minimum delay or shortfall and does not generally constitute an impaired loan. However, management reviews each past due loan and may determine a loan to be impaired prior to the loan becoming over 90 days past due, depending upon the circumstances of that particular loan. A loan is classified as a non accrual loan at the time management believes that the collection of interest is improbable, generally when a loan becomes 90 days past due. The Corporation’s policy for charge-off of impaired loans is on a loan-by-loan basis. At the time management believes the collection of interest and principal is remote, the loan is charged off. The Corporation’s policy is to evaluate impaired loans based on the fair value of the collateral. Interest income from impaired loans is recorded using the cash method.

At December 31 2004 and 2003, impaired loans totaled $197,000 and $448,000 respectively, and the Corporation had recognized no interest income from impaired loans. The average balance in impaired loans was $322,000 for 2004 and $789,000 for 2003.

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

Federal Reserve Bank Stock -The Bank, as a member institution of Federal Reserve Bank (“FRB”) is required to own capital stock in the FRB based upon the Bank’s capital and surplus. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. The Bank carries this investment at its original cost.

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

Loans - For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to four-family residential), credit-card loans, and other consumer loans are based on quoted market prices.

1.	Summary of Significant Accounting Policies (continued)

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

Cash surrender value of life insurance - The carrying amounts of cash surrender values of life insurance approximate their fair value.

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

Advances from the Federal Home Loan Bank and other borrowings - The fair values of the Corporation’s borrowings are estimated using discounted cash flow analysis based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

Accrued interest - The carrying amounts of accrued interest approximate their fair values.

Floating rate junior subordinated deferrable interest debentures - The fair values of the Corporation’s floating rate debentures are estimated using discounted cash flow analysis based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

Off-balance-sheet instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties’ credit standings.

Per-Share Data - SFAS No. 128, “Earnings Per Share”, requires the dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding for the period. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of options outstanding under Union Financial’s stock option plan is reflected in diluted earnings per share by the application of the treasury stock method. Common stock equivalents included in the diluted earnings per share calculation at December 31, 2004 were 69,747 compared to 109,965 at September 30, 2003.

Intangible Assets - Intangible assets consist of core deposit premiums resulting from the Union Financial’s branch acquisitions in 1997 and 1999 and the excess of cost over the fair value of net assets resulting from the acquisition of South Carolina Community Bancshares, Inc. in 1999.

Goodwill and identified intangible assets with indefinite lives related to acquisitions are not subject to amortization. Core deposit intangible assets are amortized over their estimated useful lives using methods that reflect the pattern in which the economic benefits are consumed.

The Corporation’s unamortized goodwill and other intangible assets are reviewed annually to determine whether there have been any events or circumstances to indicate that the recorded amount is not recoverable from projected undiscounted net operating cash flows. If the projected undiscounted net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value, and when appropriate, the amortization period is also reduced.

Interest Income - Interest on loans is accrued and credited to income monthly based on the principal balance outstanding and the contractual rate on the loan. The Corporation places loans on non-accrual status when they become greater than 90 days delinquent or when in the opinion of management, full collection of principal or interest is unlikely. All interest that was accrued prior to the loan being placed on non-accrual status is automatically reversed after the 90 delinquency period. The loans are returned to an accrual status when full collection of principal and interest appears likely.

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

1.	Summary of Significant Accounting Policies (continued)

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

Reclassifications - Certain amounts in prior years’ financial statements have been reclassified to conform with current year classifications. These reclassifications had no effect on previously reported net income or shareholders’ equity.

Stock-Based Compensation - The Corporation has adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The statement permits the Corporation to continue accounting for stock-based compensation as set forth in Accounting Principles Board (“APB”) Opinion 25, Accounting for Stock Issued to Employees, provided the Corporation discloses the pro forma effect on net income and earnings per share of adopting the full provisions of SFAS 123. Accordingly, the Corporation continues to account for stock based compensation under APB Opinion 25 and has provided the required pro forma disclosures.

The Corporation has a stock option plan through which the Board of Directors may grant stock options to officers and employees to purchase common stock of the Corporation at prices not less than 100 % of the fair market value on the date of grant. The outstanding options expire ten years from the date of grant. The Corporation has elected the disclosure-only provision of SFAS No. 123, (Accounting for Stock-Based Compensation). Accordingly, no compensation cost has been charged to operations. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method available under SFAS No. 123, the Corporation’s net income and net income per common share would have been reduced to the pro forma amounts indicated below:

	Year Ended December 31, 2004	Three Months Ended December 31, 2003	Years Ended September 30,
			2003	2002
Net income(loss)(in thousands)
As reported	$2,156	($1,210)	$1,859	$1,744
Deduct: total stock based employee compensation cost determined under fair value based method, net of related tax effects	(77)	(19)	(54)	(46)
Pro forma net income(loss)	$2,079	($1,229)	$1,805	$1,698

Basic net income(loss)per common share
As reported	$1.10	($0.62)	$0.95	$0.90
Pro forma	$1.06	($0.62)	$0.92	$0.88
Diluted net income(loss)per common share
As reported	$1.05	($0.62)	$0.90	$0.86
Pro forma	$1.02	($0.62)	$0.87	$0.84

1.	Summary of Significant Accounting Policies (continued)

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants:

	Year Ended December 31, 2004	Three Months Ended December 31, 2003
			Years Ended September 30,
			2003	2002
Weighted average fair value of options granted	$—	$5.26	$3.69	$2.95
Dividend yield	—%	2%	4%	3%
Expected volatility	—%	25%	25%	25%
Risk-free interest rate	—%	5%	5%	5%
Expected lives	—	10 years	10 years	10 years

2.	Investment And Mortgage-backed Securities

Held to Maturity-Securities classified as held to maturity consisted of the following (in thousands):

	As of December 31,2004
	Amortized	Gross Unrealized		Fair Value
	Cost	Gains	Losses
Investment Securities:
Municipal Securities	$1,630	$58	$—	$1,688

Total held to maturity	$1,630	$58	$—	$1,688

The Corporation had no held to maturity securities at December 31, 2003.

Available for Sale-Securities classified as available for sale consisted of the following (in thousands):

	As of December 31,2004
	Amortized	Gross Unrealized		Fair Value

	Cost	Gains	Losses
Investment Securities:
U.S. Agency Obligations	$72,202	$97	($751)	$71,548
Municipal Securities	19,471	1,073	—	20,544
Other	10,964	152	(240)	10,876

Total Investment Securities	102,637	1,322	(991)	102,968

Mortgage-backed Securities:
Fannie Mae	24,408	117	(313)	24,212
Ginnie Mae	99	5	—	104
Freddie Mac	7,295	95	(8)	7,382
Collateralized Mortgage Obligations	7,257	—	(59)	7,198

Total Mortgage-backed Securities	39,059	217	(380)	38,896

Total available for sale	$141,696	$1,539	($1,371)	$141,864

2.	Investment And Mortgage-backed Securities (continued)

	As of December 31, 2003
		Gross Unrealized
	Amortized Cost	Gains	Losses	Fair Value
Investment Securities:
U.S. Agency Obligations	$49,891	$—	($1,151)	$48,740
Municipal Securities	19,474	1,183	—	20,657
Other	7,726	60	—	7,786

Total Investment Securities	77,091	1,243	(1,151)	77,183

Mortgage-backed Securities:
Fannie Mae	21,403	—	(44)	21,359
Ginnie Mae	1,343	72	—	1,415
Freddie Mac	12,711	128	—	12,839
Collateralized Mortgage Obligations	11,089	—	(96)	10,993

Total Mortgage-backed Securities	46,546	200	(140)	46,606

Total available for sale	$123,637	$1,443	($1,291)	$123,789

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 (in thousands).

Securities Available for Sale	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Agency Obligations	$21,600	$140	$16,399	$611	$37,999	$751
Other	2,978	21	3,726	219	6,704	240
Mortgage-backed Securities	17,578	210	14,135	170	31,713	380

Total	$42,156	$371	$34,260	$1,000	$76,417	$1,371

Proceeds, gross gains and gross losses realized from the sales, calls and prepayments of available for sale securities were as follows for the periods ended (in thousands):

	Year Ended December 31, 2004	Three Months Ended December 31, 2003	Years Ended September 30,
			2003	2002
Proceeds	$4,702	$30,187	$80,743	$46,110

Gross gains	$32	$—	$652	$—
Gross losses	(8)	(695)	—	(37)

Net gain (loss) on investment transactions	$24	($695)	$652	($37)

The maturities of available for sale securities at December 31, 2004 are as follows (in thousands):

	Held to Maturity		Available for Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$—	$—	$100	$103
Due after one year through five years	—	—	6,564	6,599
Due after five years through ten years	—	—	56,777	56,587
Due after ten years	1,630	1,688	78,255	78,575

Total investment and mortgage-backed securities	$1,630	$1,688	$141,696	$141,864

2.	Investment And Mortgage-backed Securities (continued)

The mortgage-backed securities held at December 31, 2004 mature between one and thirty years. The actual lives of those securities may be significantly shorter as a result of principal payments and prepayments.

At December 31, 2004 and 2003, $62,396,000 and $63,692,000, respectively, of securities were pledged as collateral for certain deposits and borrowings.

At December 31, 2004, approximately $16,331,000 of mortgage-backed securities were adjustable rate securities. The adjustment periods range from monthly to annually and rates are adjusted based on the movement of a variety of indices.

Investments in collateralized mortgage obligations (“CMOs”) represent securities issued by agencies of the federal government. At December 31, 2004 and December 31, 2003, approximately $7,198,000 and $10,993,000 were invested in CMOs.

3.	Loans, Net

Loans receivable consisted of the following (in thousands):

	As of December 31,
	2004	2003
Mortgage loans:
Fixed rate residential	$28,007	$35,461
Adjustable rate residential	15,549	15,234
Commercial	43,351	40,795
Construction	3,823	2,412

Total mortgage loans	90,730	93,902

Commercial loans:
Commercial non real estate	31,168	19,949
Commercial lines of credit	23,628	19,853

Total commercial loans	54,796	39,802

Consumer loans:
Home equity	14,541	11,235
Consumer and installment	15,879	13,885
Consumer lines of credit	406	440

Total consumer loans	30,826	25,560

Total loans	176,352	159,264

Less:
Undisbursed portion of interim construction loans	(2,363)	(1,105)
Loan discount unamortized	(993)	(1,403)
Allowance for loan losses	(2,026)	(2,383)
Net deferred loan origination costs	124	128

Total, net	$171,094	$154,501

Weighted-average interest rate of loans	6.54%	5.88%

Under OCC regulations, the Bank may not make loans to one borrower in excess of 15% of unimpaired capital. This limitation does not apply to loans made before August 9, 1989. At December 31, 2004, the Bank had loans outstanding to one borrower ranging up to $3,200,000.

Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees received from the investors as well as certain charges collected from the borrowers, such as late payment fees. Loans sold and serviced by the Corporation at December 31, 2004 and 2003 were approximately $20,654,000 and $22,467,000, respectively. In connection with these loans serviced for others, the Corporation held borrowers’ escrow balances of $40,000 at December 31, 2004 and $59,000 at December 31, 2003.

Adjustable rate residential real estate loans (approximately $15,549,000 and $15,234,000 at December 31, 2004 and 2003, respectively) are subject to rate adjustments annually and generally are adjusted based on movement of the Federal Home Loan Bank National Monthly Median Cost of Funds rate or the Constant Maturity Treasury index. The maximum loan rates can be adjusted is 200 basis points in any one year with a lifetime cap of 600 basis points.

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

Until 2002, the Bank originated both fixed rate and adjustable rate mortgage loans with terms generally ranging from 15 to 30 years and generally sold the loans while retaining servicing on loans originated. The Bank discontinued the origination of loans held for sale in 2002. The underlying value of loans serviced were $20,654,000 and $22,467,000 at December 31, 2004 and 2003, respectively.

At December 31, 2004 and 2003, loans which are accounted for on a non-accrual basis or contractually past due ninety days or more totaled approximately $750,000 and $2,829,000, respectively. The amount the Corporation will ultimately realize from these loans could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrower’s ability to repay the loans. During the year ended December 31, 2004, the three months ended December 31, 2003 and the years ended September 30, 2003 and 2002, the Corporation recognized no interest income on loans past due 90 days or more, whereas, under the original terms of these loans, the Corporation would have recognized additional interest income of approximately $44,800, $32,393, $160,600, and $111,500, respectively.

The changes in the allowance for loan losses consisted of the following (in thousands):

	Year Ended December 31, 2004	Three Months Ended December 31, 2003	Years Ended September 30,
			2003	2002
Balance at beginning of period	$2,383	$1,842	$1,371	$1,080
Provision for loan losses	1,250	725	725	990
(Charge-offs) recoveries, net	(1,607)	(184)	(254)	(699)

Balance at end of period	$2,026	$2,383	$1,842	$1,371

Directors and officers of the Corporation are customers of the Corporation in the ordinary course of business. Loans of directors and officers have terms consistent with those offered to other customers. Loans to officers and directors of the Corporation are summarized as follows (in thousands):

	Year Ended December 31, 2004	Three Months Ended December 31, 2003	Years Ended September 30,
			2003	2002
Balance at beginning of period	$644	$704	$1,301	$1,132
Loans originated during the period	250	1	38	404
Loan repayments during the period	(203)	(61)	(635)	(235)

Balance at end of period	$691	$644	$704	$1,301

4.	Office Properties And Equipment

Office properties and equipment consisted of the following (in thousands):

	As of December 31,
	2004	2003
Land	$766	$766
Building and improvements	5,015	4,994
Office furniture, fixtures and equipment	5,113	4,978

Total	10,894	10,738
Less accumulated depreciation	(5,259)	(4,323)

Office properties and equipment, net	$5,635	$6,415

Depreciation expense was $979,000, $264,000, $1,048,000, and $895,000 for the year ended December 31, 2004, the three months ended December 31, 2003 and the years ended September 30, 2003, and 2002.

5.	Intangible Assets

The changes in intangible assets consisted of the following (in thousands):

	Year Ended December 31, 2004	Three Months Ended December 31, 2003	Year Ended September 30,
			2003	2002
Intangible balance at beginning of year	$3,320	$3,479	$4,115	$4,771
Amortization/other	(636)	(159)	(636)	(656)

Intangible balance at end of year	$2,684	$3,320	$3,479	$4,115

Goodwill intangible	$1,528	$1,528	$1,528	$1,528

6. Deposit Accounts

Deposit accounts at December 31, were as follows (in thousands):

	2004			2003
	Rate	Balance	%	Rate	Balance	%
Account Type
NOW accounts:
Commercial non interest-bearing		$13,574	5.96%		$9,905	4.44%
Noncommercial	0.33%	22,146	9.73%	1.45%	22,036	9.88%
Money market checking accounts	1.81%	26,603	11.69%	1.05%	13,308	5.96%
Regular savings	0.41%	17,808	7.83%	0.70%	16,866	7.56%

Total demand and savings deposits	0.71%	80,131	35.21%	1.01%	62,115	27.84%

Savings certificates:
Up to 3.00%		102,454	45.02%		111,071	49.78%
3.01%- 4.00%		24,522	10.77%		16,645	7.46%
4.01%- 5.00%		12,934	5.68%		16,730	7.49%
5.01%- 6.00%		3,155	1.39%		5,468	2.45%
6.01%- 7.00%		307	0.14%		505	0.23%
7.01%- 8.00%		188	0.08%		182	0.08%

Total savings certificates	2.32%	143,560	63.08%	2.80%	150,601	67.49%

Sweep accounts	1.23%	3,898	1.71%	0.95%	10,415	4.67%

Total deposit accounts	1.87%	$227,589	100.00%	2.17%	$223,131	100.00%

As of December 31, 2004 and 2003, total deposit accounts include approximately $1,737,000 and $1,960,000, respectively, of deposits from the Corporation’s officers, directors, employees or parties related to them.

At December 31, 2004 and 2003, deposit accounts with balances of $100,000 and over totaled approximately $51,655,000 and $57,763,000, respectively.

Savings certificates by maturity were as follows (in thousands):

	As of December 31,
	2004	2003
Maturity Date
Within 1 year	$92,334	$101,688
After 1 but within 2 years	42,036	32,043
After 2 but within 3 years	6,508	12,020
After 3 but within 4 years	1,733	2,822
Thereafter	949	2,028

Total savings certificates	$143,560	$150,601

6.	Deposit Accounts (continued)

Interest expense on deposits consisted of the following (in thousands):

	Year Ended December 31, 2004	Three Months Ended December 31, 2003	Years Ended September 30,
			2003	2002
Account Type
NOW accounts and money market deposit accounts	$435	$71	$277	$426
Passbook and statement savings accounts	72	26	116	146
Certificate accounts	3,410	939	4,281	5,453
Early withdrawal penalties	(14)	(5)	(14)	(24)

Total	$3,903	$1,031	$4,660	$6,001

7.	Advances From The Federal Home Loan Bank And Other Borrowings

At December 31, 2004 and 2003, the Bank had $63,500,000 and $68,500,000, respectively, of advances outstanding from the FHLB. The maturity of the advances from the FHLB is as follows (in thousands):

	As of December 31,
	2004	Wtd Avg Rt	2003	Wtd Avg Rt
Contractual Maturity:
Within one year - fixed rate	$5,000	2.96%	$5,000	4.14%
Within one year - adjustable rate	—	—	8,000	1.17%
After one but within three years - fixed rate	13,000	2.58%	10,000	2.80%
After three but within five years - adjustable rate	23,500	3.04%	16000	1.98%
Greater than five years - adjustable rate	22,000	4.44%	29,500	4.66%

Total Advances	$63,500	3.42%	$68,500	3.32%

The Bank pledges as collateral to the advances their FHLB Stock, and has entered into a blanket collateral agreement with the FHLB whereby the Bank maintains, free of other encumbrances, qualifying mortgages (as defined) with unpaid principal balances equal to, when discounted at 50% to 80% of the unpaid principal balances, 100% of total advances. The amount of qualifying loans was $37,934,000 and $54,564,000, respectively, at December 31, 2004 and 2003.

8.	Securities Sold Under Agreements to Repurchase

The Company had $24,000,000 and $5,000,000 borrowed under agreements to repurchase at December 31, 2004 and 2003, respectively. The amortized cost of the securities underlying the agreements to repurchase at December 31, 2004 was $28,016,000 and $7,103,000 at December 31, 2003. The maximum amount outstanding at any month end during 2004 was $29,000,000 and $17,000,000 for 2003. The average amount of outstanding agreements for 2004 was $21,333,000 and $14,500,000 for 2003 and the approximate weighted average interest rate was 2.82% in 2004 and 4.67% in 2003.

9.	Floating Rate Junior Subordinated Deferrable Interest Debentures

On November 14, 2001, the Corporation sponsored the creation of the Trust. The Corporation is the owner of all of the common securities of the Trust. On December 18, 2001, the Trust issued $8,000,000 in the form of floating rate capital securities through a pooled trust preferred securities offering. The proceeds from this issuance, along with the Corporation’s $248,000 capital contribution for the Trust’s common securities, were used to acquire $8,247,000 aggregate principal amount of the Corporation’s floating rate junior subordinated deferrable interest debentures due December 18, 2031 (the “Debentures”), which constitute the sole asset of the Trust. The interest rate on the Debentures and the capital securities is variable and adjustable quarterly at 3.60% over the three-month LIBOR, with an initial rate of 5.60%. A rate cap of 12.50% is effective through December 18, 2006. The Corporation has, through the Trust agreement establishing the Trust, the Guarantee Agreement, the notes and the related Debenture, taken together, fully irrevocably and unconditionally guaranteed all of the Trust’s obligations under the capital securities.

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

9.	Floating Rate Junior Subordinated Deferrable Interest Debentures (continued)

The Corporation has the right, at one or more times, to defer interest payments on the Debentures for up to twenty consecutive quarterly periods. All deferrals will end on an interest payment date and will not extend beyond December 18, 2031, the stated maturity date of the Debentures. If the Corporation defers interest payments on the Debentures, the Trust will also defer distributions on the capital securities. During any deferral period, each installment of interest that would otherwise have been due and payable will bear additional interest at the applicable distribution rate, compounded quarterly. The Corporation paid $426,000, $100,000, $415,000 and $365,000 in interest for the year ended December 31, 2004, the three months ended December 31, 2003, and the years ended September 30, 2003 and 2002.

10.	Income Taxes

Income tax expense (benefit) is summarized as follows (in thousands):

	Year Ended December 31, 2004	Three Months Ended December 31, 2004	Years Ended September 30,
			2003	2002
Current	$225	($127)	$912	$747
Deferred	496	(515)	(341)	(189)

Total income tax expense(benefit)	$721	($642)	$571	$558

The provision (benefit) for income taxes differed from amounts computed by applying the statutory federal rate of 34% to income before income taxes as follows (in thousands):

	Year Ended December 31, 2004	Three Months Ended December 31, 2004	Years Ended September 30,
			2003	2002
Tax at federal income tax rate	$978	($584)	$826	$783
Increase (decrease) resulting from:
State income taxes, net of federal benefit	81	—	110	54
Interest on municipal bonds	(327)	(85)	(300)	(232)
Non-taxable life insurance income	(62)	—	(84)	(88)
Other, net	51	27	19	41

Total	$721	($642)	$571	$558

The tax effects of significant items comprising the Corporation’s deferred taxes as of December 31, 2004 and 2003 are as follows (in thousands):

	December 31,
	2004	2003
Deferred tax assets:
Book reserves in excess of tax basis bad debt reserves arising after September 30, 1988	$689	$962
Difference between book and deposit premium basis	117	(28)
Deferred Compensation	154	129
Net operating loss	—	479
Other	57	82

Total deferred tax asset	1,017	1,624

Deferred tax liabilities:
SFAS No. 115 mark to market adjustment	59	53
Difference between book and tax property basis	264	283
Difference between book and tax Federal Home Loan Bank stock basis	85	100
Deferred loan fees	42	51
Tax mark to market adjustment on securities	—	27
Other	—	41

Total deferred tax liability	450	555

Net deferred tax asset	$567	$1,069

10.	Income Taxes (continued)

The deferred tax assets of $567,000 and $1,069,000 at December 31, 2004 and 2003 are included in other assets in the balance sheet. A deferred tax asset of $893,000 at September 30, 2003 is included in other assets in the balance sheet.

Retained earnings at December 31, 2004 includes approximately $1,636,000 representing pre-1988 tax bad debt base year reserve amounts for which no deferred income tax liability has been provided since these reserves are not expected to reverse until indefinite future periods and may never reverse. Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in qualifying loan levels relative to the end of 1987, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolutions, liquidations or redemption of the Bank’s stock.

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

The Corporation has a contributory profit-sharing plan which is available to all eligible employees. Annual employer contributions to the plan consist of an amount which matches participant contributions up to a maximum of 5% of a participant’s compensation and a discretionary amount determined annually by the Corporation’s Board of Directors. The annual contributions to the pension plan will be 5% of a participant’s compensation. Employer expensed contributions to the plans were $240,000, $31,000, $183,000, and $187,000 for the year ended December 31, 2004, for the three months ended December 31, 2003, and the years ended September 30, 2003 and 2002.

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

The Corporation had loan commitments as follows (in thousands):

	As of December 31,
	2004	2003
Fixed/variable interest rate commitments to fund residential credit	$2,399	$3,640
Commitments to fund commercial and construction loans	2,363	1,105
Unused portion of credit lines (principally variable-rate consumer lines secured by real estate)	35,842	23,247

Total	$40,604	$27,992

The Corporation has no additional financial instruments with off-balance sheet risk.

The Corporation did not incurred any losses on its commitments in fiscal 2004, the three months ended December 31, 2003, fiscal 2003 or 2002.

12.	Financial Instruments (continued)

The estimated fair values of the Corporation’s financial instruments were as follows at December 31, 2004 (in thousands):

	December 31, 2004
	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$13,197	$13,197
Securities available for sale	141,864	141,864
Securities held to maturity	1,630	1,688
Federal Home Loan Bank Stock, at cost	3,522	3,522
Federal Reserve Stock, at cost	539	539
Loans, net	171,094	171,632
Accrued interest receivable	2,068	2,068
Cash surrender value of life insurance	5,206	5,206

Financial liabilities
Deposits	$227,589	$228,415
Advances from FHLB and other borrowings	63,500	64,122
Securities sold under agreement to repurchase	24,000	24,235
Floating rate junior subordinated deferrable interest debentures	8,247	8,328
Accrued interest payable	333	333

Off-balance-sheet assets (liabilities)
Commitments to extend credit	($40,604)	($40,604)

The estimated fair values of the Corporation’s financial instruments were as follows at December 31, 2003 (in thousands):

	December 31, 2003
	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$28,702	$28,702
Securities available for sale	123,789	123,789
Federal Home Loan Bank Stock, at cost	3,900	3,900
Federal Reserve Stock, at cost	539	539
Loans	154,501	155,690
Accrued interest receivable	1,655	1,655
Cash surrender value of life insurance	5,025	5,025

Financial liabilities
Deposits	$223,131	$219,315
Advances from FHLB and other borrowings	68,500	66,273
Securities sold under agreement to repurchase	5,000	5,000
Floating rate junior subordinated deferrable interest debentures	8,000	7,997
Accrued interest payable	285	285

Off-balance-sheet asset (liabilities)
Commitments to extend credit	($27,992)	($27,992)

13.	Supplemental Cash Flow Disclosures

	Year Ended December 31, 2004	Three Months Ended December 31, 2003	Years Ended September 30,
			2003	2002
Cash paid for:
Income taxes	$120	$59	$488	$2,593
Interest	7,198	2,384	8,702	9,775
Non-cash transactions:
Loans foreclosed	757	295	296	366
Unrealized gain (loss) on securities available for sale	$227	$152	($853)	$2,179

14.	Commitments And Contingencies

Lease commitments - The Corporation leases certain Bank facilities under rental agreements that expires in 2018. Future minimum rental payments due under these leases are as follows:

Years Ended
2005	163,344
2006	163,344
2007	163,344
2008	163,344
2009	163,344
Thereafter	$1,388,424

Total rent expense for the year ended December 31, 2004, for the three months ended December 31, 2003, and the years ended September 30, 2003 and 2002 were $186,000, $41,000, $34,000 and $0, respectively.

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

A summary of the status of the plans as of December 31, 2004 and 2003, and changes during the years ending on the dates presented below (all shares have been adjusted for the 3:2 stock split in February 1998 and the 5% stock dividend in February 1999):

Grant Date	Shares Granted	Average Exercise Price Per Share	Expiration Date	Earliest Date Exercisable
October, 1995	50,504	5.79	October, 2005	October, 1995
January, 1996	945	5.79	January, 2006	January, 1996
April, 1996	1,725	6.67	April, 2006	April, 1997
May, 1998	24,570	15.83	May, 2008	May, 1998
October, 2000	5,300	8.75	October, 2010	October, 2000
January, 2001	27,365	9.06	January, 2011	January, 2001
January, 2002	22,887	10.36	January, 2012	January, 2002
April, 2002	5,000	13.00	April, 2012	April, 2002
November, 2002	1,500	13.25	November, 2012	November, 2002
December, 2003	43,000	16.75	December, 2013	December, 2003

Total Shares Granted	182,796

15.	Stock Option Plans (continued)

At December 31, 2004, the Corporation had the following options exercisable:

Fiscal Year	Range of exercise price	Weighted Average Remaining Contractual Life	Number Options Exercisable	Average Exercise Price
1995	$5.79	1 years	50,504	$5.79
1996	$5.79 - $6.67	2.3 years	2,670	6.36
1998	$15.83	5.3 years	24,574	15.83
2000	$8.75	5.8 years	5,300	8.75
2001	$9.06	7 years	27,365	9.06
2002	$10.36-$13.25	7.6 years	29,103	10.96
2003	$16.75	9 years	17,200	16.75

	$5.79 -$16.75	5.4 years	156,716	$10.20

Options for the three previous fiscal years were exercised as follows (adjusted for stock splits and dividends):

For the Years Ended	Shares Exercised	Average Exercise Price Per Share
December 31, 2004	60,635	$6.18
September 30, 2003	19,994	$8.95
September 30, 2002	23,605	$5.97

Stock options for 500 shares at an average price of $9.06 were forfeited during the year ended December 31, 2004. Stock options for 6,087 shares at an average price of $11.54 were forfeited during the year ended September 30, 2003. Stock options for 14,023 shares at an average price of $11.75 were forfeited during the year ended September 30, 2002. At December 31, 2004, 33,623 shares were available for grant and 156,716 options at an average price of $8.35 were outstanding.

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

The Bank is prohibited from declaring cash dividends on its common stock or repurchasing its common stock if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirement. In addition, the Bank is also prohibited from declaring cash dividends and repurchasing its own stock without prior regulatory approval if the total amount of all dividends and stock repurchases (including any proposed dividends and stock repurchases) for the applicable calendar year exceeds its current year’s net income plus its retained net income for the preceding two years. Under current OCC regulations the Bank is limited in the amount it may loan to affiliates, including the Corporation. Loans to a single affiliate may not exceed 10%, and the aggregate of loans to all affiliates may not exceed 20% of bank capital and surplus.

The Bank and the Corporation are subject to various regulatory capital requirements administered by banking regulators. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporations’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action. The Bank must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Bank and the Corporation to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (as defined in the regulations). Management believes, as of December 31, 2004, that the Bank and the Corporation meet the capital adequacy requirements to which they are subject.

As of December 31, 2004 and 2003, the Bank was “well capitalized” under the regulatory framework for prompt corrective action based on its capital ratio calculations. In order to be “well capitalized”, the bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since December 31, 2004 that management believes have changed the bank’s classification.

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

16.	Liquidation Account, Dividend Restrictions And Regulatory Matters (continued)

The following tables present the total risk-based. Tier 1 risk-based and Tier 1 leverage requirements for the Corporation and the Bank (in thousands).

	December 31, 2004
	Amount	Actual Ratio	Regulatory Amount	Minimum Ratio	“Well Amount	Capitalized” Ratio
Leverage ratio
Corporation	$29,510	8.42%	$14,012	4%	n/a	n/a
Bank	28,958	8.27%	14,012	4%	$17,516	5%
Tier 1 capital ratio
Corporation	29,510	14.61%	8,078	4%	n/a	n/a
Bank	28,958	14.33%	8,083	4%	12,124	6%
Total risk-based capital ratio
Corporation	31,536	15.62%	16,156	8%	n/a	n/a
Bank	30,984	15.33%	16,165	8%	20,207	10%

	December 31, 2003
	Amount	Actual Ratio	Regulatory Amount	Minimum Ratio	“Well Amount	Capitalized” Ratio
Leverage ratio
Corporation	$28,518	8.40%	$13,584	4%	n/a	n/a
Bank	27,753	8.17%	13,584	4%	$16,980	5%
Tier 1 capital ratio
Corporation	28,518	16.18%	7,048	4%	n/a	n/a
Bank	27,753	15.74%	7,051	4%	10,576	6%
Total risk-based capital ratio
Corporation	30,723	17.44%	14,097	8%	n/a	n/a
Bank	29,958	17.00%	14,102	8%	17,627	10%

Under current Federal Reserve guidelines, the Corporation includes trust preferred securities in Tier 1 capital. As noted in “Recent Accounting Pronouncements” in the Summary of Significant Accounting Policies section, FASB Interpretation No. 46 the Corporation is required to deconsolidate its investment in its subsidiary trusts.

The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The amounts of such reserves totaled $858,000 at December 31, 2004 and $807,000 at December 31, 2003.

17.	Recently Issued Accounting Standards

The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Corporation:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after December 15, 2005. The Corporation is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows. The cumulative effect of adoption, if any, will be measured and recognized in the statement of income on the date of adoption.

In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees and warranties that it has issued. FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee. The initial recognition requirements of FIN No. 45 were effective for guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for financial statements for periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material impact on the Corporation’s financial position or results of operations.

In December 2003, the FASB issued FIN No. 46 (revised), “Consolidation of Variable Interest Entities” (“FIN No. 46(R)”), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity.

17.	Recently Issued Accounting Standards (continued)

holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Corporation’s existing variable interest entities in the first reporting period ending after December 15, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. In accordance with these rules, the Corporation deconsolidated the Trust as of December 31, 2004, which was formed to raise capital by issuing trust preferred securities. The full and unconditional guarantee by the Corporation for the trust preferred securities remains in effect.

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which other-than-temporary impairment has not been recognized. Accordingly the EITF issued EITF No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirements of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition guidance of EITF No. 03-1 has been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position (“FSP”), FSP EITF 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1.” The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded concurrent with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Corporation’s financial position or results of operations.

In March 2004, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 105, “Application of Accounting Principles to Loan commitments,” to inform registrants of the Staff’s view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Corporation adopted the provisions of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have a material impact on the Corporation’s financial condition or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

18.	Union Financial Bancshares, Inc. Financial Information
(Parent Corporation Only)

Condensed financial information for Union Financial is presented as follows (in thousands):

Condensed Balance Sheets	As of December 31,
	2004	2003
Assets:
Cash and cash equivalents	$468	$624
Investment in subsidiary	33,467	32,743
Other	351	403

Total Assets	$34,286	$33,770

Liabilities and Shareholders’ Equity:
Accrued interest payable	$20	$16
Floating rate junior subordinated deferrable interest debentures	8,247	8,247
Shareholders’ Equity	26,019	25,507

Total Liabilities and Shareholders’ Equity	$34,286	$33,770

18.	Union Financial Bancshares, Inc. Financial Information (continued)
(Parent Corporation Only)

	Year Ended December 31, 2004	Three Months Ended December 31, 2003	Years Ended September 30,
			2003	2002
Condensed Statements of Income
Equity in undistributed earnings(loss)of subsidiary	$2,714	($1,077)	$2,399	$2,210
Interest expense	(426)	(100)	(415)	(365)
Other expense, net	(132)	(33)	(125)	(101)

Net income(loss)	$2,156	($1,210)	$1,859	$1,744

Condensed Statements of Cash Flows
Operating Activities:
Net income(loss)	$2,156	($1,210)	$1,859	$1,744
Adjustments to reconcile net income(loss) to net cash used in operating activities:
Equity in undistributed earnings(loss) of subsidiary	(2,714)	1,077	(2,399)	(2,210)
(Increase) decrease in other assets	56	26	54	(134)

Net cash used in operating activities	(502)	(107)	(486)	(600)

Financing Activities:
Proceeds from issuance of floating rate junior subordinated deferrable interest debentures	—	—	—	8,000
Capital contribution to subsidiary	—	—	—	(5,000)
Dividends received from subsidiary	2,000	—	—	—
Dividend reinvestment plan contributions	110	27	110	111
Dividends paid	(783)	(197)	(788)	(777)
Share repurchase program	(1,074)	—	(366)	—
Proceeds from the exercise of stock options	93	17	179	141

Net cash provided by (used in) financing activities	346	(153)	(865)	2,475

Net increase (decrease) in cash and cash equivalents	(156)	(260)	(1,351)	1,875
Cash and cash equivalents at beginning of period	624	884	2,235	360

Cash and cash equivalents at end of period	$468	$624	$884	$2,235

Board of Directors

Union Financial Bancshares And Subsidiaries

Robert H. Breakfield Attorney James W. Edwards Dean of Academics, USC-Union William M. Graham Owner, Graham’s Flowers Louis M. Jordan President, Jordan’s Ace Hardware, Inc.	Carl L. Mason Chairman Retired Dwight V. Neese President and Chief Executive Officer Provident Community Bank Philip C. Wilkins, DMD Dentist

Leadership Group

Provident Community Bank

Henry G. Alexander, Jr.

Vice President

Union Region Commercial Relationship Manager

Carolyn H. Belue

Vice President

Operations Administration Manager

Brenda T. Billardello

Vice President

Marketing Director

Edward A. Brock

Senior Vice President

York Market Executive

Richard H. Flake

Executive Vice President

Chief Financial Officer

Lisa G. Morris

Vice President

Human Resource Manager

Dwight V. Neese

President

Chief Executive Officer

Mark F. Pack

Senior Vice President

Business Manager Program Director

Lori H. Patrick

Vice President

Union Market Executive

Susan D. Taylor

Vice President

Fairfield Market Executive

Jeffrey M. Thompson

Vice President

Laurens Market Executive

Lud W. Vaughn

Executive Vice President

Chief Credit Officer

Wanda J. Wells

Senior Vice President & Corporate Secretary

Shareholder Relations Officer

Corporate Information

Common Stock Information

Union Financial Bancshares, Inc.’s common stock is quoted on the Nasdaq National Market under the symbol UFBS. As of December 31, 2004, there were 757 shareholders of record and 1,957,989 shares of common stock issued and outstanding. The following table contains the range of high and low bid information of Union Financial’s common stock as reported by the Nasdaq Stock Market and per share dividend as declared during each quarter of the last two calendar years. See Note 16 to the financial statements for information regarding certain limitations imposed on the Bank’s ability to pay cash dividends to the holding company.

Calendar Year 2004	High	Low	Dividend
Fourth Quarter	$18.13	$16.40	$.100
Third Quarter	$17.12	$15.46	$.100
Second Quarter	$17.55	$16.74	$.100
First Quarter	$17.26	$16.68	$.100

Calendar Year 2003	High	Low	Dividend
Fourth Quarter	$18.29	$16.83	$.100
Third Quarter	$18.45	$16.75	$.100
Second Quarter	$17.19	$14.44	$.100
First Quarter	$15.85	$13.51	$.100

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

Annual Meeting of Shareholders

The Annual Meeting of Shareholders will convene at the Main Street Auditorium of the University of South Carolina, Union Campus, Union, South Carolina on April 20, 2005 at 2:00 p.m.

Additional Information

If you are receiving duplicate mailings of shareholder reports due to multiple accounts, we can consolidate the mailings without affecting your account registration. To do this, or for additional information, contact our Shareholder Relations Officer at the corporate address shown below.

Corporate Offices

203 West Main Street

Union, South Carolina 29379

(888) 427-9002

Transfer Agent

Registrar & Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

(800) 456-0596

Independent Registered Public Accounting Firm

Elliott Davis, LLC

200 East Broad Street

Greenville, SC 29601

Special Counsel

Muldoon Murphy & Aguggia LLP

5101 Wisconsin Avenue, N.W.

Washington, D.C. 20016

General Counsel

Nelson Mullins Riley & Scarborough

104 South Main Street, Suite 900

Greenville, South Carolina 29601

Shareholder Relations Officer

Wanda J. Wells

Union Financial Bancshares, Inc.

203 West Main Street

Union, SC 29379

(864) 429-1861

Website

www.providentonline.com