Form 10-K, Exhibit 13
period 2005-12-31
UNION FINANCIAL BANCSHARES INC
filed 2006-03-21
CIK 926164

EXHIBIT NO. 13

2005 Annual Report to Shareholders

Union Financial Bancshares, Inc.

2005 Supplemental Annual Report

TABLE OF CONTENTS

Business	1

Selected Financial and Other Data	2

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Report of Independent Registered Public Accounting Firm	15

Consolidated Financial Statements	15

Notes to Consolidated Financial Statements	21

Directors and Leadership Group	45

Corporate Information	46

BUSINESS

Union Financial Bancshares, Inc. (“Union Financial”) is the bank holding company for Provident Community Bank, N.A., (the “Bank”). Union Financial engages in no significant activity other than holding the stock of the Bank and engaging in certain passive investment activities. Union Financial and the Bank are collectively referred to as the “Corporation” in this annual report.

The Bank is a national bank headquartered in Union, South Carolina. The Bank, originally chartered in 1934, is a member of the Federal Home Loan Bank System (the “FHLB”). Its deposits are insured to the maximum limits allowable by the Federal Deposit Insurance Corporation (the “FDIC”).

The business of the Bank consists primarily of attracting deposits from the general public and originating loans on properties located in South Carolina. The Bank originates consumer and commercial loans, commercial real estate loans, construction loans and residential mortgage loans, invests in federal government and agency obligations and purchases fixed and variable rate mortgage participation certificates. The principal sources of funds for the Bank’s lending and investing activities include deposits received from the general public, advances from the FHLB and other borrowings. The Bank’s principal expenses are interest paid on deposit accounts and other borrowings and expenses incurred in the operation of the Bank. The Bank’s operations are conducted through its main office and six full-service banking centers, all of which are located in the upstate area of South Carolina.

SELECTED FINANCIAL AND OTHER DATA

Operations Data:

	Years Ended December 31		Three Months Ended December 31	Years Ended September 30
	2005	2004	2003	2003	2002	2001
	( In Thousands – Except Share and Per Share Amounts)
Interest income	$19,213	$16,952	$3,787	$16,924	$18,361	$19,018
Interest expense	(8,970)	(7,246)	(2,305)	(8,702)	(9,775)	(11,613)

Net interest income	10,243	9,706	1,482	8,222	8,586	7,405
Provision for loan losses	(869)	(1,250)	(725)	(725)	(990)	(240)

Net interest income after provision for loan losses	9,374	8,456	757	7,497	7,596	7,165
Other income (expense)	2,543	2,561	(283)	2,533	1,308	1,149
Other expense	(8,537)	(8,140)	(2,326)	(7,600)	(6,602)	(6,250)

Income (loss) before income taxes	3,380	2,877	(1,852)	2,430	2,302	2,064
Income tax (expense) benefit	(914)	(721)	642	(571)	(558)	(721)

Net income (loss)	$2,466	$2,156	$(1,210)	$1,859	$1,744	$1,343

Net income (loss) per common share (Basic)	$1.29	$1.10	$(0.62)	$0.95	$0.90	$0.70

Net income (loss) per common share (Diluted)	$1.26	$1.05	$ (0.62)	$0.90	$0.86	$0.68

Dividends paid per common share	$0.40	$0.40	$0.10	$0.40	$0.40	$0.40
Weighted average number of common shares outstanding (Basic)	1,914,357	1,957,760	1,967,217	1,963,775	1,939,084	1,918,431
Weighted average number of common shares outstanding (Diluted)	1,962,920	2,044,137	1,967,217	2,056,579	2,030,040	1,971,611

UNION FINANCIAL BANCSHARES, INC.

Financial Condition:

	At December 31			At September 30,
	2005	2004	2003	2003	2002	2001
	(Dollars In Thousands)
Total amount of:
Assets	$371,042	$351,598	$331,884	$341,704	$310,968	$277,752
Cash and due from banks	8,380	13,197	28,702	3,290	7,385	5,694
Securities	146,283	143,494	123,789	157,438	117,633	89,117
Loans (net)	192,577	171,094	154,501	152,921	161,576	158,063
Deposits	239,603	227,589	223,131	220,232	200,303	194,079
Advances from Federal Home Loan Bank and other borrowings	75,715	63,500	68,500	74,000	57,000	46,007
Securities sold under agreement to repurchase	20,000	24,000	5,000	11,000	17,000	11,000
Floating rate junior subordinated deferrable interest debentures	8,247	8,247	—	—	—	—
Corporate obligated floating rate capital securities	—	—	8,000	8,000	8,000	—
Shareholders’ equity	25,333	26,019	25,507	26,216	27,198	24,376

Other Selected Data:

	Years Ended December 31		Years Ended September 30,
	2005	2004	2003	2002	2001
Average interest rate spread	2.98%	2.94%	2.56%	2.97%	2.98%
Net yield on average interest-earning assets	3.02%	2.96%	2.63%	3.08%	3.08%
Return on average assets	0.68%	0.61%	0.55%	0.59%	0.51%
Return on average shareholders’ equity	9.68%	8.40%	6.64%	7.06%	6.03%
Dividend payout ratio	31.26%	36.32%	42.29%	44.55%	57.03%
Operating expense to average assets	2.17%	2.14%	2.17%	2.22%	2.39%
Ratio of average shareholders’ equity to average assets	7.01%	7.28%	8.34%	8.31%	8.50%

Note: In 2003, the Corporation changed its year end from September 30 to December 31.

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

The Corporation believes the allowance for loan losses is a critical accounting policy that requires significant judgments and estimates used in the preparation of consolidated financial statements. Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on the nature and volume of the loan portfolio, overall portfolio quality, delinquency levels, a review of specific problem loans, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. A portion of the allowance is established by segregating the loans by residential mortgage, commercial and consumer loans and assigning allocation percentages based on historical loss experience and delinquency trends. The applied allocation percentages are reevaluated at least annually to ensure their relevance in the current economic environment. Accordingly, increases in the size of the loan portfolio and the increased emphasis on commercial real estate and commercial business loans, which carry a higher degree of risk of default and, thus, a higher allocation percentage, increases the allowance. Additionally, a portion of the allowance is established based on the level of specific classified assets.

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

Forward-Looking Statements

Management’s Discussion and Analysis of Financial Condition and Results of Operations and other portions of this report contain certain “forward-looking statements” concerning the future operations of Union Financial and the Bank. Management intends to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing the Corporation of the protections of such safe harbor with respect to all “forward-looking statements” contained in the Annual Report. The Corporation has used “forward-looking statements” to describe future plans and strategies. Forward looking statements are generally preceded by such terms as “expects,” “believes,” “anticipates,” “intends” and similar expressions. Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the Corporation’s market area and the country as a whole, the ability of the Corporation to control costs and expenses, the products and pricing of its competitors, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the “forward-looking statements” and undue reliance should not be placed on such statements. Except as required by applicable law and regulation, the Corporation does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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

UNION FINANCIAL BANCSHARES, INC.

and volume of repricing assets versus the timing and volume of repricing liabilities expose the Corporation to interest rate risk. Management’s policies are directed at minimizing the impact on earnings of movements in interest rates.

The Corporation’s Asset/Liability Committee makes pricing and marketing decisions on deposit and loan products in conjunction with managing the Corporation’s interest rate risk. In addition, the Asset/Liability Committee reviews the Corporation’s securities portfolio, FHLB advances and other borrowings as well as the Corporation’s asset and liability policies.

At December 31, 2005, the Corporation had more interest-rate sensitive assets than liabilities that would reprice over the next twelve months. For the year ended December 31, 2005, the average balance of the loan portfolio increased $19.7 million while the average balance of investment and mortgage-backed securities decreased $7.6 million. Proceeds from the maturation, sale and repayment of investment and mortgage-backed securities were utilized to fund loan growth and resulted in an increase in the average yield on interest-earning assets as the loans originated carried a higher yield than the securities. However, due to the Corporation’s focus on lower cost demand deposit accounts, overall funding costs increased at a slower rate than the increase in yield on earning assets, resulting in a slightly higher interest rate spread. The Corporation expects that its loan portfolio will continue to increase in the future with higher consumer and commercial loan originations, resulting in a higher yield in a rising interest rate environment. The Corporation continues to work to shorten the average life of its assets through the origination of shorter-term variable-rate consumer and commercial loans and the decline in originations of longer-term fixed-rate real estate loans and to extend the term on its liabilities in an effort to provide a better match of repricing for interest earning assets and interest bearing liabilities.

The Corporation has established policies and monitors results to control interest rate sensitivity. While the Corporation utilizes measures such as static gap, which is simply the measurement of the difference between interest-sensitive assets and interest-sensitive liabilities repricing for a particular time period, an equally important process is the evaluation of how particular assets and liabilities are impacted by changes in interest rates or selected indices as they reprice. Asset/liability modeling techniques are utilized by the Corporation to assess varying interest rate and balance sheet mix assumptions.

The primary objective of Asset/Liability management at the Corporation is to manage interest rate risk and achieve reasonable stability in net interest income throughout interest rate cycles in order to maintain adequate liquidity. This is achieved by maintaining the proper balance of rate-sensitive assets and rate-sensitive liabilities. The relationship of rate-sensitive assets to rate-sensitive liabilities is the principal factor in projecting the effect that fluctuating interest rates will have on future net interest income. Rate-sensitive assets and liabilities are those that can be repriced to current market rates within a relatively short time period. Management monitors the rate sensitivity of interest earning assets and interest-bearing liabilities over the entire life of these instruments, but places particular emphasis on the first year. At December 31, 2005, approximately 63% of the Corporation’s interest-earning assets were scheduled to reprice or to mature within one year compared to approximately 61% of interest-bearing liabilities.

The following table shows the Corporation’s rate-sensitive position at December 31, 2005 as measured by gap analysis (the difference between the interest-earning asset and interest-bearing liability amounts scheduled to be repriced to current market rates in subsequent periods). Over the next twelve months, we expect the amount of interest-earning assets to reprice will exceed the amount of interest-bearing liabilities by approximately $10 million. As a result, at December 31, 2005, the ratio of rate-sensitive assets to rate-sensitive liabilities within the one-year time frame was 105%, indicating an “asset-sensitive” position. Companies in an asset sensitive position would expect rising interest rates to have a positive impact on net interest income and falling interest rates to have a negative impact.

UNION FINANCIAL BANCSHARES, INC.

The following table sets forth the Corporation’s interest sensitivity position as of December 31, 2005.

Interest Sensitivity Analysis

(dollars in thousands)

	Average Rate	Within 1 Year	1-3 Years	After 3-5 Years	Over 5 Years	Total	Fair Value
INTEREST-EARNING ASSETS
Loans (1)	7.64	$148,003	$27,365	$10,412	$11,831	$197,611	$196,118
Mortgage-backed securities (2)	4.01	11,127	8,974	2,568	4,863	27,532	26,835
Interest-earning deposits, Investments and FHLB/FRB stock	4.46	60,975	20,975	11,507	31,425	124,882	125,579

Total interest-earning assets	6.18	220,105	57,314	24,487	48,119	350,025	348,532

INTEREST-BEARING LIABILITIES
Deposits
Savings accounts (3)	0.43	5,314	6,628	3,456	1,335	16,733	16,188
Checking accounts (3)	1.93	30,549	22,662	5,318	12,184	70,713	71,375
Money market accounts (3)	2.55	2,988	4,310	2,247	4,869	14,414	15,218
Certificate accounts	2.75	103,934	25,386	8,423	—	137,743	136,855
Borrowings (4)	4.06	59,215	18,000	7,500	11,000	95,715	96,311
Floating rate junior subordinated deferrable interest debentures	7.20	8,247	—	—	—	8,247	8,217
Total interest-bearing liabilities	3.03	$210,247	$76,986	$26,944	$29,388	$343,565	$344,164

Interest sensitive gap	3.15	9,858	(19,672)	(2,457)	$18,731
Cumulative interest sensitive gap		$9,858	($9,814)	($12,271)	$6,460
Rate Sensitive Assets/ Rate Sensitive Liabilities		105%

Assumptions:

(1)	Fixed-rate loans are shown in the time frame corresponding to contractual principal amortization schedules. Adjustable-rate loans are shown in the time frame corresponding to the next contractual interest rate adjustment date. The fixed and variable rate loans shown also take into account the Company’s estimates of prepayments of fixed and adjustable rate loans.

(2)	Mortgage-backed securities are shown at repricing dates but also include prepayment estimates.

(3)	Decay rates approximate 30% in the first year and 28% in the second year for checking accounts, 32% in the first year and 30% in the second year for savings accounts and 49% in the first year and 43% in the second year for money market accounts.

(4)	Borrowings include fixed-rate FHLB of Atlanta advances at the earlier of maturity date or expected call dates. For purposes of the table above, the Company has assumed under current interest rates that certain advances with call provisions will extend.

Management is not aware of any known events or uncertainties that will have or are reasonably likely to have a material effect on the Corporation’s liquidity, capital resources or results of operations. Management is not aware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on the Corporation’s liquidity, capital resources or results of operations.

UNION FINANCIAL BANCSHARES, INC.

Yields Earned and Rates Paid

The Corporation’s pretax earnings depend primarily on its net interest income, the difference between the income it receives on its loan portfolio and other investments and its cost of funds, consisting primarily of interest paid on deposits and borrowings. Net interest income is affected by the average yield on interest-earning assets, the average rate on interest-bearing liabilities, and the ratio of interest-earning assets to interest-bearing liabilities.

The following table sets forth, at or for the periods and dates indicated, the weighted average yields earned on the Corporation’s interest-earning assets, the weighted average interest rates paid on the Corporation’s interest-bearing liabilities, the interest rate spread and net yield on interest-earning assets.

	At December 31,	Years Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2005	2005	2004	2003	2003
Average yield on earnings assets:
Loans	7.64%	7.04%	6.49%	6.36%	6.94%
Investments (1)	4.46%	4.11%	3.87%	3.10%	3.95%
Mortgage-backed securities	4.01%	4.07%	3.93%	3.56%	3.78%

Total interest-earning assets	6.18%	5.66%	5.18%	4.83%	5.41%

Less:
Average rate paid on deposits (2)	2.57%	2.25%	1.77%	1.86%	2.25%
Average rate paid on borrowings	4.06%	3.65%	3.23%	5.84%	4.13%
Average cost of funds	3.03%	2.67%	2.24%	2.98%	2.85%

Average interest rate spread	3.15%	2.99%	2.94%	1.85%	2.56%

Net yield on average interest-earning assets	3.15%	3.02%	2.96%	1.89%	2.63%

The Corporation’s weighted average yield on earning assets and weighted average cost of interest-bearing liabilities shown above are derived by dividing interest income and expense by the weighted average balances of interest-earning assets or interest-bearing liabilities. During fiscal 2005, the average yield on interest earning assets increased by 48 basis points while the average rate paid on average interest-bearing liabilities increased by 43 basis points. Average interest-earning assets increased $12.1 million in fiscal 2005 while interest-bearing liabilities increased $10.9 million. This, in conjunction with the average yield on interest-earning assets increasing more than the increase in the average rate on interest-bearing liabilities, provided for the increase in gross margin.

(1)	Includes investment securities, federal funds sold, interest-bearing time deposits, overnight interest-bearing deposits, Federal Home Loan Bank stock and Federal Reserve stock.

(2)	Includes non interest bearing deposits.

UNION FINANCIAL BANCSHARES, INC.

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

	Years Ended December 31, 2005 vs. 2004			Years Ended December 31, 2004 vs. September 30, 2003
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in Thousands)
Change in interest income:
Loans	$1,280	$987	$2,267	$199	($714)	($515)
Mortgage-backed securities	(594)	65	(529)	(1,168)	45	(1,123)
Investments	303	220	523	1,692	(26)	1,666

Total interest income	989	1,272	2,261	723	(695)	28

Change in interest expense:
Deposits	220	1,125	1,345	306	(1,063)	(757)
Borrowings and other	(50)	429	379	237	(936)	(699)

Total interest expense	170	1,554	1,724	543	(1,999)	(1,456)

Change in net interest income	$819	($282)	$537	$180	$1,304	$1,484

RESULTS OF OPERATIONS

Comparison of Years Ended December 31, 2005 and December 31, 2004

Net income increased $310,000 or 14.38% from $2,156,000 for the year ended December 31, 2004 to $2,466,000 for the year ended December 31, 2005. Earnings per share were $1.29 per share (basic) and $1.26 per share (diluted) for the year ended December 31, 2005 compared to $1.10 per share (basic) and $1.05 per share (diluted) for the year ended December 31, 2004. Net interest income before the loan loss provision for the year ended December 31, 2005 increased $537,000, or 5.53%, to $10,243,000 compared to $9,706,000 for the same period in the previous year. The increase was due primarily to higher average loan balances over the previous year along with an increase in yield on loans that resulted from a higher concentration of commercial loans. The increase in net interest income was partially offset by higher deposit costs as a result of rising rates.

Interest Income

Total interest income increased $2,261,000, or 13.34%, from $16,952,000 in the year ended December 31, 2004 to $19,213,000 in the year ended December 31, 2005. Interest income on loans increased $2,267,000, or 21.80%, from $10,399,000 in 2004 to $12,666,000 in 2005 due primarily to increasing market interest rates along with higher average balance of loans with a higher average rate due to our increased emphasis on commercial and consumer loan originations. The Corporation’s continued focus on variable and prime-based lending resulted in net growth in consumer/commercial loans of 21.12% while net residential mortgage loans declined 12.61%. Interest income on deposits, federal funds sold and investment securities decreased $6,000, or 0.09%, from $6,553,000 in 2004 to $6,547,000 in 2005. The decrease was due primarily to lower average balances, offset by higher yields. Proceeds from the maturity and sale of investment securities were utilized to fund growth in higher-yielding loans.

UNION FINANCIAL BANCSHARES, INC.

Interest Expense

Interest expense increased 23.79% to $8,970,000 in 2005 from $7,246,000 in 2004. Interest expense increased $1,345,000 for deposits and increased $379,000 for other borrowings and floating rate junior subordinated deferrable interest debentures. Interest expense for deposits increased due primarily to higher market rates from a rising interest rate environment. The rate paid was offset by an increase in lower-cost transaction account balances by 21.36% while traditional higher-cost certificate of deposit account balances decreased 4.05%. Interest expense on other borrowings increased due to higher market rates offset somewhat by lower average balances of borrowings.

Provision for Loan Loss

Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered by management as adequate to provide for estimated loan losses based on management’s evaluation of the collectibility of the loan portfolio. The allowance for loan loss calculation includes a segmentation of loan categories subdivided by residential mortgage, commercial and consumer loans. Each category is risk rated for all loans including performing groups. The weight assigned to each performing group is developed from a three-year historical average loan loss experience ratio and as the loss experience changes, the category weight is adjusted accordingly. In addition to loan loss experience, management’s evaluation of the loan portfolio includes the market value of the underlying collateral, growth and composition of the loan portfolio, delinquency trends and economic conditions. Management evaluates the carrying value of loans periodically, and the allowance for loan losses is adjusted accordingly. Consumer and commercial loans carry higher risk weighted rates in the allowance calculation as compared to residential mortgage loans.

The provision for loan losses decreased from $1,250,000 in 2004 to $869,000 in 2005. The allowance for loan losses increased $368,000 to $2,394,000 as of December 31, 2005 compared to $2,026,000 as of December 31, 2004. Non-performing loans increased $496,000 from $750,000 at December 31, 2004 to $1,246,000 at December 31, 2005. At December 31, 2005, impaired loans totaled $127,000 compared to $197,000 at December 31, 2004.

The Corporation experienced loan charge-offs, net of recoveries, of approximately $501,000 in the year ended December 31, 2005 compared to $1,607,000 for the year ended December 31, 2004. The previous year loan charge-offs included approximately $1,306,000 from three commercial loans that were charged off after the loans were determined to be uncollectible. The allowance for loan losses to total loans at December 31, 2005 was 1.23% compared to 1.18% at December 31, 2004. The allowance for loan losses to non-performing loans at December 31, 2005 was 192.13% compared to 270.13% at December 31, 2004.

Non-Interest Income

Non-interest income decreased 0.70% to $2,543,000 for the year ended December 31, 2005 from $2,561,000 for the year ended December 31, 2004. Fees for financial services increased $61,000 to $2,533,000, primarily due to higher fees as a result of an increase in demand deposit accounts that was offset partially by lower fees generated from third party investment brokerage and financing receivables programs due to a reduction in product volumes.

Non-Interest Expense

Non-interest expense increased 4.88% to $8,537,000 for the year ended December 31, 2005 from $8,140,000 for the year ended December 31, 2004. Compensation and employee benefits increased 8.01%, or $301,000, from the year ended December 31, 2004 compared to the year ended December 31, 2005 due primarily to normal merit salary increases along with higher amortization expense for deferred compensation contracts. Occupancy and equipment expenses decreased 0.84%, or $17,000, to $2,015,000 for the year ended December 31, 2005 from $2,032,000 for the year ended December 31, 2004 due to lower depreciation expense. Professional services expense increased 13.68%, or $42,000, from the year ended December 31, 2004 to the year ended December 31, 2004 due to higher consultant expense utilized to implement improved loan documentation procedures and higher audit fees. Advertising and public relations expense increased 2.45%, or $4,000, from the year ended December 31, 2004 to the year ended December 31, 2005 due to higher advertising expense for deposit product promotions. Loan operations costs increased $66,000, or 48.88%, to $201,000 for the year ended December 31, 2005 from $135,000 for the year ended December 31, 2004, due to higher disposition costs associated with foreclosed real estate properties. Items processing expense decreased $97,000, or 38.65%, to $154,000 for the year ended December 31, 2005 from $251,000 for the year ended December 31, 2004. The Corporation entered into a new items processing contract that was effective January 1, 2005 that reduced the long term expense for processing demand accounts. Telephone expense increased $30,000, or 20.27%, to $178,000 for the year ended December 31, 2005 from $148,000 for the year ended December 31, 2004 due to installation charges incurred for two new banking center systems and prior year expense credits received on the purchase of new equipment. Other operating expense increased 10.03%, or $68,000, for the year ended December 31, 2005 compared to the year ended December 31, 2004 due primarily to higher costs for stock listing services as a result of increasing authorized outstanding shares from 2,500,000 to 5,000,000 and increased courier service expense due to higher fuel costs.

UNION FINANCIAL BANCSHARES, INC.

Income Tax Expense

The effective income tax rate for the Corporation was 27.04% for the year ended December 31, 2005 compared to 25.06% for the year ended December 31, 2004. The increase was due to the higher level of taxable versus to non-taxable income for the year ended December 31, 2005 compared to the year ended December 31, 2004.

Comparison of Years Ended December 31, 2004 and September 30, 2003

Net income increased $297,000 or 15.98% from $1,859,000 for the year ended September 30, 2003 to $2,156,000 for the year ended December 31, 2004. Earnings per share were $1.10 per share (basic) and $1.05 per share (diluted) for the year ended December 31, 2004 compared to $.95 per share (basic) and $.90 per share (diluted) for the year ended September 30, 2003. (In 2003, the Corporation changed its year end from September 30 to December 31.)

Interest Income

Total interest income increased $28,000, or 0.17%, from $16,924,000 in year ended September 30, 2003 to $16,952,000 in the year ended December 31, 2004. Interest income on loans decreased $515,000, or 4.72%, from $10,914,000 in 2003 to $10,399,000 in 2004 due primarily to declining market interest rates along with a shift in the loan portfolio toward variable and prime-based loan products. The Corporation’s continued focus on variable and prime-based lending resulted in net growth in consumer and commercial loans of 20.55% while net residential mortgage loans declined 3.76%. Interest income on deposits, federal funds sold and investment securities increased $543,000, or 9.03%, from $6,010,000 in 2003 to $6,553,000 in 2004. The increase was due primarily to increased investments in government agency securities, offset by lower volumes of mortgage-backed securities.

Interest Expense

Interest expense decreased 16.73% to $7,246,000 in 2004 from $8,702,000 in 2003. Interest expense decreased $757,000 for deposits and decreased $699,000 for other borrowings and floating rate junior subordinated deferrable interest debentures. Interest expense for deposits decreased due primarily to lower deposit rates from a declining interest rate environment. In addition, the Corporation increased lower-cost transaction account balances by 29.0% while traditional higher-cost certificate of deposit account balances decreased 4.68%. The overall increase in deposits was primarily from the Rock Hill, South Carolina banking center that was established in late 2003. Interest expense on other borrowings decreased due to lower interest rates during the year, offset by a higher level of borrowings that were utilized to fund growth.

Provision for Loan Loss

Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered by management as adequate to provide for estimated loan losses based on management’s evaluation of the collectibility of the loan portfolio. The allowance for loan loss calculation included a segmentation of loan categories subdivided by residential mortgage, commercial and consumer loans. Each category was risk rated for all loans including performing groups. The weight assigned to each performing group was developed from a three-year historical average loan loss experience ratio and as the loss experience changes, the category weight was adjusted accordingly. In addition to loan loss experience, management’s evaluation of the loan portfolio included the market value of the underlying collateral, growth and composition of the loan portfolio, delinquency trends and economic conditions. Management evaluated the carrying value of loans periodically, and the allowance for loan losses was adjusted accordingly. The increased allowance reflected the Corporation’s continued movement from longer term, fixed rate residential loans to shorter term, floating rate consumer and commercial loans. Consumer and commercial loans carry higher risk weighted rates in the allowance calculation as compared to residential mortgage loans. The provision for loan losses increased from $725,000 in fiscal 2003 to $1,250,000 in fiscal 2004. The allowance for loan losses increased $184,000 to $2,026,000 as of December 31, 2004 compared to $1,842,000 as of September 30, 2003. Non-performing loans decreased $2,304,000 from $3,054,000 at September 30, 2003 to $750,000 at December 31, 2004. At December 31, 2004, impaired loans totaled $197,000 compared to $718,000 at September 30, 2003.

The Corporation experienced loan charge-offs, net of recoveries, of approximately $1,607,000 in the year ended December 31, 2004 compared to $254,000 for the year ended September 30, 2003. The loan charge-offs in 2004 included approximately $1,306,000 from three commercial loans that were charged off after the loans were determined to be uncollectible. The allowance for loan losses to total loans at December 31, 2004 was 1.18% compared to 1.19% at September 30, 2003. The allowance for loan losses to non-performing loans at December 31, 2004 was 270.13% compared to 60.32% at September 30, 2003.

UNION FINANCIAL BANCSHARES, INC.

Non-Interest Income

Non-interest income increased 1.10% to $2,561,000 for the year ended December 31, 2004 from $2,533,000 for the year ended September 30, 2003. Fees for financial services increased $338,000 to $2,472,000, primarily due to higher fees related to checking account products along with the growth of the Rock Hill, South Carolina banking center that was opened in the third quarter of 2003. Other fee income, net increased $277,000 to $65,000 for the year ended December 31, 2004 from $(212,000) for the year ended September 30, 2003. The increase in other fees was due to the amortization of servicing expense with all costs being fully amortized in the previous year. Mortgage banking fees from the gain on sale of loans for the year ended December 31, 2004 was $95,000 compared to $40,000 for the year ended September 30, 2003 as the Corporation sold $10,215,000 in fixed rate mortgage loans during the year as part of its interest rate risk strategies. The sales represented loans funded and sold through a third party on a servicing released basis. Gain on sale of investments was $24,000 for the year ended December 31, 2004 compared to $611,000 for the year ended September 30, 2003. The gain on sale of investments for the previous year was the result of the sale of investments with higher interest rate sensitivity, which helped to improve the interest rate risk exposure for the Corporation.

Non-Interest Expense

Non-interest expense increased 7.10% to $8,140,000 for the year ended December 31, 2004 from $7,600,000 for the year ended September 30, 2003. On June 16, 2003, the Corporation opened its Rock Hill, South Carolina regional banking center and, therefore, expense categories for 2004 reflected additions for the new banking center. Compensation and employee benefits increased 9.12%, or $314,000, from the year ended September 30, 2003 compared to the year ended December 31, 2004 due primarily to the staff additions for the new branch. Occupancy and equipment expenses increased 6.17%, or $118,000, to $2,032,000 for the year ended December 31, 2004 from $1,914,000 for the year ended September 30, 2003 due to higher rent expense for the new branch. Professional services expense decreased 18.57%, or $70,000, from the year ended September 30, 2003 to the year ended December 31, 2004 due to lower legal expense as a result of the previous year’s costs including expenses for the Corporation’s conversion to a national bank charter. Advertising and public relations expense decreased 23.11%, or $49,000, from the year ended September 30, 2003 to the year ended December 31, 2004 due to the previous promotional costs incurred in the previous year related to the new banking center opening. Loan operations costs increased $77,000, or 132.76%, to $135,000 for the year ended December 31, 2004 from $58,000 for the year ended September 30, 2003, due to higher disposition costs associated with foreclosed real estate properties. Items processing expense increased $28,000, or 12.56%, to $251,000 for the year ended December 31, 2004 from $223,000 for the year ended September 30, 2003, due to an increase in demand accounts. Telephone expense increased $26,000, or 21.31%, to $148,000 for the year ended December 31, 2004 from $122,000 for the year ended September 30, 2003 due primarily to the new banking center opening. Other operating expense increased 17.10%, or $99,000, for the year ended December 31, 2004 compared to the year ended September 30, 2003 due primarily to higher general expenses that resulted from the new branch opening in York County.

Income Tax Expense

The effective income tax rate for the Corporation was 25.06% for the twelve month period ended December 31, 2004 compared to 23.50% for the year ended September 30, 2003. The increase was due to the higher level of taxable versus non-taxable income for the year ended December 31, 2004 compared to the year ended September 30, 2003.

Financial Condition, Liquidity and Capital Resources

Financial Condition

Assets

At December 31, 2005, the Corporation’s assets totaled $371,042,000, an increase of $19,444,000, or 5.53%, as compared to $351,598,000 at December 31, 2004. Cash and due from banks decreased $4,817,000 to $8,380,000 from $13,197,000 at December 31, 2004. The reduction was utilized to fund growth in investment securities and loans. Investment and mortgage-backed securities increased $2,789,000 to $146,283,000 from $143,494,000 at December 31, 2004. During 2005, the Corporation reduced its exposure to government equity securities with sales of approximately $1,000,000 that resulted in remaining securities of approximately $1,200,000.

Total loans, net, increased $21,483,000, or 12.56%, to $192,577,000 at December 31, 2005 from $171,094,000 at December 31, 2004. The net change in the loan portfolio balance includes a reduction in residential mortgage loans that reflects the Corporation’s movement toward higher yielding consumer and commercial loans through the use of specialized loan officers and products that are intended to provide improvements in interest rate risk exposure. Consumer and commercial loans during this period increased $27,236,000, or 21.12%, while residential mortgage loans decreased $5,977,000 or 12.61%.

UNION FINANCIAL BANCSHARES, INC.

Liabilities

Total liabilities increased $20,130,000, or 6.18%, to $345,709,000 at December 31, 2005 from $325,579,000 at December 31, 2004.

Total deposits increased $12,014,000, or 5.28%, from $227,589,000 at December 31, 2004 to $239,603,000 at December 31, 2005. The increase was due primarily to growth in lower cost demand accounts partially offset by a reduction in higher cost certificates of deposit accounts. The Corporation continues to target lower cost demand deposit accounts through media advertising versus traditional higher cost certificates of deposits. Borrowings from the Federal Home Loan Bank (FHLB) increased $12,215,000, or 19.24%, to $75,715,000 at December 31, 2005 from $63,500,000 at December 31, 2004. Securities sold under agreements to repurchase were $20,000,000 at December 31, 2005 compared to $24,000,000 at December 31, 2004. The increase in deposits and borrowings funded the loan growth and security purchases for the year.

Shareholders’ Equity

Shareholders’ equity decreased $686,000, or 2.64%, to $25,333,000 at December 31, 2005 from $26,019,000 at December 31, 2004 due to the payment of $0.40 per share dividends, a $721,000 increase in unrealized losses on securities available for sale and $1,897,000 used to repurchase 108,568 shares, offset by net income of $2,466,000. During fiscal year 2003, the Corporation implemented a share repurchase program under which the Corporation may repurchase up to 5% of outstanding shares. The program was expanded by an additional 5% in fiscal 2004 and 2005.

The shares will be repurchased either through open market purchases or privately negotiated transactions and will be made from time to time depending on market conditions and other factors. Repurchased shares will be held in treasury and will be available for the Corporation’s benefit plans. The repurchase program is expected to improve the Corporation’s operating performance on a per share basis, and enhance, in the long term, the market price per share of the Corporation’s common stock. During 2005, the Corporation repurchased a total of 108,568 shares at a weighted average cost of $17.47 per share for a total of $1,897,000 compared to a repurchased total of 62,699 shares at a weighted average cost of $17.13 per share for a total of $1,074,000 for 2004.

Liquidity

Liquidity is the ability to meet demand for loan disbursements, deposit withdrawals, repayment of debt, payment of interest on deposits and other operating expenses. The primary sources of liquidity are deposits, loan sales and repayments, borrowings, maturities, prepayment and sales of securities and interest payments.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The primary investing activities of the Corporation are the origination of commercial and consumer loans and the purchase of investment and mortgage-backed securities. These activities are funded primarily by principal and interest payments on loans and investment securities, deposit growth, securities sold under agreements to repurchase, and the utilization of FHLB advances. During the year ended December 31, 2005, the Corporation’s loan originations totaled $88,311,000. At December 31, 2005, the Corporation’s investment in investment and mortgage-backed securities totaled $146,283,000, $143,079,000 of which was available for sale. Approximately $83,170,000 and $62,396,000 of investment securities at December 31, 2005 and December 31, 2004, respectively, were pledged as collateral to secure deposits of the State of South Carolina, and Union, Laurens and York counties along with additional borrowings and repurchase agreements.

During the year ended December 31, 2005, total deposits increased $12,014,000. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by the Corporation and its local competitors and other factors. The Corporation closely monitors its liquidity position on a daily basis. Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2005, totaled $103,934,000. The Corporation relies primarily on competitive rates, customer service, and long-standing relationships with customers to retain deposits. From time to time, the Corporation will also offer competitive special products to its customers to increase retention and to attract new deposits. Based upon the Corporation’s experience with deposit retention and current retention strategies, management believes that, although it is not possible to predict future terms and conditions upon renewal, a significant portion of such deposits will remain with the Corporation. If the Corporation requires funds beyond its ability to generate them internally, additional sources of funds are available through FHLB advances and lines of credit. At December 31, 2005, the Corporation had outstanding $75,715,000 of FHLB borrowings and $20,000,000 of securities sold under agreements to repurchase. At December 31, 2005, the Corporation had unused short-term lines of credit to purchase federal funds from unrelated banks totaling $14,200,000 and the ability to borrow an additional $15,000,000 from secured borrowing lines. Lines of credit are available on a one-to-ten day basis for general purposes of the Corporation. All of the lenders have reserved the right to withdraw these lines at their option.

See Note 14 to the consolidated financial statements for further information about commitments and contingencies.

UNION FINANCIAL BANCSHARES, INC.

Capital Resources

At December 31, 2005, the Bank exceeded the Comptroller of the Currency’s (the “OCC”) and the Federal Reserve Bank’s (the “FRB”) capital requirements. See Note 16 to the consolidated financial statements for further discussion of these capital requirements.

The following table sets forth information relating to the Company’s payments due under contractual obligations at December 31, 2005.

Contractual Obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Floating rate junior subordinated deferrable interest debentures	$8,247,000	$—	$—	$—	$8,247,000
Advances from the Federal Home Loan Bank	75,715,000	33,215,000	8,000,000	7,500,000	27,000,000
Securities sold under agreements to repurchase	20,000,000	15,000,000	5,000,000	—	—
Facilities lease commitments	4,099,212	293,940	587,880	587,880	2,629,512

Total	$108,061,212	$48,508,940	$13,587,880	$8,087,880	$37,876,512

Off-Balance Sheet Risk

In the normal course of operations, the Corporation engages in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in its financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customer’s requests for funding and take the form of legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. Outstanding loan commitments (including commitments to fund credit lines) totaled $47,475,000 at December 31, 2005. Management of the Corporation anticipates that it will have sufficient funds available to meet its current loan commitments. Each customer’s credit worthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on the credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate. The credit risk on these commitments is managed by subjecting each customer to normal underwriting and risk management processes.

At December 31, 2005, the undisbursed portion of construction loans was $1,980,000 and the unused portion of credit lines was $42,586,000. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

For the year ended December 31, 2005, the Corporation did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operation and cash flows.

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

UNION FINANCIAL BANCSHARES, INC.

200 East Broad Street P.O. Box 6286
Greenville. SC 29606-6286

Phone 864.242.3370
Fax 864.232.7161

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Union Financial Bancshares, Inc. and Subsidiaries

Union, South Carolina

We have audited the accompanying consolidated balance sheets of Union Financial Bancshares, Inc. and Subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the years ended December 31, 2005 and 2004, the three months ended December 31, 2003 and the year ended September 30, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Financial Bancshares, Inc. and Subsidiaries as of December 31, 2005 and 2004 and the results of their operations and their cash flows for the years ended December 31, 2005 and 2004, the three months ended December 31, 2003 and the year ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

Greenville, South Carolina

January 13, 2006

UNION FINANCIAL BANCSHARES, INC.

UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2005	2004
	(In Thousands)
Assets:
Cash and due from banks	$8,380	$13,197
Investment and mortgage-backed securities
Held to maturity (market value of $3,247,000 and $1,688,000 at December 31, 2005 and 2004)	3,204	1,630
Available for sale (at fair value)	143,079	141,864

Total investment and mortgage-backed securities	146,283	143,494

Loans, net	192,577	171,094
Federal Home Loan Bank stock, at cost	3,976	3,522
Federal Reserve Bank stock, at cost	539	539
Office properties and equipment, net	5,148	5,635
Accrued interest receivable	2,429	2,068
Intangible assets	3,576	4,212
Cash surrender value of life insurance	5,404	5,206
Other assets	2,730	2,631

Total assets	$371,042	$351,598

Liabilities:
Deposits	$239,603	$227,589
Advances from the Federal Home Loan Bank	75,715	63,500
Securities sold under agreements to repurchase	20,000	24,000
Floating rate junior subordinated deferrable interest debentures	8,247	8,247
Accrued interest payable	520	333
Other liabilities	1,624	1,910

Total liabilities	345,709	325,579

Commitments and contingencies - note 14
Shareholders’ equity:
Serial preferred stock, no par value, authorized - 500,000 shares, issued and outstanding – None
Common stock - $0.01 par value, authorized - 5,000,000 shares issued and outstanding - 1,905,897 shares at December 31, 2005 and 1,957,989 shares at December 31, 2004	20	20
Additional paid-in capital	12,346	12,109
Accumulated other comprehensive income (loss)	(612)	109
Retained earnings, substantially restricted	16,916	15,221
Treasury stock, at cost	(3,337)	(1,440)

Total shareholders’ equity	25,333	26,019

Total liabilities and shareholders’ equity	$371,042	$351,598

See notes to consolidated financial statements.

UNION FINANCIAL BANCSHARES, INC.

UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2005	2004	2003	2003
	(In Thousands, Except Share Data)
Interest Income:
Loans	$12,666	$10,399	$2,433	$10,914
Deposits and federal funds sold	126	40	21	23
Securities available for sale:
State and municipal (non taxable)	869	930	251	881
Other investments (taxable)	5,252	5,400	1,052	4,952
Securities held to maturity and FHLB/FRB stock dividends	300	183	30	154

Total interest income	19,213	16,952	3,787	16,924

Interest Expense:
Deposit accounts	5,248	3,903	1,031	4,660
Floating rate junior subordinated deferrable interest debentures	576	426	100	415
Advances from the FHLB and other borrowings	3,146	2,917	1,174	3,627

Total interest expense	8,970	7,246	2,305	8,702

Net Interest Income	10,243	9,706	1,482	8,222
Provision for loan losses	869	1,250	725	725

Net interest income after provision for loan losses	9,374	8,456	757	7,497

Non-Interest Income:
Fees for financial services	2,533	2,472	554	2,134
Other fees, net	58	65	(142)	(212)
Net gain (loss) on sale of investments	(48)	24	(695)	611

Total non-interest income (loss)	2,543	2,561	(283)	2,533

Non-Interest Expense:
Compensation and employee benefits	4,059	3,758	1,014	3,444
Occupancy and equipment	2,015	2,032	550	1,914
Deposit insurance premiums	32	32	6	35
Professional services	349	307	92	377
Advertising and public relations	167	163	78	212
Loan operations	201	135	69	58
Telephone	178	148	49	122
Items processing	154	251	59	223
Intangible amortization	636	636	159	636
Other	746	678	250	579

Total non-interest expense	8,537	8,140	2,326	7,600

Income (loss) before income taxes	3,380	2,877	(1,852)	2,430
Provision (benefit) for income taxes	914	721	(642)	571

Net income (loss)	$2,466	$2,156	($1,210)	$1,859

Net income (loss) per common share (basic)	$1.29	$1.10	($0.62)	$0.95

Net income (loss) per common share (diluted)	$1.26	$1.05	($0.62)	$0.90

Cash dividends per common share	$0.40	$0.40	$0.10	$0.40

Weighted average number of common shares outstanding (Basic)	1,914,357	1,957,760	1,967,217	1,963,775

Weighted average number of common shares outstanding (Diluted)	1,962,920	2,044,137	1,967,217	2,056,579

See notes to consolidated financial statements.

UNION FINANCIAL BANCSHARES, INC.

UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

	Common Stock		Additional Paid-In Capital	Retained Earnings Substantially Restricted	Accumulated Other Comprehensive Income (Loss)	Treasury Stock At Cost	Total Shareholders’ Equity
	Shares	Amount
	(In Thousands, Except Share Data)
Balance at September 30, 2002	1,958,069	$20	$11,573	$14,184	$1,421	$—	$27,198
Net income	—	—	—	1,859	—	—	1,859
Other comprehensive income, net of tax
Unrealized holding losses arising during period	—	—	—	—	(2,443)	—	(2,443)
Less reclassification adjustment for gains included in net income	—	—	—	—	467	—	467

Comprehensive loss							(117)

Stock option activity	19,889	—	179	—	—	—	179
Dividend plan contributions	7,431	—	110	—	—	—	110
Share repurchase program	(20,286)	—	—	—	—	(366)	(366)
Cash dividend ($.40 per share)	—	—	—	(788)	—	—	(788)

Balance at September 30, 2003	1,965,103	$20	$11,862	$15,255	($555)	$(366)	$26,216
Net loss	—	—	—	(1,210)	—	—	(1,210)
Other comprehensive income, net of tax
Unrealized holding gains arising during period	—	—	—	—	1,108	—	1,108
Less reclassification adjustment for losses included in net income	—	—	—	—	(454)	—	(454)

Comprehensive loss							(654)

Stock option activity	3,006	—	17	—	—	—	17
Dividend plan contributions	1,661	—	27	—	—	—	27
Cash dividend ( $.10 per share)	—	—	—	(197)	—	—	(197)

Balance at December 31, 2003	1,969,770	$20	$11,906	$13,848	$99	$(366)	$25,507

UNION FINANCIAL BANCSHARES, INC.

UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (CONTINUED)

	Common Stock		Additional Paid-In Capital	Retained Earnings Substantially Restricted	Accumulated Other Comprehensive Income (Loss)	Treasury Stock At Cost	Total Shareholders’ Equity
	Shares	Amount
	(In Thousands, Except Share Data)
Balance at December 31, 2003	1,969,770	$20	$11,906	$13,848	$99	($366)	$25,507
Net income	—	—	—	2,156	—	—	2,156
Other comprehensive income, net of tax
Unrealized holding losses arising during period	—	—	—	—	(8)	—	(8)
Less reclassification adjustment for gains included in net income	—	—	—	—	18	—	18

Comprehensive income							2,166

Stock option activity, net	44,174	—	93	—	—	—	93
Dividend plan contributions	6,744	—	110	—	—	—	110
Share repurchase program	(62,699)	—	—	—	—	(1,074)	(1,074)
Cash dividend ($.40 per share)	—	—	—	(783)	—	—	(783)

Balance at December 31, 2004	1,957,989	$20	$12,109	$15,221	$109	($1,440)	$26,019
Net income	—	—	—	2,466	—	—	2,466
Other comprehensive income, net of tax
Unrealized holding losses arising during period	—	—	—	—	(690)	—	(690)
Less reclassification adjustment for losses included in net income	—	—	—	—	(31)	—	(31)

Comprehensive income							1,745

Stock option activity, net	50,339	—	129	—	—	—	129
Dividend plan contributions	6,137	—	108	—	—	—	108
Share repurchase program	(108,568)	—	—	—	—	(1,897)	(1,897)
Cash dividend ($.40 per share)	—	—	—	(771)	—	—	(771)

Balance at December 31, 2005	1,905,897	$20	$12,346	$16,916	($612)	($3,337)	$25,333

See notes to consolidated financial statements.

UNION FINANCIAL BANCSHARES, INC.

UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2005	2004	2003	2003
	(In Thousands)
Operating activities:
Net income (loss)	$2,466	$2,156	($1,210)	$1,859
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	869	1,250	725	725
Amortization expense	636	636	159	1,176
Depreciation expense	824	979	264	1,048
Recognition of deferred income, net of costs	(395)	(345)	(37)	(137)
Deferral of fee income, net of costs	417	348	22	152
(Gain) loss on investments	48	(24)	695	(611)
(Increase) decrease in accrued interest receivable	(361)	(413)	272	(199)
(Increase) decrease in other assets	92	(55)	1,267	(2,496)
(Decrease) increase in accrued interest payable	187	48	(79)	(63)
(Decrease) increase in other liabilities	(286)	449	(1,251)	453

Net cash provided by operating activities	$4,497	$5,029	$827	$1,907

UNION FINANCIAL BANCSHARES, INC.

UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Years Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2005	2004	2003	2003
	(In Thousands)
Investing activities:
Purchase of investment and mortgage-backed securities:
Held to maturity	($4,574)	($1,630)	$—	$—
Available for sale	(58,246)	(109,482)	(5,654)	(165,521)
Proceeds from maturity of investment and mortgage-backed securities:
Held to maturity	3,000	—	—	—
Available for sale	31,708	70,594	91	47,071
Proceeds from sale of investment and mortgage-backed securities:
Available for sale	13,401	4,702	30,187	33,672
Principal repayments on mortgage-backed securities:
Available for sale	10,764	16,240	9,025	42,997
Net (increase) decrease in loans	(22,374)	(17,941)	(1,721)	8,525
(Purchase) redemption of FHLB/FRB stock	(454)	378	—	(1,539)
Purchase of office properties and equipment	(337)	(199)	(316)	(890)

Net cash provided by (used in) investing activities	(27,112)	(37,338)	31,612	(35,685)

Financing activities:
Proceeds from the exercise of stock options	129	93	17	179
Proceeds from dividend reinvestment plan	108	110	27	110
Dividends paid in cash	(771)	(783)	(197)	(788)
Proceeds (repayment) of term borrowings, net	8,215	14,000	(11,500)	11,000
Share repurchase program	(1,897)	(1,074)	—	(366)
Increase in deposit accounts	12,014	4,458	2,899	19,929

Net cash provided by (used in) financing activities	17,798	16,804	(8,754)	30,064

Net (decrease) increase in cash and due from banks	(4,817)	(15,505)	23,685	(3,714)
Cash and due from banks at beginning of period	13,197	28,702	5,017	8,731

Cash and due from banks at end of period	$8,380	$13,197	$28,702	$5,017

See notes to consolidated financial statements.

UNION FINANCIAL BANCSHARES, INC.

UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Organization - Union Financial Bancshares, Inc. (“Union Financial”) is the bank holding company for Provident Community Bank, N.A., a national bank (“the Bank”). Union Financial and the Bank are collectively referred to as the “Corporation” in this annual report. The Bank, founded in 1934, offers a complete array of financial services through seven full-service banking centers in four counties in South Carolina, including checking, savings, time deposits, individual retirement accounts (IRAs), investment services, and secured and unsecured consumer loans. The Bank originates and services home loans and provides financing for small businesses and affordable housing. In conjunction with the change from a savings bank charter regulated by the Office of Thrift Supervision (“the OTS”) to a commercial banking charter regulated by the Comptroller of the Currency (“the OCC”) that was granted on July 27, 2003, the Board of Directors of Union Financial Bancshares, Inc. on October 21, 2003, changed the fiscal year end of the Corporation from September 30 to December 31, effective December 31, 2003. Accordingly, the consolidated condensed financial statements are presented for the transition period from October 1, 2003 to December 31, 2003.

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

Basis of Consolidation - The accompanying consolidated financial statements include the accounts of Union Financial and the Bank. All inter-company amounts and balances have been eliminated in consolidation.

Disclosure Regarding Segments - The Corporation reports as one operating segment, as the chief operating decision-maker reviews the results of operations of the Corporation as a single enterprise.

Advertising - Advertising, promotional, and other business development costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.

Cash and Due from Banks - Cash and due from banks include cash on hand and amounts due from depository institutions, federal funds sold and short term, interest-earning deposits. From time to time, the Corporation’s cash deposits with other financial institutions may exceed the FDIC insurance limits.

Investments and Mortgage-backed Securities - The Corporation accounts for investment securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” In accordance with SFAS 115, debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as “held to maturity” securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as “trading” securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held to maturity or trading securities are classified as “available for sale” securities and reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity. No securities have been classified as trading securities.

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

Loans - Loans are recorded at cost. Mortgage loans consist principally of conventional one-to four-family residential loans and interim and permanent financing of non-residential loans that are secured by real estate. Commercial loans are made primarily on the strength of the borrower’s general credit standing, the ability to generate repayment from income sources

UNION FINANCIAL BANCSHARES, INC.

1.	Summary of Significant Accounting Policies (continued)

and the collateral securing such loans. Consumer loans generally consist of home equity loans, automobile and other personal loans. In many lending transactions, collateral is taken to provide an additional measure of security. Generally, the cash flows or earning power of the borrower represents the primary source of repayment, and collateral liquidation serves as a secondary source of repayment. The Corporation determines the need for collateral on a case-by-case or product-by-product basis. Factors considered include the current and prospective credit worthiness of the customer, terms of the instrument and economic conditions.

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

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan’s yield. The Corporation is generally amortizing these amounts over the contractual life. Commitment fees and costs are generally based upon a percentage of customers’s unused line of credit and are recognized over the commitment period when the likelihood of exercise is remote. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of the yield.

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

Allowance for Loan Losses - The Corporation maintains an allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. The allowance for loan loss calculation includes a segmentation of loan categories by residential mortgage, commercial and consumer loans. Each category is rated for all loans. The weights assigned to each performing group are developed from previous loan loss experience and as the loss experience changes, the category weight is adjusted accordingly. As the loan categories increase and decrease in balance, the provision for loan loss calculation will adjust accordingly. The evaluation also includes a component for expected losses on groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowance for loan losses, and may require the Corporation to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

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

Accounting for Impaired Loans - Impaired loans are accounted for in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical matter, at the loan’s observable market value or fair value of the collateral if the loan is collateral dependent. If the resulting value of the impaired loan is less than the recorded balance, the impairment must be recognized by creating a valuation allowance for the difference and recognizing a corresponding bad debt expense. The risk characteristics used to aggregate loans are collateral type, borrower’s financial condition and geographic location. SFAS No. 118, “Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures,” amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and requires additional disclosures about how a creditor recognizes interest income related to impaired loans.

The Corporation generally determines a loan to be impaired at the time management believes that it is probable that the principal and interest may be uncollectible. Management has determined that, generally, a failure to make a payment within a 90-day period constitutes a minimum delay or shortfall and does not generally constitute an impaired loan. However, management reviews each past due loan and may determine a loan to be impaired prior to the loan becoming over 90 days past due, depending upon the circumstances of that particular loan. The Corporation’s policy for charge-off of impaired loans is on a loan-by-loan basis. The Corporation’s policy is to evaluate impaired loans based on the fair value of the collateral. Interest income from impaired loans is recorded using the cash method. At December 31, 2005 and 2004, impaired loans totaled $127,000 and $197,000 respectively, and the Corporation had recognized no interest income from impaired loans. The average balance in impaired loans was $162,000 for 2005 and $322,000 for 2004.

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

Federal Home Loan Bank Stock - The Bank, as a member institution of Federal Home Loan Bank of Atlanta (“FHLB”) , is required to own capital stock in the FHLB based generally upon the Bank’s balances of residential mortgage loans and FHLB advances. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock historically has been at par value. The Bank carries this investment at its original cost.

UNION FINANCIAL BANCSHARES, INC.

1.	Summary of Significant Accounting Policies (continued)

Federal Reserve Bank Stock - The Bank, as a member institution of Federal Reserve Bank of Richmond (“FRB”), is required to own capital stock in the FRB based upon the Bank’s capital and surplus. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock historically has been at par value. The Bank carries this investment at its original cost.

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

Intangible Assets - Intangible assets consist of core deposit premiums resulting from Provident Community Bank’s branch acquisitions in 1997 and 1999 and the excess of cost over the fair value of net assets resulting from the acquisition of South Carolina Community Bancshares, Inc. in 1999.

Goodwill and identified intangible assets with indefinite lives related to acquisitions are not subject to amortization. Core deposit intangible assets are amortized over their estimated useful lives using methods that reflect the pattern in which the economic benefits are utilized.

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

Per-Share Data - SFAS No. 128, “Earnings Per Share,” requires the dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding for the period. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of options outstanding under Union Financial’s stock option plan is reflected in diluted earnings per share by the application of the treasury stock method. Common stock equivalents included in the diluted earnings per share calculation at December 31, 2005 were 48,563 compared to 86,420 at December 31, 2004.

Fair Values of Financial Instruments - The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

Cash and short-term instruments - The carrying amounts of cash and short-term instruments approximate their fair value.

UNION FINANCIAL BANCSHARES, INC.

1.	Summary of Significant Accounting Policies (continued)

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

Advances from the FHLB and other borrowings - The fair values of the Corporation’s borrowings are estimated using discounted cash flow analysis based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

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

UNION FINANCIAL BANCSHARES, INC.

1.	Summary of Significant Accounting Policies (continued)

Reclassifications - Certain amounts in prior years’ financial statements have been reclassified to conform with current year classifications. These reclassifications had no effect on previously reported net income (loss) or shareholders’ equity.

Stock-Based Compensation - The Corporation has adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The statement permits the Corporation to continue accounting for stock-based compensation as set forth in Accounting Principles Board (“APB”) Opinion 25, Accounting for Stock Issued to Employees, provided the Corporation discloses the pro forma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Corporation continues to account for stock based compensation under APB Opinion 25 and has provided the required pro forma disclosures. On January 1, 2006, the Corporation adopted the provisions of SFAS 123 (R). See Note 17 for further discussion

The Corporation has a stock option plan through which the Board of Directors may grant stock options to officers and employees to purchase common stock of the Corporation at prices not less than 100 % of the fair market value on the date of grant. The outstanding options expire ten years from the date of grant. The Corporation has elected the disclosure-only provision of SFAS No. 123. Accordingly, no compensation cost has been charged to operations. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method available under SFAS No. 123, the Corporation’s net income (loss) and net income (loss) per common share would have been reduced to the pro forma amounts indicated below:

	Years Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2005	2004	2003	2003
Net income (loss)(in thousands)
As reported	$2,466	$2,156	($1,210)	$1,859
Deduct: total stock based employee compensation cost determined under fair value based method, net of related tax effects	(191)	(77)	(19)	(54)

Pro forma net income (loss)	$2,275	$2,079	($1,229)	$1,805

Basic net income (loss) per common share
As reported	$1.29	$1.10	($0.62)	$0.95
Pro forma	$1.19	$1.06	($0.62)	$0.92
Diluted net income (loss) per common share
As reported	$1.26	$1.05	($0.62)	$0.90
Pro forma	$1.16	$1.02	($0.62)	$0.87

UNION FINANCIAL BANCSHARES, INC.

1.	Summary of Significant Accounting Policies (continued)

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants:

	Years Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2005	2004	2003	2003
Weighted average fair value of options granted	$4.29	$—	$5.26	$3.69
Dividend yield	2.5%	—%	2.0%	4.0%
Expected volatility	20%	—%	25.0%	25.0%
Risk-free interest rate	4.5%	—%	5.0%	5.0%
Expected lives	10 years	—	10 years	10 years

2.	Investment and Mortgage-backed Securities

Held to Maturity - Securities classified as held to maturity consisted of the following (in thousands):

	As of December 31, 2005
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Municipal Securities	$3,204	$46	$(3)	$3,247

Available for Sale - Securities classified as available for sale consisted of the following (in thousands):

	As of December 31, 2005
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Investment Securities:
U.S. Agency Obligations	$84,631	$13	$(1,201)	$83,443
Municipal Securities	17,328	854	(2)	18,180
Other	14,530	153	(62)	14,621

Total Investment Securities	116,489	1,020	(1,265)	116,244

Mortgage-backed Securities:
Fannie Mae	17,370	5	(604)	16,771
Ginnie Mae	67	2	—	69
Freddie Mac	4,572	29	(22)	4,579
Collateralized Mortgage Obligations	5,523	—	(107)	5,416

Total Mortgage-backed Securities	27,532	36	(733)	26,835

Total available for sale	$144,021	$1,056	$(1,998)	$143,079

UNION FINANCIAL BANCSHARES, INC.

2.	Investment and Mortgage-backed Securities (continued)

Held to Maturity - Securities classified as held to maturity consisted of the following (in thousands):

	As of December 31, 2004
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Municipal Securities	$1,630	$58	$—	$1,688

Available for Sale - Securities classified as available for sale consisted of the following (in thousands):

	As of December 31, 2004
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Investment Securities:
U.S. Agency Obligations	$72,202	$97	($751)	$71,548
Municipal Securities	19,471	1,073	—	20,544
Other	10,964	152	(240)	10,876

Total Investment Securities	102,637	1,322	(991)	102,968

Mortgage-backed Securities:
Fannie Mae	24,408	117	(313)	24,212
Ginnie Mae	99	5	—	104
Freddie Mac	7,295	95	(8)	7,382
Collateralized Mortgage Obligations	7,257	—	(59)	7,198

Total Mortgage-backed Securities	39,059	217	(380)	38,896

Total available for sale	$141,696	$1,539	($1,371)	$141,864

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005 (in thousands).

	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Agency Obligations	$31,957	$206	$46,482	$995	$78,439	$1,201
Municipal Securities	608	2	—	—	608	2
Other	3,996	30	2,466	32	6,462	62
Mortgage-backed Securities	1	—	23,693	733	23,694	733

Total	$36,562	$238	$72,641	$1,760	$109,203	$1,998

Proceeds, gross gains and gross losses realized from the sales, calls and prepayments of available for sale securities were as follows for the periods ended (in thousands):

	Years Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2005	2004	2003	2003
Proceeds	$13,401	$4,702	$30,187	$33,672

Gross gains	$6	$32	$—	$611
Gross losses	(54)	(8)	(695)	—

Net gain (loss) on investment transactions	$(48)	$24	($695)	$611

UNION FINANCIAL BANCSHARES, INC.

2.	Investment and Mortgage-backed Securities (continued)

The maturities of securities at December 31, 2005 are as follows (in thousands):

	Held to Maturity		Available for Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	—	—	11,395	11,316
Due after five years through ten years	—	—	72,686	71,640
Due after ten years	3,204	3,247	59,940	60,123

Total investment and mortgage-backed securities	$3,204	$3,247	$144,021	$143,079

The mortgage-backed securities held at December 31, 2005 mature between one and thirty years. The actual lives of those may be significantly shorter as a result of principal payments and prepayments.

At December 31, 2005 and 2004, $83,170,000 and $62,396,000, respectively, of securities were pledged as collateral for certain deposits and borrowings.

At December 31, 2005, approximately $10,801,000 of mortgage-backed securities were adjustable rate securities. The periods range from monthly to annually and rates are adjusted based on the movement of a variety of indices.

Investments in collateralized mortgage obligations (“CMOs”) represent securities issued by agencies of the federal government.

3.	Loans, Net

Loans receivable consisted of the following (in thousands):

	As of December 31,
	2005	2004
Mortgage loans:
Fixed-rate residential	$23,859	$28,007
Adjustable-rate residential	12,701	15,549
Commercial real estate	45,665	43,351
Construction	4,842	3,823

Total mortgage loans	87,067	90,730

Commercial loans:
Commercial non-real estate	39,453	31,168
Commercial lines of credit	31,215	23,628

Total commercial loans	70,668	54,796

Consumer loans:
Home equity	16,427	14,541
Consumer and installment	23,067	15,879
Consumer lines of credit	382	406

Total consumer loans	39,876	30,826

Total loans	197,611	176,352
Less:
Undisbursed portion of interim construction loans	(1,980)	(2,363)
Unamortized loan discount	(764)	(993)
Allowance for loan losses	(2,394)	(2,026)
Net deferred loan origination costs	104	124

Total, net	$192,577	$171,094

Weighted-average interest rate of loans	7.64%	6.54%

UNION FINANCIAL BANCSHARES, INC.

3.	Loans, Net (continued)

Under OCC regulations, the Bank may not make loans to one borrower in excess of 15% of unimpaired capital. This limitation does not apply to loans made before August 9, 1989. At December 31, 2005, the Bank had loans outstanding to one borrower ranging up to $3,270,000.

Adjustable-rate residential real estate loans (approximately $12,701,000 and $15,549,000 at December 31, 2005 and 2004, respectively) are subject to rate adjustments annually and generally are adjusted based on movement of the Federal Home Loan Bank National Monthly Median Cost of Funds rate or the Constant Maturity Treasury index. The maximum loan rates can be adjusted is 200 basis points in any one year with a lifetime cap of 600 basis points.

Non-refundable deferred origination fees and cost and discount points collected at loan closing, net of commitment fees paid, are deferred and recognized at the time of sale of the mortgage loans. Gain or loss on sales of mortgage loans is recognized based upon the difference between the selling price and the carrying amount of the mortgage loans sold. Other fees earned during the loan origination process are also included in net gain or loss on sales of mortgage loans.

Until 2002, the Bank originated both fixed rate and adjustable rate mortgage loans with terms generally ranging from 15 to 30 years and generally sold the loans while retaining servicing on loans originated. The Bank discontinued the origination of loans held for sale in 2002. The underlying value of loans serviced for others were $19,040,000 and $20,654,000 at December 31, 2005 and 2004, respectively.

At December 31, 2005 and 2004, loans which are accounted for on a non-accrual basis or contractually past due ninety days or more totaled approximately $1,246,000 and $750,000, respectively. The amount the Corporation will ultimately realize from these loans could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrower’s ability to repay the loans. During the years ended December 31, 2005 and 2004, the three months ended December 31, 2003 and the year ended September 30, 2003, the Corporation recognized no interest income on loans past due 90 days or more, whereas, under the original terms of these loans, the Corporation would have recognized additional interest income of approximately $92,000, $44,000, $32,000, and $161,000, respectively.

At December 31, 2005 and 2004, impaired loans totaled $127,000 and $197,000 respectively. The average balance in impaired loans was $162,000 for 2005 and $322,000 for 2004.

The changes in the allowance for loan losses consisted of the following (in thousands):

	Years Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2005	2004	2003	2003
Balance at beginning of period	$2,026	$2,383	$1,842	$1,371
Provision for loan losses	869	1,250	725	725
(Net charge-offs)	(501)	(1,607)	(184)	(254)

Balance at end of period	$2,394	$2,026	$2,383	$1,842

Directors and officers of the Corporation are customers of the Corporation in the ordinary course of business. Loans to directors and officers have terms consistent with those offered to other customers. Loans to officers and directors of the Corporation are summarized as follows (in thousands):

	Years Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2005	2004	2003	2003
Balance at beginning of period	$691	$644	$704	$1,301
Loans originated during the period	145	250	1	38
Loan repayments during the period	(463)	(203)	(61)	(635)

Balance at end of period	$373	$691	$644	$704

UNION FINANCIAL BANCSHARES, INC.

4.	Office Properties and Equipment

Office properties and equipment consisted of the following (in thousands):

	As of December 31,
	2005	2004
Land	$766	$766
Building and improvements	4,992	5,015
Office furniture, fixtures and equipment	4,567	5,113

Total	10,325	10,894
Less accumulated depreciation	(5,177)	(5,259)

Office properties and equipment , net	$5,148	$5,635

Depreciation expense was $824,000, $979,000, $264,000, and $1,048,000 for the years ended December 31, 2005 and 2004, the three months ended December 31, 2003 and the year ended September 30, 2003, respectively.

5.	Intangible Assets

Intangible assets consisted of the following (in thousands):

	Years Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2005	2004	2003	2003
Core Deposit Premium
Balance at beginning of year	$2,684	$3,320	$3,479	$4,115
Amortization	(636)	(636)	(159)	(636)

Balance at end of year	$2,048	$2,684	$3,320	$3,479
Goodwill	1,528	1,528	1,528	1,528

Total	$3,576	$4,212	$4,848	$5,007

6.	Deposit Accounts

Deposit accounts at December 31, were as follows (in thousands):

	2005			2004
	Rate	Balance	%	Rate	Balance	%
Account Type
NOW accounts:
Commercial non-interest-bearing		$14,651	6.11%		$13,574	5.96%
Non-commercial	1.93%	51,447	21.47%	0.33%	22,146	9.73%
Money market	2.55%	14,414	6.02%	1.81%	26,603	11.69%
Savings	0.43%	16,733	6.98%	0.41%	17,808	7.83%

Total demand and savings deposits	1.50%	97,245	40.58%	0.71%	80,131	35.21%

Savings certificates:
Up to 3.00%		55,105	23.00%		102,454	45.02%
3.01%- 4.00%		56,033	23.38%		24,522	10.77%
4.01%- 5.00%		23,862	9.96%		12,934	5.68%
5.01%- 6.00%		2,720	1.13%		3,155	1.39%
6.01%- 7.00%		23	0.02%		307	0.14%
7.01%- 8.00%		—	0.00%		188	0.08%

Total savings certificates	2.75%	137,743	57.49%	2.32%	143,560	63.08%

Sweep accounts	3.43%	4,615	1.93%	1.23%	3,898	1.71%

Total deposit accounts	2.57%	$239,603	100.00%	1.87%	$227,589	100.00%

UNION FINANCIAL BANCSHARES, INC.

6.	Deposit Accounts (continued)

As of December 31, 2005 and 2004, total deposit accounts include approximately $1,722,000 and $1,737,000, respectively, of deposits from the Corporation’s officers, directors, employees or parties related to them.

At December 31, 2005 and 2004, deposit accounts with balances of $100,000 and over totaled approximately $51,658,000 and $51,655,000, respectively.

Savings certificates by maturity were as follows (in thousands):

	As of December 31,
Maturity Date	2005	2004
Within 1 year	$103,934	$92,334
After 1 but within 2 years	25,386	42,036
After 2 but within 3 years	6,860	6,508
After 3 but within 4 years	488	1,733
Thereafter	1,075	949

Total savings certificates	$137,743	$143,560

Interest expense on deposits consisted of the following (in thousands):

	Years Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
Account Type	2005	2004	2003	2003
NOW accounts and money market deposit accounts	$1,352	$435	$71	$277
Passbook and statement savings accounts	77	72	26	116
Certificate accounts	3,837	3,410	939	4,281
Early withdrawal penalties	(18)	(14)	(5)	(14)

Total	$5,248	$3,903	$1,031	$4,660

7.	Advances from The Federal Home Loan Bank

At December 31, 2005 and 2004, the Bank had $75,715,000 and $63,500,000, respectively, of advances outstanding from the FHLB. The maturity of the advances from the FHLB is as follows (in thousands):

	As of December 31,
	2005	Wtd Avg Rate	2004	Wtd Avg Rate
Contractual Maturity:
Within one year - fixed rate	$10,000	2.35%	$5,000	2.96%
Within one year - adjustable rate	23,215	4.08%	—	—
After one but within three years - fixed rate	3,000	3.35%	13,000	2.58%
After one but within three years - adjustable rate	5,000	3.79%	—	—
After three but within five years - adjustable rate	7,500	5.30%	23,500	3.04%
Greater than five years - adjustable rate	27,000	4.24%	22,000	4.44%

Total advances	$75,715	3.98%	$63,500	3.42%

The Bank pledges as collateral to the advances their FHLB stock, investment securities and has entered into a blanket collateral agreement with the FHLB whereby the Bank maintains, free of other encumbrances, qualifying loans (as defined) with unpaid principal balances equal to, when discounted at 50% to 80% of the unpaid principal balances, 100% of total advances. The amount of qualifying loans was $42,721,000 and $37,934,000, respectively, at December 31, 2005 and 2004.

UNION FINANCIAL BANCSHARES, INC.

8.	Securities Sold Under Agreements to Repurchase

The Company had $20,000,000 and $24,000,000 borrowed under agreements to repurchase at December 31, 2005 and 2004, respectively. The amortized cost of the securities underlying the agreements to repurchase at December 31, 2005 was $23,189,000 and $28,016,000 at December 31, 2004. The maximum amount outstanding at any month end during 2005 was $29,000,000 and $29,000,000 for 2004. The average amount of outstanding agreements for 2005 was $22,789,000 and $21,333,000 for 2004 and the approximate weighted average interest rate was 2.29% in 2005 and 2.82% in 2004.

9.	Floating Rate Junior Subordinated Deferrable Interest Debentures

On November 14, 2001, the Corporation sponsored the creation of Union Financial Statutory Trust (“the Trust”). The Corporation is the owner of all of the common securities of the Trust. On December 18, 2001, the Trust issued $8,000,000 in the form of floating rate capital securities through a pooled trust preferred securities offering. The proceeds from this issuance, along with the Corporation’s $247,000 capital contribution for the Trust’s common securities, were used to acquire $8,247,000 aggregate principal amount of the Corporation’s floating rate junior subordinated deferrable interest debentures due December 18, 2031 (the “Debentures”), which constitute the sole asset of the Trust. The interest rate on the Debentures and the capital securities is variable and adjustable quarterly at 3.60% over the three-month LIBOR, with an initial rate of 5.60%. A rate cap of 12.50% is effective through December 18, 2006. The Corporation has, through the Trust agreement establishing the Trust, the Guarantee Agreement, the notes and the related Debenture, taken together, fully irrevocably and unconditionally guaranteed all of the Trust’s obligations under the capital securities. The stated maturity of the Debentures is December 18, 2031. In addition, the Debentures are subject to redemption at par at the option of the Corporation, subject to prior regulatory approval, in whole or in part on any interest payment date after December 18, 2006. The Debentures are also subject to redemption prior to December 18, 2006 at 107.5% of par after the occurrence of certain events that would either have a negative tax effect on the Trust or the Corporation or would result in the Trust being treated as an investment company that is required to be registered under the Investment Company Act of 1940. Upon repayment of the Debentures at their stated maturity or following their redemption, the Trust will use the proceeds of such repayment to redeem an equivalent amount of outstanding trust preferred securities and trust common securities. The Corporation has the right, at one or more times, to defer interest payments on the Debentures for up to twenty consecutive quarterly periods. All deferrals will end on an interest payment date and will not extend beyond December 18, 2031, the stated maturity date of the Debentures. If the Corporation defers interest payments on the Debentures, the Trust will also defer distributions on the capital securities. During any deferral period, each installment of interest that would otherwise have been due and payable will bear additional interest at the applicable distribution rate, compounded quarterly. The Corporation paid $576,000, $426,000, $100,000 and $415,000 in interest for the years ended December 31, 2005 and 2004, the three months ended December 31, 2003, and the year ended September 30, 2003.

10.	Income Taxes

Income tax expense (benefit) is summarized as follows (in thousands):

	Years Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2005	2004	2003	2003
Current	$1,426	$225	($127)	$912
Deferred	(512)	496	(515)	(341)

Total income tax expense (benefit)	$914	$721	($642)	$571

UNION FINANCIAL BANCSHARES, INC.

10.	Income Taxes (continued)

The provision (benefit) for income taxes differed from amounts computed by applying the statutory federal rate of 34% to income before income taxes as follows (in thousands):

	Years Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2005	2004	2003	2003
Tax at federal income tax rate	$1,149	$978	($584)	$826
Increase (decrease) resulting from:
State income taxes, net of federal benefit	95	81	—	110
Interest on municipal bonds	(329)	(327)	(85)	(300)
Non-taxable life insurance income	(67)	(62)	—	(84)
Other, net	66	51	27	19

Total	$914	$721	($642)	$571

The tax effects of significant items comprising the Corporation’s deferred taxes as of December 31, 2005 and 2004 are as follows (in thousands):

	December 31,
	2005	2004
Deferred tax assets:
Book reserves in excess of tax basis bad debt reserves	$814	$689
Difference between book and deposit premium basis	258	117
Deferred compensation	244	154
Net operating loss	134	—
SFAS No. 115 mark-to-market adjustment	330	—
Other	70	57

Total deferred tax asset	1,850	1,017

Deferred tax liabilities:
SFAS No. 115 mark-to-market adjustment	—	59
Difference between book and tax property basis	184	264
Difference between book and tax Federal Home Loan Bank stock basis	85	85
Deferred loan fees	35	42
Prepaid expenses	78	—

Total deferred tax liability	382	450

Net deferred tax asset	$1,468	$567

The deferred tax assets of $1,468,000 and $567,000 at December 31, 2005 and 2004 are included in other assets in the balance sheet.

Retained earnings at December 31, 2005 includes approximately $1,636,000 representing pre-1988 tax bad debt base year reserve amounts for which no deferred income tax liability has been provided since these reserves are not expected to reverse until indefinite future periods and may never reverse. Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in qualifying loan levels relative to the end of 1987, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolutions, liquidations or redemption of the Bank’s stock.

11.	Employee Benefits

The Corporation has a contributory profit-sharing plan which is available to all eligible employees. Annual employer contributions to the plan consist of an amount which matches participant contributions up to a maximum of 5% of a participant’s compensation and a discretionary amount determined annually by the Corporation’s Board of Directors. The annual contributions to the plan will be 5% of a participant’s compensation. Employer expensed contributions to the plans were $207,000, $240,000, $31,000, and $183,000 for the years ended December 31, 2005 and 2004, for the three months ended December 31, 2003, and the year ended September 30, 2003.

UNION FINANCIAL BANCSHARES, INC.

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

The Corporation had loan commitments as follows (in thousands):

	As of December 31,
	2005	2004
Fixed/variable interest rate commitments to fund residential credit	$2,909	$2,399
Commitments to fund commercial and construction loans	1,980	2,363
Unused portion of credit lines (principally variable-rate consumer lines secured by real estate)	42,586	35,842

Total	$47,475	$40,604

The Corporation has no additional financial instruments with off-balance sheet risk.

The Corporation did not incur any losses on its commitments in the years ended December 31, 2005 and 2004, the three months ended December 31, 2003, or the year ended December 31, 2003.

UNION FINANCIAL BANCSHARES, INC.

12.	Financial Instruments (continued)

The estimated fair values of the Corporation’s financial instruments were as follows at December 31, 2005 (in thousands):

	December 31, 2005
	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$8,380	$8,380
Securities available for sale	143,079	143,079
Securities held to maturity	3,204	3,247
Federal Home Loan Bank stock, at cost	3,976	3,976
Federal Reserve Bank stock, at cost	539	539
Loans, net	192,577	193,724
Accrued interest receivable	2,429	2,429
Cash surrender value of life insurance	5,404	5,404

Financial liabilities
Deposits	$239,603	$238,715
Advances from FHLB and other borrowings	75,715	76,427
Securities sold under agreement to repurchase	20,000	19,884
Floating rate junior subordinated deferrable interest debentures	8,247	8,217
Accrued interest payable	520	520
Off-balance-sheet assets (liabilities)
Commitments to extend credit	($47,475)	($47,475)

The estimated fair values of the Corporation’s financial instruments were as follows at December 31, 2004 (in thousands):

	December 31, 2004
	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$13,197	$13,197
Securities available for sale	141,864	141,864
Securities held to maturity	1,630	1,688
Federal Home Loan Bank stock, at cost	3,522	3,522
Federal Reserve Bank stock, at cost	539	539
Loans, net	171,094	171,632
Accrued interest receivable	2,068	2,068
Cash surrender value of life insurance	5,206	5,206

Financial liabilities
Deposits	$227,589	$228,415
Advances from FHLB and other borrowings	63,500	64,122
Securities sold under agreement to repurchase	24,000	24,235
Floating rate junior subordinated deferrable interest debentures	8,247	8,328
Accrued interest payable	333	333

Off-balance-sheet asset (liabilities)
Commitments to extend credit	($40,604)	($40,604)

UNION FINANCIAL BANCSHARES, INC.

13.	Supplemental Cash Flow Disclosures

	Years Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2005	2004	2003	2003
Cash paid for:
Income taxes	$1,652	$120	$59	$488
Interest	8,783	7,198	2,384	8,702
Non-cash transactions:
Loans foreclosed	229	757	295	296
Unrealized gain (loss) on securities available for sale	$(942)	$168	$152	$(853)

14.	Commitments And Contingencies

Lease commitments -The Corporation leases certain Bank facilities under rental agreements that have expiration dates between 2018 and 2025. Future minimum rental payments due under these leases are as follows:

Years Ended
2006	$293,940
2007	293,940
2008	293,940
2009	293,940
2010	293,940
Thereafter	$2,629,512

Total rent expense for the years ended December 31, 2005 and 2004, for the three months ended December 31, 2003, and the year ended September 30, 2003 were $197,000, $186,000, $41,000 and $34,000, respectively.

Concentrations of Credit Risk - Financial instruments, which potentially subject the Corporation to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amount due from banks.

The Corporation makes loans to individuals and small businesses for various personal and commercial purposes primarily in the piedmont region of South Carolina and North Carolina. The Corporation’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions. Management has identified a concentration of a type of lending that it is monitoring. This concentration of commercial non-mortgage loans totaled $70.7 million at December 31, 2005 representing 279% of total equity and 36% of loans receivable. At December 31, 2004 this concentration totaled $54.8 million representing 210.6% of total equity and 31.1% of net loans receivable. Commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business and are generally secured by a variety of collateral types, primarily accounts receivable, inventory and equipment.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries, geographic regions and loan types, management monitors exposure to credit risk from other lending practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc.) and loans with high loan-to-value ratios. Management has determined that the Corporation has a concentration of loans that exceed one of the regulatory guidelines for loan to value ratios. This particular guideline states that the total amount by which commercial, agricultural, and multifamily and other non-residential properties exceed the regulatory maximum loan to value ratio limits should not exceed 30% of a bank’s total risk-based capital. The excess over regulatory guidelines for these types of loans totaled $16.4 million at December 31, 2005 representing 51.6% of the Bank’s total risk-based capital. These amounts exceeded regulatory guidelines by $6.8 million and 21.6%, respectively. At December 31, 2004, the Corporation did not exceed the guideline.

Additionally, there are industry practices that could subject the Corporation to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Corporation makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Corporation to unusual credit risk.

UNION FINANCIAL BANCSHARES, INC.

14.	Commitments And Contingencies (continued)

The Corporation’s investment portfolio consists principally of obligations of the United States, its agencies or its corporations and general obligation municipal securities. In the opinion of management, there is no concentration of credit risk in its investment portfolio.

The Corporation places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

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

15.	Stock Option Plans

At December 31, 2005, the Corporation had the following stock options outstanding.

Grant Date	Shares Granted	Average Exercise Price Per Share	Expiration Date	Earliest Date Exercisable
May, 1998	23,888	15.83	May, 2008	May, 1998
October, 2000	1,700	8.75	October, 2010	October, 2000
January, 2001	23,190	9.06	January, 2011	January, 2001
January, 2002	18,235	10.36	January, 2012	January, 2002
April, 2002	1,000	13.00	April, 2012	April, 2002
November, 2002	1,000	13.25	November, 2012	November, 2002
December, 2003	42,000	16.75	December, 2013	December, 2003
January, 2005	1,500	16.60	January, 2015	January, 2005
March, 2005	25,750	17.26	March, 2015	March, 2005

Total shares granted	138,263

At December 31, 2005, the Corporation had the following options exercisable:

Fiscal Year	Range of exercise price	Weighted Average Remaining Contractual Life	Number Options Exercisable	Average Exercise Price
1998	$15.83	4.3 years	23,891	15.83
2000	$8.75	4.8 years	1,700	8.75
2001	$9.06	6 years	23,190	9.06
2002	$10.36 - $13.25	6.6 years	20,235	10.96
2003	$16.75	8 years	25,200	16.75
2005	$16.60	9 years	1,000	16.60
2005	$17.26	8.9 years	25,750	17.26

	$8.75 - $17.26	6.8 years	120,966	$13.30

UNION FINANCIAL BANCSHARES, INC.

Stock Option Plans (continued)

Options for the three previous fiscal years were forfeited and exercised as follows (adjusted for stock splits and dividends):

	Stock options	Weighted average exercise
Outstanding at September 30, 2002	225,912	$8.43
Granted	4,000	13.00
Forfeited	(6,087)	11.54
Exercised	(19,888)	8.95

Outstanding at September 30, 2003	203,937	8.35
Granted	43,000	16.75
Forfeited	—	—
Exercised	(3,006)	5.79

Outstanding at December 31, 2003	243,931	10.35
Granted	—	—
Forfeited	(500)	9.06
Exercised	(60,635)	8.95

Outstanding at December 31, 2004	182,796	11.13
Granted	27,250	17.22
Forfeited	(1,525)	16.43
Exercised	(70,258)	6.94

Outstanding at December 31, 2005	138,263	$14.40

16.	Liquidation Account, Dividend Restrictions and Regulatory Matters

On August 7, 1987, the Bank completed its conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association. A special liquidation account was established by the Bank for the pre-conversion retained earnings of approximately $3,718,000. The liquidation account is maintained for the benefit of depositors who held a savings or demand account as of the March 31, 1986 eligibility or the June 30, 1987 supplemental eligibility record dates who continue to maintain their deposits at the Bank after the conversion. In the event of a future liquidation (and only in such an event), each eligible and supplemental eligible account holder who continues to maintain his or her deposit account will be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased in an amount proportionately corresponding to decreases in the deposit account balances of eligible and supplemental eligible account holders on each subsequent annual determination date. Except for payment of dividends by the Bank to Union Financial and repurchase of the Bank’s stock, the existence of the liquidation account will not restrict the use or application of such net worth.

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

The Bank and the Corporation are subject to various regulatory capital requirements administered by banking regulators. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Bank and the Corporation to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (as defined in the regulations). Management believes, as of December 31, 2005, that the Bank and the Corporation meet the capital adequacy requirements to which they are subject.

As of December 31, 2005 and 2004, the Bank was “well capitalized” under the regulatory framework for prompt corrective action based on its capital ratio calculations. In order to be “well capitalized”, the bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since December 31, 2005 that management believes have changed the bank’s classification.

UNION FINANCIAL BANCSHARES, INC.

16.	Liquidation Account, Dividend Restrictions and Regulatory Matters (continued)

Under present regulations of the OCC, the Bank must have core capital (leverage requirement) equal to 4.0% of assets, of which 1.5% must be tangible capital, excluding intangible assets. The Bank must also maintain risk-based regulatory capital as a percent of risk weighted assets at least equal to 8.0%. In measuring compliance with capital standards, certain adjustments must be made to capital and total assets.

The following tables present the total risk-based, Tier 1 risk-based and Tier 1 leverage requirements for the Corporation and the Bank (in thousands).

	December 31, 2005
	Actual		Regulatory Minimum		“Well Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Leverage ratio
Corporation	$30,369	8.47%	$14,348	4%	n/a	n/a
Bank	29,465	8.21%	14,348	4%	$17,935	5%
Tier 1 capital ratio
Corporation	30,369	12.97%	9,363	4%	n/a	n/a
Bank	29,465	12.58%	9,370	4%	14,055	6%
Total risk-based capital ratio
Corporation	32,764	14.00%	18,727	8%	n/a	n/a
Bank	31,859	13.60%	18,740	8%	23,425	10%

	December 31, 2004
	Actual		Regulatory Minimum		“Well Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Leverage ratio
Corporation	$29,510	8.42%	$14,012	4%	n/a	n/a
Bank	28,958	8.27%	14,012	4%	$17,516	5%
Tier 1 capital ratio
Corporation	29,510	14.61%	8,078	4%	n/a	n/a
Bank	28,958	14.33%	8,083	4%	12,124	6%
Total risk-based capital ratio
Corporation	31,536	15.62%	16,156	8%	n/a	n/a
Bank	30,984	15.33%	16,165	8%	20,207	10%

Under current Federal Reserve guidelines, the Corporation includes trust preferred securities in Tier 1 capital. The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The amounts of such reserves totaled $1,300,000 at December 31, 2005 and $858,000 at December 31, 2004.

17.	Recently Issued Accounting Standards

The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Corporation:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first annual reporting period beginning after December 15, 2005. SFAS No. 123(R) allows for adoption using either the modified prospective or modified retrospective methods. The Company anticipates using the modified prospective method when this statement is adopted in the first quarter of 2006. The Company has evaluated the impact upon adoption of SFAS No. 123(R) and related guidance and has concluded that the adoption will not have a material impact on financial position or results of operations upon adoption.

UNION FINANCIAL BANCSHARES, INC.

17.	Recently Issued Accounting Standards (continued)

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29.” The standard is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged and eliminates the exception under ABP Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective for non-monetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on the Company’s financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, unless it is impracticable, in which case the changes should be applied to the latest practicable date presented. SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2005 the FASB issued FIN No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143.” This Interpretation clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred—generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists.

FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Company adopted FIN No. 47 in 2005 and its adoption had no material effect on financial position or results of operations.

In March 2004, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and it also provides guidance on quantitative and qualitative disclosures. The disclosure requirements in paragraph 21 of this Issue were effective for annual financial statements for fiscal years ending after December 15, 2003 and were adopted by the Company effective December 31, 2003.

The recognition and measurement guidance in paragraphs 6-20 of this Issue was to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004, but was delayed by FASB action in October 2004 through the issuance of a proposed FASB Staff Position (“FSP”) on the issue. In July 2005, the FASB issued FSP FAS 115-1 and FSP FAS 124-1—”The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. This FSP will be effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005. The Company has evaluated the impact that the adoption of FSP FAS 115-1 and FSP FAS 124-1 and has concluded that the adoption will not have a material impact on financial position and results of operations upon adoption.

In December 2005, the FASB issued FSP SOP 94-6-1, “Terms of Loan Products that May Give Rise to a Concentration of Credit Risk.” The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005. The FSP states that the terms of certain loan products may increase a reporting entity’s exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including “information about the (shared) activity, region, or economic characteristic that identifies the concentration.” The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to:

a.	Borrowers subject to significant payment increases

b.	Loans with terms that permit negative amortization

c.	Loans with high loan-to-value ratios.

UNION FINANCIAL BANCSHARES, INC.

17.	Recently Issued Accounting Standards (continued)

This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. The Company adopted this disclosure standard effective December 31, 2005.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

18.	Union Financial Bancshares, Inc. Financial Information

(Parent Corporation Only)

Condensed financial information for Union Financial is presented as follows (in thousands):

Condensed Balance Sheets	As of December 31,
	2005	2004
Assets:
Cash and due from banks	$874	$468
Investment in subsidiary	32,428	33,467
Other	303	351

Total assets	$33,605	$34,286

Liabilities and Shareholders’ Equity:
Accrued interest payable	$25	$20
Floating rate junior subordinated deferrable interest debentures	8,247	8,247
Shareholders’ equity	25,333	26,019

Total liabilities and shareholders’ equity	$33,605	$34,286

UNION FINANCIAL BANCSHARES, INC.

18.	Union Financial Bancshares, Inc. Financial Information (continued)

(Parent Corporation Only)

	Years Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2005	2004	2003	2003
Condensed Statements of Income
Equity in undistributed earnings (loss) of subsidiary	$3,183	$2,714	($1,077)	$2,399
Interest expense	(576)	(426)	(100)	(415)
Other expense, net	(141)	(132)	(33)	(125)

Net income(loss)	$2,466	$2,156	($1,210)	$1,859

Condensed Statements of Cash Flows
Operating Activities:
Net income(loss)	$2,466	$2,156	($1,210)	$1,859
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity in undistributed earnings (loss) of subsidiary	(3,183)	(2,714)	1,077	(2,399)
Decrease in other assets	54	56	26	54

Net cash used in operating activities	(663)	(502)	(107)	(486)

Financing Activities:
Dividends received from subsidiary	3,500	2,000	—	—
Dividend reinvestment plan contributions	108	110	27	110
Dividends paid	(771)	(783)	(197)	(788)
Share repurchase program	(1,897)	(1,074)	—	(366)
Proceeds from the exercise of stock options	129	93	17	179

Net cash provided by (used in) financing activities	1,069	346	(153)	(865)

Net increase (decrease) in cash and due from banks	406	(156)	(260)	(1,351)
Cash and due from banks at beginning of period	468	624	884	2,235

Cash and due from banks at end of period	$874	$468	$624	$884

UNION FINANCIAL BANCSHARES, INC.

19.	Quarterly Financial Data

The tables set forth below summarize selected financial data regarding results of operations for the periods indicated (in thousands, except common share data).

	For the year ended December 31, 2005
	First quarter	Second quarter	Third quarter	Fourth quarter	Total
Net interest income	$2,450	2,500	2,578	2,715	10,243
Provision for loan losses	208	341	220	100	869
Non-interest income	577	673	692	601	2,543
Non-interest expense	2,102	2,090	2,170	2,175	8,537
Provision for income taxes	178	193	242	301	914

Net income	$539	549	638	740	2,466

Net income per common share—Basic	$0.28	0.29	0.33	0.39	1.29

Net income per common share—Diluted	$0.27	0.28	0.33	0.38	1.26

	For the year ended December 31, 2004
	First quarter	Second quarter	Third quarter	Fourth quarter	Total
Net interest income	$2,260	2,416	2,469	2,561	9,706
Provision for loan losses	135	250	390	475	1,250
Non-interest income	627	657	639	638	2,561
Non-interest expense	2,080	2,087	2,051	1,922	8,140
Provision for income taxes	163	188	159	211	721

Net income	$509	548	508	591	2,156

Net income per common share—Basic	$0.26	0.28	0.26	0.30	1.10

Net income per common share—Diluted	$0.25	0.27	0.25	0.28	1.05

UNION FINANCIAL BANCSHARES, INC.

BOARD OF DIRECTORS

UNION FINANCIAL BANCSHARES AND SUBSIDIARIES

Robert H. Breakfield

Attorney

James W. Edwards

Dean of Academics, USC-Union

William M. Graham

Owner, Graham’s Flowers

Louis M. Jordan

President, Jordan’s Ace Hardware, Inc.

Carl L. Mason

Chairman

Retired

Dwight V. Neese

President and Chief Executive Officer

Provident Community Bank

Philip C. Wilkins, DMD

Dentist

LEADERSHIP GROUP

PROVIDENT COMMUNITY BANK

Henry G. Alexander, Jr.

Vice President

Commercial Lending Specialist

Carolyn H. Belue

Vice President

Operations Manager

Brenda T. Billardello

Vice President

Marketing Director

Edward A. Brock

Senior Vice President

York Market Executive

Richard H. Flake

Executive Vice President

Chief Financial Officer

Lisa G. Morris

Vice President

Union Market Executive

Dwight V. Neese

President

Chief Executive Officer

Mark F. Pack

Senior Vice President

Commercial Administration Manager

Lori H. Patrick

Vice President

York County Consumer Market Executive

Susan D. Taylor

Vice President

Fairfield Market Executive

Jeffrey M. Thompson

Vice President

Laurens Market Executive

Lud W. Vaughn

Executive Vice President

Chief Operating Officer

Wanda J. Wells

Senior Vice President

Chief Administrative Officer

UNION FINANCIAL BANCSHARES, INC.

CORPORATE INFORMATION

Common Stock Information

Union Financial Bancshares, Inc.’s common stock is quoted on the Nasdaq National Market under the symbol UFBS. As of January 31, 2006, there were 731 shareholders of record and 1,893,897 shares of common stock issued and outstanding. The following table contains the range of high and low bid information of Union Financial’s common stock as reported by the Nasdaq Stock Market and per share dividend as declared during each quarter of the last two calendar years. Union Financial is subject to the requirements of Delaware law, which generally limits dividends to an amount equal to the excess of the net assets of Union Financial (the amount by which total assets exceed total liabilities) over its statutory capital or, if there is no excess, to its net profits for the current year and the immediately preceding fiscal year. See Note 16 to the financial statements for information regarding certain limitations imposed on the Bank’s ability to pay cash dividends to the holding company.

Calendar Year 2005	High	Low	Dividend
Fourth Quarter	$19.00	$16.92	$.10
Third Quarter	$18.25	$16.75	$.10
Second Quarter	$17.50	$16.17	$.10
First Quarter	$18.30	$16.50	$.10

Calendar Year 2004	High	Low	Dividend
Fourth Quarter	$18.13	$16.40	$.10
Third Quarter	$17.12	$15.46	$.10
Second Quarter	$17.55	$16.74	$.10
First Quarter	$17.26	$16.68	$.10

Dividend Reinvestment Plan

The Corporation has a dividend reinvestment program that allows shareholders to purchase additional shares with corporate dividends. Details of the program are outlined in the dividend reinvestment prospectus. To receive more information, please contact the Shareholder Relations Officer at the corporate address.

10-K Information

A copy of the Form 10-K filed with the Securities and Exchange Commission, will be furnished to shareholders, without charge, upon written request to the Corporate Secretary, Union Financial Bancshares, Inc., 203 West Main Street, Union, South Carolina 29379.

Annual Meeting of Shareholders

The Annual Meeting of Shareholders will convene at the Main Street Auditorium of the University of South Carolina, Union Campus, Union, South Carolina on April 19, 2006 at 2:00 p.m.

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